Filed Pursuant to Rule 424(b)(3)
File No. 333-196863
Flexible Purchase Payment
Modified Guaranteed Annuity Contracts
Supporting Guaranteed Periods
Issued by
NATIONWIDE LIFE INSURANCE COMPANY
The date of this prospectus is May 1, 2015.

Read this prospectus carefully and keep it for future reference.
This prospectus describes Flexible Purchase Payment Modified Guaranteed Annuity Contracts supporting investment options referred to as Guaranteed Period Options, offered by Nationwide Life Insurance Company ("Nationwide").
Guaranteed Period Options provide for guaranteed interest rates to be credited over specified durations ("Guaranteed Periods"). Three (3), four (4), five (5), six (6), seven (7), eight (8), nine (9), and ten (10) year Guaranteed Period Options are available. The minimum amount that may be allocated to a Guaranteed Period Option is $1,000. An interest rate determined by Nationwide ("Specified Interest Rate") is guaranteed to be credited for the duration of the Guaranteed Period on a daily basis, resulting in a guaranteed annual effective yield. Different interest rates apply to each Guaranteed Period Option and are determined and guaranteed by Nationwide in its sole discretion.
Guaranteed Period Options will produce a guaranteed annual effective yield at the Specified Interest Rate so long as amounts invested are neither withdrawn nor transferred prior to the end of the Guaranteed Period. Withdrawals for any reason prior to the expiration of the Guaranteed Period, except for payment of the death benefit, are subject to a Market Value Adjustment and may be subject to a Contingent Deferred Sales Charge. Transfers between Guaranteed Period Options prior to the expiration of a Guaranteed Period are subject to a Market Value Adjustment, but are not subject to a Contingent Deferred Sales Charge. However, any amount transferred to a new Guaranteed Period prior to maturity will be subject to a new Contingent Deferred Sales Charge schedule.
A purchase of this contract is subject to certain risks (see Risk Factors on page 5).
Nationwide established the Nationwide Multiple Maturity Separate Account-2, pursuant to Ohio law, to aid in reserving and accounting for Guaranteed Period Option obligations. However, all of the general assets of Nationwide are available for the purpose of meeting the guarantees of the Guaranteed Period Options. Amounts allocated to the Guaranteed Period Options are generally invested in fixed income investments purchased by Nationwide. Contract owners allocating amounts either to a Guaranteed Period Option or the Transition Account have no claim against any assets of Nationwide, including assets held in the Nationwide Multiple Maturity Separate Account-2.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The Guaranteed Period Options described in this prospectus may not be available in all state jurisdictions and, accordingly, representations made in this prospectus do not constitute an offering in such jurisdictions.
For information on how to contact Nationwide, see Contacting the Service Center.
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Available Information
Information about Nationwide and the product may also be reviewed and copied at the SEC's Public Reference Room in Washington, D.C., or may be obtained, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Additional information on the operation of the Public Reference Room may be obtained by calling the SEC at (202) 551-8090. The SEC also maintains a website (www.sec.gov) that contains the prospectus and other information.
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Glossary
Annuitization Date – The date the annuity payments begin.
Annuity Commencement Date – The date on which annuity payments are scheduled to begin. This date may be changed by the contract owner with Nationwide's consent.
Contract Value – The sum of all amounts allocated to any of the Guaranteed Period Options plus any amount allocated to the Transition Account.
Contract Year – Each year the Contract remains in force beginning with the date the Contract is issued.
Guaranteed Period – The period corresponding to a 3, 4, 5, 6, 7, 8, 9, or 10 year Guaranteed Period Option. Amounts allocated to a Guaranteed Period Option will be credited with a Specified Interest Rate over the corresponding guaranteed period, so long as such amounts are not withdrawn or transferred from the Guaranteed Period Option prior to the Maturity Date. The Guaranteed Period may last for up to 3 months beyond the 3, 4, 5, 6, 7, 8, 9, or 10 year anniversary of the allocation to the Guaranteed Period Option due to every Guaranteed Period ending on the final day of a calendar quarter.
Guaranteed Period Option Year – Each 12 month period beginning with the date a new allocation is made to a Guaranteed Period Option. New allocations include transfers from one Guaranteed Period Option to another, or new Purchase Payments allocated to a Guaranteed Period Option.
Individual Retirement Annuity ("IRA") – An annuity contract that qualifies for favorable tax treatment under Section 408(b) of the Internal Revenue Code, but does not include Roth IRAs.
Interest Rate Swaps – Interest rate quotations for 1, 2, 3, 4, 5, 7 and 10 years published by the Federal Reserve Board on a regular basis. Nationwide uses Interest Rate Swaps in its Market Value Adjustment formula because they represent a readily available and consistently reliable interest rate benchmark in financial markets.
Investment Period – The period of time beginning with a declaration by the Company of new Guaranteed Period Option interest rates (the different Specified Interest Rates for each of the Guaranteed Period Options) and ending with the subsequent declaration of new Specified Interest Rates.
Investment-Only Contract – A contract purchased by a Qualified Pension, Profit-Sharing or Stock Bonus Plan as defined by Section 401(a) of the Internal Revenue Code.
Market Value Adjustment ("MVA") – The upward or downward adjustment in value of amounts allocated to a Guaranteed Period Option which are withdrawn from the Guaranteed Period Option for any reason, other than payment of the death benefit, prior to the Maturity Date.
Maturity Date – The date on which a particular Guaranteed Period Option matures. Such date will be the last day of a calendar quarter in which the third, fourth, fifth, sixth, seventh, eighth, ninth or tenth anniversary of the date on which amounts are allocated to a 3, 4, 5, 6, 7, 8, 9 or 10 year Guaranteed Period Option, respectively.
Nationwide – Nationwide Life Insurance Company.
Non-Qualified Contract – A contract which does not qualify for favorable tax treatment as a Qualified Plan, Individual Retirement Annuity, Roth IRA, SEP IRA, Simple IRA, or Tax Sheltered Annuity.
Qualified Plan – Retirement plans that receive favorable tax treatment under the provision of Section 401(a) of the Internal Revenue Code, including Investment-Only Contracts. In this prospectus, all provisions applicable to Qualified Plans also apply to Investment-Only Contracts unless specifically stated otherwise.
Roth IRA – An individual retirement annuity which qualifies for favorable tax treatment under Section 408A of the Internal Revenue Code.
Service Center – The department of Nationwide responsible for receiving all service and transaction requests relating to the contract. For service and transaction requests submitted other than by telephone (including fax requests), the Service Center is Nationwide's mail and document processing facility. For service and transaction requests communicated by telephone, the Service Center is Nationwide's operations processing facility. Information on how to contact the Service Center is in the "Contacting the Service Center" provision.

Simplified Employee Pensions ("SEP") IRA – An annuity contract which qualifies for favorable tax treatment under Section 408(k) of the Internal Revenue Code.
Simple IRA – An annuity contract which qualifies for favorable tax treatment under Section 408(p) of the Internal Revenue Code.
Specified Interest Rate – The interest rate guaranteed to be credited to amounts allocated under a selected Guaranteed Period Option so long as such allocations are not distributed for any reason from the Guaranteed Period Option prior to the Guaranteed Period Option Maturity Date.
Specified Value – The amount allocated to a Guaranteed Period Option minus withdrawals and transfers out of the Guaranteed Period Option, plus interest accrued at the Specified Interest Rate. The Specified Value is subject to a Market Value Adjustment, except for payment of the death benefit, at all times prior to the Maturity Date.
Tax Sheltered Annuity – An annuity which qualifies for favorable tax treatment under Section 403(b) of the Internal Revenue Code.
Transition Account – An account with interest rates that are set monthly by Nationwide.

Synopsis of the Contracts
Introduction
The contracts described in this prospectus are flexible purchase payment contracts. The contracts may be issued as either individual or group contracts. In those states where contracts are issued as group contracts, references throughout this prospectus to "contract(s)" will also mean "certificate(s)" and "contract owner" will mean "participant."
The contracts can be categorized as:
•	Individual Retirement Annuities (IRAs) (with contributions rolled over or transferred from certain tax-qualified plans);
•	Investment-Only Contracts (Qualified Plans);
•	Non-Qualified;
•	Roth IRAs;
•	SEP IRAs;
•	Simple IRAs; and
•	Tax Sheltered Annuities (with contributions rolled over or transferred from other Tax Sheltered Annuity plans).
For more detailed information with regard to the differences in contract types, see Types of Contracts.
Minimum Initial and Subsequent Purchase Payments
Contract Type	Minimum Initial Purchase Payment	Minimum Subsequent Payments
IRA	$ 2,000	$1,000
Investment-Only Contracts (Qualified Plans)	$10,000	$1,000
Non-Qualified	$10,000	$1,000
Roth IRA	$ 2,000	$1,000
SEP IRA	$ 2,000	$1,000
Simple IRA	$ 2,000	$1,000
Tax Sheltered Annuity	$10,000	$1,000
Each purchase payment may be allocated to any combination of Guarantee Period Options or the Transition Account. However, a minimum of $1,000 must be deposited into each Guarantee Period Option elected.
Charges and Expenses
Nationwide does not deduct a sales charge from purchase payments upon deposit into the contract. However, if any amount of a Guaranteed Period Option is withdrawn prior to the Maturity Date for a particular Guarantee Period Option, the amount withdrawn is subject to a Market Value Adjustment in addition to any applicable contingent deferred sales charges ("CDSC").
This CDSC reimburses Nationwide for sales expenses. The amount of the CDSC will not exceed 5% of the amount withdrawn.

The CDSC for the 10-year Guaranteed Period Option applies as follows:
Number of Completed Years in Guaranteed Period Option from Date of Purchase Payment	CDSC Percentage
0	5%
1	5%
2	4%
3	4%
4	3%
5	3%
6	2%
7	2%
8	1%
9	1%
10	0%
For Guarantee Period Options less than 10 years, the CDSC is not assessed once the Guarantee Period Option reaches the Maturity Date. For instance, if the 5-year Guarantee Period Option is elected, the CDSC schedule is as follows:
Number of Completed Years in Guaranteed Period Option from Date of Purchase Payment	CDSC Percentage
0	5%
1	5%
2	4%
3	4%
4	3%
5	0%
Each Contract Year, the contract owner may withdraw without a CDSC the greater of:
•	10% of the Contract Value; or
•	any amount withdrawn to meet minimum distribution requirements under the Internal Revenue Code.
A Market Value Adjustment will apply to any free amounts withdrawn prior to the Maturity Date (see Market Value Adjustment). The free withdrawal privilege is non-cumulative. Free amounts not taken during any given Contract Year cannot be taken as free amounts in a subsequent Contract Year (see Contingent Deferred Sales Charge).
The Internal Revenue Code may impose restrictions on withdrawals for contracts issued as Tax Sheltered Annuities or contracts issued to Qualified Plans.
Annuity Payments
Annuity payments begin on the Annuitization Date. Annuity payments will be based on the annuity payment option chosen prior to annuitization (see Fixed Payment Annuity Payment Options).
Taxation
How a contract is taxed depends on the type of contract issued and the purpose for which the contract is purchased. Nationwide will charge against the contract any premium taxes levied by any governmental authority (see Federal Tax Considerations and Premium Taxes).
Ten Day Free Look
Contract owners may return the contract for any reason within ten days of receipt and Nationwide will refund the Contract Value, including any applicable Market Value Adjustment or other amounts required by law (see Right to Revoke).

Risk Factors
Withdrawals prior to the Maturity Date will be subject to a Market Value Adjustment.
Withdrawals for any reason prior to the Maturity Date, except for payment of the death benefit, are subject to a Market Value Adjustment. The Market Value Adjustment may decrease the value of the withdrawal.
Guarantees subject to the claims paying ability of Nationwide.
The guarantees associated with the Guaranteed Period Options are paid from Nationwide's general account and, therefore, are subject to the claims paying ability of Nationwide.
Types of Contracts
The contracts described in this prospectus are classified according to the tax treatment they are subject to under the Internal Revenue Code. The following is a general description of the various types of contracts. Eligibility requirements, tax benefits (if any), limitations, and other features of the contracts will differ depending on the type of contract.
Individual Retirement Annuities
Individual Retirement Annuities ("IRAs") are contracts that satisfy the provisions of Section 408(b) of the Internal Revenue Code, including the following requirements:
•	the contract is not transferable by the owner;
•	the premiums are not fixed;
•	if the contract owner is younger than age 50, the annual premium cannot exceed $5,500 (although rollovers of greater amounts from qualified plans, tax-sheltered annuities and other IRAs can be received); if the contract owner is age 50 or older, the annual premium cannot exceed $6,500;
•	certain minimum distribution requirements must be satisfied after the owner attains the age of 70½;
•	the entire interest of the owner in the contract is nonforfeitable; and
•	after the death of the owner, additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.
Depending on the circumstance of the owner, all or a portion of the contributions made to the account may be deducted for federal income tax purposes.
Failure to make the mandatory distributions can result in an additional penalty tax of 50% of the excess of the amount required to be distributed over the amount that was actually distributed.
IRAs may receive rollover contributions from Individual Retirement Accounts, other Individual Retirement Annuities, Tax Sheltered Annuities, certain 457 governmental plans and qualified retirement plans (including 401(k) plans).
For further details regarding IRAs, please refer to the disclosure statement provided when the IRA was established.
Investment-Only Contracts (Qualified Plans)
Contracts that are owned by Qualified Plans are not intended to confer tax benefits on the beneficiaries of the plan; they are used as investment vehicles for the plan. The income tax consequences to the beneficiary of a Qualified Plan are controlled by the operation of the plan, not by operation of the assets in which the plan invests.
Beneficiaries of Qualified Plans should contact their employer and/or trustee of the plan to obtain and review the plan, trust, summary plan description and other documents for the tax and other consequences of being a participant in a Qualified Plan.
Non-Qualified Contracts
A Non-Qualified Contract is a contract that does not qualify for certain tax benefits under the Internal Revenue Code, and which is not an IRA, a Roth IRA, a SEP IRA, a Simple IRA, or a Tax Sheltered Annuity.
Upon the death of the owner of a Non-Qualified Contract, mandatory distribution requirements are imposed to ensure distribution of the entire balance in the contract within a required statutory period.

Non-Qualified Contracts that are owned by natural persons allow for the deferral of taxation on the income earned in the contract until it is distributed or deemed to be distributed. Non-qualified contracts that are owned by non-natural persons, such as trusts, corporations, and partnerships are generally subject to current income tax on the income earned inside the contract, unless the non-natural person owns the contract as an agent of a natural person.
Roth IRAs
Roth IRA contracts are contracts that satisfy the requirements of Section 408A of the Internal Revenue Code, including the following requirements:
•	the contract is not transferable by the owner;
•	the premiums are not fixed;
•	if the contract owner is younger than age 50, the annual premium cannot exceed $5,500 (although rollovers of greater amounts from other Roth IRAs and IRAs can be received); if the contract owner is age 50 or older, the annual premium cannot exceed $6,500;
•	the entire interest of the owner in the contract is nonforfeitable; and
•	after the death of the owner, certain distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.
A Roth IRA can receive a rollover from an IRA; however, the amount rolled over from the IRA to the Roth IRA is required to be included in the owner's federal gross income at the time of the rollover, and will be subject to federal income tax.
There are income limitations on eligibility to participate in a Roth IRA and additional income limitations for eligibility to roll over amounts from an IRA to a Roth IRA. For further details regarding Roth IRAs, please refer to the disclosure statement provided when the Roth IRA was established.
Simplified Employee Pensions ("SEP") IRAs
A SEP IRA is a written plan established by an employer for the benefit of employees which permits the employer to make contributions to an IRA established for the benefit of each employee.
An employee may make deductible contributions to a SEP IRA in the same way, and with the same restrictions and limitations, as for an IRA. In addition, the employer may make contributions to the SEP IRA, subject to dollar and percentage limitations imposed by both the Internal Revenue Code and the written plan.
A SEP IRA plan must satisfy:
•	minimum participation rules;
•	top-heavy contribution rules;
•	nondiscriminatory allocation rules; and
•	requirements regarding a written allocation formula.
In addition, the plan cannot restrict withdrawals of non-elective contributions, and must restrict withdrawals of elective contributions before March 15th of the following year.
Simple IRAs
A Simple IRA is an IRA that satisfies the following requirements:
•	vesting requirements;
•	participation requirements; and
•	administrative requirements.
The funds contributed to a Simple IRA cannot be commingled with funds in IRAs or SEP IRAs. A Simple IRA cannot receive rollover distributions except from another Simple IRA.
Tax Sheltered Annuities
Certain tax-exempt organizations (described in section 501(c)(3) of the Internal Revenue Code) and public school systems may establish a plan under which annuity contracts can be purchased for their employees. These annuity contracts are often referred to as Tax Sheltered Annuities.

Purchase payments made to Tax Sheltered Annuities are excludible from the income of the employee, up to statutory maximum amounts. These amounts should be set forth in the plan adopted by the employer.
Tax Sheltered Annuities may receive rollover contributions from Individual Retirement Accounts, IRAs, other Tax Sheltered Annuities, certain 457 governmental plans and qualified retirement plans (including 401(k) plans).
The owner's interest in the contract is nonforfeitable (except for failure to pay premiums) and cannot be transferred. Certain minimum distribution requirements must be satisfied after the owner attains the age of 70½, and after the death of the owner. Additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the required period of time.
Final 403(b) Regulations issued by the Internal Revenue Service impose certain restrictions on non-taxable transfers or exchanges of one 403(b) Tax Sheltered Annuity contract for another. Nationwide will no longer issue or accept applications for new and/or in-service transfers to new or existing Nationwide individual 403(b) Tax Sheltered Annuity contracts used for salary reduction plans not subject to ERISA. Nationwide will continue to accept applications and in-service transfers for individual 403(b) Tax Sheltered Annuity contracts used for 403(b) plans that are subject to ERISA and certain state Optional Retirement Plans and/or Programs that have purchased at least one individual annuity contract issued by Nationwide prior to September 25, 2007.
Commencing in 2009, Tax Sheltered Annuities must be issued pursuant to a written plan, and the plan must satisfy various administrative requirements. Check with your employer to ensure that these requirements will be satisfied in a timely manner.
Investing in the Contract
There are eight different Guaranteed Period Options available: a 3-year Guaranteed Period Option; a 4-year Guaranteed Period Option; a 5-year Guaranteed Period Option; a 6-year Guaranteed Period Option; a 7-year Guaranteed Period Option; an 8-year Guaranteed Period Option; a 9-year Guaranteed Period Option; and a 10-year Guaranteed Period Option. Contract owners may elect to have Purchase Payments allocated among the Guaranteed Period Options and the Transition Account. The minimum amount of any allocation to a Guaranteed Period Option is $1,000. If a contract owner does not specify how the Purchase Payment is to be allocated, the entire Purchase Payment will be allocated to the Transition Account.
The guarantees associated with the Guaranteed Period Options are the exclusive obligation of Nationwide. A separate account, authorized and created in accordance with Ohio law, was established for the sole purpose of reserving and accounting for assets associated with the Guaranteed Period Options. The assets of the separate account are owned by Nationwide. Contract owners have no claim against the assets of the separate account, maintain no interest in the separate account and do not participate in the investment experience of the separate account.
The cumulative total of all purchase payments under contracts issued by Nationwide on the life of any one annuitant or owned by any one contract owner cannot exceed $1,500,000 without Nationwide's prior consent.
Guaranteed Period Options
Guaranteed Period Options provide for a guaranteed interest rate ("Specified Interest Rate"), to be credited as long as any amount allocated to the Guaranteed Period Option is not distributed for any reason, prior to the Maturity Date of the Guaranteed Period Option. Each Guaranteed Period Option has a Guarantee Period. Generally, a 3-year Guaranteed Period Option offers guaranteed interest at a Specified Interest Rate over 3 years, a 4-year Guaranteed Period Option offers guaranteed interest at a Specified Interest Rate over 4 years, and so on. Because every Guaranteed Period Option will mature on the last day of a calendar quarter, the Guaranteed Period of a Guaranteed Period Option may extend for up to 3 months beyond the 3, 4, 5, 6, 7, 8, 9, or 10-year anniversary of allocations made to 3, 4, 5, 6, 7, 8, 9, or 10-year Guaranteed Period Option, respectively.
Amounts allocated to a Guaranteed Period Option will be credited at the Specified Interest Rate for the duration of the Guaranteed Period associated with the Guaranteed Period Option. Specified Interest Rates for each Guaranteed Period Option are declared periodically at the sole discretion of Nationwide. The Investment Period is the period of time during which declared Specified Interest Rates will be effective for new allocations. Investment Periods will typically last for one week, but may be longer or shorter depending on interest rate fluctuations in financial markets. During any particular Investment Period, any transfer allocation or new purchase payment allocation to a Guaranteed Period Option will earn the Specified Interest Rate effective for that Investment Period for the duration of the Guaranteed Period of the Guaranteed Period Option (see Specified Interest Rates and Guaranteed Periods).

The Specified Interest Rate will be credited daily to amounts allocated to a Guaranteed Period Option, providing an annual effective yield. The Specified Interest Rate will continue to be credited as long as allocations receiving that rate remain in the Guaranteed Period Option until the Maturity Date. However, any surrenders, transfers or withdrawals for any reason, except to pay the death benefit, prior to the Maturity Date will be subject to a Market Value Adjustment (see Market Value Adjustment).
The Specified Interest Rate
The Specified Interest Rate is the rate of interest guaranteed by Nationwide to be credited to allocations made to the Guaranteed Period Options for the corresponding Guaranteed Period, so long as no portion of the allocation is distributed for any reason prior to the Maturity Date. Different Specified Interest Rates may be established for the eight different Guaranteed Period Options.
Generally, Nationwide will declare new Specified Interest Rates weekly; however, depending on interest rate fluctuations, declarations of new Specified Interest Rates may occur more or less frequently. Nationwide observes no specific method in establishing the Specified Interest Rates. However, Nationwide will attempt to declare Specified Interest Rates which are related to interest rates associated with fixed-income investments available at the time and having durations and cash flow attributes compatible with the Guaranteed Periods of the Guaranteed Period Options. In addition, the establishment of Specified Interest Rates may be influenced by other factors, including competitive considerations, administrative costs and general economic trends. Nationwide has no way of predicting what Specified Interest Rates may be declared in the future and there is no minimum Specified Interest Rate for any of the Guaranteed Period Options.
The Investment Period
The Investment Period is the period of time during which a particular Specified Interest Rate is in effect for new allocations to the various Guaranteed Period Options. All allocations made to a Guaranteed Period Option during an Investment Period are credited with the Specified Interest Rate in effect at the time of allocation. An Investment Period ends when a new Specified Interest Rate relative to the applicable Guaranteed Period Option is declared. Subsequent declarations of new Specified Interest Rates have no effect on allocations made to Guaranteed Period Options during prior Investment Periods. Prior allocations to the Guaranteed Period Option will be credited with the Specified Interest Rate in effect when the allocation was made.
The Specified Interest Rate is credited to allocations made to Guaranteed Period Options on a daily basis, resulting in an annual effective yield, guaranteed by Nationwide, unless amounts are withdrawn or transferred from the Guaranteed Period Option for any reason prior to the Maturity Date. The Specified Interest Rate will be credited for the entire Guaranteed Period associated with the Guaranteed Period Option. If amounts are withdrawn or transferred from the Guaranteed Period Option for any reason, except payment of the death benefit, prior to the Maturity Date, a Market Value Adjustment will be applied to the amount withdrawn or transferred.
Information concerning the Specified Interest Rates in effect for the various Guaranteed Period Options can be obtained by contacting the Service Center.
Guaranteed Periods
The Guaranteed Period is the period of time corresponding with the selected Guaranteed Period Option for which the Specified Interest Rate is guaranteed to be in effect, so long as the amounts allocated remain in the Guaranteed Period Option until the Maturity Date. A Guaranteed Period always expires on a Maturity Date which will be the last day of a calendar quarter, which may last up to three months past the anniversary date of the allocation to the Guaranteed Period Option.
For example, if an allocation is made to a 10 year Guaranteed Period Option on February 1, 2015, the Specified Interest Rate for that Guaranteed Period Option will be credited until March 31, 2025; the Guaranteed Period will begin on February 1, 2015 and end on March 31, 2025.
Guaranteed Periods will be exactly 3, 4, 5, 6, 7, 8, 9, or 10 years only when an allocation to a Guaranteed Period Option occurs on the last day of a calendar quarter.

Guaranteed Period Options at Maturity
Nationwide will send notice to contract owners of impending Maturity Dates (always the last day of a calendar quarter) at least 90 days prior to the end of a Guaranteed Period. The notice will include the projected value of the Guaranteed Period Option on the Maturity Date.
Once the Guaranteed Period Option matures, contract owners may:
(1)	surrender the Guaranteed Period Option, in part or in whole, without a Market Value Adjustment and/or a CDSC;
(2)	wholly transfer the Guaranteed Period Option to another Guaranteed Period Option of the same or different duration without a Market Value Adjustment and/or a CDSC. A confirmation of any such transfer will be sent immediately after the transfer is processed;
(3)	partially transfer amounts of the Guaranteed Period Option to various Guaranteed Period Options of different durations without a Market Value Adjustment or a CDSC. A confirmation of any such transfer will be sent immediately after the transfer is processed; or
(4)	elect not to transfer or surrender all or a portion of the Guaranteed Period Option, in which case, the remaining portion of the Guaranteed Period Option will be automatically transferred to the Transition Account following the Maturity Date. A confirmation will be sent immediately after the automatic transfer is executed.
If no direction is received by Nationwide prior to the Maturity Date of a Guaranteed Period Option all amounts in that Guaranteed Period Option will automatically be transferred to the Transition Account.
Transition Account
Amounts not allocated to a Guaranteed Period Option are held in the Transition Account. The Transition Account is a short-term liquid investment account. The Transition Account is not designed for long term investing.
Nationwide will declare a new interest rate each month which will apply to all funds in the Transition Account.
Transfers or surrenders from the Transition Account may be made at any time without application of a Market Value Adjustment or a CDSC.
Contingent Deferred Sales Charges
No sales charge deduction is made from the purchase payments when amounts are deposited into the contracts. However, if any amount is withdrawn from a Guaranteed Period Option prior to its Maturity Date, Nationwide will deduct a CDSC.
The CDSC will not exceed 5% of the amount withdrawn. The CDSC is calculated by multiplying the applicable CDSC percentage (noted below) by the amount surrendered.
For purposes of calculating the CDSC surrenders are considered to come first from the Transition Account until it is exhausted and then from each Guaranteed Period Option in proportion to the total remaining Contract Value, unless the contract owner specifies otherwise. (For tax purposes, a surrender is usually treated as a withdrawal of earnings first.)
The CDSC for the 10-year Guaranteed Period Option applies as follows:
Number of Completed Years in Guaranteed Period Option from Date of Purchase Payment	CDSC Percentage
0	5%
1	5%
2	4%
3	4%
4	3%
5	3%
6	2%
7	2%
8	1%
9	1%
10	0%

For Guaranteed Period Options less than 10 years, the CDSC is not assessed once the Guaranteed Period Option reaches the Maturity Date. For instance, if the 5-year Guaranteed Period Option is elected, the CDSC schedule is as follows:
Number of Completed Years in Guaranteed Period Option from Date of Purchase Payment	CDSC Percentage
0	5%
1	5%
2	4%
3	4%
4	3%
5	0%
The CDSC is used to cover sales expenses, including commissions (maximum of 5% of each allocation to a Guaranteed Period), production of sales material, and other promotional expenses. If expenses are greater than the CDSC, the shortfall will be made up from Nationwide's general assets.
All or a portion of any withdrawal may be subject to federal income taxes. Contract owners taking withdrawals before age 59½ may be subject to a 10% penalty tax.
Waiver of Contingent Deferred Sales Charge
Each Contract Year, the contract owner may withdraw without a CDSC the greater of:
•	10% of the Contract Value; or
•	any amount withdrawn to meet minimum distribution requirements under the Internal Revenue Code.
A Market Value Adjustment will apply to any free amounts withdrawn prior to the Maturity Date. The CDSC-free privilege is non-cumulative. Free amounts not taken during any given Contract Year cannot be taken as free amounts in a subsequent Contract Year.
In addition, no CDSC will be deducted:
(1)	upon the annuitization of contracts which have been in force for at least two years;
(2)	for amounts withdrawn from the Transition Account or transferred from the Transition Account to any Guaranteed Period Option;
(3)	for amounts transferred prior to maturity from a Guaranteed Period Option to a new Guaranteed Period Option within the contract;
(4)	upon payment of the death benefit payment prior to the Annuitization Date; or
(5)	from any values which have been held under a Guarantee Period Option for the applicable Guaranteed Period.
Further, a CDSC will not apply if the contract owner is confined to a long term care facility or hospital for a continuous 180 day period commencing while the Contract is in-force. In the case of joint ownership, the waiver will apply if either joint owner is confined. Request for waiver must be received by Nationwide during the period of confinement or no later than 90 days after the confinement period ends. If the withdrawal request is received later than 90 days after the confinement period ends, the surrender charge, if applicable, will be assessed. Written notice and proof of confinement must be received in a form satisfactory to Nationwide and be recorded at the Service Center prior to the waiver of surrender charges.
The CDSC will not be eliminated if to do so would be unfairly discriminatory or prohibited by state law.
Market Value Adjustment
General Information Regarding the Market Value Adjustment
Guaranteed Period Options which are surrendered, transferred or distributed for any reason, except to pay the death benefit, prior to the Maturity Date for the Guaranteed Period Option will be subject to a Market Value Adjustment. The Market Value Adjustment is determined by the multiplication of a Market Value Adjustment factor (arrived at by calculation of the Market Value Adjustment formula) by the Specified Value, or the portion of the Specified Value being withdrawn.

Specified Value is the amount of the allocation to the Guaranteed Period Option, plus interest accrued at the specified interest rate minus prior distributions. The Market Value Adjustment may either increase or decrease the amount of the distribution.
The Market Value Adjustment is intended to approximate, without duplicating, Nationwide's experience when it liquidates assets in order to satisfy contractual obligations. Such obligations arise when contract owners make withdrawals or transfers, or when the operation of the Contract requires a distribution, such as a death benefit. When liquidating assets, Nationwide may realize either a gain or a loss.
If prevailing interest rates are higher than the specified interest rate in effect at the time of the Guaranteed Period Option allocation, Nationwide is likely to realize a loss when it liquidates assets in order to process a surrender or transfer; and therefore, application of the Market Value Adjustment under such circumstances will decrease the amount of the distribution.
Conversely, if prevailing interest rates are lower than the specified interest rate in effect at the time of the Guaranteed Period Option allocation, Nationwide is likely to realize a gain when it liquidates assets in order to process a surrender or transfer; therefore, application of the Market Value Adjustment under such circumstances will likely increase the amount of the distribution.
Nationwide measures the relationship between prevailing interest rates and the Specified Interest Rates it declares through the Market Value Adjustment formula, and relies on the interest rate swap yields to represent both prevailing interest rates and Specified Interest Rates. The Market Value Adjustment formula and the Interest Rate Swap are described more fully below.
Interest Rate Swap
The Market Value Adjustment formula for deriving the Market Value Adjustment factor is based on Interest Rate Swaps which are published by the Federal Reserve Board on a regular basis. Nationwide utilizes Interest Rate Swaps in its Market Value Adjustment formula because they represent a readily available and consistently reliable interest rate benchmark in financial markets, which can be relied upon to reflect the relationship between Specified Interest Rates declared by Nationwide and the prospective interest rate fluctuations.
Interest Rate Swap quotations for 1, 2, 3, 4, 5, 7 and 10-years are published by the Federal Reserve Board on a regular basis. To the extent that the Market Value Adjustment formula shown below requires a rate associated with a maturity not published (such as a 6, 8 or 9-year maturity), Nationwide will calculate such rates based on the relationship of the published rates. For example, if the published 5-year rate is 6% and the published 7-year rate is 6.50%, the 6-year rate will be calculated as 6.25%.
The Market Value Adjustment Formula
The Market Value Adjustment formula is utilized when a distribution is made from a Guaranteed Period Option during the Guaranteed Period. The Market Value Adjustment is a calculation expressing the relationship between three factors:
(1)	the Interest Rate Swap yield for the period of time coinciding with the Guaranteed Period of the Guaranteed Period Option;
(2)	the Interest Rate Swap yield for a period coinciding with the time remaining in the Guaranteed Period of a Guaranteed Period Option when a distribution giving rise to a Market Value Adjustment occurs; and
(3)	the number of days remaining in the Guaranteed Period of the Guaranteed Period Option.
The formula for determining the Market Value Adjustment factor is:
[		]	t
(1 + a)
(1 + b + .0025)

Where:
a	=	the Interest Rate Swap for a period equivalent to the Guaranteed Period at the time of deposit in the Guaranteed Period Option;
b	=	the Interest Rate Swap at the time of distribution for a period of time equivalent to the time remaining in the Guaranteed Period. In determining the number of years to maturity, any partial year will be counted as a full year, unless it would cause the number of years to exceed the Guaranteed Period; and
t	=	the number of days until the Maturity Date, divided by 365.25.
In the case of "a" above, the Interest Rate Swap utilized will be the rate published by the Federal Reserve Board for the date two days prior to the date of an allocation to the Guaranteed Period Option was made. If no rate is published for a given date, then the most recent published rate available will be utilized.
In the case of "b" above, the Interest Rate Swap utilized will be the rate published by the Federal Reserve Board for the two days prior to the date of withdrawal, transfer or distribution. If no rate is published for a given date, then the most recent published rate available will be utilized.
The Market Value Adjustment factor will be equal to one during the Investment Period.
The Market Value Adjustment formula shown above also accounts for some of the administrative and processing expenses incurred when fixed-interest investments are liquidated. This is represented in the addition of .0025 in the Market Value Adjustment formula.
The result of the Market Value Adjustment formula shown above is the Market Value Adjustment factor. The Market Value Adjustment factor is multiplied by the Specified Value, or that portion of the Specified Value being distributed from a Guaranteed Period Option in order to effect a Market Value Adjustment. The Market Value Adjustment factor will either be greater, less than or equal to one and will be multiplied by the Specified Value or that portion of the Specified Value being withdrawn, from the Guaranteed Period Option for any reason except payment of the death benefit. If the result is greater than one, a gain will be realized by the contract owner; if less than one, a loss will be realized. If the Market Value Adjustment factor is exactly one, no gain or loss will be realized.
If the Federal Reserve Board halts publication of Interest Rate Swaps, or if, for any other reason, Interest Rate Swaps are not available, Nationwide will use appropriate rates based on U.S. Treasury Bond yields.
Examples of how to calculate Market Value Adjustments are provided in Appendix A.
Contract Ownership
The contract owner has all rights under the contract. Purchasers who name someone other than themselves as the contract owner will have no rights under the contract.
Contract owners of Non-Qualified Contracts may name a new contract owner at any time before the Annuitization Date. Any change of contract owner automatically revokes any prior contract owner designation. Changes in contract ownership may result in federal income taxation and may be subject to state and federal gift taxes.
A change in contract ownership must be submitted in writing and recorded at the Service Center. Once recorded, the change will be effective as of the date signed. However, the change will not affect any payments made or actions taken by Nationwide before the change was recorded.
The contract owner may also request a change in the annuitant, contingent annuitant, contingent owner, beneficiary, or contingent beneficiary before the Annuitization Date. These changes must be:
•	on a Nationwide form;
•	signed by the contract owner; and
•	received at the Service Center before the Annuitization Date.
Nationwide must review and approve any change requests. For Non-Qualified Contracts, if any contract owner is not a natural person, the change of the annuitant will be treated as the death of the contract owner and will result in a distribution, regardless of whether a contingent annuitant is also named. Such distribution will be made as if the contract owner died at the date of such change.
On the Annuitization Date, the annuitant will become the contract owner.

Joint Ownership
Joint owners each own an undivided interest in the contract.
Contract owners can name a joint owner at any time before annuitization subject to the following conditions:
•	joint owners can only be named for Non-Qualified Contracts;
•	joint owners must be spouses at the time joint ownership is requested, unless state law requires Nationwide to allow non-spousal joint owners;
•	the exercise of any ownership right in the contract will generally require a written request signed by both joint owners;
•	an election in writing signed by both contract owners must be made to authorize Nationwide to allow the exercise of ownership rights independently by either joint owner; and
•	Nationwide will not be liable for any loss, liability, cost, or expense for acting in accordance with the instructions of either joint owner.
Contingent Ownership
The contingent owner is entitled to certain benefits under the contract if a contract owner who is not the annuitant dies before the Annuitization Date, and there is no surviving joint owner. The contract owner may name or change a contingent owner at any time before the Annuitization Date. To change the contingent owner, a written request must be submitted to Nationwide. Once Nationwide has recorded the change, it will be effective as of the date it was signed, whether or not the contract owner was living at the time it was recorded. The change will not affect any action taken by Nationwide before the change was recorded.
Annuitant
The annuitant is the person who will receive annuity payments and upon whose continuation of life any annuity payment involving life contingencies depends. This person must be age 85 or younger at the time of contract issuance, unless Nationwide approves a request for an annuitant of greater age. The annuitant may be changed before the Annuitization Date with Nationwide's consent.
Contingent Annuitant
If the annuitant dies before the Annuitization Date, the contingent annuitant becomes the annuitant. The contingent annuitant must be age 85 or younger at the time of contract issuance unless Nationwide has approved a request for a contingent annuitant of greater age. All provisions of the contract which are based on the death of the annuitant prior to the Annuitization Date will be based on the death of the last survivor of the annuitant and contingent annuitant.
A contingent annuitant may be selected only for a contract issued as a Non-Qualified Contract.
Beneficiary and Contingent Beneficiary
The beneficiary is the person who is entitled to the death benefit if the annuitant dies before the Annuitization Date and there is no joint owner or contingent annuitant. The contract owner can name more than one beneficiary. Multiple beneficiaries will share the death benefit equally, unless otherwise specified.
The contract owner may change the beneficiary or contingent beneficiary during the annuitant's lifetime by submitting a written request to Nationwide. Once recorded by Nationwide, the change will be effective as of the date it was signed, whether or not the annuitant was living at the time it was recorded. The change will not affect any action taken by Nationwide before the change was recorded.
Premium Taxes
Nationwide will charge against the Contract Value any premium taxes levied by a state or other government entity. Premium tax rates currently range from 0% to 5.0%. This range is subject to change.
The method used to assess premium tax will be determined by Nationwide at its sole discretion in compliance with state law. If applicable, Nationwide will deduct premium taxes from the contract:
(1)	at the time the contract is surrendered;

(2)	at annuitization; or
(3)	at such earlier date as Nationwide becomes subject to premium taxes.
Premium taxes may be deducted from death benefit proceeds.
Right to Revoke
Contract owners have a ten day "free look" to examine the contract. The contract may be returned to the Service Center for any reason within ten days of receipt and Nationwide will refund the Contract Value or another amount required by law. The refunded Contract Value will reflect the deduction of any contract charges, including any applicable Market Value Adjustment, unless otherwise required by law. All IRA, SEP IRA, Simple IRA and Roth IRA refunds will be a return of purchase payments. State and/or federal law may provide additional free look privileges.
Transfers
Transfers among the Guaranteed Period Options and the Transition Account must be made prior to the Annuitization Date.
Transfers from a Guaranteed Period Option to another Guaranteed Period Option prior to its Maturity Date are subject to a Market Value Adjustment. Transfers from a Guaranteed Period Option to the Transition Account are not permitted prior to its Maturity Date. Transfers from the Transition Account may be made at anytime without the assessment of a CDSC or a Market Value Adjustment.
The minimum amount that may be transferred either from or to any Guaranteed Period Option is $1,000.
Surrenders (Redemptions)
Contract owners may surrender some or all of their Contract Value before the earlier of the Annuitization Date or the annuitant's death. Surrender requests must be in writing and Nationwide may require additional information. When taking a full surrender, the contract must accompany the written request. Nationwide may require a signature guarantee.
Nationwide will surrender any amount from any Guaranteed Period Option(s) and any amount from the Transition Account needed to equal: (a) the dollar amount requested; less (b) any CDSC, premium taxes and Market Value Adjustment that may apply.
If a partial surrender is requested, amounts will first be surrendered from the Transition Account (if any), unless otherwise instructed by the contract owner. Amounts surrendered in excess of amounts in the Transition Account will be surrendered from each of the Guaranteed Period Options. The amounts surrendered from each Guaranteed Period Option will be in the same proportion that the contract owner's interest in each Guaranteed Period Option bears to the total remaining Contract Value.
Payment from the Guaranteed Period Options will be made within seven days of receipt of both proper written application and proof of interest satisfactory to Nationwide. However, Nationwide may be required, pursuant to state law, to reserve the right to postpone any payments up to 6 months.
A CDSC may apply. The contract owner may take the CDSC from either:
•	the amount requested; or
•	the Contract Value remaining after the contract owner has received the amount requested.
If the contract owner does not make a specific election, any applicable CDSC will be taken from the Contract Value remaining after the contract owner has received the amount requested.
The CDSC deducted is a percentage of the amount requested by the contract owner. Amounts deducted for CDSC are not subject to subsequent CDSC.
Surrenders Under a Tax Sheltered Annuity
Contract owners of a Tax Sheltered Annuity may surrender part or all of their Contract Value before the earlier of the Annuitization Date or the annuitant's death, except as provided below:

(A)	Contract Value attributable to contributions made under a qualified cash or deferred arrangement (within the meaning of Internal Revenue Code Section 402(g)(3)(A)), a salary reduction agreement (within the meaning of Internal Revenue Code Section 402(g)(3)(C)), or transfers from a Custodial Account (described in Section 403(b)(7) of the Internal Revenue Code), may be surrendered only:
(1)	when the contract owner reaches age 59½, separates from service, dies, or becomes disabled (within the meaning of Internal Revenue Code Section 72(m)(7)); or
(2)	in the case of hardship (as defined for purposes of Internal Revenue Code Section 401(k)), provided that any such hardship surrender may not include any income earned on salary reduction contributions.
(B)	The surrender limitations described in Section A also apply to:
(1)	salary reduction contributions to Tax Sheltered Annuities made for plan years beginning after December 31, 1988;
(2)	earnings credited to such contracts after the last plan year beginning before January 1, 1989, on amounts attributable to salary reduction contributions; and
(3)	all amounts transferred from 403(b)(7) Custodial Accounts (except that earnings and employer contributions as of December 31, 1988 in such Custodial Accounts may be withdrawn in the case of hardship).
(C)	Any distribution other than the above, including a ten day free look cancellation of the contract (when available) may result in taxes, penalties, and/or retroactive disqualification of a Tax Sheltered Annuity.
In order to prevent disqualification of a Tax Sheltered Annuity after a ten day free look cancellation, Nationwide will transfer the proceeds to another Tax Sheltered Annuity upon proper direction by the contract owner.
These provisions explain Nationwide's understanding of current withdrawal restrictions. These restrictions may change.
Distributions pursuant to Qualified Domestic Relations Orders will not violate the restrictions stated above.
Surrenders Under a Texas Optional Retirement Program or a Louisiana Optional Retirement Plan
Redemption restrictions apply to contracts issued under the Texas Optional Retirement Program or the Louisiana Optional Retirement Plan.
The Texas Attorney General has ruled that participants in contracts issued under the Texas Optional Retirement Program may only take withdrawals if:
•	the participant dies;
•	the participant retires;
•	the participant terminates employment due to total disability; or
•	the participant that works in a Texas public institution of higher education terminates employment.
A participant under a contract issued under the Louisiana Optional Retirement Plan may only take distributions from the contract upon retirement or termination of employment. All retirement benefits under this type of plan must be paid as lifetime income; lump sum cash payments are not permitted, except for death benefits.
Due to the restrictions described above, a participant under either of these plans will not be able to withdraw cash values from the contract unless one of the applicable conditions is met. However, Contract Value may be transferred to other carriers, subject to any CDSC.
Nationwide issues this contract to participants in the Texas Optional Retirement Program in reliance upon and in compliance with Rule 6c-7 of the Investment Company Act of 1940. Nationwide issues this contract to participants in the Louisiana Optional Retirement Plan in reliance upon and in compliance with an exemptive order that Nationwide received from the SEC on August 22, 1990.
Assignment
Contract rights are personal to the contract owner(s) and may not be assigned without Nationwide's consent.
Investment-Only Contracts, IRAs, Roth IRAs, SEP IRAs, Simple IRAs, and Tax Sheltered Annuities may not be assigned, pledged or otherwise transferred except where allowed by law.

A Non-Qualified Contract owner may assign some or all rights under the contract. An assignment must occur before annuitization while the annuitant is alive. The assignment will become effective once it is recorded at the Service Center. The assignment will not be recorded until Nationwide has received sufficient direction from the contract owner and assignee as to the proper allocation of contract rights under the assignment.
Nationwide is not responsible for the validity or tax consequences of any assignment. Nationwide is not liable for any payment or settlement made before the assignment is recorded. Assignments will not be recorded until Nationwide receives sufficient direction from the contract owner and the assignee regarding the proper allocation of contract rights.
Amounts pledged or assigned will be treated as distributions and will be included in gross income to the extent that the cash value exceeds the investment in the contract for the taxable year in which it was pledged or assigned. Amounts assigned may be subject to a tax penalty equal to 10% of the amount included in gross income.
Assignment of the entire Contract Value may cause the portion of the Contract Value exceeding the total investment in the contract and previously taxed amounts to be included in gross income for federal income tax purposes each year that the assignment is in effect.
Annuitizing the Contract
Annuitization
Annuitization is the period during which annuity payments are received. It is irrevocable once payments have begun. Amounts allocated to a Guaranteed Period Option that are annuitized prior to the Maturity Date are subject to a Market Value Adjustment. Upon arrival of the Annuitization Date, the annuitant must choose one of the fixed payment annuity options available.
Nationwide guarantees that each payment under the fixed payment annuity will be the same throughout annuitization.
Annuitization Date
The Annuitization Date is the date that annuity payments begin. Annuitization will be the first day of a calendar month unless otherwise agreed, and must be at least two years after the contract is issued. If the contract is issued to fund a Tax Sheltered Annuity, annuitization may occur during the first two years subject to Nationwide's approval.
Annuity Commencement Date
The Annuity Commencement Date is the date on which annuity payments are scheduled to begin. If a contract owner does not choose an Annuity Commencement Date, a date will be established for the contract by Nationwide. For Qualified Plans, Individual Retirement Annuities and Tax Sheltered Annuities, if the contract owner does not choose the Annuity Commencement Date then the Annuity Commencement Date established on the date of contract issuance will be the date on which the contract owner reaches 70½. For Non-Qualified contracts, if the contract owner does not choose the Annuity Commencement Date then the Annuity Commencement Date established on the date of contract issuance will be the date on which the contract owner reaches 90. The contract owner may change the Annuity Commencement Date before annuitization. This change must be submitted in writing to the Service Center and approved by Nationwide.
Fixed Payment Annuity
A fixed payment annuity is an annuity where the amount of the annuity payments remains level.
The first payment under a fixed payment annuity is determined on the Annuitization Date based on the annuitant's age (in accordance with the contract) by:
(1)	deducting applicable premium taxes from the total Contract Value; then
(2)	applying the Contract Value amount specified by the contract owner to the fixed payment annuity table for the annuity payment option elected.
Subsequent payments will remain level unless the annuity payment option elected provides otherwise. Nationwide does not credit discretionary interest during annuitization.

Frequency and Amount of Annuity Payments
Payments are made based on the annuity payment option selected, unless:
•	the amount to be distributed is less than $5,000, in which case Nationwide may make one lump sum payment of the Contract Value; or
•	an annuity payment would be less than $50, in which case Nationwide can change the frequency of payments to intervals that will result in payments of at least $50. Payments will be made at least annually.
Fixed Payment Annuity Options
Contract owners must elect an annuity payment option before the Annuitization Date. The annuity payment options are:
(1)	Life Annuity - An annuity payable periodically, but at least annually, for the lifetime of the annuitant. Payments will end upon the annuitant's death. For example, if the annuitant dies before the second annuity payment date, the annuitant will receive only one annuity payment. The annuitant will only receive two annuity payments if he or she dies before the third annuity payment date, and so on.
(2)	Joint and Survivor Annuity - An annuity payable periodically, but at least annually, during the joint lifetimes of the annuitant and a designated second individual. If one of these parties dies, payments will continue for the lifetime of the survivor. As is the case under option 1, there is no guaranteed number of payments. Payments end upon the death of the last surviving party, regardless of the number of payments received.
(3)	Life Annuity with 120 or 240 Monthly Payments Guaranteed - An annuity payable monthly during the lifetime of the annuitant. If the annuitant dies before all of the guaranteed payments have been made, payments will continue to the end of the guaranteed period and will be paid to a designee chosen by the annuitant at the time the annuity payment option was elected. The designee may elect to receive the present value of the remaining guaranteed payments in a lump sum. The present value will be computed as of the date Nationwide receives the notice of the annuitant's death.
Not all of the annuity payment options may be available in all states. Contract owners may request other options before the Annuitization Date. These options are subject to Nationwide's approval.
If an annuity payment option is not elected by the contract owner prior to the Annuity Commencement Date then a fixed payment life annuity with a Guaranteed Period of 240 months will be the automatic form of payment. Contracts issued under Qualified Plans, IRAs and Tax Sheltered Annuities are subject to the "minimum distribution" requirements set forth in the plan, contract, and the Internal Revenue Code.
Death Benefits
Death of Contract Owner - Non-Qualified Contracts
If the contract owner who is not the annuitant dies before the Annuitization Date, the joint owner becomes the contract owner. If no joint owner is named, the contingent owner becomes the contract owner. If no contingent owner is named, the last surviving contract owner's estate becomes the contract owner.
If the contract owner and annuitant are the same, and the contract owner/annuitant dies before the Annuitization Date, the contingent owner will not have any rights in the contract unless the contingent owner is also the beneficiary and there is no joint owner.
Distributions under Non-Qualified Contracts will be made pursuant to the Required Distributions for Non-Qualified Contracts provision.
Death of Annuitant - Non-Qualified Contracts
If the annuitant who is not a contract owner dies before the Annuitization Date, a death benefit is payable to the beneficiary unless a contingent annuitant is named. If a contingent annuitant is named, the contingent annuitant becomes the annuitant and no death benefit is payable.
If no beneficiary survives the annuitant, the contingent beneficiary receives the death benefit. Contingent beneficiaries will share the death benefit equally, unless otherwise specified.

If no beneficiaries or contingent beneficiaries survive the annuitant, the contract owner or the last surviving contract owner's estate will receive the death benefit.
If the annuitant dies after the Annuitization Date, any benefit that may be payable will be paid according to the selected annuity payment option.
Death of Contract Owner/Annuitant
If a contract owner who is also the annuitant dies before the Annuitization Date, a death benefit is payable according to the Death of the Annuitant - Non-Qualified Contracts provision.
A joint owner will receive a death benefit if a contract owner/annuitant dies before the Annuitization Date.
If the contract owner/annuitant dies after the Annuitization Date, any benefit that may be payable will be paid according to the selected annuity payment option.
Death Benefit Payment
The death benefit is equal to the Contract Value but is not subject to a Market Value Adjustment or a CDSC. The value of the death benefit will be determined as of the date Nationwide receives in writing at the Service Center the following three items:
(1)	proper proof of the annuitant's death;
(2)	an election specifying distribution method; and
(3)	any applicable state required form(s).
Proof of death is either:
(1)	a copy of a certified death certificate;
(2)	a copy of a certified decree of a court of competent jurisdiction as to the finding of death;
(3)	a written statement by a medical doctor who attended the deceased; or
(4)	any other proof satisfactory to Nationwide.
The beneficiary must elect a method of distribution which complies with the Distribution Provisions of this contract. The beneficiary may elect to receive such death benefits in the form of:
(1)	a lump sum distribution;
(2)	an annuity payout; or
(3)	any distribution that is permitted under state and federal regulations and is acceptable by Nationwide.
If such election is not received by the Nationwide within 60 days of the annuitant's death, the beneficiary will be deemed to have elected a cash payment as of the last day of the 60 day period.
Payment of the death benefit will be made or will commence within 30 days after receipt of proof of death and notification of the election.
Required Distributions
Any distribution paid that is not due to payment of the death benefit may be subject to a CDSC.
The Internal Revenue Code requires that certain distributions be made from the contracts issued in conjunction with this prospectus. Following is an overview of the required distribution rules applicable to each type of contract. Please consult a qualified tax or financial advisor for more specific required distribution information.
Required Distributions - General Information
In general, a beneficiary is an individual or other entity that the contract owner designates to receive death proceeds upon the contract owner's death. The distribution rules in the Internal Revenue Code make a distinction between "beneficiary" and "designated beneficiary" when determining the life expectancy that may be used for payments that are made from IRAs, SEP IRAs, Simple IRAs, Roth IRAs, and Tax Sheltered Annuities after the death of the annuitant, or that are made from Non-Qualified Contracts after the death of the contract owner. A designated beneficiary is a natural person who is designated by the contract owner as the beneficiary under the contract. Non-natural beneficiaries (e.g. charities or certain trusts) are not designated beneficiaries for the purpose of required distributions and the life expectancy of such a beneficiary is zero.
Life expectancies and joint life expectancies will be determined in accordance with the relevant guidance provided by the Internal Revenue Service and the Treasury Department, including but not limited to Treasury Regulation 1.72-9 and Treasury Regulation 1.401(a)(9)-9.
Required distributions paid upon the death of the contract owner are paid to the beneficiary or beneficiaries stipulated by the contract owner. How quickly the distributions must be made may be determined with respect to the life expectancies of the beneficiaries. For Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period are those in effect on the date of the contract owner's death. For contracts other than Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period do not have to be determined until September 30th of the year following the contract owner's death. If there is more than one beneficiary, the life expectancy of the beneficiary with the shortest life expectancy is used to determine the distribution period. Any beneficiary that is not a designated beneficiary has a life expectancy of zero.
Required Distributions for Non-Qualified Contracts
Internal Revenue Code Section 72(s) requires Nationwide to make certain distributions when a contract owner dies. The following distributions will be made in accordance with the following requirements:
(1)	If any contract owner dies on or after the Annuitization Date and before the entire interest in the contract has been distributed, then the remaining interest must be distributed at least as rapidly as the distribution method in effect on the contract owner's death.
(2)	If any contract owner dies before the Annuitization Date, then the entire interest in the contract (consisting of either the death benefit or the Contract Value reduced by charges set forth elsewhere in the contract) will be distributed within 5 years of the contract owner's death, provided however:
(a)	any interest payable to or for the benefit of a designated beneficiary may be distributed over the life of the designated beneficiary or over a period not longer than the life expectancy of the designated beneficiary. Payments must begin within one year of the contract owner's death unless otherwise permitted by federal income tax regulations; and
(b)	if the designated beneficiary is the surviving spouse of the deceased contract owner, the spouse can choose to become the contract owner instead of receiving a death benefit. Any distributions required under these distribution rules will be made upon that spouse's death.
In the event that the contract owner is not a natural person (e.g., a trust or corporation), for purposes of these distribution provisions:
(a)	the death of the annuitant will be treated as the death of a contract owner;
(b)	any change of annuitant will be treated as the death of a contract owner; and
(c)	in either case, the appropriate distribution will be made upon the death or change, as the case may be.
These distribution provisions do not apply to any contract exempt from Section 72(s) of the Internal Revenue Code by reason of Section 72(s)(5) or any other law or rule.
Required Distributions for Tax Sheltered Annuities, IRAs, SEP IRAs, Simple IRAs, and Roth IRAs
Distributions from a Tax Sheltered Annuity, IRA, SEP IRA or Simple IRA must begin no later than April 1 of the calendar year following the calendar year in which the contract owner reaches age 70½. Distributions may be paid in a lump sum or in substantially equal payments over:
(a)	the life of the contract owner or the joint lives of the contract owner and the contract owner's designated beneficiary; or
(b)	a period not longer than the period determined under the table in Treasury Regulation 1.401(a)(9)-9, which is the deemed joint life expectancy of the contract owner and a person 10 years younger than the contract owner. If the designated beneficiary is the spouse of the contract owner, the period may not exceed the longer of the period determined under such table or the joint life expectancy of the contract owner and the contract owner's spouse, determined in accordance with Treasury Regulation 1.72-9, or such additional guidance as may be provided pursuant to Treasury Regulation 1.401(a)(9)-9.
For Tax Sheltered Annuities, required distributions do not have to be withdrawn from this contract if they are being withdrawn from another Tax Sheltered Annuity of the contract owner.
For IRAs, SEP IRAs, and Simple IRAs, required distributions do not have to be withdrawn from this contract if they are being withdrawn from another IRA, SEP IRA, or Simple IRA of the contract owner.
If the contract owner's entire interest in a Tax Sheltered Annuity, IRA, SEP IRA, or Simple IRA will be distributed in equal or substantially equal payments over a period described in (a) or (b) above, the payments must begin on or before the required beginning date. The required beginning date is April 1 of the calendar year following the calendar year in which the contract owner reaches age 70½. The rules for Roth IRAs do not require distributions to begin during the contract owner's lifetime, therefore, the required beginning date is not applicable to Roth IRAs.
Due to recent changes in Treasury Regulations, the amount used to compute the minimum distribution requirement may exceed the Contract Value.
If the contract owner dies before the required beginning date (in the case of a Tax Sheltered Annuity, IRA, SEP IRA, or Simple IRA) or before the entire Contract Value is distributed (in the case of Roth IRAs), any remaining interest in the contract must be distributed by December 31 of the fifth year following the contract owner's death or over a period not exceeding the applicable distribution period, which is determined as follows:
(a)	if the designated beneficiary is the contract owner's spouse, the applicable distribution period is the surviving spouse's remaining life expectancy using the surviving spouse's birthday for each distribution calendar year after the calendar year of the contract owner's death. For calendar years after the death of the contract owner's surviving spouse, the applicable distribution period is the spouse's remaining life expectancy using the spouse's age in the calendar year of the spouse's death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse's death. Such distributions must begin on or before the later of (a) the end of the calendar year immediately following the calendar year in which the contract owner died; or (b) the end of the calendar year in which the contract owner would have attained 70½;
(b)	if the designated beneficiary is not the contract owner's surviving spouse, the applicable distribution period is the designated beneficiary's remaining life expectancy using the designated beneficiary's birthday in the calendar year immediately following the calendar year of the contract owner's death, reduced by one for each calendar year that elapsed thereafter. Such distributions must begin on or before the end of the calendar year immediately following the calendar year in which the contract owner died; and
(c)	if there is no designated beneficiary, the entire balance of the contract must be distributed by December 31 of the fifth year following the contract owner's death.
If the contract owner dies on or after the required beginning date, the interest in the Tax Sheltered Annuity, IRA, SEP IRA, or Simple IRA must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:
(a)	if the designated beneficiary is the contract owner's spouse, the applicable distribution period is the surviving spouse's remaining life expectancy using the surviving spouse's birthday for each distribution calendar year after the calendar year of the contract owner's death. For calendar years after the death of the contract owner's surviving spouse, the applicable distribution period is the greater of (1) the contract owner's remaining life expectancy using the contract owner's birthday in the calendar year of the contract owner's death, reduced by one for each year thereafter; or (2) the spouse's remaining life expectancy using the spouse's age in the calendar year of the spouse's death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse's death;
(b)	if the designated beneficiary is not the contract owner's surviving spouse, the applicable distribution period is the greater of (1) the contract owner's remaining life expectancy using the contract owner's birthday in the calendar year of the contract owner's death, reduced by one for each year thereafter; or (2) the designated beneficiary's remaining life expectancy using the designated beneficiary's birthday in the calendar year immediately following the calendar year of the contract owner's death, reduced by one for each calendar year that elapsed thereafter; and

(c)	if there is no designated beneficiary, the applicable distribution period is the contract owner's remaining life expectancy using the contract owner's birthday in the calendar year of the contract owner's death, reduced by one for each year thereafter.
If distribution requirements are not met, a penalty tax of 50% is levied on the difference between the amount that should have been distributed for that year and the amount that actually was distributed for that year.
For IRAs, SEP IRAs, and Simple IRAs, all or a portion of each distribution will be included in the recipient's gross income and taxed at ordinary income tax rates. The portion of a distribution that is taxable is based on the ratio between the amount by which non-deductible purchase payments exceed prior non-taxable distributions and total account balances at the time of the distribution. The owner of an IRA, SEP IRA, or Simple IRA must annually report the amount of non-deductible purchase payments, the amount of any distribution, the amount by which non-deductible purchase payments for all years exceed non taxable distributions for all years, and the total balance of all IRAs, SEP IRAs, or Simple IRAs.
Federal Tax Considerations
The tax consequences of purchasing a contract described in this prospectus will depend on:
•	the type of contract purchased;
•	the purposes for which the contract is purchased; and
•	the personal circumstances of individual investors having interests in the contracts.
See Synopsis of the Contracts for a brief description of the various types of contracts and the different purposes for which the contracts may be purchased.
Existing tax rules are subject to change, and may affect individuals differently depending on their situation. Nationwide does not guarantee the tax status of any contracts or any transactions involving the contracts.
If the contract is purchased as an investment of certain retirement plans (such as qualified retirement plans, IRAs, and custodial accounts as described in Sections 401, 408(a), and 403(b)(7) of the Internal Revenue Code), the tax advantages enjoyed by the contract owner and/or annuitant may relate to participation in the plan rather than ownership of the annuity contract. Such plans are permitted to purchase investments other than annuities and retain tax-deferred status.
The following is a brief summary of some of the federal income tax considerations related to the contracts. In addition to the federal income tax, distributions from annuity contracts may be subject to state and local income taxes. The tax rules across all states and localities are not uniform and therefore will not be discussed in this prospectus. Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed. Nothing in this prospectus should be considered to be tax advice. Contract owners and prospective contract owners should consult a financial consultant, tax advisor or legal counsel to discuss the taxation and use of the contracts.
The Internal Revenue Code sets forth different income tax rules for the following types of annuity contracts:
•	IRAs;
•	SEP IRAs;
•	Simple IRAs;
•	Roth IRAs;
•	Tax Sheltered Annuities; and
•	Non-Qualified Contracts.
IRAs, SEP IRAs and Simple IRAs
Distributions from IRAs, SEP IRAs and Simple IRAs are generally taxed when received. If any portion of the amount contributed to the IRA was nondeductible for federal income tax purposes, then a portion of each distribution is excludable from income.
If distributions of income from an IRA are made prior to the date that the owner attains the age of 59½ years, the income is subject to both the regular income tax and an additional penalty tax of 10%. (For Simple IRAs, the 10% penalty is increased to 25% if the distribution is made during the two year period beginning on the date that the individual first participated in the Simple IRA.) The 10% penalty tax can be avoided if the distribution is:
•	made to a beneficiary on or after the death of the owner;

•	attributable to the owner becoming disabled (as defined in the Internal Revenue Code);
•	part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies); or of the owner and his or her designated beneficiary;
If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner's gross estate for estate tax purposes.
One-Rollover-Per-Year-Limitation
A contract owner can receive a distribution from an IRA and roll it into another IRA within 60 days from the date of the IRA distribution and not have the amount of the distribution included in your taxable income. Only one rollover per year from a contract owner's IRA is allowed. The one year period begins on the date the contract owner receives the IRA distribution and not on the date that it was rolled over. The IRS has interpreted this one rollover per year limitation as applying separately to each IRA that a contract owner owns.
However, on March 20, 2014, the IRS issued Announcement 2014-15 in which it decided to follow the Tax Court's interpretation of the one rollover per year rule in the Bobrow case. In Bobrow, the Tax Court interpreted the one rollover per year limitation as applying in the aggregate to all the IRAs that a taxpayer owns. This means that a contract owner cannot make an IRA rollover distribution from his or her IRA if within the previous one year period he or she has made an IRA rollover distribution from any other IRA that the he owns. The IRS began applying this new interpretation to any IRA rollover distribution that occurs on or after January 1, 2015.
To allow time for transition to the new interpretation of the one rollover per year limitation, the IRA issued Announcement 2014-32 on November 10, 2014. The aggregation rule will apply to distributions from different IRAs only if each of the distributions occurs after December 31, 2014. Therefore, a 2014 IRA distribution that is rolled over can be ignored when applying the one rollover per year limitation to a 2015 IRA distribution. The announcement also clarified that; a rollover between an individual's Roth IRAs would prevent a separate rollover within the 1-year period between the individual's traditional IRAs and vice versa.
Direct transfers IRA funds between IRA trustees are not subject to the one rollover per year limitation because such transfers are not considered rollover distributions and are therefore not subject to the one rollover per year limitation. Also a rollover from a traditional IRA to a Roth IRA (a conversion) is not subject to the one-rollover-per-year limitation, and such a rollover is disregarded in applying the one-rollover-per year limitation to other rollovers.
Roth IRAs
Distributions of earnings from Roth IRAs are taxable or non-taxable depending upon whether they are "qualified distributions" or "nonqualified distributions." A "qualified distribution" is one that is made after the Roth IRA has satisfied the five-year rule and meets one of the following requirements:
•	it is made on or after the date on which the contract owner attains age 59½;
•	it is made to a beneficiary (or the contract owner's estate) on or after the death of the contract owner;
•	it is attributable to the contract owner's disability; or
•	it is used for expenses attributable to the purchase of a home for a qualified first-time buyer.
The five year rule is satisfied if a five-taxable year period, beginning with the first taxable year in which a contribution is made to any Roth IRA established for the owner, has passed.
A qualified distribution is not included in gross income for federal income tax purposes.
A non-qualified distribution is not includable in gross income to the extent that the distribution, when added to all previous distributions, does not exceed the total amount of contributions made to the Roth IRA. Any non-qualified distribution in excess of the total contributions is includable in the contract owner's gross income in the year that is distributed to the contract owner.
Special rules apply for Roth IRAs that have proceeds received from an IRA prior to January 1, 1999 if the owner elected the special four-year income averaging provisions that were in effect for 1998.
If non-qualified distributions of income from a Roth IRA are made prior to the date that the owner attains the age of 59½ years, the income is subject to both the regular income tax and an additional penalty tax of 10%. The penalty tax can be avoided if the distribution is:

•	made to a beneficiary on or after the death of the owner;
•	attributable to the owner becoming disabled (as defined in the Internal Revenue Code);
•	part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;
•	for qualified higher education expenses; or
•	used for expenses attributable to the purchase of a home for a qualified first-time buyer.
If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner's gross estate for tax purposes.
Tax Sheltered Annuities
Distributions from Tax Sheltered Annuities are generally taxed when received. If nondeductible contributions are made, then a portion of each distribution is excludable from income based on a formula established pursuant to the Internal Revenue Code. The formula excludes from income the amount invested in the contract divided by the number of anticipated payments until the full investment in the contract is recovered. Thereafter all distributions are fully taxable.
If a distribution of income is made from a Tax Sheltered Annuity prior to the date that the owner attains the age of 59½ years, the income is subject to both the regular income tax and an additional penalty tax of 10%. The penalty tax can be avoided if the distribution is:
•	made to a beneficiary on or after the death of the owner;
•	attributable to the owner becoming disabled (as defined in the Internal Revenue Code);
•	part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary; or
•	made to the owner after separation from service with his or her employer after age 55.
A loan from a Tax Sheltered Annuity generally is not considered to be a distribution, and is therefore generally not taxable. However, if the loan is not repaid in accordance with the repayment schedule, the entire balance of the loan would be treated as being in default, and the defaulted amount would be treated as being distributed to the participant as a taxable distribution.
If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner's gross estate for estate tax purposes
Non-Qualified Contracts - Natural Persons as Contract Owners
Generally, the income earned inside a Non-Qualified Annuity Contract that is owned by a natural person is not taxable until it is distributed from the contract.
Distributions before the Annuitization Date are taxable to the contract owner to the extent that the cash value of the contract exceeds the contract owner's investment at the time of the distribution. In general, the investment in the contract is equal to the purchase payments made with after-tax dollars, reduced by any nontaxable distributions. Distributions, for this purpose, include partial surrenders, any portion of the contract that is assigned or pledged; or any portion of the contract that is transferred by gift. For these purposes, a transfer by gift may occur upon annuitization if the contract owner and the annuitant are not the same individual.
With respect to annuity distributions on or after the Annuitization Date, a portion of each annuity payment is excludable from taxable income. The amount excludable is based on the ratio between the contract owner's investment in the contract and the expected return on the contract. Once the entire investment in the contract is recovered, all distributions are fully includable in income. The maximum amount excludable from income is the investment in the contract. If the annuitant dies before the entire investment in the contract has been excluded from income, and as a result of the annuitant's death no more payments are due under the contract, then the unrecovered investment in the contract may be deducted on his or her final tax return.
Commencing after December 31, 2010, the Internal Revenue Code provides that if only a portion of a nonqualified annuity contract is annuitized for either (a) a period of 10 years or greater, or (b) for the life or lives of one or more persons, then the portion of the contract that has been annuitized would be treated as if it were a separate annuity contract. This means that an Annuitization Date can be established for a portion of the annuity contract (rather than requiring the entire contract to be annuitized at once) and the above description of the taxation of annuity distributions after the Annuitization Date would apply to the portion of the contract that has been annuitized. The investment in the contract is required to be allocated pro rata between the portion of the contract that is annuitized and the portion that is not. All other benefits under the contract (e.g., death benefit) would also be reduced pro rata. For example, if 1/3 of the cash value of the contract were to be annuitized, the death benefit would also be reduced by 1/3.
In determining the taxable amount of a distribution that is made prior to the annuitization date, all annuity contracts issued after October 21, 1988 by the same company to the same contract owner during the same calendar year will be treated as one annuity contract.
A special rule applies to distributions from contracts that have investments that were made prior to August 14, 1982. For those contracts, distributions that are made prior to the Annuitization Date are treated first as the nontaxable recovery of the investment in the contract as of that date. A distribution in excess of the amount of the investment in the contract as of August 14, 1982, will be treated as taxable income.
The Internal Revenue Code imposes a penalty tax if a distribution is made before the contract owner reaches age 59½. The amount of the penalty is 10% of the portion of any distribution that is includable in gross income. The penalty tax does not apply if the distribution is:
•	the result of a contract owner's death;
•	the result of a contract owner's disability (as defined in the Internal Revenue Code);
•	one of a series of substantially equal periodic payments made over the life (or life expectancy) of the contract owner or the joint lives (or joint life expectancies) of the contract owner and the beneficiary selected by the contract owner to receive payment under the annuity payment option selected by the contract owner; or
•	is allocable to an investment in the contract before August 14, 1982.
If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner's gross estate for estate tax purposes.
Non-Qualified Contracts - Non-Natural Persons as Contract Owners
The previous discussion related to the taxation of Non-Qualified Contracts owned by individuals. Different rules (the so-called "non-natural persons" rules) apply if the contract owner is not a natural person.
Generally, contracts owned by corporations, partnerships, trusts, and similar entities are not treated as annuity contracts under the Internal Revenue Code. Therefore, income earned under a Non-Qualified Contract that is owned by a non-natural person is taxed as ordinary income during the taxable year that it is earned. Taxation is not deferred, even if the income is not distributed out of the contract. The income is taxable as ordinary income, not capital gain.
The non-natural persons rules do not apply to all entity-owned contracts. For purposes of the rule that annuity contracts that are owned by non-natural persons are not treated as annuity contracts for tax purposes, a contract that is owned by a non-natural person as an agent of an individual is treated as owned by the individual. This would cause the contract to be treated as an annuity under the Internal Revenue Code, allowing tax deferral. However, this exception does not apply when the non-natural person is an employer that holds the contract under a non-qualified deferred compensation arrangement for one or more employees.
The non-natural persons rules also do not apply to contracts that are:
•	acquired by the estate of a decedent by reason of the death of the decedent;
•	issued in connection with certain qualified retirement plans and individual retirement plans;
•	purchased by an employer upon the termination of certain qualified retirement plans; or
•	immediate annuities within the meaning of Section 72(u) of the Internal Revenue Code.
If the annuitant dies before the contract is completely distributed, the balance may be included in the annuitant's gross estate for estate tax purposes, depending on the obligations that the non-natural owner may have owed to the annuitant.

Exchanges
As a general rule, federal income tax law treats exchanges of property in the same manner as a sale of the property. However, pursuant to Section 1035 of the Internal Revenue Code, an annuity contract may be exchanged tax-free for another annuity, provided that the obligee (the person to whom the annuity obligation is owed) is the same for both contracts. If the exchange includes the receipt of property in addition to another annuity contract, such as cash, special rules may cause a portion of the transaction to be taxable to the extent of the value of the property, other than the annuity contract received in the exchange.
In June, 2011 the IRS issued Rev. Proc. 2011-38, which addresses the income tax consequences of the direct transfer of a portion of the cash value of an annuity contract in exchange for the issuance of a second annuity contract. Rev. Proc. 2011-38 modified and superseded prior guidance that was contained in Rev. Proc. 2008-24. A direct transfer that satisfies the revenue procedure will be treated as a tax-free exchange under Section 1035 of the Code if, for a period of at least 180 from the date of the direct transfer, there are no distributions or surrenders from either annuity contract involved in the exchange. In addition, The 180 day period will be deemed to have been satisfied with respect to amounts received as an annuity for a period of 10 years or more, or as an annuity for the life of one or more persons. The taxation of distributions (other than distributions described in the immediately preceding sentence) received from either contract within the 180 day period will be determined using general tax principles to determine the substance of those payments. For example, they could be treated as taxable "boot" in an otherwise tax-free exchange, or as a distribution from the new contract. Rev. Proc. 2011-38 also removed numerous exceptions to the 180 waiting period that Rev. Proc. 2008-11 provided for its 12 month waiting period. Please discuss any tax consequences concerning any contemplated or completed transactions with a professional tax advisor. See, also, Non-Qualified Contracts - Natural Persons as Contract Owners, above.
Additional Medicare Tax
Effective January 1, 2013, Section 1411 of the Internal Revenue Code imposes a surtax of 3.8% on certain net investment income received by individuals and certain trusts and estates. The surtax is imposed on the lesser of (a) net investment income or (b) the excess of the modified adjusted gross income over a threshold amount. For individuals, the threshold amount is $250,000 (married filing jointly, or qualifying widow(er) with dependent child); $125,000 (married filing separately); or $200,000 (single, or head of household (with qualifying person)). The threshold for an estate or trust that is subject to the surtax is generally equal to the dollar amount at which the highest tax bracket under Internal Revenue Code Section 1(e) begins for the taxable year. For 2014, that amount is $12,300.
Modified adjusted gross income is equal to gross income with several modifications. Consult with a qualified tax advisor regarding how to determine modified adjusted gross income for purposes of determining the applicability of the surtax.
Net investment income includes, but is not limited to, interest, dividends, capital gains, rent and royalty income, and income from nonqualified annuities. It may include taxable distributions from, and gain from the sale or surrenders of, life insurance contracts. Net investment income does not include, among other things, distributions from certain qualified plans (such as IRAs, Roth IRAs, and plans described in Internal Revenue Code Sections 401(a), 401(k), 403(a), 403(b) or 457(b)); however, such distributions, to the extent that they are includible in income for federal income tax purposes, are includible in modified adjusted gross income.
Same-Sex Marriages, Domestic Partnership and Other Similar Relationships
In US v. Windsor, the United States Supreme Court declared Section 3 of the Defense of Marriage Act to be unconstitutional and concluded that same sex marriages, in the states that recognize them, are to be accorded the same federal benefits, rights and obligations as other marriages recognized by that state.
Revenue Ruling 2013-17 declared that the terms "spouse", "husband and wife", "husband", and "wife" do not include individuals (whether of the opposite sex or the same sex) who have entered into a registered domestic partnership, civil union, or other similar formal relationship recognized under state law that is not denominated as a marriage under the laws of that state. Therefore, the favorable income-deferral options afforded by federal tax law to married spouse under Code Sections 72 and 401(a)(9) are not available to individuals who have entered into a domestic partnership, civil union or other similar formal relationship recognized under state law that is not denominated as a marriage under the laws of that state.

Withholding
Pre-death distributions from the contracts are subject to federal income tax. Nationwide will withhold the tax from the distributions unless the contract owner requests otherwise. Under some circumstances, the Code will not permit contract owners to waive withholding. Such circumstances include:
•	if the payee does not provide Nationwide with a taxpayer identification number; or
•	if Nationwide receives notice from the Internal Revenue Service that the taxpayer identification number furnished by the payee is incorrect.
If a contract owner is prohibited from waiving withholding, as described above, the distribution will be subject withholding rates established by Section 3405 of the Internal Revenue Code and is applied against the amount of income that is distributed.
If the distribution is from a Tax Sheltered Annuity, it will be subject to mandatory 20% withholding that cannot be waived, unless:
•	the distribution is made directly to another Tax Sheltered Annuity, qualified pension or profit-sharing plan described in Section 401(a), an eligible deferred compensation plan described in Section 457(b) which is maintained by an eligible employer described in section 457(e)(1)(A) or individual retirement plan; or
•	the distribution satisfies the minimum distribution requirements imposed by the Code.
Non-Resident Aliens
Generally, a pre-death distribution from a contract to a non-resident alien is subject to federal income tax at a rate of 30% of the amount of income that is distributed. Nationwide is required to withhold this amount and send it to the Internal Revenue Service. Some distributions to non-resident aliens may be subject to a lower (or no) tax if a treaty applies. In order to obtain the benefits of such a treaty, the non-resident alien must:
(1)	provide Nationwide with a properly completed withholding certificate claiming the treaty benefit of a lower tax rate or exemption from tax; and
(2)	provide Nationwide with an individual taxpayer identification number.
If the non-resident alien does not meet the above conditions, Nationwide will withhold 30% of income from the distribution.
Another way to avoid the 30% withholding is for the non-resident alien to provide Nationwide with sufficient evidence that:
(1)	the distribution is connected to the non-resident alien's conduct of business in the United States;
(2)	the distribution is includable in the non-resident alien's gross income for United States federal income tax purposes; and
(3)	provide Nationwide with a properly completed withholding certificate claiming the exemption.
Note that for the preceding exemption, the distributions would be subject to the same withholding rules that are applicable to payments to United States persons.
This prospectus does not address any tax matters that may arise by reason of application of the laws of a non-resident alien's country of citizenship and/or country of residence. Purchasers and prospective purchasers should consult a financial consultant, tax advisor or legal counsel to discuss the applicability of laws of those jurisdictions to the purchase or ownership of a contract.
Federal Estate, Gift, and Generation Skipping Transfer Taxes
The following transfers may be considered a gift for federal gift tax purposes:
•	a transfer of the contract from one contract owner to another; or
•	a distribution to someone other than a contract owner.
Upon the contract owner's death, the value of the contract may subject to estate taxes, even if all or a portion of the value is also subject to federal income taxes.
Section 2612 of the Internal Revenue Code may require Nationwide to determine whether a death benefit or other distribution is a "direct skip" and the amount of the resulting generation skipping transfer tax, if any. A direct skip is when property is transferred to, or a death benefit or other distribution is made to:

(a)	an individual who is two or more generations younger than the contract owner; or
(b)	certain trusts, as described in Section 2613 of the Internal Revenue Code (generally, trusts that have no beneficiaries who are not two or more generations younger than the contract owner).
If the contract owner is not an individual, then for this purpose only, "contract owner" refers to any person:
•	who would be required to include the contract, death benefit, distribution, or other payment in his or her federal gross estate at his or her death; or
•	who is required to report the transfer of the contract, death benefit, distribution, or other payment for federal gift tax purposes.
If a transfer is a direct skip, Nationwide will deduct the amount of the transfer tax from the death benefit, distribution or other payment, and remit it directly to the Internal Revenue Service.
Charge for Tax
Nationwide is not required to maintain a capital gain reserve liability on Non-Qualified Contracts. If tax laws change requiring a reserve, Nationwide may implement and adjust a tax charge.
Tax Changes
The foregoing tax information is based on Nationwide's understanding of federal tax laws. It is NOT intended as tax advice. All information is subject to change without notice. You should consult with your personal tax and/or financial advisor for more information.
In 2001, the Economic Growth and Tax Relief Reconciliation Act ("EGTRRA") was enacted. EGTRRA made numerous changes to the Internal Revenue Code, including the following:
•	generally lowering federal income tax rates;
•	increasing the amounts that may be contributed to various retirement plans, such as IRAs, Tax Sheltered Annuities and Qualified Plans;
•	increasing the portability of various retirement plans by permitting IRAs, Tax Sheltered Annuities, Qualified Plans and certain governmental 457 plans to "roll" money from one plan to another;
•	eliminating and/or reducing the highest federal estate tax rates;
•	increasing the estate tax credit; and
•	for persons dying after 2009, repealing the estate tax.
In 2006, the Pension Protection Act of 2006 made permanent the EGTRRA provisions noted above that increase the amounts that may be contributed to various retirement plans and that increase the portability of various retirement plans. However, all of the other changes resulting from EGTRRA were scheduled to "sunset," or become ineffective, after December 31, 2010 unless they are extended by additional legislation. The American Taxpayer Relief Act (ATRA) was enacted on January 1, 2013 and made permanent the lower federal income tax rates established under EGTRRA, except for individuals with taxable income above $400,000 ($450,000 for married couples) whose tax rate will revert to the pre-EGTRRA tax rate of 39.6%. ATRA also permanently provides for a maximum federal estate tax rate of 40% with an annually inflation-adjusted $5 million exclusion for estates of persons dying after December 31, 2012. Consult a qualified tax or financial advisor for further information relating to these and other tax issues.
State Taxation
The tax rules across the various states and localities are not uniform and therefore are not discussed in this prospectus. Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed. Contract owners and prospective contract owners should consult a financial consultant, tax advisor or legal counsel to discuss the taxation and use of the contracts.
Statements
Nationwide will mail contract owners statements and reports. Therefore, contract owners should promptly notify the Service Center of any address change.
These mailings will contain:

•	statements showing the contract's quarterly activity; and
•	confirmation statements showing transactions that affect the contract's value. Confirmation statements will not be sent for recurring transactions. Instead, confirmation of recurring transactions will appear in the contract's quarterly statements.
Contract owners can receive information from Nationwide faster and reduce the amount of mail they receive by signing up for Nationwide's eDelivery program. Nationwide will notify contract owners by email when important documents (statements, prospectuses and other documents) are ready for a contract owner to view, print, or download from Nationwide's secure server. To choose this option, go to nationwide.com/login.
Contract owners should review statements and confirmations carefully. All errors or corrections must be reported to Nationwide immediately to assure proper crediting to the contract. Unless Nationwide is notified within 30 days of receipt of the statement, Nationwide will assume statements and confirmation statements are correct.
Investments
Nationwide intends to invest Guaranteed Period Option allocations received in fixed interest investments (bonds, mortgages, and collateralized mortgage obligations) in the same manner as Nationwide invests its general account assets. Nationwide takes into account the various maturity durations of the Guaranteed Period Options (3, 4, 5, 6, 7, 8, 9, and 10 years) and anticipated cash-flow requirements when making investments. Nationwide is not obligated to invest Guaranteed Period Option allocations in accordance with any particular investment objective, but will generally adhere to the overall investing philosophy of Nationwide. The Specified Interest Rates declared by Nationwide for the various Guaranteed Period Options will not necessarily correspond to the performance of the nonunitized separate account.
Contacts and the Distribution (Marketing)
of the Guaranteed Period Options
Nationwide Investment Services Corporation ("NISC"), acts as the national distributor of the contracts sold through this prospectus. NISC is registered as a broker-dealer under the Securities Exchange Act of 1934 ("1934 Act"), and is a member of the Financial Industry Regulatory Authority ("FINRA"). NISC's address is One Nationwide Plaza, Columbus, Ohio 43215. In Michigan only, NISC refers to Nationwide Investment Svcs. Corporation. NISC is a wholly owned subsidiary of Nationwide.
Contracts sold through this prospectus can be purchased through registered representatives, appointed by Nationwide, of FINRA broker-dealer firms. Nationwide pays broker-dealers compensation for promoting, marketing and selling the variable life and variable annuity contracts it sponsors. In turn, the broker-dealers pay a portion of the compensation to their registered representatives, under their own arrangements. Nationwide does not expect the compensation paid to such broker-dealers (including NISC) to exceed 5.0% of premium payments (on a present value basis) for sales of the contracts described in this prospectus. For limited periods of time, Nationwide may pay additional compensation to broker-dealers as part of special sales promotions. Nationwide offers these contracts on a continuous basis, however no broker dealer is obligated to sell any particular amount of contracts.
Legal Opinion
Legal matters in connection with federal laws and regulations affecting the issue and sale of the contracts described in this prospectus and the organization of Nationwide, its authority to issue the contracts under Ohio law, and the validity of the contracts under Ohio law have been passed on by Nationwide's Office of General Counsel.
About Nationwide
Nationwide is a stock life insurance company organized under Ohio law in March 1929, with its home office at One Nationwide Plaza, Columbus, Ohio 43215. Nationwide is a provider of life insurance, annuities and retirement products. It is admitted to do business in all states, the District of Columbia and Puerto Rico.
Nationwide is a member of the Nationwide group of companies. Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company (the "Companies") are the ultimate controlling persons of the Nationwide group of companies. The Companies were organized under Ohio law in December of 1925 and 1933 respectively. The Companies engage in a general insurance and reinsurance business, except life insurance.

Nationwide is relying on the exemption provided by Rule 12h-7 under the 1934 Act. In reliance on that exemption, Nationwide does not file periodic reports that would be otherwise required under the 1934 Act.
To request additional information, contact the Service Center.
Contacting the Service Center
All inquiries, paperwork, information requests, service requests, and transaction requests should be made to the Service Center:
•	by telephone at 1-800-848-6331 (TDD 1-800-238-3035)
•	by mail to P.O. Box 182021, Columbus, Ohio 43218-2021.
Nationwide may be required to provide information about your contract to government regulators. If mandated under applicable law, Nationwide may be required to reject a purchase payment and to refuse to process transaction requests for transfers, withdrawals, loans, and/or death benefits until instructed otherwise by the appropriate regulator.
Nationwide will use reasonable procedures to confirm that instructions are genuine and will not be liable for following instructions that it reasonably determined to be genuine. Nationwide may record telephone requests. Telephone and computer systems may not always be available. Any telephone system or computer can experience outages or slowdowns for a variety of reasons. The outages or slowdowns could prevent or delay processing. Although Nationwide has taken precautions to support heavy use, it is still possible to incur an outage or delay. To avoid technical difficulties, submit transaction requests by mail.
Experts
The consolidated financial statements and schedules of Nationwide Life Insurance Company and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP is located at 191 West Nationwide Blvd., Columbus, Ohio 43215.
Disclosure of Commission Position on Indemnification
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act") may be permitted to directors, officers and controlling persons of Nationwide pursuant to the foregoing provisions, or otherwise, Nationwide has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Nationwide will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.
Legal Proceedings
Nationwide Life Insurance Company
Nationwide Financial Services, Inc. (NFS, or collectively with its subsidiaries, "the Company") was formed in November 1996. NFS is the holding company for Nationwide Life Insurance Company (NLIC), Nationwide Life and Annuity Insurance Company (NLAIC) and other companies that comprise the life insurance and retirement savings operations of the Nationwide group of companies (Nationwide). This group includes Nationwide Financial Network (NFN), an affiliated distribution network that markets directly to its customer base. NFS is incorporated in Delaware and maintains its principal executive offices in Columbus, Ohio.
The Company is subject to legal and regulatory proceedings in the ordinary course of its business. The Company's legal and regulatory matters include proceedings specific to the Company and other proceedings generally applicable to business practices in the industries in which the Company operates. These matters are subject to many uncertainties, and given their complexity and scope, their outcomes cannot be predicted. Regulatory proceedings could also affect the outcome of one or more of the Company's litigation matters. Furthermore, it is often not possible to determine the ultimate outcomes of the pending regulatory investigations and legal proceedings or to provide reasonable ranges of potential losses with any degree of certainty. Some matters, including certain of those referred to below, are in very preliminary stages, and the Company does not have sufficient information to make an assessment of the plaintiffs' claims for liability or damages. In some of the cases seeking to be certified as class actions, the court has not yet decided whether a class will be certified or (in the event of certification) the size of the class and class period. In many of the cases, the plaintiffs are seeking undefined amounts of damages or other relief, including punitive damages and equitable remedies, which are difficult to quantify and cannot be defined based on the information currently available. The Company believes, however, that based on currently known information, the ultimate outcome of all pending legal and regulatory matters is not likely to have a material adverse effect on the Company's condensed consolidated financial position. Nonetheless, given the large or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that such outcomes could materially affect the Company's condensed consolidated financial position or results of operations in a particular quarter or annual period.
The various businesses conducted by the Company are subject to oversight by numerous federal and state regulatory entities, including but not limited to the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Department of Labor, the Internal Revenue Service, the Federal Reserve Bank and state insurance authorities. Such regulatory entities may, in the normal course, be engaged in general or targeted inquiries, examinations and investigations of the Company and/or its affiliates. The financial services industry has been the subject of increasing scrutiny in connection with a broad spectrum of regulatory issues; with respect to all such scrutiny directed at the Company and/or its affiliates, the Company is cooperating with regulators. The Company will cooperate with Nationwide Mutual Insurance Company (NMIC) insofar as any inquiry, examination or investigation encompasses NMIC's operations.
On August 15, 2001, NFS and NLIC were named in a lawsuit filed in the United States District Court for the District of Connecticut entitled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. On November 18, 2009, the plaintiffs filed a sixth amended complaint amending the list of named plaintiffs and claiming to represent a class of qualified retirement plan trustees under the Employee Retirement Income Security Act of 1974 (ERISA) that purchased variable annuities from NLIC. The plaintiffs allege that they invested ERISA plan assets in their variable annuity contracts and that NLIC and NFS breached ERISA fiduciary duties by allegedly accepting service payments from certain mutual funds. The complaint seeks damages in an amount equivalent to some or all of the payments allegedly received by NFS and NLIC, other unspecified relief for restitution, declaratory and injunctive relief, and attorneys fees. On November 6, 2009, the Court granted the plaintiffs motion for class certification. On October 21, 2010, the District Court dismissed NFS from the lawsuit. On February 6, 2012, the Second Circuit Court of Appeals vacated the November 6, 2009 order granting class certification and remanded the case back to the District Court for further consideration. On September 6, 2013, the District Court granted the plaintiffs motion for class certification. On December 11, 2014, the plaintiffs filed a 7th Amended Complaint adding another sub class of defendants that held trust platform products. On December 11, 2014, plaintiff filed a motion for preliminary approval of settlement. On January 5, 2015, the Court signed the Order Preliminarily Approving Settlement and Approving Form and Manner of Notice. On March 31, 2015, the Court held a Fairness Hearing and proposed a few changes to the Final Order that Nationwide has taken under consideration. NFS has made adequate provision for all probable and reasonably estimable losses associated with this settlement.

Appendix A
Example A
Assume that a contract owner made a $10,000 allocation on the last day of a calendar quarter into a 5-year Guaranteed Period Option. The Specified Interest Rate at the time is 8.5% and the 5-year interest rate swap in effect is 8%. The contract owner decides to surrender the Guaranteed Period Option 985 days from maturity. The Specified Value of the Guaranteed Period Option is $12,067.96. At this time, the 3-year interest rate swap is 7%. (985/365.25 is 2.69, which rounds up to 3.)
		[		]	d
			1 + a		365.25
MVA Factor	=		1 + b + 0.0025

		[		]	985
			1 + 0.08		365.25
MVA Factor	=		1 + 0.07 + 0.0025

MVA Factor	=		1.01897
Surrender Value	=	Specified Value	x	MVA Factor
Surrender Value	=	$12,067.96	x	1.01897
*Surrender Value	=		$12,296.89
*	Assumes no contingent deferred sales charges are applicable.
Specified Value (for purposes of the Example) = the amount of the Guaranteed Period Option allocation ($10,000), plus interest accrued at the Specified Interest Rate (8.5%).
a	=	the Interest Rate Swap for a period equivalent to the Guaranteed Period at the time of deposit in the Guaranteed Period Option;
b	=	the Interest Rate Swap at the time of distribution for a period of time equivalent to the time remaining in the Guaranteed Period. In determining the number of years to maturity, any partial year will be counted as a full year, unless it would cause the number of years to exceed the Guaranteed Period; and
c	=	the number of days remaining in the Guaranteed Period.

Example B
Assume that a contract owner made a $10,000 allocation on the last day of a calendar quarter into a 5-year Guaranteed Period Option. The Specified Interest Rate at the time is 8.5% and the 5-year interest rate swap in effect is 8%. The contract owner decides to surrender his money 985 days from maturity. The Specified Value of the Guaranteed Period Option is $12,067.96. At this time, the 3-year interest rate swap is 9%. (985/365.25 is 2.69, which rounds up to 3.)
		[		]	d
			1 + a		365.25
MVA Factor	=		1 + b + 0.0025

		[		]	985
			1 + 0.08		365.25
MVA Factor	=		1 + 0.09 + 0.0025

MVA Factor	=		0.96944
Surrender Value	=	Specified Value	x	MVA Factor
Surrender Value	=	$12,067.96	x	0.96944
*Surrender Value	=		$11,699.17
*	Assumes no contingent deferred sales charges are applicable.
Specified Value (for purposes of the Example) = the amount of the Guaranteed Period Option allocation ($10,000), plus interest accrued at the Specified Interest Rate (8.5%).
a	=	the Interest Rate Swap for a period equivalent to the Guaranteed Period at the time of deposit in the Guaranteed Period Option;
b	=	the Interest Rate Swap at the time of distribution for a period of time equivalent to the time remaining in the Guaranteed Period. In determining the number of years to maturity, any partial year will be counted as a full year, unless it would cause the number of years to exceed the Guaranteed Period; and
d	=	the number of days remaining in the Guaranteed Period.

The table set forth below illustrates the impact of a Market Value Adjustment applied upon a full surrender of a 10-year Guaranteed Period Option allocation, at various stages of the corresponding Guaranteed Period. These figures are based on Interest Rate Swap of 8% (a in the Market Value Adjustment formula) and varying current yield Interest Rate Swap shown in the first column (b in the Market Value Adjustment formula).
Current Yield	Time Remaining to the End of the Guaranteed Period	Specified Value	Market Value Adjustment	Market Value
12%	9	$10,850	-29.35%	$ 7,665
	7	$12,776	-23.68%	$ 9,751
	5	$15,040	-17.56%	$12,399
	2	$19,215	-7.43%	$17,786
	180	$21,733	-1.88%	$21,323
10%	9	$10,850	-16.94%	$ 9,012
	7	$12,776	-13.44%	$11,059
	5	$15,040	-9.80%	$13,566
	2	$19,215	-4.04%	$18,438
	180	$21,733	-1.01%	$21,513
9%	9	$10,850	-9.84%	$ 9,782
	7	$12,776	-7.74%	$11,787
	5	$15,040	-5.59%	$14,199
	2	$19,215	-2.28%	$18,777
	180	$21,733	-0.57%	$21,610
8%	9	$10,850	-2.06%	$10,627
	7	$12,776	-1.61%	$12,571
	5	$15,040	-1.15%	$14,867
	2	$19,215	-0.46%	$19,126
	180	$21,733	-0.11%	$21,708
7%	9	$10,850	6.47%	$11,552
	7	$12,776	5.00%	$13,414
	5	$15,040	3.55%	$15,573
	2	$19,215	1.40%	$19,484
	180	$21,733	0.34%	$21,808
6%	9	$10,850	15.84%	$12,569
	7	$12,776	12.11%	$14,324
	5	$15,040	8.51%	$16,321
	2	$19,215	3.32%	$19,853
	180	$21,733	0.81%	$21,909
4%	9	$10,850	37.45%	$14,914
	7	$12,776	28.07%	$16,362
	5	$15,040	19.33%	$17,948
	2	$19,215	7.32%	$20,623
	180	$21,733	1.76%	$22,115

Appendix B
NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
2014 Form S-1 MD&A

BUSINESS
Overview
Nationwide Life Insurance Company ("NLIC," or collectively with its subsidiaries, "the Company") was incorporated in 1929 and is an Ohio domiciled stock life insurance company. The Company is a member of the Nationwide group of companies ("Nationwide"), which is comprised of Nationwide Mutual Insurance Company ("NMIC") and all of its affiliates and subsidiaries.
All of the outstanding shares of NLIC's common stock are owned by Nationwide Financial Services, Inc. ("NFS"), a holding company formed by Nationwide Corporation ("Nationwide Corp."), a majority-owned subsidiary of NMIC.
The Company is a leading provider of long-term savings and retirement products in the United States of America ("U.S."). The Company develops and sells a diverse range of products and services, including individual and group annuities, individual and group life insurance products, private and public sector group retirement plans, investment products sold to institutions and advisory services.
Wholly-owned subsidiaries of NLIC as of December 31, 2014 include Nationwide Life and Annuity Insurance Company ("NLAIC") and Nationwide Investment Services Corporation ("NISC"). NLAIC primarily offers individual annuity contracts, universal life insurance, variable universal life insurance, term life insurance and corporate-owned life insurance ("COLI") on a non-participating basis. NISC is a registered broker-dealer.
Business Segments
Management views the Company's business primarily based on its underlying products and uses this basis to define its four reportable segments: Individual Products & Solutions – Annuity, Retirement Plans, Individual Products & Solutions – Life and Nationwide Business Solutions Group ("NBSG") and Corporate and Other.
The primary segment profitability measure that management uses is a non-GAAP financial measure called pre-tax operating earnings (loss), which is calculated by adjusting income before federal income taxes to exclude: (1) net realized investment gains and losses, except for operating items, such as trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to hedges on guaranteed minimum death benefit ("GMDB") contracts; (2) the adjustment to amortization of deferred policy acquisition costs ("DAC") and other related to net realized investment gains and losses; and (3) net losses attributable to noncontrolling interest. The Company believes this financial measure enhances the understanding and comparability of its performance by highlighting its results from continuing operations and their underlying project drivers.
Individual Products & Solutions - Annuity
The Individual Products & Solutions - Annuity segment consists of individual annuity products marketed under the Nationwide DestinationSM and other Nationwide-specific or private label brands. Deferred annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life. In addition, deferred variable annuity contracts provide the customer with access to a wide range of investment options and asset protection features, while deferred fixed annuity contracts generate a return for the customer at a specified interest rate fixed for prescribed periods. Immediate annuities differ from deferred annuities in that the initial premium is exchanged for a stream of income for a certain period and/or for the owner's lifetime without future access to the original investment. The majority of assets and recent sales for the Individual Products & Solutions - Annuity segment consist of deferred variable annuities.
The following table summarizes selected consolidated financial data for the Company's Individual Products & Solutions - Annuity segment for the years ended:
(in millions)	December 31, 2014	December 31, 2013	December 31, 2012
Total revenues	$ 2,201	$ 1,874	$ 1,660
Pre-tax operating earnings	$ 583	$ 321	$ 220
Account values as of year end	$69,357	$64,375	$56,786
Retirement Plans
The Retirement Plans segment is comprised of the private and public sector retirement plans businesses. The private sector business primarily includes Internal Revenue Code ("IRC") Section 401 qualified plans funded through fixed and variable group annuity contracts issued through NLIC. The public sector business primarily includes IRC Section 457 (b)

and Section 401(a) governmental plans, both in the form of full-service arrangements that provide plan administration along with fixed and variable group annuities, as well as administration-only business. Across the public and private sector business Nationwide Investment Advisors managed account services are also available. The Retirement Plans segment also includes stable value wrap products and solutions.
The following table summarizes selected consolidated financial data for the Company's Retirement Plans segment for the years ended:
(in millions)	December 31, 2014	December 31, 2013	December 31, 2012
Total revenues	$ 857	$ 844	$ 830
Pre-tax operating earnings	$ 250	$ 222	$ 195
Account values as of year end	$34,216	$30,086	$26,644
Individual Products & Solutions – Life and NBSG
The Individual Products & Solutions - Life and NBSG segment consists of life insurance products, including individual variable universal life, COLI and bank-owned life insurance ("BOLI") products, traditional life insurance products, fixed universal life insurance products and indexed universal life insurance products. Life insurance products provide a death benefit and, for certain products, allow the customer to build cash value on a tax-advantaged basis.
The following table summarizes selected consolidated financial data for the Company's Individual Products & Solutions - Life and NBSG segment for the years ended:
(in millions)	December 31, 2014	December 31, 2013	December 31, 2012
Total revenues	$ 1,644	$ 1,559	$ 1,485
Pre-tax operating earnings	$ 299	$ 238	$ 241
Life insurance policy reserves as of year end	$ 26,202	$ 24,863	$ 22,395
Life insurance in force as of year end	$167,173	$154,701	$143,633
Corporate and Other
The Corporate and Other segment includes non-operating realized gains and losses and related amortization, including mark-to-market adjustments on embedded derivatives, net of economic hedges, related to products with living benefits included in the Individual Products & Solutions - Annuity segment, other-than-temporary impairment losses, and other revenues and expenses not allocated to other segments. Additionally, this segment includes the funding agreements with the Federal Home Loan Bank of Cincinnati ("FHLB"), as well as the medium-term note ("MTN") program that concluded in the fourth quarter of 2012.
The following table summarizes selected consolidated financial data for the Company's Corporate and Other segment for the years ended:
(in millions)	December 31, 2014	December 31, 2013	December 31, 2012
Operating revenues	$ 78	$ 55	$ 54
Pre-tax operating loss	$ (129)	$ (73)	$(81)
FHLB funding agreements	$1,762	$913	$ 25
Additional information related to the Company's business segments is included in Note 18 to the audited consolidated financial statements included in the F pages of this report.
Marketing and Distribution
The Company sells its products through a diverse distribution network. Unaffiliated entities that sell the Company's products to their own customer bases include independent broker-dealers, financial institutions, wirehouse and regional firms, pension plan administrators, producer groups and life insurance agencies and specialists. Representatives of affiliates who market products directly to a customer base include Nationwide Retirement Solutions, Inc. ("NRS") and Nationwide Financial Network ("NFN") producers, which includes the independent agent distribution force and the exclusive agent distribution force of the Company's ultimate parent company, NMIC. The Company believes its broad range of competitive products, strong distributor relationships and diverse distribution network position it to compete effectively in the rapidly growing retirement savings market.

Unaffiliated Distribution
Independent Broker-Dealers, Regional Firms, Insurance Agencies and Producer Groups. The Company sells individual annuities, mutual funds, group retirement plans and life insurance products through independent broker-dealers and agencies (including brokerage general agencies and producer groups in the Individual Products & Solutions - Life and NBSG segment) and regional firms in each state and the District of Columbia. The Company believes that it has developed strong relationships based on its diverse product mix, large selection of fund options and administrative technology. In addition to such relationships, the Company believes its financial strength and the Nationwide brand name are competitive advantages in these distribution channels. The Company regularly seeks to expand this distribution network.
Financial Institutions and Wirehouses. The Company markets individual annuities (under its brand names and on a private label basis), mutual funds, private sector retirement plans and life insurance products through financial institutions and wirehouses, consisting primarily of banks and their subsidiaries. The Company believes that it has competitive advantages in this distribution channel, including its expertise in training financial institution personnel to sell annuities, life insurance and pension products, its breadth of product offerings, its financial strength, the Nationwide brand name, and the ability to offer private label products.
Pension Plan Administrators. The Company markets group retirement plans organized pursuant to IRC Section 401 and sponsored by employers as part of employee retirement programs through regional pension plan administrators. The Company also has linked pension plan administrators to the financial planning community to sell group pension products. The Company targets employers with 25 to 2,000 employees because it believes that these plan sponsors tend to require extensive record-keeping services from pension plan administrators and therefore are more likely to become long-term customers.
Life Insurance Specialists. The Company markets COLI and BOLI through life insurance specialists, which are firms that specialize in the design, implementation and administration of executive benefit plans.
Affiliated Distribution
NRS. NRS markets various products and services to the public sector, primarily on a retail basis, through several sales organizations. NRS markets group variable annuities and fixed annuities as well as administration and record-keeping services to state and local governments for use in their IRC Section 457 and Section 401(a) retirement programs. NRS maintains endorsement arrangements with state and local government entities, including the National Association of Counties and The International Association of Fire Fighters.
NFN Producers. NFN producers include Nationwide exclusive agents and independent agents. All agents appointed with Nationwide may be authorized to distribute Nationwide life insurance, annuity, mutual fund and group annuity products. Nationwide exclusive agents sell traditional, universal and variable universal life insurance products and individual annuities through the licensed agency distribution force of NMIC and primarily target the holders of personal automobile and homeowners' insurance policies issued by NMIC and affiliated companies.
Reinsurance
The Company follows the industry practice of reinsuring with other companies a portion of its life insurance, annuity and health risks in order to reduce net liability on individual risks, to provide protection against large losses, achieve greater diversification of risks and obtain statutory capital relief. The maximum amount of individual ordinary life insurance retained by the Company on any one life is $10 million. The Company cedes insurance on both an automatic basis, whereby risks are ceded to a reinsurer on specific blocks of business where the underlying risks meet certain predetermined criteria, and on a facultative basis, whereby the reinsurer's prior approval is required for each risk reinsured.
The Company has entered into reinsurance contracts with certain unaffiliated reinsurers to cede a portion of its general account life, annuity and health business. Total amounts recoverable under these reinsurance contracts including ceded reserves, paid and unpaid claims and certain other amounts totaled $704 million and $675 million as of December 31, 2014 and 2013, respectively. Under the terms of the contracts, specified assets are generally placed in trusts as collateral for the recoveries. The trust assets are invested in investment grade securities, the fair value of which must at all times be greater than or equal to 100% or 102% of the reinsured reserves, as outlined in each of the underlying contracts. Certain portions of the Company's variable annuity guaranteed benefit risks are also reinsured. These treaties reduce the Company's exposure to death benefit and income benefit guarantee risk in the Individual Products & Solutions - Annuity segment. The Company has no other material reinsurance arrangements with unaffiliated reinsurers.

The Company's only material reinsurance agreements with affiliates are the modified coinsurance agreements pursuant to which NLIC ceded to other members of Nationwide all of its accident and health insurance business not ceded to unaffiliated reinsurers, as described in Note 15 and 17 to the audited consolidated financial statements included in the F pages of this report.
Ratings
Ratings with respect to claims-paying ability and financial strength are one factor in establishing the competitive position of insurance companies. These ratings represent each agency's opinion of an insurance company's financial strength, operating performance, strategic position and ability to meet its obligations to policyholders. Such factors are important to policyholders, agents and intermediaries. They are not evaluations directed toward the protection of investors and are not recommendations to buy, sell or hold securities. Rating agencies utilize quantitative and qualitative analysis, including the use of key performance indicators, financial and operating ratios and proprietary capital models to establish ratings for the Company and certain subsidiaries. Ratings are continuously evaluated relative to performance as measured using these metrics and the impact that changes in the underlying business in which it is engaged can have on such measures. In an effort to minimize the adverse impact of this risk, the Company maintains regular communications with the rating agencies, performs evaluations utilizing its own calculations of these key metrics and considers such evaluation in the way it conducts its business.
Ratings are important to maintaining public confidence in the Company and the ability to market annuity and life insurance products. Rating agencies continually review the financial performance and condition of insurers, including the Company. Any lowering of the Company's ratings could have an adverse effect on the Company's ability to market its products and could increase the rate of surrender of the Company's products. Both of these consequences could have an adverse effect on the Company's liquidity and, under certain circumstances, net income. As of December 31, 2014, NLIC and NLAIC each have financial strength ratings of "A+" (Superior) from A.M. Best Company, Inc. ("A.M. Best"). Their claims-paying ability/financial strength are rated "A1" (Good) by Moody's Investors Service, Inc. ("Moody's") and "A+" (Strong) by Standard & Poor's Rating Services ("S&P"). The Company's financial strength is also reflected in the ratings of its commercial paper, which is rated "AMB-1" by A.M. Best, "P-1" by Moody's and "A-1" by S&P.
Competition
The Company competes with many other insurers as well as non-insurance financial services companies, some of whom offer alternative products and, with respect to other insurers, have higher ratings than the Company. While no single company dominates the marketplace, many of the Company's competitors have greater financial resources and larger market share than the Company. Competition in the Company's lines of business is primarily based on price, product features, commission structure, perceived financial strength, claims-paying ability, customer and producer service and name recognition.
See also "Risk Factors – The Company operates in a highly competitive industry, which can significantly impact operating results."
Regulation
Regulation at State Level
NLIC and NLAIC are each organized and domiciled in the State of Ohio and each is also licensed in Ohio as a life insurer. The Ohio Department of Insurance ("ODI") regulates NLIC and NLAIC, and each is also regulated by each of the insurance regulators in the other states where each is authorized to transact insurance business. State insurance authorities have broad administrative powers with respect to various aspects of the insurance business.
From time to time, increased scrutiny has been placed upon the U.S. insurance regulatory framework, and a number of state legislatures have considered or enacted legislative measures that alter, and in many cases increase, state authority to regulate insurance and reinsurance companies. In addition to legislative initiatives of this type, the National Association of Insurance Commissioners ("NAIC") and insurance regulators are regularly involved in a process of re-examining existing laws and regulations and their application to insurance and reinsurance companies. It is not possible to predict the future impact of changing regulation on the operations of the Company. See "Risk Factors—Risks Related to the Legal and Regulatory Environment of the Insurance Industry—The Company's insurance entities are subject to extensive regulation."

National Association of Insurance Commissioners
The NAIC is an organization, the mandate of which is to benefit state insurance regulatory authorities and consumers by promulgating model insurance laws and regulations for adoption by the States. The NAIC also provides standardized insurance industry accounting and reporting guidance through the Accounting Manual. However, model insurance laws and regulations are only effective when adopted by the States, and statutory accounting and reporting principles continue to be established by individual state laws, regulations and permitted practices. Changes to the Accounting Manual or modifications by the various state insurance departments may affect the statutory capital and surplus of NLIC and NLAIC.
Pursuant to its "Solvency Modernization Initiative," the NAIC reviewed the U.S. financial regulatory system and all aspects of financial regulation affecting insurance companies. Though broad in scope, the Solvency Modernization Initiative focused on: (1) capital requirements; (2) corporate governance and risk management; (3) group supervision; (4) statutory accounting and financial reporting; and (5) reinsurance. This initiative has resulted in the recent adoption by the NAIC of the ORSA Model Act, which has been enacted by several states and requires insurance companies to assess the adequacy of their and their group's risk management and current and future solvency position. Under the ORSA Model Act, an insurer must undertake an internal risk management review no less often than annually (but also at any time when there are significant changes to the risk profile of the insurer or its insurance group), in accordance with the NAIC's ORSA Guidance Manual, and prepare an ORSA Report assessing the adequacy of the insurer's risk management and capital in light of its current and future business plans. The ORSA Report will be filed with a company's lead regulator and will be available to other domiciliary regulators within the holding company system. Ohio has adopted legislation substantially similar to the ORSA Model Act, so these changes will apply to NLIC and NLAIC, effective January 1, 2015. The Company believes that NLIC and NLAIC are well prepared to comply with the law.
Insurance Holding Company Regulation
The Company is a wholly-owned subsidiary of NFS, which in turn is a wholly-owned subsidiary of Nationwide Corporation, a majority-owned subsidiary of NMIC. NMIC is the lead entity of the Nationwide group of companies. As such, NMIC is subject to the insurance holding company acts of each of the states of domicile of its insurance subsidiaries and affiliates, including NLIC and NLAIC. All states have enacted legislation that requires each insurance holding company and each insurance company in an insurance holding company system to register with the insurance regulatory authority of the insurance company's state of domicile and to furnish annually financial and other information concerning the operations of companies within the holding company system that materially affect the operations, management or financial condition of the insurers within such system. Generally, under such laws, transactions within the insurance holding company system to which NLIC and NLAIC are a party must be fair and reasonable and, if material or of a specified category, require prior notice and approval or non-disapproval by the state of domicile of each insurance entity that is party to the transaction. In addition, under such laws, a state insurance authority usually must approve in advance the direct or indirect acquisition of 10% or more of the voting securities of an insurance company domiciled in its state.
The NAIC has adopted the Amended Holding Company Model Act, which introduces the concept of "enterprise risk" within an insurance holding company system and imposes more extensive informational requirements on parents and other affiliates of licensed insurers or reinsurers, with the purpose of protecting the licensed companies from enterprise risk, including requiring an annual enterprise risk report by the ultimate controlling person identifying the material risks within the insurance holding company system that could pose enterprise risk to the licensed companies. The Amended Holding Company Model Act must be adopted by the individual states for the new requirements to apply, including, with respect to NMIC and NLIC and NLAIC, by Ohio. Ohio adopted legislation substantially similar to the Amended Holding Company Model Act on June 5, 2014 and these changes will apply to NLIC and NLAIC beginning in 2015.
Regulation of Dividends and Other Distributions
See Note 14 to the audited consolidated financial statements in the F pages of this report for a discussion of dividend restrictions.
Annual and Quarterly Reports and Statutory Examinations
Insurance companies are required to file detailed annual and quarterly statutory financial statements with state insurance regulators in each of the states in which they do business, and their business and accounts are subject to examination by such regulators at any time. In addition, insurance regulators periodically examine an insurer's financial condition, adherence to statutory accounting practices, and compliance with insurance department rules and regulations. NLIC and NLAIC each file reports with state insurance departments regarding management's assessment of internal controls over financial reporting in compliance with the Annual Financial Reporting Model Regulation.

As part of their routine regulatory oversight process, state insurance departments periodically conduct detailed examinations, generally once every three to five years, of the books, records and accounts of insurance companies domiciled in their states. Such examinations generally are conducted in coordination with the insurance departments of other domestic states under guidelines promulgated by the NAIC. The ODI's most recently completed financial examination of NLIC and NLAIC concluded in 2013 and was for the five-year period ended December 31, 2011. The examination was completed during the second quarter of 2013 and did not result in any significant issues or adjustments. The examination reports are available to the public.
Additionally, as a captive reinsurer, Olentangy Reinsurance, LLC ("Olentangy"), a special purpose financial insurance company domiciled in the State of Vermont, which is a wholly-owned subsidiary of NLAIC, is subject to the requirements and restrictions of its Licensing Order, as issued by the State of Vermont.
Market Conduct
State insurance regulatory authorities regularly make inquiries, hold investigations and administer market conduct examinations with respect to insurers' compliance with applicable insurance laws and regulations, including among other things, the form and content of disclosure to consumers, advertising, sales practices and complaint handling. State regulators have imposed significant fines on various insurers for improper market conduct. NLIC and NLAIC continuously monitor sales, marketing and advertising practices and related activities of agents and personnel and provide continuing education and training in an effort to ensure compliance with applicable insurance laws and regulations. There can be no guarantee that any non-compliance with such applicable laws and regulations would not have a material adverse effect on the Company.
Guaranty Associations and Similar Arrangements
Each of the 50 states of the U.S. and the District of Columbia have laws requiring insurance companies doing business within its jurisdiction to participate in various types of guaranty associations or other similar arrangements. These arrangements provide certain levels of protection to policy owners from losses arising from insurance policies or annuity contracts issued by insurance companies that become impaired or insolvent. Typically, assessments are levied (up to prescribed limits) on member insurers on a basis which is related to the member insurer's proportionate share of the business written by all member insurers in the lines of business in which the impaired or insolvent member insurer was writing. Some jurisdictions permit member insurers to recover assessments paid through full or partial premium tax offsets, usually over a period of years.
Assessments levied against NLIC and NLAIC during the past three years have not been material. The amount and timing of any future assessment on or refund to NLIC and NLAIC under these laws cannot be reasonably estimated and are beyond the control of NLIC and NLAIC. A portion of the assessments paid by NLIC and NLAIC pursuant to these laws may be used as credits for a portion of NLIC and NLAIC's premium taxes. For the years ended December 31, 2014, 2013 and 2012, any credits received by the Company were immaterial.
Statutory Surplus
As licensed insurers, NLIC and NLAIC are subject to the supervision of the regulators of each state which has the discretionary authority, in connection with the ongoing licensing of such entity, to limit or prohibit writing new business within its jurisdiction when, in the state's judgment, such entity is not maintaining adequate statutory surplus or capital or is operating in a hazardous financial condition. The Company does not currently anticipate that any regulator would limit the amount of new business that NLIC and NLAIC may write due to an inability to meet the levels of statutory surplus required by the regulators.
Risk-Based Capital
NLIC, NLAIC and Olentangy are subject to the NAIC's risk-based capital ("RBC") requirements for life insurance companies. The requirements monitor capital adequacy and result in insurers maintaining, for the protection of policyholders, capital in excess of statutory surplus requirements. Insurers having less statutory surplus than required by the RBC model formula will be subject to varying degrees of regulatory action depending on the level of capital inadequacy. See Note 14 to the audited consolidated financial statements included in the F pages of this report for additional discussion of RBC requirements.

Annuity Sales Practices
The Company's annuity sales practices are subject to strict regulation. State insurance regulators are becoming more active in adopting and enforcing suitability standards that create additional responsibilities and liabilities with respect to sales of annuities, both fixed and variable. Such regulations and responsibilities could increase the Company's operational costs or compliance costs or burdens, or expose the Company to increased liability for any violation of such regulations and responsibilities.
Regulation of Investments
The Company is subject to state laws and regulations that require diversification of their investment portfolios and limit the amount of investments in certain investment categories such as below-investment grade fixed income securities, real estate-related equity and common stocks. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring statutory surplus, and, in some instances, could require divestiture of such non-qualifying investments. The Company believes that its investments and the investments made by each of its U.S. insurance subsidiaries and affiliates, in each case, are in compliance, in all material respects, with such laws and regulations as of December 31, 2014.
Federal Initiatives
Although the U.S. federal government generally has not directly regulated the insurance business, federal legislation and administrative policies, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("the Dodd-Frank Act") expands the federal presence in insurance oversight. For further discussion, see "Risk Factors—Risks Related to the Legal and Regulatory Environment of the Insurance Industry—The Company's insurance entities are subject to extensive regulation" and "Risk Factors—Risks Related to the Legal and Regulatory Environment of the Insurance Industry—The Dodd-Frank Act and certain other potential changes in federal laws and regulations may adversely affect the Company's business, results of operations and financial condition."
Securities Laws
Certain of NLIC and NLAIC's products, policies and contracts are subject to regulation under the federal securities laws administered by the Securities Exchange Commission ("SEC") and under certain state securities laws. Certain separate accounts of NLIC and NLAIC are registered as investment companies under the Investment Company Act of 1940, as amended. Separate account interests under certain variable annuity contracts and variable insurance policies issued by NLIC and NLAIC are also registered under the Securities Act. NISC, a subsidiary of the Company, is registered as a broker-dealer under the Exchange Act, and is a member of, and subject to regulation by, the Financial Industry Regulatory Authority and is also subject to the SEC's net capital rules.
Nationwide Investment Advisors, a subsidiary of the Company, is an investment advisor registered under the Investment Advisors Act of 1940, as amended, and the Securities Act.
All aspects of investment advisory activities of NLIC are subject to applicable federal and state laws and regulations in the jurisdictions in which they conduct business. These laws and regulations primarily are intended to benefit investment advisory clients and investment company shareholders and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the transaction of business for failure to comply with such laws and regulations. In such event, the possible sanctions which may be imposed include the suspension of individual employees, limitations on the activities in which the investment advisor may engage, suspension or revocation of the investment advisor's registration as an advisor, censure and fines.
Privacy Regulation
The Company is subject to federal and state laws and regulations that require financial institutions and other businesses to ensure the security and confidentiality of nonpublic personal information, including laws that regulate use and disclosure of, among others, social security numbers and health information. Federal and state laws require notice to affected individuals, law enforcement, regulators and others if there is a breach of the security of certain personal information, including social security numbers and health information. Federal regulations require financial institutions and creditors to implement effective programs to detect, prevent, and mitigate identity theft. Federal and state laws and regulations regulate the ability of financial institutions to make telemarketing calls and to send unsolicited commercial e-mail, text or fax messages to consumers and customers. Federal laws and regulations regulate the permissible uses of certain personal information, including consumer report information. Federal and state legislatures and regulatory bodies may expand regulation regarding these subjects and the privacy and security of personal information.

ERISA
On December 13, 1993, the U.S. Supreme Court issued its opinion in John Hancock Mutual Life Insurance Company v. Harris Trust and Savings Bank, holding that certain assets in excess of amounts necessary to satisfy guaranteed obligations held by Hancock in its general account under a participating group annuity contract are "plan assets" and therefore subject to certain fiduciary obligations under the Employee Retirement Income Security Act of 1974 ("ERISA"). ERISA requires that fiduciaries perform their duties solely in the interest of ERISA plan participants and beneficiaries, and with the care, skill, prudence and diligence that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. The Court imposed ERISA fiduciary obligations to the extent that the insurer's general account is not reserved to pay benefits under guaranteed benefit policies (i.e., benefits whose value would not fluctuate in accordance with the insurer's investment experience).
Tax Matters
NLIC files a consolidated federal income tax return with its subsidiaries and is eligible to join the NMIC consolidated tax return group in 2015.
Life insurance products may be used to provide income tax deferral and income tax free death benefits. Annuity contracts may be used to provide income tax deferral. The value of these benefits is related to the level of income tax rates and capital gains tax rates. Changes to the income tax rates and the capital gains tax rates can affect the value of these benefits, and therefore the desirability of those products.
The U.S. Congress periodically has considered possible legislation that, if enacted, could materially reduce or eliminate many of the tax advantages of purchasing and owning annuity and life insurance products. Recent legislative proposals have included provisions that, if enacted, would (a) disallow a portion of the income tax interest deduction for many businesses that own life insurance; (b) alter the calculation of a life insurance company's separate account dividends received deductions; (c) impose a "financial crisis responsibility fee" on certain insurance companies (described below); (d) impose additional information reporting requirements with respect to variable insurance products and resales of certain life insurance contracts; and (e) alter the calculation of the amount of an insurance's company's policy acquisition expenses that must be capitalized and amortized rather than deducted currently. In addition, Congress is considering proposals to further limit contributions to retirement plans and accelerate the distributions from such plans after the death of the participant. If these proposals or other changes affecting the taxation of life insurance and/or annuity contracts, or the qualification requirements for retirement plans were to be enacted, the Company's sale of COLI, BOLI, variable annuities, variable life products and other retirement plan products could be adversely affected.
Additional changes to the Code to address the fiscal challenges currently faced by the federal government may also be made. These changes could include changes to the taxation of life insurance, annuities, mutual funds, retirement savings plans, and other investment alternatives offered by the Company. Such changes could have an adverse impact on the desirability of the products offered by the Company.
Legal Proceedings
See Note 16 to the audited consolidated financial statements included in the F pages of this report for a description of litigation and regulatory actions.
Employees
As of December 31, 2014, the Company had approximately 3,242 employees, none of which were covered by a collective bargaining agreement.
Risk Factors
Risks Related to Economic and Financial Market Conditions
Adverse capital and credit market conditions may significantly affect the Company's ability to meet liquidity needs and access the capital required to operate its business, most significantly its insurance operations.
The Company's insurance, annuity and investment products, as well as its investment returns and access to and cost of financing, are sensitive to disruptions, uncertainty or volatility in the capital and credit markets, thereby ultimately impacting the Company's profitability and ability to support or grow its businesses. In the insurance industry, liquidity refers to the ability of an enterprise to generate adequate amounts of cash from its normal operations in order to meet its financial commitments. The principal sources of the Company's liquidity are insurance premiums, annuity considerations, deposit funds and cash, including from its investment portfolio and assets. Sources of liquidity also include a variety of short- and long-term debt instruments, including repurchase agreements, intercompany borrowings, FHLB programs, commercial paper, lines of credit and long-term debt.
In the event current resources do not satisfy the Company's needs, the Company may have to seek additional financing. The availability of additional financing will depend on a variety of factors, including capital and credit market conditions, the availability of credit generally and specifically to the financial services industry, market liquidity, the Company's credit ratings, as well as the possibility that customers or lenders could develop a negative perception of the Company's long- or short-term financial prospects if it incurs large investment losses or if the level of business activity decreases. Similarly, the Company's access to funds may be impaired if regulatory authorities or rating agencies take negative actions against it. The Company's internal sources of liquidity may prove to be insufficient, and in such case, it may not be able to successfully obtain additional financing on favorable terms, or at all.
As such, the Company may be forced to issue securities with terms and conditions that may be unfavorable to it, bear an unattractive cost of capital or sell certain assets, any of which could decrease the Company's profitability and significantly reduce its financial flexibility. The Company's results of operations, financial condition and cash flows could be materially adversely affected by disruptions in the capital and credit markets.
The Company is exposed to significant financial market risk, which may adversely affect its results of operations and financial condition, and may cause the Company's net investment income to vary from period to period.
The Company is exposed to significant financial market risk, including changes in interest rates, credit spreads, equity prices, real estate values, foreign currency exchange rates, domestic and foreign market volatility, the performance of the economy in general, the performance of specific obligors, included in its portfolio and other factors outside the Company's control.
The Company's exposure to interest rate risk relates primarily to the market price and cash flow variability associated with changes in interest rates. The Company's investment portfolio contains interest rate sensitive instruments, such as bonds and derivatives, which may be adversely affected by changes in interest rates from governmental monetary policies, domestic and international economic and political conditions, and other factors beyond its control. U.S. long-term interest rates remain at relatively low levels by historical standards. During periods of low or declining interest rates, as cash becomes available from premiums on insurance and annuity policies and from the maturity, redemption or sale of existing securities or from other sources, the yield on the new investments purchased will be lower than that on existing investments, thus lowering the average yield that the Company earns on its investment portfolio. Additionally, during periods of declining interest rates, the economic hedges designed to protect statutory capital will experience losses. Conversely, inflation may increase and interest rates may suddenly spike, which could have a material affect on the Company's results of operations, insofar as inflation may affect interest rates. Although the Company seeks to carefully measure and manage its interest rate risk positions, the Company's estimate of the liability cash flow profile may be inaccurate, and it might need to sell assets in order to cover the liability, which could adversely affect the Company's financial position and results of operations.
The Company's insurance and investment products are also sensitive to interest rate fluctuations and expose the Company to the risk that falling interest rates or credit spreads will reduce the Company's margin, or the difference between the returns earned on the investments that support the obligations under these products and the amounts that must be paid to policyholders and contractholders. Because the Company may reduce the interest rates credited on most of these products only at limited, pre-established intervals, and because some contracts have guaranteed minimum interest crediting rates, declines in interest rates may adversely affect the profitability of these products. There may be economic scenarios, including periods of rising interest rates, which could increase life insurance policy loan, surrender, and withdrawal activity in a given period. Such situations could result in cash outflows requiring that the Company sell investments at a time when the prices of those investments are adversely affected, which may result in realized investment losses. Unanticipated withdrawals and terminations may also cause the Company to accelerate the amortization of DAC and other expenses, which reduces net income in the period of the acceleration.
The Company's exposure to credit spreads primarily relates to market price and cash flow variability associated with changes in credit spreads. A widening of credit spreads would increase unrealized losses in the investment portfolio and, if issuer credit spreads increase as a result of fundamental credit deterioration, would likely result in higher other-than-temporary impairments. Credit spread tightening will reduce net investment income associated with new purchases of fixed securities. In addition, market volatility can make it difficult to value certain of the Company's securities if trading becomes less frequent. As such, valuations may include assumptions or estimates that may have significant period-to-period changes due to market volatility, which could have a material adverse effect on the Company's results of operations or financial condition.
The Company invests or may invest a portion of its portfolio in alternative investments, such as private equity funds, real estate funds, and hedge funds. Quarterly fluctuations in the net investment income of the Company can be affected by changes in the underlying value of the investments. In addition, the timing and quality of distributions from such funds, which depend on particular events relating to the underlying investments, as well as the funds' schedules for making distributions, can be inherently difficult to predict.
The Company's exposure to equity risk relates primarily to the potential for lower earnings associated with certain of the Company's insurance businesses, such as variable annuities, and investment advisory business, in each case where fee income is generally earned based upon the fair value of the assets under management. In addition, certain of the Company's annuity products offer guaranteed benefits, which increase its potential benefit exposure. Statutory reserve and capital requirements for these products are sensitive to market movements, which could deplete capital. Increased reserve and capital requirements could lead to rating agency downgrades.
The Company is exposed to many different industries, issuers, and counterparties, and routinely executes transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, hedge funds and other investment funds and institutions. Many of these transactions expose the Company to credit risk in the event of default of the counterparty. While counterparty risk is generally secured, the Company's credit risk may be exacerbated when the collateral held by the Company cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to it. The Company may have further exposure to these issuers in the form of holdings in unsecured debt instruments, derivative transactions and stock investments of these issuers. There can be no guarantee that any such realized losses or impairments to the carrying value of these assets would not materially and adversely affect the Company's business, results of operations, and financial condition.
For additional information on market risk, see Qualitative and Quantitative Disclosures about Market Risk.
Guarantees within certain of the Company and its insurance entities' products may adversely affect the Company's financial condition or results of operations.
Certain of the Company's variable annuity products include guaranteed benefits, including five primary guarantee types: (1) GMDB; (2) guaranteed living withdrawal benefits ("GLWB"); (3) guaranteed minimum accumulation benefits ("GMAB"); (4) guaranteed minimum income benefits ("GMIB") and; (5) a hybrid guarantee with GMAB and GLWB.
Periods of significant and sustained downturns in equity markets, increased equity volatility, and/or reduced interest rates could result in an increase in the valuation of the future policy benefit or policyholder account balance liabilities associated with such products, resulting in a reduction to net income. In addition, significant increases in interest rates can have an adverse impact on the statutory capital of NLIC and NLAIC. NLIC and NLAIC enter into interest rate swap transactions which are structured to provide an offset against the negative impact of higher interest rates on the Company's capital position. NLIC uses derivative instruments to mitigate the liability exposure and the volatility of net income associated with these liabilities.
The Company may also choose not to hedge, in whole or in part, these or other risks that it has identified, due to, for example, the availability and/or cost of a suitable derivative financial instrument or in reaction to extreme credit, equity market, and/or interest rate levels or volatility.
See Note 2 and Note 7 to the audited consolidated financial statements in the F pages of this report for additional information regarding the Company's use of derivatives instruments.
NLIC remains ultimately liable for the guaranteed benefits and are subject to the risk that reinsurers or derivative counterparties are unable or unwilling to pay. In addition, NLIC is subject to the risk that hedging and other risk management procedures prove ineffective, or the estimates and assumptions made in connection with their use fail to reflect or correspond to the actual liability exposure or that unanticipated policyholder behavior or mortality, combined with adverse market events, produces economic losses beyond the scope of the risk management techniques employed. NLIC is also subject to the risk that the cost of hedging these guaranteed minimum benefits materially increases as implied volatilities increase and/or interest rates decrease, and as central clearing of derivatives becomes more prevalent. These risks, individually or collectively, may have a material adverse effect on the Company's financial condition or results of operations.

For additional information on guaranteed benefits in the Company's products, see Note 4 to the audited consolidated financial statements included in the F pages of this report.
The impact on distributors, vendors and customers of sustained or significant deterioration in economic conditions could adversely affect the Company's business.
The Company is exposed to risks associated with the potential financial instability its customers and distributors, many of whom may be adversely affected by volatile conditions in the financial markets or an economic slowdown. As a result of uncertainties with respect to financial institutions and the global credit markets, increases in energy costs, and other macroeconomic challenges currently or potentially affecting the economy of the U.S. and other parts of the world, customers and distributors may experience serious cash flow problems and other financial difficulties. As a result, they may modify, delay, or cancel plans to buy or sell the Company's products, or make changes in the mix of products bought or sold, that are unfavorable to the Company.
In addition, the Company is susceptible to risks associated with the potential financial instability of the vendors on which the Company relies to provide services or to whom the Company delegates certain functions. The same conditions that may affect the Company's distributors also could adversely affect the Company's vendors, causing them to significantly and quickly increase their prices or reduce their output. The Company's business depends on its ability to perform, in an efficient and uninterrupted fashion, its necessary business functions, and any interruption in the services provided by third parties also could adversely affect the Company's cash flow, profitability and financial condition.
Risks Related to Investments
Some of the Company's investments are relatively illiquid.
The Company holds certain investments that may lack liquidity, such as certain fixed maturity securities (including privately placed bonds and structured securities based upon residential or commercial mortgage loans or trust preferred securities), mortgage loans, policy loans, equity real estate, including real estate joint ventures, and other limited partnership interests.
If the Company requires significant amounts of cash on short notice in excess of normal cash requirements or is required to post or return collateral in connection with the investment portfolio, derivatives transactions or securities lending activities, the Company may have difficulty selling these investments in a timely manner, be forced to sell them for less than the Company otherwise would have been able to realize, or both.
The Company does not have the intent to sell, nor is it more likely than not that it will be required to sell, debt securities in an unrealized loss position. Investment losses, however, may be realized to the extent liquidity needs require the disposition of debt securities in unfavorable interest rate, liquidity or credit spread environments.
The Company has exposure to mortgage-backed securities, which could cause declines in the value of its investment portfolio.
Securities and other capital markets products connected to residential mortgage lending, particularly those backed by non-agency loans, may become less liquid. The value of the Company's investments in mortgage-backed securities may be negatively impacted by an unfavorable change in or increased uncertainty regarding delinquency rates, foreclosures, home prices, and refinancing opportunities. In addition, securities backed by commercial mortgages are sensitive to the strength of the related underlying mortgage loans, the U.S. economy, and the supply and demand for commercial real estate. Deterioration in the performance of the residential and commercial mortgage sector could cause declines in the value of that portion of the Company's investment portfolios.
Defaults on commercial mortgage loans and volatility in performance may adversely affect the Company's results of operations and financial condition.
Commercial mortgage loans could face heightened delinquency, refinancing, and default risk under adverse economic conditions. As such, these risks could lead to declining values on certain of such instruments. The performance of the Company's commercial mortgage loan investments may fluctuate in the future. An increase in the default rate of the Company's commercial mortgage loan investments or a borrower's inability to refinance or pay off its loan at maturity could have an adverse effect on its results of operations and financial condition. If these loans are not refinanced or paid in full at maturity, the Company's mortgage loan investments could be adversely affected. Any geographic or sector concentration of the Company's commercial mortgage loans may have adverse effects on its investment portfolio and, consequently, on its results of operations or financial condition. While the Company seeks to mitigate this risk by having a broadly diversified portfolio, events or developments that have a negative effect on any particular geographic region or sector may have a greater adverse effect on its investment portfolio to the extent that the portfolio is concentrated.

The determination of the amount of allowances and impairments taken on the Company's investments are judgmental and could materially impact its results of operations or financial position.
The Company's determination of the amount of allowances and impairments varies by investment type and is based on its periodic evaluation and assessment of known and inherent risks associated with the respective asset class. Such evaluations and assessments are revised as conditions change and new information becomes available. The Company updates its evaluations regularly and reflects changes in allowances and impairments in operations as such evaluations are revised. Market volatility can make it more difficult to value the Company's securities if trading in such securities becomes less frequent. In addition, a forced sale by holders of large amounts of a security, whether due to insolvency, liquidity, or other issues with respect to such holders, could result in declines in the price of a security. There can be no guarantee that the Company has accurately assessed the level of impairments taken and allowances reflected in the financial statements. Furthermore, additional impairments may need to be taken or allowances provided for in the future. Historical trends may not be indicative of future impairments or allowances.
For additional information on the Company's allowance and impairment review process, see Note 2 to the audited consolidated financial statements included in the F pages of this report.
The Company values investments at both cost and fair value, which may be significantly different than the values used for purposes of the Company's financial statements.
The Company's investments primarily consist of fixed maturity securities, short-term investments, mortgage loans, policy loans and alternative investments. On the basis of U.S. generally accepted accounting principles ("GAAP"), the carrying value of such investments is as follows:
•	Fixed maturity securities, except those considered trading securities, are primarily classified as available-for-sale and are reported at their fair value. Unrealized gains and losses on these securities are recorded as a separate component of other comprehensive income or loss, net of policyholder related amounts and deferred income taxes.
•	Short-term investments include investments with remaining maturities of one year or less at the time of acquisition and are reported at fair value.
•	Mortgage loans are recorded at unpaid principal balance, adjusted for any unamortized premium or discount, deferred fees or expenses and allowances.
•	Policy loans are carried at unpaid principal balances.
•	Alternative investments are generally reported based on the equity method of accounting.
Investments not carried at fair value in the Company's financial statements (principally mortgage loans and alternative investments) may have fair values which are substantially higher or lower than the carrying value reflected in the Company's financial statements. Each such asset class is regularly evaluated for impairment under the accounting guidance appropriate to the respective asset class.
The Company's valuation of fixed maturity securities may include methodologies, estimates and assumptions which are subject to differing interpretations and could result in changes to investment valuations that may materially adversely affect the Company's results of operations or financial condition.
Fixed maturity securities and certain other investments are reported at fair value on the balance sheet. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company categorizes these securities into a three-level hierarchy based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument in its entirety.
The determination of fair values in the absence of quoted market prices is based on valuation methodologies, values of securities the Company deems to be comparable and assumptions deemed appropriate given the circumstances. The use of different methodologies and assumptions may have a material effect on the estimated fair value amounts. Further, rapidly changing and unprecedented credit and equity market conditions could materially impact the valuation of securities as reported within the Company's consolidated financial statements and the period-to-period changes in value could vary significantly. Decreases in value may have a material adverse effect on the Company's results of operations or financial condition.

For additional information on the Company's fair value categories and valuation methodologies, see Note 2 to the audited consolidated financial statements included in the F pages of this report.
Risks Related to the Legal and Regulatory Environment of the Insurance Industry
Certain changes in accounting and/or financial reporting standards issued by the Financial Accounting Standards Board, the Securities and Exchange Commission, the National Association of Insurance Commissioners, state insurance departments or other standard-setting bodies could have a material adverse impact on the Company's financial condition or results of operations.
The Company is subject to the application of GAAP, which is periodically revised and/or expanded. As such, the Company is required to adopt new or revised accounting and/or financial reporting standards issued by recognized accounting standard setters or regulators, including the Financial Accounting Standards Board ("FASB") and the SEC. It is possible that future requirements could change the Company's current application of GAAP, resulting in a material adverse impact on the Company's financial condition or results of operations.
In addition, the Company's insurance entities are required to comply with the Statutory Accounting Principles ("SAP") established by the NAIC and adopted and administered by state departments of insurance. The various components of SAP (such as actuarial reserve methodologies) are currently subject to review by the NAIC and its task forces and committees, as well as state insurance departments, in an effort to address emerging issues and otherwise improve or alter financial reporting. The NAIC is working to reform state regulation in various areas, including comprehensive reforms relating to life insurance reserves and the accounting for such reserves. The Company cannot predict whether or in what form reforms will be enacted and, if so, whether the enacted reforms will positively or negatively affect the Company's insurance entities. Calculations made in accordance with SAP govern the ability of the Company's insurance entities to pay dividends to their respective parent companies.
The NAIC Accounting Practices and Procedures Manual (the "Accounting Manual") provides that state insurance departments may permit insurance companies domiciled therein to depart from SAP through prescribed practices or by granting them permitted practices. Olentangy was granted a permitted practice from the State of Vermont that increased NLAIC's valuation of this subsidiary by $66 million as of December 31, 2014 and 2013, which also allowed NLIC to admit additional deferred tax assets of $10 million as of December 31, 2014 and 2013. However, the Company cannot predict what permitted and prescribed practices any applicable state insurance department may allow or mandate in the future, nor can the Company predict whether or when the insurance departments of states of domicile of the Company's competitors may permit them to utilize advantageous accounting practices that depart from SAP. Moreover, although states generally defer to interpretations of the insurance department of the state of domicile with respect to the application of regulations and guidelines, neither the action of the domiciliary state nor the action of the NAIC is binding on a non-domiciliary state. Accordingly, a state could choose to follow a different interpretation. The Company can give no guarantees that future changes to SAP or components of SAP or the granting of permitted practices to the Company's competitors will not have a materially negative impact on the Company's financial condition or results of operations.
The Company's insurance entities are subject to extensive regulation.
The Company's insurance entities are subject to extensive state regulatory oversight in the jurisdictions in which each does business as well as to federal oversight in some aspects of their business. Insurance companies are regulated by the insurance departments of the states in which they are domiciled or licensed. State insurance authorities have broad administrative powers with respect to various aspects of the insurance business. The Company could be adversely affected by, among other things, changes in state law relating to marketing, privacy, acquisitions, payment of dividends, reinsurance, the form and content of insurance policies (including pricing), licensing, regulation of premium rates, premium tax increases, rating and underwriting restrictions and limitations, asset and reserve valuation requirements, enterprise risk management, surplus requirements, limitations on investments, accounting standards, and RBC requirements. Also, applicable state insurance laws, rather than federal bankruptcy laws, apply to the liquidation or restructuring of insurance companies. The primary purpose of such regulatory supervision is to protect policyholders, rather than the Company. Changes in regulations, or in the interpretation or application of existing laws or regulations, may adversely impact pricing, capital requirements, reserve adequacy, or exposure to litigation and could increase the costs of regulatory compliance. The Company cannot predict the effect that any proposed or future legislation or change in the interpretation or application of existing laws or regulations may have on its financial condition or results of operations.
From time to time, increased scrutiny has been placed upon the U.S. insurance regulatory framework, and a number of state legislatures have considered or enacted legislative measures that alter, and in many cases increase, state authority to regulate insurance and reinsurance companies. In addition to legislative initiatives of this type, the NAIC and insurance regulators are regularly involved in a process of re-examining existing laws and regulations and their application to insurance and reinsurance companies and may impose changes in the future that put further regulatory burdens on insurers and, thus, could have an adverse effect on NLIC and NLAIC's results of operations and financial condition. Changes are often implemented in order to benefit policyholders to the detriment of insurers.
At the federal level, the Company could be affected by laws and regulations that may affect certain aspects of the insurance industry. While the federal government in most contexts currently does not directly regulate the insurance business, federal legislation and administrative policies in a number of areas, including limitations on antitrust immunity, minimum solvency requirements, systemic risk regulation, grant of resolution authority to a federal agency, uniform market conduct standards, credit for reinsurance initiatives, other proposals at the federal level to replace or streamline state regulatory processes, employee benefits regulation, age, sex and disability-based discrimination, financial services regulation, and federal taxation, can significantly affect the insurance business.
This state regulatory oversight and various proposals at the federal level could in the future adversely affect the Company's ability to sustain adequate returns in certain lines of business. It is not possible to predict the future impact of changing regulation on the Company's financial condition or results of operations.
The Dodd-Frank Act and certain other potential changes in federal laws and regulations may adversely affect the Company's business, results of operations and financial condition.
In July 2010, Congress passed, and the President signed, the Dodd-Frank Act. Policy and rulemaking conducted after the enactment of the Dodd-Frank Act has and will continue to significantly change financial regulation. The Company cannot predict the full impact this financial reform legislation will have on its business, results of operations or financial condition. The full impact of the Dodd-Frank Act on the Company will not be determined until the numerous regulations required by the act are finalized. However, the Company has been or anticipates that its business and operations will be affected in at least the following ways:
•	Title I of the Dodd-Frank Act. Title I of the Dodd-Frank Act established the Financial Stability Oversight Council ("FSOC") which has authority to designate non-bank financial companies as systemically important financial institutions ("non-bank SIFIs") thereby subjecting them to enhanced prudential standards and supervision by the Board of Governors of the Federal Reserve System ("Federal Reserve"). The prudential standards for non-bank SIFIs include enhanced RBC requirements, leverage limits, liquidity requirements, single counterparty exposure limits, governance requirements for risk management, stress test requirements, special debt-to-equity limits for certain companies, early remediation procedures and recovery and resolution planning. If FSOC were to determine that NMIC is a non-bank SIFI, NMIC would become subject to certain of these enhanced prudential standards, which could adversely affect the Company. The Federal Reserve also indicated that it may apply certain of these enhanced prudential standards to savings and loan holding companies ("SLHCs"), like NMIC and NFS, as the safety and soundness regulator for these institutions. It remains unclear the extent to which any of these enhanced prudential standards will be extended to SLHCs.
❍	As a financial company with total consolidated assets greater than $10 billion, NMIC is subject to stress testing requirements developed by the Federal Reserve to determine whether, on a consolidated basis, NMIC has the capital necessary to absorb losses as a result of adverse economic conditions. NMIC will be required to conduct company-run annual stress tests to be provided to the Federal Reserve. The Company cannot predict the manner in which the stress tests will ultimately be designed, conducted and disclosed with respect to NMIC or whether the results of such stress tests will cause an alteration to the Company's business practices or affect the perceptions of regulators, rating agencies, customers, counterparties or investors.
❍	FSOC may recommend that state insurance regulators or other regulators apply new or heightened safeguards for activities or practices in which the Company or other financial services companies engage in that FSOC determines could create or increase the risk that significant liquidity, credit or other problems might spread among financial companies.
•	Title II of the Dodd-Frank Act. Title II of the Dodd-Frank Act provides that a financial company may be subject to a special orderly liquidation process outside the federal bankruptcy code, administered by the Federal Deposit Insurance Corporation ("FDIC") as receiver, upon a determination that the company is in default or danger of default and presents a threat to the financial stability of the U.S. The Company cannot predict how its creditors will evaluate this potential or whether it will impact financing or hedging costs.
•	Title III of the Dodd-Frank Act. Title III of the Dodd-Frank Act transferred to the Federal Reserve the supervisory and regulatory authority of the Office of Thrift Supervision over SLHCs. As a registered SLHC, NMIC and NFS are now subject to the rulemaking authority of the Federal Reserve and the supervision and examination authority of the Federal Reserve under HOLA. The Federal Reserve uses a consolidated supervisory framework to supervise SLHCs with over $50 billion in total consolidated assets. This framework consists of on-site inspections and continuous monitoring activities related to capital and liquidity planning and positions, corporate governance, recovery planning, management of core business lines, and support of banking offices. The Federal Reserve has also extended to SLHCs certain of its Regulation Y reporting obligations, which were previously only required of bank holding companies. Under Section 171 of the Dodd-Frank Act, the Federal Reserve is also required to establish consolidated RBC and leverage capital requirements for SLHCs. The Federal Reserve issued final regulations in July 2013, but temporarily exempted from these final regulations SLHCs that are substantially engaged in insurance underwriting activities until the Federal Reserve can develop an appropriate framework for such companies. The Company cannot predict the manner in which these consolidated capital requirements will be extended to SLHCs that are substantially engaged in insurance underwriting activities, and whether such requirements will cause an alteration to its business practices or affect the perceptions of regulators, rating agencies, customers, counterparties or investors.
•	Title V of the Dodd-Frank Act. Title V of the Dodd-Frank Act established the Federal Insurance Office ("FIO") within the U.S. Department of the Treasury ("Treasury"), which has the authority, on behalf of the U.S., to participate in the negotiations of international insurance agreements with foreign regulators, as well as to collect information about the insurance industry and recommend prudential standards. While not having a general supervisory or regulatory authority over the business of insurance, the director of the FIO will perform various functions with respect to insurance (other than health insurance), including serving as a non-voting member of FSOC and making recommendations to FSOC regarding insurers to be designated for more stringent regulation. On December 12, 2013, the FIO issued a report to Congress setting forth recommendations on modernization of the system of insurance regulation in the U.S. The report raised the possibility of a greater role for the federal government if states do not achieve greater uniformity in their laws and regulations. On September 24, 2014, the FIO released its second Annual Report on the Insurance Industry in which it updated several of the issues discussed in the 2013 modernization report. The Company cannot predict whether any such legislation or regulatory changes will be adopted, or what impact they will have on the Company's business, financial condition or results of operations.
•	Title VI of the Dodd-Frank Act. Title VI of the Dodd-Frank Act introduced Section 619, which amended the Bank Holding Company Act of 1956 ("BHCA") (together, with applicable regulations, the "Volcker Rule"). The Volcker Rule, among other things, generally prohibits proprietary trading and sponsorship of, and investment in, covered funds, including, but not limited to, hedge funds and private equity funds, for institutions affiliated with depository institutions, subject to certain exceptions. As a result of their status as regulated insurance companies engaging in otherwise permitted activities, NLIC and NLAIC's investment activities from its general and separate accounts are permissible under the Volcker Rule, but the future value and liquidity of such investments may be impacted by market conditions.
•	Title VII of the Dodd-Frank Act.
❍	Title VII of the Dodd-Frank Act creates a new framework for regulation of the over-the-counter ("OTC") derivatives markets which could impact NLIC and NLAIC's derivative activities. Under this new regulatory regime, the Commodity Futures Trading Commission ("CFTC") regulates "swaps," the SEC regulates "security-based swaps" and both commissions jointly regulate "mixed swaps" (collectively referred to herein as "swaps").
❍	The Dodd-Frank Act generally requires swaps, subject to a determination by the CFTC or the SEC as to which swaps are covered, entered into by all counterparties except certain non-financial end users to be cleared through a regulated clearinghouse. In addition, certain swaps subject to the mandatory clearing requirement may be required to be executed through regulated exchanges or execution facilities. The CFTC has made a determination that certain categories of swaps, including certain types of interest rate swaps and credit default swaps, are required to be cleared and it is anticipated that other categories of swaps will become subject to this requirement in the future. The CFTC has also made a determination that a subset of these swaps must be executed on a registered swap execution facility or derivatives contract market; additional categories of swaps will become subject to this requirement in the future. In April 2013, the CFTC adopted a rule to exempt swaps between certain affiliated entities within a corporate group from the mandatory clearing requirement. This exemption may be available for swaps entered into among the Company and its affiliates, subject to certain conditions, including compliance with documentation and reporting requirements.
❍	Swap dealers and major swap participants ("MSPs") are required to be registered and are subject to significant regulatory requirements, including requirements relating to capital and margin (i.e., collateral), business conduct and reporting. NLIC and NLAIC should not be considered swap dealers or MSPs and therefore will not be directly subject to the requirements applicable to these categories of registered entities; however, many of NLIC and NLAIC's counterparties will be swap dealers and as such will be subject to these requirements. These requirements have increased and will continue to increase OTC derivatives dealers' costs, and these increased costs may be passed on to NLIC and NLAIC.
❍	The SEC and CFTC have issued regulations defining "swaps" and are required by the Dodd-Frank Act to determine whether "stable value contracts" ("SVCs") fall within the definition of a "swap," and, if so, whether it would be appropriate to exempt SVCs from such definition. In addition, various other products offered by NLIC and NLAIC insurance subsidiaries might be treated as swaps, although the Company believes such treatment is unlikely. If these products are regulated as swaps, NLIC and NLAIC cannot predict how the rules would be applied to such products or the effect on their profitability or attractiveness to its clients.
❍	Finally, the new regulatory scheme imposed on all market participants may increase the costs of hedging generally and, because banking institutions will be required to conduct at least a portion of their OTC derivatives businesses outside their depository institutions, may affect the credit risk these counterparties pose to NLIC and NLAIC and the degree to which it is able to enter into transactions with such counterparties. NLIC and NLAIC cannot predict the effect of the foregoing on its hedging costs, its hedging strategy or implementation thereof or whether it will need or choose to increase and/or change the composition of the risks it does not hedge.
•	Title X of the Dodd-Frank Act. The Dodd-Frank Act established the Consumer Financial Protection Bureau ("CFPB") as an independent agency within the Federal Reserve to supervise and regulate institutions that provide certain financial products and services to consumers. Although consumer financial products and services generally exclude the business of insurance, the CFPB does have authority to regulate non-insurance consumer products and services.
The Dodd-Frank Act potentially affects such a wide range of the activities and markets in which the Company engages and participates that it is not possible to anticipate all of the ways in which it could affect the Company. For example, many of the Company's methods for managing risk and exposures are based upon the use of observed historical market behavior or statistics based on historical models. Historical market behavior may be altered by the enactment of the Dodd-Frank Act. As a result of this enactment and otherwise, these methods may not accurately predict future exposures, which could be significantly greater than the Company's measures indicate. Potential future federal legislation, regulation, administrative policies and court decisions can also significantly and adversely affect certain areas of the Company's life insurance and annuity business. In addition to the laws and regulations discussed above, these areas include pension and employee welfare benefit plan regulation, additional financial services regulation and taxation.
Increased scrutiny of the insurance regulatory framework in the U.S. may alter, and in many cases increase, state authority to regulate insurance holding companies and insurance companies.
Recently, there has been increased scrutiny of the insurance regulatory framework in the U.S. and some state legislatures have considered or enacted laws that alter, and in many cases increase, state authority to regulate insurance companies and their holding company systems. In December 2010, the NAIC adopted a revised version of the Model Insurance Holding Company System Regulatory Act (the "Amended Holding Company Model Act"). The Amended Holding Company Model Act introduces the concept of "enterprise risk" within an insurance holding company system and imposes more extensive informational requirements on parents and other affiliates of licensed insurers, with the purpose of protecting the licensed companies from enterprise risk, including requiring an annual enterprise risk report by the ultimate controlling person identifying the material risks within the insurance holding company system that could pose enterprise risk to the licensed companies. In September 2012, the NAIC adopted the Risk Management and Own Risk and Solvency Assessment Model Act (the "ORSA Model Act"), which requires insurers to maintain a framework for identifying, assessing, monitoring, managing and reporting on the "material and relevant risks" associated with the insurer's (or insurance group's) current business plans. Under the ORSA Model Act, an insurer must undertake an internal risk management review no less often than annually (but also at any time when there are significant changes to the risk profile of the insurer or its insurance group) in accordance with the NAIC's ORSA Guidance Manual and prepare a summary report ("ORSA Report") assessing the adequacy of the insurer's risk management and capital in light of its current and future business plans. The ORSA Report will be filed with a company's lead regulator and will be available to other domiciliary regulators within the holding company system.
Both the Amended Holding Company Model Act and the ORSA Model Act must be adopted by the individual states for the new requirements to apply to U.S. domestic insurers. Ohio has adopted legislation substantially similar to the ORSA Model Act and the Amended Holding Company Model Act, effective January 1, 2015 and September 4, 2014, respectively. While the Company believes that NLIC and NLAIC, are well prepared to comply with the ORSA Model Act and the Amended Holding Company Model Act as adopted by Ohio, the Company cannot guarantee that the impact of any NAIC recommendations or proposed or future legislation or rulemaking in the U.S. or elsewhere would not have an adverse effect on the Company's results of operations or financial condition.

The Company could be adversely affected if its controls designed to ensure compliance with guidelines, policies and legal and regulatory standards are not effective.
The Company's business is highly dependent on the ability to engage on a daily basis in a large number of insurance underwriting, claims processing and investment activities, many of which are highly complex. These activities often are subject to internal guidelines and policies, as well as legal and regulatory standards. A control system, no matter how well designed and operated, can provide only reasonable guarantee that the control system's objectives will be met. Ineffective controls could lead to financial loss, unanticipated risk exposure (including underwriting, credit and investment risk) or damage to the Company's reputation.
Litigation or regulatory actions could have a material adverse impact on the Company.
Current and future litigation or regulatory matters may negatively affect the Company by resulting in the payment of substantial awards or settlements, increasing legal and compliance costs, requiring the Company to change certain aspects of its business operations, diverting management attention from other business issues, harming the Company's reputation with customers or making it more difficult to retain current customers and to recruit and retain employees or agents. See "Description of Business—Legal Proceedings" and Note 16 to the audited consolidated financial statements included in the F pages of this report for a description of litigation and regulatory actions.
The amount of statutory capital that the Company and its insurance subsidiaries have and the amount of statutory capital they must hold can vary significantly from time to time and is sensitive to a number of factors outside of the Company's control, including equity market and credit market conditions and the regulatory environment and rules.
The Company conducts the vast majority of its business through its licensed insurance entities. Insurance regulators and the NAIC prescribe accounting standards and statutory capital and reserve requirements for the Company and its U.S. insurance entities. The NAIC has established regulations that provide minimum capitalization requirements based on RBC formulas for life companies. The RBC formula for life companies establishes capital requirements relating to insurance, business, asset and interest rate risk, including equity, interest rate, operational and management and expense recovery risks associated with life and annuity products that contain death benefits or certain living benefits.
In any particular year, statutory surplus amounts and RBC ratios may increase or decrease depending on a variety of factors, including the amount of statutory income or losses generated by the Company's insurance entities (which itself is sensitive to equity market and credit market conditions), the amount of additional capital they must hold to support their business growth, changes in equity market levels, changes in reserve requirements, credit market volatility, changes in consumer behavior, the value of certain fixed maturity securities in their investment portfolios, the value of certain derivative instruments that do not get hedge accounting treatment, changes in interest rates and foreign currency exchange rates, as well as changes to the NAIC RBC formulas. Nationally Recognized Statistical Rating Organizations ("NRSROs") may also implement changes to their internal models, which differ from the NAIC RBC model, that have the effect of increasing or decreasing the amount of statutory capital that NLIC and NLAIC must hold in order to maintain their current ratings. Increases in the amount of required statutory reserves reduce the statutory surplus used in calculating the Company's insurance entities' RBC ratios.
The Company's insurance entities' statutory surplus and RBC ratios have a significant influence on their financial strength ratings, which, in turn, are important to their ability to compete effectively. To the extent that any of the Company's insurance entities' statutory capital resources are deemed to be insufficient to maintain a particular rating by one or more rating agencies, capital may need to be raised. If we are unable to raise additional capital in such a scenario, any ratings downgrade that followed could have a material adverse effect on the business, financial condition, results of operations and liquidity. See Note 14 to the audited consolidated financial statements included in the F pages of this report for a further discussion of RBC.
Changes in tax laws could adversely affect the Company.
Changes in tax laws that could adversely affect the Company include those that reduce or eliminate the tax-deferred accumulation of earnings on the premiums paid by the holders of annuities and life insurance products, that otherwise affect how the benefits provided by life insurance and annuity contracts are taxed, or that modify the federal estate tax. A federal income surtax of 3.8% effective January 1, 2013, is imposed on certain net investment income (including income from distributions from nonqualified annuity contracts) for individuals with a modified adjusted gross income in excess of a threshold amount (e.g., $250,000 for married persons who file jointly).
See "Description of Business—Regulation—Tax Matters" for a general description of the changes in tax laws and how they could adversely impact the Company.

Changes to regulations under ERISA could adversely affect the Company, including its distribution model, by expanding the circumstances under which the Company and its affiliated broker-dealers could be considered ERISA fiduciaries.
The prohibited transaction rules of ERISA and the Code generally restrict the provision of investment advice to ERISA plans and participants and Individual Retirement Account ("IRAs") owners if the investment recommendation results in additional fees being paid to the individual advisor, his or her firm or their affiliates that vary according to the investment decision made. In October 2011, the Department of Labor ("DOL") issued final regulations which provide limited relief from these investment advice fiduciary restrictions. As a result of these regulations, the ability of the Company's affiliated broker-dealers and their registered representatives to provide information to ERISA plans and participants, and with respect to IRAs, is restricted. Also, the fee and revenue arrangements of certain advisory programs may be required to be revenue neutral, resulting in potential lost revenues for these broker-dealers and their affiliates.
Changes in regulations under ERISA that could adversely affect the Company include those that impact the sales of group annuities, the availability of, or rules concerning the establishment and operation of, Code Section 401, 403(b) and 457 plans or IRAs and/or individual retirement annuities, and the manner in which ERISA plans and IRAs may be marketed.
Other proposed investment advice regulatory initiatives under ERISA may negatively impact the current business model of the Company's broker-dealers. In particular, the DOL issued a proposed regulation in October 2010 that would, if adopted as proposed, significantly broaden the circumstances under which a person or entity providing investment information with respect to ERISA plans or IRAs would be deemed a fiduciary under ERISA or the Code. If adopted, the proposed regulations may make it easier for the DOL in enforcement actions, and for plaintiffs' attorneys in ERISA litigation, to attempt to extend fiduciary status to advisors who would not be deemed fiduciaries under current regulations. In May 2014, the DOL announced it will re-propose these fiduciary definition regulations; however, the re-proposal has been delayed and is expected in early 2015.
In addition, the DOL has issued a number of regulations recently that increase the level of disclosure that must be provided to plan sponsors and participants. The participant disclosure requirements were issued in final form in October 2010 and became effective in 2012, and the regulations which require service providers to disclose fee and other information to plan sponsors took effect in 2012. These ERISA disclosure requirements will likely increase the Company's regulatory and compliance burden, resulting in increased costs.
The Company's risk management policies, practices and procedures could leave it exposed to unidentified or unanticipated risks, which could negatively affect its business or result in losses.
The Company has developed risk management policies and procedures, including hedge programs at NLIC and NLAIC that utilize derivative financial instruments, and expect to do so in the future. Nonetheless, the Company's policies and procedures to identify, monitor, and manage both internal and external risks may not effectively mitigate these risks or predict future exposures, which could be different or significantly greater than expected. These identified risks may not be the only risks facing the Company. Additional risks and uncertainties not currently known to the Company, or that it currently deems to be immaterial, may adversely affect its business, financial condition or results.
Changes in state insurance regulations regarding suitability of annuity product sales may affect the Company's operations and profitability.
The Company's annuity sales practices are subject to strict regulation. State insurance regulators are becoming more active in adopting and enforcing suitability standards with respect to sales of annuities, both fixed and variable. Any material change to the standards governing the Company's sales practices, including applicable state laws and regulations, could affect the Company's business and profitability. See "Description of Business—Regulation—Annuity Sales Practices."
The Company may be unable to mitigate the impact of Regulation XXX and Actuarial Guideline 38, potentially resulting in a negative impact to its capital position and/or a reduction in sales of term and universal life insurance products.
The NAIC Model Regulation entitled "Valuation of Life Insurance Policies," commonly known as "Regulation XXX," establishes statutory reserve requirements for term life insurance policies and universal life insurance policies with secondary guarantees. Actuarial Guideline 38 ("AG38") clarifies the application of Regulation XXX with respect to certain universal life insurance products with secondary guarantees. The NAIC, through its various committees, task forces, and working groups has been studying the use of captives and special purpose vehicles to transfer insurance risk-related products subject to Regulation XXX and AG38 and has been evaluating the adequacy of existing NAIC model laws and regulations applicable to captives. Recently, the NAIC directed its various committees, task forces, and working groups to develop draft regulatory changes based upon recommendations of its retained consultant for further consideration by the NAIC. There remains uncertainty as to what extent the NAIC and the state regulators will require changes to future captive reinsurance structures, and what impact these changes will have, if any, on existing captive transactions.
The Company has implemented, and plans to continue to implement, reinsurance and capital management transactions to mitigate the capital impact of XXX and AG38 on a statutory basis. These arrangements are subject to review by state insurance regulators and rating agencies. If the Company is unable to mitigate the impact of Regulation XXX and AG38, this may have a negative impact on its financial condition and results of operations.
Risks Related to the Business and Operations of the Company
The Company is rated by S&P, Moody's, and A.M. Best and a decline in ratings could adversely affect the Company's operations.
Financial strength and claims-paying ability ratings, which various NRSROs publish as indicators of an insurance company's ability to meet contractholder and policyholder obligations, are important to maintaining public confidence, an ability to market products and competitive position. Such factors are important to policyholders, agents and intermediaries; however they are not evaluations directed towards the protection of investors and are not recommendations to buy, sell or hold securities. Downgrades in NLIC and NLAIC's financial strength ratings could have an adverse effect on their financial condition and certain of their results of operations in many ways, including reducing new sales and renewals of insurance products, annuities, and other investment products, adversely affecting their relationships with their sales force and independent sales intermediaries, materially increasing the number or amount of policy surrenders and withdrawals by contractholders and policyholders, requiring a reduction in prices to remain competitive, and adversely affecting their ability to obtain reinsurance at reasonable prices or at all.
Additionally, various NRSROs also publish credit ratings for NFS and several of its subsidiaries. Credit ratings are indicators of a debt issuer's ability to meet the terms of debt obligations in a timely manner and are important factors in the Company's overall funding profile and ability to access certain types of liquidity. Downgrades in the credit ratings for the Company could have an adverse effect on their financial condition and results of operations in many ways, including adversely limiting access to capital markets, potentially increasing the cost of debt, and requiring the posting of collateral.
Ratings are subject to ongoing review by A.M. Best, Moody's, and S&P, and the maintenance of such ratings cannot be assured. If any rating is reduced from its current level, the Company's financial position and results of operations could be adversely affected. The Company cannot predict what actions rating agencies may take, or what actions it may take in response to the actions of rating agencies, which could adversely affect its business. As with other companies in the financial services industry, the Company's ratings could be downgraded at any time and without any notices by any NRSRO.
See "Description of Business—Ratings" for further information on current financial strength, claims-paying ability and credit ratings.
If the Company's business does not perform well or if actual experience versus estimates used in valuing and amortizing DAC varies significantly, the Company may be required to accelerate the amortization of DAC, which could adversely affect the Company's results of operations or financial condition.
NLIC and NLAIC incur significant costs in connection with acquiring new and renewal business. The costs that are directly related to the successful acquisition of new and renewal business are deferred and referred to as DAC. The recovery of DAC is dependent upon the future profitability of the related business. The amount of future profit or margin primarily is dependent on investment returns in excess of the amounts credited to policyholders, mortality, morbidity, persistency, interest crediting rates, dividends paid to policyholders, expenses to administer the business, creditworthiness of reinsurance counterparties, and certain economic variables. Of these factors, the Company anticipates that investment returns are most likely to impact the rate of amortization of such costs. The aforementioned factors enter into management's estimates of gross profits, which generally are used to amortize such costs. If the estimates of gross profits were overstated, then the amortization of such costs would be accelerated in the period the actual experience is known or when estimates are reevaluated and would result in a charge to income. Significant or sustained equity market declines could result in an acceleration of amortization of DAC related to variable annuity and variable universal life contracts, resulting in a charge to operations. Additionally, the amortization of DAC can be affected by the change in the valuation of the Company's variable annuity guarantees. Such adjustments could have a material adverse effect on the Company's results of operations or financial condition.

Additional information related to the Company's review of DAC and variable annuity guarantee assumptions is included in Note 2 to the audited consolidated financial statements included in the F pages of this report.
Deviations from assumptions regarding future persistency, mortality, morbidity, and interest rates used in calculating reserve amounts could have a material adverse impact on the Company's results of operations or financial condition.
The process of calculating reserve amounts for a life insurance organization involves the use of a number of assumptions, including those related to persistency (how long a contract stays with a company), mortality, morbidity and interest rates (the rates expected to be paid or received on financial instruments, including insurance or investment contracts). Actual results could differ significantly from those assumed. As such, significant deviations from one or more of these assumptions could result in a material adverse impact on the Company's results of operations or financial condition.
Medical advances, such as genetic research and diagnostic imaging, and related legislation could adversely affect the financial performance of life insurance, long-term care insurance and annuity businesses.
Genetic research includes procedures focused on identifying key genes that render an individual predisposed to specific diseases, such as particular types of cancer and other diseases. Other medical advances, such as diagnostic imaging technologies, may also be used to detect the early onset of diseases such as cancer, Alzheimer's and cardiovascular disease. If individuals learn through medical advances that they are predisposed to particular conditions that may reduce life longevity or require long-term care, they will be more likely to purchase life and long-term care insurance policies or not to permit existing policies to lapse. In contrast, if individuals learn that they lack the genetic predisposition to develop the conditions that reduce longevity or require long-term care, they will be less likely to purchase life and long-term care insurance products but more likely to purchase certain annuity products. In addition, such individuals that are existing policyholders will be more likely to permit their policies to lapse.
If the Company were to gain access to the same genetic or medical information as the Company's prospective policyholders and contractholders, then the Company would be able to take this information into account in pricing life and long-term care insurance policies and annuity contracts. However, there have been a number of legislative and regulatory actions and proposals that make, or could make, genetic and other medical information confidential and unavailable to insurance companies, or prohibit use of genetic and other medical information for underwriting purposes. Pursuant to these legislative and regulatory actions and proposals, prospective policyholders and contractholders would only disclose this information if they chose to do so voluntarily. These factors could lead the Company to reduce sales of products affected by these legislative and regulatory actions and proposals and could result in a deterioration of the risk profile of the Company's portfolio, which could lead to payments to policyholders and contractholders that are higher than anticipated.
Medical advances could also lead to new forms of preventive care. Preventive care could extend the life and improve the overall health of individuals. If this were to occur, the duration of payments made under certain annuity products likely would increase, thereby reducing profitability on those products.
A large scale pandemic or epidemic, natural and man-made catastrophes, climate change, the continued threat, or acts of, terrorism or ongoing military and other actions may result in decreases in the Company's net income, revenue, and assets under management and may adversely impact its investment portfolio.
A large scale pandemic or epidemic, natural and man-made catastrophes, climate change, the continued threat, or acts of, terrorism within the U.S. and abroad, ongoing military and other actions, and heightened security measures in response to these types of threats may cause significant volatility and declines in the U.S., European, and other securities markets, loss of life, property damage, additional disruptions to commerce and reduced economic activity. As a result, the Company's net income and/or revenue, and some of the assets in the Company's investment portfolio, may be adversely affected by declines in the securities markets and economic activity caused by a large scale pandemic or epidemic, natural and man-made catastrophes, climate change, the continued threat, or acts of, terrorism, ongoing military, and other actions, and heightened security measures.
The Company cannot predict whether or the extent to which industry sectors in which it maintains investments may suffer losses as a result of potential decreased commercial and economic activity, how any such decrease might impact the ability of companies within the affected industry sectors to pay interest or principal on their securities, or how the value of any underlying collateral might be affected.

The Company operates in a highly competitive industry, which can significantly impact operating results.
The Company's ability to compete is based on a number of factors including scale, service, product features, price, investment performance, commission structure, distribution capacity, financial strength ratings and name recognition. The Company competes with a large number of financial services companies such as banks, mutual funds, broker-dealers, insurers and asset managers, many of which have advantages over the Company in one or more of the above competitive factors. The Company's revenues and profitability could be impacted negatively due to such competition.
See "Description of Business—Competition" for a further description of competitive factors affecting the Company.
The Company's products and services are complex and are frequently sold through intermediaries, and a failure of such intermediaries to properly perform services or their misrepresentation of the Company's products or services could have an adverse effect on the Company's business, results of operations and financial condition.
Many of the Company's products and services are complex and are frequently sold through intermediaries. In particular, the Company is reliant on intermediaries in its unaffiliated distribution channels to describe and explain its products to potential customers. The intentional or unintentional misrepresentation of the Company's products and services in advertising materials or other external communications, or inappropriate activities by the Company's personnel or an intermediary, could adversely affect the Company's reputation and business prospects, as well as lead to potential regulatory actions or litigation.
The Company's business success depends, in part, on effective information technology systems and on continuing to develop and implement improvements in technology.
The Company depends in large part on technology systems for conducting business and processing claims, as well as for providing the data and analytics it utilizes to manage its business, and thus the Company's business success is dependent on maintaining the effectiveness of existing technology systems and on continuing to develop and enhance technology systems that support its business processes and strategic initiatives in a cost and resource efficient manner. Some system development projects are long-term in nature, may negatively impact the Company's expense ratios as it invests in the projects and may cost more than the Company expects to complete. In addition, system development projects may not deliver the benefits the Company expects once they are complete, or may be replaced or become obsolete more quickly than expected, which could result in accelerated recognition of expenses. If the Company does not effectively and efficiently manage and upgrade its technology portfolio, including with respect to the technology portfolio of its recently acquired businesses, or if the costs of doing so are higher than it expects, the Company's ability to provide competitive services to new and existing customers in a cost effective manner and its ability to implement its strategic initiatives could be adversely impacted.
The Company faces a risk of non-availability and increased cost of reinsurance.
Market conditions beyond the Company's control determine the availability and cost of the reinsurance protection it purchases. The Company can offer no guarantees that reinsurance will remain continuously available to it to the same extent and on the same terms and rates as are currently available. If the Company is unable to maintain its current level of reinsurance or purchase new reinsurance protection in amounts that it considers sufficient and at prices that it considers acceptable, the Company would either have to be willing to accept an increase in its net exposures or reduce its insurance writings. A significant reinsurer's insolvency or inability to make payments under the terms of a reinsurance treaty could subject the Company to credit risk with respect to its ability to recover amounts due from reinsurers. Because of the risks set forth above, the Company may not be able to collect all amounts due to it from reinsurers, and reinsurance coverage may not be available to it in the future at commercially reasonable rates or at all.
A breach of information security or other unauthorized data access could have an adverse impact on the Company's business and reputation.
In the ordinary course of business, the Company collects, processes, transmits, and stores large quantities of personally identifiable information, customer financial and health information, and proprietary business information (collectively referred to herein as "Sensitive Information"). The secure processing, storage, maintenance, and transmission of this Sensitive Information are vital to the Company's operations and business strategy. Although the Company undertakes substantial efforts to reasonably protect Sensitive Information, including internal processes and technological defenses that are preventative or detective, and other commercially reasonable controls designed to provide multiple layers of security, Sensitive Information maintained by the Company may be vulnerable to attacks by computer hackers, to physical theft by other third party criminals, or to other compromise due to employee error or malfeasance. Attacks may include both sophisticated cyber attacks perpetrated by organized crime groups, "hactivists," or state-sponsored groups, as well as non-technical attacks ranging from sophisticated social engineering to simple extortion or threats, which can lead to access, disclosure, disruption or further attacks. Such events may expose the Company to civil and criminal liability, regulatory action, harm its reputation among customers, deter people from purchasing the Company's products, cause system interruptions, require significant technical, legal and other remediation expenses, and otherwise have an adverse impact on its business. Third parties to whom the Company outsources certain functions are also subject to the risks outlined above, and if such a third party suffers a breach of information security involving the Company's Sensitive Information, such breach may result in the Company incurring substantial costs and other negative consequences, including a material adverse effect on its business, financial condition, results of operations and liquidity. The Company offers no guarantees that it will be able to implement information security measures to prevent all breaches of information security.
Losses due to system failures or physical locations being unavailable to conduct business could have an adverse impact on the Company's business and reputation.
Network, utility, telecommunications, business systems, hardware, and/or software failures due to a computer virus or cyber-attack, such as a distributed denial of service attack, could prevent the Company from conducting its business for a sustained period of time. The Company's facilities could be inaccessible due to a disaster, natural or man-made catastrophe, blackout, terrorist attack, or war. Even if the Company's employees are able to report to work, they may be unable to perform their duties for an extended period of time if the Company's data or systems are disabled or destroyed. The Company could be adversely impacted by any disruption of its ability to conduct business.
Employee error and misconduct may be difficult to detect and prevent and could adversely affect the Company.
Losses may result from, among other things, fraud, errors, failure to document transactions properly, failure to obtain proper internal authorization or failure to comply with regulatory requirements. It is not always possible to deter or prevent employee misconduct and the precautions the Company takes to prevent and detect this activity may not be effective in all cases.
The Company's businesses may be adversely affected if it is unable to hire and retain qualified employees.
There is significant competition from within the financial services and life insurance industries and from businesses outside those industries for qualified employees, especially those in key positions and those possessing highly specialized underwriting knowledge. The Company's performance is largely dependent on the talents, efforts and proper conduct of highly-skilled individuals, including the Company's senior executives. For many of the Company's senior positions, it competes for talent not just with insurance or financial service companies, but with other large companies and other businesses. The Company's continued ability to compete effectively in its businesses and to expand into new business areas depends on its ability to attract new employees and to retain and motivate its existing employees. If the Company is not able to successfully attract, retain, and motivate its employees, its business, financial results, and reputation could be materially and adversely affected.
The Company may be subject to intellectual property risk.
The Company relies on copyright, trademark, patent, and trade secret laws, as well as various contractual rights and obligations, to protect its intellectual property. Although the Company uses a broad range of measures to protect its intellectual property rights, third parties may infringe or misappropriate its intellectual property. The Company may resort to litigation in order to enforce its intellectual property rights. Such litigation would represent a diversion of resources that may be significant in amount, and the final outcome of any litigation cannot be predicted with certainty. The Company's inability to successfully secure or enforce the protection of the Company's intellectual property assets, despite the Company's best efforts, could have a material adverse effect on its business and ability to compete.
The Company also may be subject to costly litigation in the event that another party alleges that its operations or activities infringe upon that party's intellectual property rights. The Company may be subject to claims by third parties for alleged infringement of third party patents, copyrights, trademarks, trade secrets, or breach of any license. If the Company were found to have infringed any third party intellectual property rights, it could incur substantial liability, and in limited circumstances could be enjoined from providing certain products or services to its customers. Alternatively, the Company could be required to enter into costly licensing arrangements with third parties to resolve any alleged intellectual property infringement claims brought by third parties.

Acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences.
From time to time the Company may investigate and pursue acquisition opportunities if it believes that such opportunities are consistent with its long-term objectives and that the potential rewards of an acquisition justify the risks.
The process of integrating an acquired company or business can be complex and costly, however, and may create unforeseen operating difficulties and expenditures. Acquired businesses may not perform as projected, any cost savings and other synergies anticipated from the acquisition may not materialize and costs associated with the integration may be greater than anticipated. Acquired businesses may not be successfully integrated, resulting in substantial costs or delays and adversely affecting the Company's ability to compete. Accordingly, the Company's results of operations might be materially and adversely affected.
Consolidation of distributors of insurance products may adversely affect the insurance industry and the profitability of the Company's business.
The Company distributes many of its individual products through other financial institutions such as banks and broker−dealers. An increase in bank and broker−dealer consolidation activity could increase competition for access to distributors, result in greater distribution expenses and impair the Company's ability to expand its customer base. Consolidation of distributors and/or other industry changes may also increase the likelihood that distributors will try to renegotiate the terms of any existing selling agreements to terms less favorable to the Company.
PROPERTIES
Pursuant to an arrangement between NMIC and certain of its subsidiaries, during 2014 the Company occupied on average approximately 541,114 square feet of office space in the four building home office complex and in other offices in central Ohio. The Company believes that its present and planned facilities are adequate for the anticipated needs of the Company.
LEGAL PROCEEDINGS
See Note 16 to the audited consolidated financial statements included in the F pages of this report for a discussion of legal proceedings.
MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES
There is no established public trading market for NLIC's shares of common stock. All 3,814,779 issued and outstanding shares of NLIC's common stock are owned by NFS. NLIC did not repurchase any shares of its common stock or sell any unregistered shares of its common stock during 2014.
NLIC did not pay any dividends or return capital to NFS during 2014 or 2013. NLIC paid a cash dividend of $40 million to NFS during 2012.
NLIC currently does not have a formal dividend policy.
See Business – Regulation – Regulation of Dividends and Other Payments and Risk-Based Capital Requirements for information regarding dividend restrictions.
SELECTED CONSOLIDATED FINANCIAL DATA
Five-Year Summary
Year ended or as of December 31,
(in millions)	2014	2013	2012	2011 (As Adjusted)	2010 (As Adjusted)
Statements of Operations Data:
Total revenues	$ 3,729	$ 5,117	$ 4,456	$ 2,208	$ 3,254
Net income (loss)	$ 16	$ 1,028	$ 600	$ (422)	$ 159
Net income (loss) attributable to NLIC	$ 110	$ 1,110	$ 661	$ (366)	$ 219
Balance Sheets Data:
Total assets	$143,524	$133,445	$120,170	$111,986	$106,550
Long-term debt	$ 709	$ 707	$ 1,038	$ 991	$ 978
Shareholder's equity	$ 7,396	$ 6,824	$ 6,384	$ 5,197	$ 5,234

In October 2010, the FASB issued ASU 2010-26, which amends FASB ASC 944, Financial Services – Insurance. The amended guidance modifies the definition of the types of costs incurred by insurance entities that can be capitalized in the acquisition of new and renewal insurance and investments contracts. The Company adopted this guidance retrospectively, effective January 1, 2012.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND FINANCIAL DISCLOSURE
Forward-Looking Information
The information included herein contains certain forward-looking statements with respect to the results of operations, businesses and financial condition of the Company made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Whenever used in this report, words such as "anticipate," "estimate," "expect," "intend," "plan," "believe," "project," "target," "will," "shall," "could," "may" and other words of similar meaning are intended to identify such forward-looking statements. These forward-looking statements are based on current expectations and involve a number of risks and uncertainties that are difficult to predict. Factors that may cause actual results to differ materially from those expressed or implied in such forward-looking statements include, among others, the following possibilities:
(i)	Fluctuations in the results of operations or financial condition;
(ii)	difficult economic and business conditions, including financial, capital and credit market conditions as a result of changes in interest rates, equity prices, volatility, yields and liquidity in the equity and credit markets as well as geopolitical conditions and the impact of political, regulatory, judicial, economic or financial events, including terrorism, epidemics or pandemics, impacting financial markets generally and companies in the Company's investment portfolio specifically;
(iii)	changes in certain accounting and/or financial reporting standards issued by the FASB, SEC or other standard-setting bodies;
(iv)	the ability to maintain the availability of systems and facilities in the event of a disaster, natural or man-made catastrophe, blackout, terrorist attack or war;
(v)	heightened competition that affects the cost of, and demand for, the Company's products, including specifically the intensification of price competition, the entry of new competitors, consolidation and the development of new products by competitors;
(vi)	adverse state and federal legislation and regulation, including, among other things, tax law changes impacting the federal estate tax and tax treatment of life insurance and investment products; limitations on premium levels; increases in minimum capital and reserves and other financial viability requirements; restrictions on mutual fund administrative service payment arrangements or mutual fund distribution payment arrangements, such as revenue sharing and 12b-1 payments; changes affecting sales practices, including investigations and/or claims handling and escheat investigations regulatory actions of the DOL under ERISA, rule-making adopted by regulatory authorities under the "Dodd-Frank Act and the FDIA;
(vii)	failure to maintain or expand distribution channels;
(viii)	changes in interest rates and the equity markets causing a reduction in the market value of the Company's investment portfolio, investment income and/or asset fees; an acceleration of the amortization of DAC and other expenses; a reduction in separate account assets or a reduction in the demand for the Company's products; increased liabilities related to living benefits and death benefit guarantees; or an impact on ultimate realizability of deferred tax assets;
(ix)	outlook changes and downgrades in the financial strength and claims-paying ability ratings of the Company assigned by NRSROs;
(x)	deviations from assumptions regarding future persistency, mortality and morbidity rates (including as a result of natural and man-made catastrophes, pandemics, epidemics, malicious acts, terrorist acts and climate change), and interest rates used in calculating reserve amounts and in pricing products;
(xi)	adverse results and/or resolution of litigation, arbitration, regulatory investigation and/or inquiry;
(xii)	the availability, pricing and effectiveness of reinsurance;
(xiii)	the effectiveness of policies and procedures for managing risk;
(xiv)	adverse consequences, including financial and reputational costs, regulatory problems and potential loss of customers resulting from data or other security breaches, a failure to meet privacy regulations, or the inability to protect the Company's or customers' confidential information;

(xv)	the inability to protect intellectual property and defend against claims of infringement;
(xvi)	realized losses with respect to impairments of assets in the investment portfolio of the Company;
(xvii)	exposure to losses related to variable annuity guarantee benefits, including from downturns and volatility in equity markets; and
(xviii)	defaults on commercial mortgages and volatility in their performance.
The Company undertakes no commitment to revise or update any forward-looking statements as a result of new information, future events or development, except as required by law. For a more complete description of the various risks, uncertainties, and other factors that could affect future results, see Risk Factors.
Overview
The following discussion provides an assessment of the financial position and results of operations of the Company for the three years ended December 31, 2014. This discussion and analysis is based on and should be read in conjunction with the audited consolidated financial statements and related notes beginning on page F-1 of this report.
See Business – Overview for a description of the Company and its ownership structure.
See Business – Business Segments for a description of the components of each segment and a description of management's primary profitability measure.
Revenues and Expenses
The Company earns revenues and generates cash primarily from policy charges, life insurance premiums and net investment income. Policy charges include asset fees, which are earned primarily from separate account values generated from the sale of individual and group variable annuities and life insurance products, cost of insurance charges earned on all life insurance products except traditional, which are assessed on the amount of insurance in force in excess of the related policyholder account value, administrative fees, which include fees charged per contract on a variety of the Company's products and premium loads on universal life insurance products, and surrender fees, which are charged as a percentage of premiums/deposits withdrawn during a specified period for annuity and certain life insurance contracts. Net investment income includes earnings on investments supporting fixed annuities, the MTN program, FHLB funding agreements and certain life insurance products, and earnings on invested assets not allocated to product segments, all net of related investment expenses. Other income primarily includes asset fees, administrative fees, commissions and other income earned for providing administrative, marketing and distribution services.
Management makes decisions concerning the sale of invested assets based on a variety of market, business, tax and other factors. All realized gains and losses generated by these sales, and changes in the valuation allowance not related to specific mortgage loans are reported in net realized investment gains and losses. Also included in net realized investment gains and losses are changes in the fair values of derivatives qualifying as fair value hedges and the related changes in the fair values of hedged items, the ineffective, or excluded, portion of cash flow hedges, changes in the fair values of derivatives that do not qualify for hedge accounting treatment, change in fair value of living benefit embedded derivatives, and periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment. All charges related to other-than-temporary impairments of available-for-sale securities, specific mortgage loans and other investments are reported in net realized investment gains and losses.
The Company's primary expenses include interest credited to policyholder accounts, life insurance and annuity benefits, amortization of DAC and general business operating expenses. Interest credited principally relates to individual and group fixed annuities, funding agreements backing the MTN program, FHLB funding agreement and certain life insurance products. Life insurance and annuity benefits include policyholder benefits in excess of policyholder accounts for universal life and individual deferred annuities and net claims and provisions for future policy benefits for traditional life insurance products and immediate annuities.
Profitability
The Company's profitability largely depends on its ability to effectively price and manage risk on its various products, administer customer funds and control operating expenses. Lapse rates on existing contracts also impact profitability. The lapse rate and distribution of lapses affect surrender charges and impact DAC amortization assumptions when lapse experience changes significantly.
In particular, the Company's profitability is driven by fee income on separate account products, general and separate account asset levels, and management's ability to manage interest spread income. While asset fees are largely at guaranteed annual rates, amounts earned vary directly with the underlying performance of the separate accounts. Interest spread income is comprised of net investment income, excluding any applicable allocated charges for invested capital, less interest credited to policyholder accounts. Interest spread income can vary depending on crediting rates offered by the Company, performance of the investment portfolio, including the rate of prepayments, changes in market interest rates and the level of invested assets, the competitive environment and other factors.
In addition, life insurance profits are significantly impacted by mortality, morbidity and persistency experience. Asset impairments and the tax position of the Company also impact profitability.
Fair Value Measurements
See Note 2 to the audited consolidated financial statements included in the F pages of this report for details regarding the Company's policies for fair value measurements of its assets and liabilities.
Investments
The following table summarizes the sources used in determining the fair values of fixed maturity securities, as of the dates indicated:
	December 31, 2014	December 31, 2013
Independent pricing services	87%	86%
Pricing matrices	9%	10%
Broker quotes	3%	3%
Internal pricing models	1%	0%
Other sources	0%	1%
Total	100%	100%
As of December 31, 2014, Level 3 investments comprised 4% of total investments measured at fair value compared to 3% as of December 31, 2013.
For additional information on the inputs the Company uses in the determination of the fair value of assets and liabilities, see Note 2 to the audited consolidated financial statements included in the F pages of this report.
Credit Risk Associated with Derivatives
See Note 7 to the audited consolidated financial statements included in the F pages of this report for details regarding the Company's evaluation of credit risk associated with derivatives.
Future Policy Benefits and Claims
The fair value measurements for future policy benefits and claims relate to embedded derivatives associated with contracts with certain living benefits (GMABs and GLWBs) ("living benefits") and indexed products. Related derivatives are internally valued. The fair value of the embedded derivatives is calculated based on a combination of capital market and actuarial assumptions. Projections of cash flows inherent in the valuation of the embedded derivative incorporate numerous assumptions including, but not limited to, mortality, lapse, equity index volatility, wait period (the number of years the policyholder is assumed to wait prior to beginning withdrawals once eligible), efficiency of benefit utilization (the percent of the maximum permitted withdrawal that a policyholder takes) and discounting, including liquidity and non-performance risk (the risk that the liability will not be fulfilled and affects the value at which the liability is transferred).
See Note 7 to the audited consolidated financial statements included in the F pages of this report for a discussion of the net realized gains and losses recognized on living benefit embedded derivatives.
Critical Accounting Policies and Recently Issued Accounting Standards
The preparation of the consolidated financial statements in accordance with GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.
Significant estimates include the balance and amortization of DAC, legal and regulatory reserves, certain investment and derivative valuations, future policy benefits and claims including the valuation of embedded derivatives resulting from living benefit guarantees on variable annuity contracts, goodwill, provision for income taxes and valuation of deferred tax assets. Actual results could differ significantly from those estimates.

Note 2 and Note 3 to the audited consolidated financial statements included in the F pages of this report provide a summary of significant accounting policies and a discussion of recently issued accounting standards, respectively.
Deferred Policy Acquisition Costs
See Note 2 to the audited consolidated financial statements included in the F pages of this report for details regarding the Company's policies for DAC.
The Company regularly evaluates and adjusts the DAC balance when actual gross profits in a given reporting period vary from management's initial estimates, with a corresponding charge or credit to current period earnings. Additionally, the Company regularly evaluates its assumptions regarding the future estimated gross profits used as a basis for amortization of DAC and adjusts the total amortization recorded to date by a charge or credit to earnings if evidence suggests that these future assumptions and estimates should be revised. The Company refers to this process as "unlocking," which generally is performed on an annual basis. In addition, the Company regularly monitors its actual experience and evaluates relevant internal and external information impacting its assumptions and may unlock more frequently than annually if such information and analysis warrants.
For variable annuity products, the DAC balance is sensitive to the effects of changes in the Company's estimates of gross profits, primarily due to the significant portion of the Company's gross profits that are dependent upon the rate of return on assets held in separate accounts. This rate of return influences fees earned by the Company from these products and costs incurred by the Company associated with minimum contractual guarantees, as well as other sources of future expected gross profits. The Company's long-term assumption for net separate account investment performance is approximately 6.25% growth per year as of December 31, 2014. In its ongoing evaluation of this assumption, the Company monitors its historical experience, market information and other relevant trends. To demonstrate the sensitivity of both the Company's variable annuity product DAC balance, which was approximately $2.4 billion in aggregate at December 31, 2014, and related amortization, a 1% increase (to 7.25%) or decrease (to 5.25%) in the long-term assumption for net separate account investment performance would result in an approximately $7 million net increase or net decrease, respectively, in DAC amortization over the following year. The information provided above considers only changes in the assumption for long-term net separate account investment performance and excludes changes in other assumptions used in the Company's evaluation of DAC.
The pre-tax positive impact on the Company's assets and liabilities as a result of the unlocking of assumptions during the year ended December 31, 2014 was as follows:
(in millions)	DAC	Other expenses	Total
Segment:
Individual Products & Solutions - Annuity	$147	$10	$157
Retirement Plans	35	-	35
Individual Products & Solutions - Life and NBSG	8	4	12
Total	$190	$14	$204
During 2014, the Company recognized a decrease in DAC amortization of $190 million as a result of the annual comprehensive review of model assumptions and enhancements. The updated assumptions were primarily related to the actual performance of the block of business since the prior year review and the expectations for lapses, partially offset by an update to the Company's long-term assumptions for separate account investment performance, which were updated to reflect assumed gross returns of 10.5% for equity funds and 5.0% for fixed funds.
The pre-tax positive (negative) impact on the Company's assets and liabilities as a result of the unlocking of assumptions during the year ended December 31, 2013 was as follows:
(in millions)	DAC	Other expenses	Total
Segment:
Individual Products & Solutions - Annuity	$ 16	$(4)	$ 12
Retirement Plans	9	-	9
Individual Products & Solutions - Life and NBSG	(26)	8	(18)
Total	$ (1)	$ 4	$ 3
During 2013, the net change in DAC amortization as a result of the annual comprehensive review of model assumptions was immaterial.

The pre-tax positive (negative) impact on the Company's assets and liabilities as a result of the unlocking of assumptions during the year ended December 31, 2012 was as follows:
(in millions)	DAC	Other	Total
Segment:
Individual Products & Solutions - Annuity	$(12)	$ (2)	$(14)
Individual Products & Solutions - Life and NBSG	(38)	25	(13)
Total	$(50)	$23	$(27)
During 2012, the Company incurred additional DAC amortization of $50 million as a result of the annual comprehensive review of model assumptions, as well as a deviation from equity market performance as compared to assumed net separate account returns. The updated assumptions were primarily related to actual gross profits and the in force block of business deviating from expectations, renewal premiums, general account margins and lapses.
Results of Operations
2014 Compared to 2013
The following table summarizes the Company's consolidated results of operations for the years ended:
(in millions)	December 31, 2014	December 31, 2013	Change
Revenues:
Policy charges:
Asset fees	$ 955	$ 854	12%
Cost of insurance charges	520	490	6%
Administrative fees	554	468	18%
Surrender fees	36	37	(3%)
Total policy charges	$ 2,065	$1,849	12%
Premiums	831	724	15%
Net investment income	1,900	1,849	3%
Net realized investment(losses) gains, including other-than-temporary impairment losses	(1,078)	678	(259%)
Other revenues	11	17	(35%)
Total revenues	$ 3,729	$5,117	(27%)
Benefits and expenses:
Interest credited to policyholder account values	$ 1,096	$1,067	3%
Benefits and claims	1,502	1,354	11%
Amortization of deferred policy acquisition costs	207	374	(45%)
Other expenses, net of deferrals	1,055	981	8%
Total benefits and expenses	$ 3,860	$3,776	2%
(Loss) income before federal income taxes and noncontrolling interests	$ (131)	$1,341	(110%)
Federal income tax (benefit) expense	(147)	313	(147%)
Net income	$ 16	$1,028	(98%)
Less: Loss attributable to noncontrolling interest, net of tax	(94)	(82)	15%
Net income attributable to NLIC	$ 110	$1,110	(90%)
The Company recorded a net loss before federal income taxes and noncontrolling interests for the year ended December 31, 2014 compared to a net gain in 2013 primarily due to net realized investment losses in the current year and an increase in benefits and claims, partially offset by higher policy charges and lower amortization of DAC.
During the year ended December 31, 2014, the Company recognized net realized investment losses of $1.0 billion, pre-tax, compared to net realized investment gains of $645 million in 2013, on interest rate swaps utilized as economic hedges designed to protect statutory capital attributable to decreases in key interest rates during 2014 as opposed to increases in key interest rates during 2013.
Benefits and claims increased primarily due to higher life-contingent immediate annuity reserves due to new premium growth and benefit cost increases related to living benefit products' growth.

Higher asset fees and administrative fees drove the increase in policy charges. Asset fees increased due to higher average separate account values (up 14%) in the Individual Products & Solutions – Annuity segment. Administrative fees improved due to growth of the living benefit products and due to increased sales and a growing inforce block of universal life products.
Lower amortization of DAC was primarily due to a favorable DAC unlock of $190 million, pre-tax, during 2014 compared to an unfavorable DAC unlock of $1 million, pre-tax, during 2013. Refer to Critical Accounting Policies and Recently Issued Accounting Standards for a description of the DAC unlocks.
2013 Compared to 2012
The following table summarizes the Company's consolidated results of operations for the years ended:
(in millions)	December 31, 2013	December 31, 2012	Change
Revenues:
Policy charges:
Asset fees	$ 854	$ 771	11%
Cost of insurance charges	490	478	3%
Administrative fees	468	374	25%
Surrender fees	37	47	(21%)
Total policy charges	$1,849	$1,670	11%
Premiums	724	635	14%
Net investment income	1,849	1,825	1%
Net realized investment gains, including other-than-temporary impairment losses	678	319	113%
Other revenues	17	7	143%
Total revenues	$5,117	$4,456	15%
Benefits and expenses:
Interest credited to policyholder accounts	$1,067	$1,038	3%
Benefits and claims	1,354	1,227	10%
Amortization of deferred policy acquisition costs	374	575	(35%)
Other expenses, net of deferrals	981	917	7%
Total benefits and expenses	$3,776	$3,757	1%
Income before federal income taxes and noncontrolling interests	$1,341	$ 699	92%
Federal income tax expense	313	99	216%
Net income	$1,028	$ 600	71%
Less: Loss attributable to noncontrolling interest, net of tax	(82)	(61)	34%
Net income attributable to NLIC	$1,110	$ 661	68%
The increase in net income before federal income taxes and noncontrolling interests for the year ended December 31, 2013 compared to the prior year was primarily due to higher net realized investment gains, lower amortization of DAC and higher policy charges, partially offset by an increase in benefits and claims.
During 2013, the Company recognized an increase in net realized investment gains of $774 million, pre-tax, on interest rate swaps utilized as economic hedges designed to protect statutory capital attributable to increases in key interest rates during 2013. This increase was partially offset by a decline in net realized investment gains related to living benefit embedded derivatives, net of economic hedging, of $396 million, pre-tax, attributable to modest current year favorability as changes in hedges and liabilities are tightly matched as well as less effect from living benefit reserve assumptions updates in 2013.
Lower amortization of DAC was primarily due to lower net realized investment gains on the living benefit embedded derivatives, net of economic hedging in 2013. Additionally, an unfavorable DAC unlock of $1 million, pre-tax, during 2013 compared to an unfavorable DAC unlock of $50 million, pre-tax, during 2012 resulted in lower amortization. Refer to Critical Accounting Policies and Recently Issued Accounting Standards for a description of the DAC unlocks.
Higher administrative and asset fees drove the increase in policy charges. Administrative fees improved due to the growth of living benefit products and due to premium loads as a result of increased sales of the universal life products. Asset fees increased due to higher average separate account values (up 12%) in the Individual Products & Solutions – Annuity segment.

Benefits and claims increased primarily due to higher life-contingent immediate annuity reserves related to new premium growth and benefit cost increases related to deferral of living benefit product administrative fees. Growth in universal life insurance products and updates to the benefit ratio assumptions also drove the increase.
Business Segments
Individual Products & Solutions - Annuity
2014 Compared to 2013
The following table summarizes selected consolidated financial data for the Company's Individual Products & Solutions - Annuity segment for the years ended:
(in millions)	December 31, 2014	December 31, 2013	Change
Results of Operations
Revenues:
Policy charges:
Asset fees	$ 807	$ 716	13%
Administrative fees	342	283	21%
Surrender fees	26	22	18%
Total policy charges	$1,175	$1,021	15%
Premiums	518	416	25%
Net investment income	546	546	0%
Other revenues	(38)	(109)	(65%)
Total revenues	$2,201	$1,874	17%
Benefits and expenses:
Interest credited to policyholder accounts	$ 370	$ 377	(2%)
Benefits and claims	828	694	19%
Amortization of deferred policy acquisition costs	120	185	(35%)
Other expenses, net of deferrals	300	295	2%
Total benefits and expenses	$1,618	$1,551	4%
Pre-tax operating earnings	$ 583	$ 323	80%
Pre-tax operating earnings increased for the year ended December 31, 2014 compared to the year ended December 31, 2013 primarily due to higher policy charges and premiums. An increase in benefits and claims was partially offset by a decrease in DAC amortization during the year.
Higher asset and administrative fees drove the increase in policy charges. Asset fees increased $91 million due to higher average separate account values (up 14%). Administrative fees increased $59 million primarily due to growth in sales of living benefit products.
Increased sales of life-contingent immediate annuities generated premiums of $518 million during 2014 as compared to $416 million during 2013, a $102 million increase.
Benefits and claims increased primarily due to higher life-contingent immediate annuity reserves due to new premium growth and benefit cost increases related to living benefit products' growth.
Lower amortization of DAC was partially due to a favorable unlock of $147 million, pre-tax, during 2014 compared to a favorable unlock of $16 million, pre-tax, during 2013. Refer to Critical Accounting Policies and Recently Issued Accounting Standards for a description of the DAC unlocks.

2013 Compared to 2012
The following table summarizes selected consolidated financial data for the Company's Individual Products & Solutions - Annuity segment for the years ended:
(in millions)	December 31, 2013	December 31, 2012	Change
Results of Operations
Revenues:
Policy charges:
Asset fees	$ 716	$ 642	12%
Administrative fees	283	229	24%
Surrender fees	22	28	(21%)
Total policy charges	$1,021	$ 899	14%
Premiums	416	334	25%
Net investment income	546	551	(1%)
Other revenues	(109)	(124)	(12%)
Total revenues	$1,874	$1,660	13%
Benefits and expenses:
Interest credited to policyholder accounts	$ 377	$ 375	1%
Benefits and claims	694	613	13%
Amortization of deferred policy acquisition costs	185	185	0%
Other expenses, net of deferrals	295	266	11%
Total benefits and expenses	$1,551	$1,439	8%
Pre-tax operating earnings	$ 323	$ 221	46%
Pre-tax operating earnings increased for the year ended December 31, 2013 compared to the year ended December 31, 2012 due to higher policy charges and premiums, partially offset by higher benefits and claims.
Higher asset and administrative fees drove the increase in policy charges. Asset fees increased $74 million due to higher average separate account values (up 12%). Administrative fees increased $54 million due to growth in sales of the living benefit products.
Increased sales of life-contingent immediate annuities generated premiums of $416 million during 2013 compared to $334 million during 2012, an $82 million increase.
The increase in benefits and claims was attributable to higher life-contingent immediate annuity reserves of $62 million related to new premium growth and higher benefit cost increases of $42 million related to living benefit products' growth.

Retirement Plans
2014 Compared to 2013
The following table summarizes selected consolidated financial data for the Company's Retirement Plans segment for the years ended:
(in millions)	December 31, 2014	December 31, 2013	Change
Results of Operations
Revenues:
Policy charges:
Asset fees	$ 96	$ 90	7%
Administrative fees	11	11	0%
Total policy charges	$107	$101	6%
Net investment income	750	743	1%
Total revenues	$857	$844	2%
Benefits and expenses:
Interest credited to policyholder accounts	$482	$473	2%
Amortization of deferred policy acquisition costs	(28)	(2)	1300%
Other expenses, net of deferrals	153	151	1%
Total benefits and expenses	$607	$622	(2%)
Pre-tax operating earnings	$250	$222	13%
Pre-tax operating earnings increased for the year ended December 31, 2014 compared to the year ended December 31, 2013 due to lower amortization of DAC.
Lower amortization of DAC was attributable to a favorable DAC unlock of $35 million, pre-tax, during 2014 compared to a favorable unlock of $9 million, pre-tax, during 2013. Refer to Critical Accounting Policies and Recently Issued Accounting Standards for a description of the DAC unlocks.
2013 Compared to 2012
The following table summarizes selected consolidated financial data for the Company's Retirement Plans segment for the years ended:
(in millions)	December 31, 2013	December 31, 2012	Change
Results of Operations
Revenues:
Policy charges:
Asset fees	$ 90	$ 85	6%
Administrative fees	11	8	38%
Surrender fees	-	1	(100%)
Total policy charges	$101	$ 94	7%
Net investment income	743	736	1%
Total revenues	$844	$830	2%
Benefits and expenses:
Interest credited to policyholder accounts	$473	$457	4%
Amortization of deferred policy acquisition costs	(2)	14	(114%)
Other expenses, net of deferrals	151	164	(8%)
Total benefits and expenses	$622	$635	(2%)
Pre-tax operating earnings	$222	$195	14%
Pre-tax operating earnings increased for the year ended December 31, 2013 compared to the year ended December 31, 2012 due to lower amortization of DAC and lower other expenses, net of deferrals.
Lower amortization of DAC was primarily due to a favorable DAC unlock of $9 million, pre-tax, during 2013. Refer to Critical Accounting Policies and Recently Issued Accounting Standards for a description of the DAC unlocks.

Other expenses, net of deferrals, decreased $13 million during 2013 due to the loss of the State of California plan and related write-off of capitalized software costs during 2012.
Individual Products & Solutions - Life and NBSG
2014 Compared to 2013
The following table summarizes selected consolidated financial data for the Company's Individual Products & Solutions - Life and NBSG segment for the years ended:
(in millions)	December 31, 2014	December 31, 2013	Change
Results of Operations
Revenues:
Policy charges:
Asset fees	$ 52	$ 48	8%
Cost of insurance charges	520	490	6%
Administrative fees	201	174	16%
Surrender fees	10	15	(33%)
Total policy charges	$ 783	$ 727	8%
Premiums	284	282	1%
Net investment income	565	544	4%
Other revenues	12	6	100%
Total revenues	$1,644	$1,559	5%
Benefits and expenses:
Interest credited to policyholder accounts	$ 231	$ 213	8%
Benefits and claims	644	636	1%
Amortization of deferred policy acquisition costs	122	125	(2%)
Other expenses, net of deferrals	348	347	0%
Total benefits and expenses	$1,345	$1,321	2%
Pre-tax operating earnings	$ 299	$ 238	26%
The increase in pre-tax operating earnings for the year ended December 31, 2014 compared to the year ended December 31, 2013 was primarily due to higher policy charges.
The increase in policy charges during 2014 compared to 2013 was primarily attributable to higher cost of insurance charges and higher administrative fees due to increased sales of universal life and a growing inforce block.

2013 Compared to 2012
The following table summarizes selected consolidated financial data for the Company's Individual Products & Solutions - Life and NBSG segment for the years ended:
(in millions)	December 31, 2013	December 31, 2012[1]	Change
Results of Operations
Revenues:
Policy charges:
Asset fees	$ 48	$ 44	9%
Cost of insurance charges	490	478	3%
Administrative fees	174	137	27%
Surrender fees	15	18	(17%)
Total policy charges	$ 727	$ 677	7%
Premiums	282	274	3%
Net investment income	544	534	2%
Other revenues	6	-	100%
Total revenues	$1,559	$1,485	5%
Benefits and expenses:
Interest credited to policyholder accounts	$ 213	$ 199	7%
Benefits and claims	636	588	8%
Amortization of deferred policy acquisition costs	125	150	(17%)
Other expenses, net of deferrals	347	307	13%
Total benefits and expenses	$1,321	$1,244	6%
Pre-tax operating earnings	$ 238	$ 241	(1%)
[1]	Due to a change in the manner in which we view our reportable segments, certain prior period amounts have been restated.
The decrease in pre-tax operating earnings for the year ended December 31, 2013 compared to the year ended December 31, 2012 was due to higher benefits and claims, partially offset by higher policy charges and lower amortization of DAC.
Growth in universal life insurance products and updates to the benefit ratio assumptions drove the increase in benefits and claims.
The increase in policy charges was attributable to higher administrative fees of $37 million due to premium loads as a result of increased sales.
Lower amortization of DAC was primarily attributable to an unfavorable DAC unlock of $26 million, pre-tax, in 2013 compared to an unfavorable DAC unlock of $38 million, pre-tax, in 2012. Refer to Critical Accounting Policies and Recently Issued Accounting Standards for a description of the DAC unlocks.

Corporate and Other
2014 Compared to 2013
The following table summarizes selected consolidated financial data for the Company's Corporate and Other segment for the years ended:
(in millions)	December 31, 2014	December 31, 2013	Change
Results of Operations
Operating revenues:
Premiums	$ 29	$ 26	12%
Net investment income	39	16	144%
Other revenues	10	13	(23%)
Total operating revenues	$ 78	$ 55	42%
Benefits and operating expenses:
Interest credited to policyholder accounts	$ 13	$ 4	225%
Other expenses, net of deferrals	194	124	56%
Total benefits and operating expenses	$ 207	$128	62%
Pre-tax operating loss	$ (129)	$ (73)	77%
Add: non-operating net realized investment (losses) gains, including other-than-temporary impairment losses[1]	$(1,051)	$783	(234%)
Add: adjustment to amortization of DAC and other related expenses related to net realized investment gains and losses	11	(70)	(116%)
Add: net loss attributable to noncontrolling interests	(94)	(82)	15%
(Loss) income from continuing operations before federal income tax benefit (expense)	$(1,263)	$558	(326%)
[1]	Excluding operating items (trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to hedges on GMDB contracts).
This segment recorded a higher pre-tax operating loss during the year ended December 31, 2014 compared to the year ended December 31, 2013, which was partially offset by higher interest spread income.
Increase in interest spread income was primarily due to an increase in net investment income. Increase is primarily due to lower losses on alternative tax credits during 2014 compared to 2013.
During the year ended December 31, 2014, the Company recognized non-operating net realized investment losses of $1.0 billion, pre-tax, compared to non-operating net investment gains of $645 million during the year ended December 31, 2013 on interest rate swaps utilized as economic hedges designed to protect statutory capital attributable to decreases in key interest rates during 2014 as opposed to increases in key interest rates during 2013.
Lower amortization of DAC was primarily due to the differing effect of the net realized investment gains (losses) from the living benefit embedded derivatives, net of economic hedging in the respective years.
See Note 6 of the audited consolidated financial statements included in the F pages of this report, for additional information on net realized investment gains (losses).

2013 Compared to 2012
The following table summarizes selected consolidated financial data for the Company's Corporate and Other segment for the years ended:
(in millions)	December 31, 2013	December 31, 2012[1]	Change
Results of Operations
Operating revenues:
Premiums	$ 26	$ 27	(4%)
Net investment income	16	4	300%
Other revenues	13	23	(43%)
Total operating revenues	$ 55	$ 54	2%
Benefits and operating expenses:
Interest credited to policyholder accounts	$ 4	$ 7	(43%)
Other expenses, net of deferrals	124	128	(3%)
Total benefits and operating expenses	$128	$ 135	(5%)
Pre-tax operating loss	$ (73)	$ (81)	(10%)
Add: non-operating net realized investment gains, including other-than-temporary impairment losses[2]	$783	$ 427	83%
Add: adjustment to amortization of DAC and other related expenses related to net realized investment gains and losses	(70)	(243)	(71%)
Add: net loss attributable to noncontrolling interest	(82)	(61)	34%
Income from continuing operations before federal income tax expense	$558	$ 42	1229%
[1]	Due to a change in the manner in which we view our reportable segments, certain prior period amounts have been restated.
[2]	Excluding operating items (trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to hedges on GMDB contracts).
The Company recorded a lower pre-tax operating loss during the year ended December 31, 2013 compared to the year ended December 31, 2012 due to higher interest spread income, partially offset by lower other revenues.
Increase in interest spread income was primarily due to an increase in net investment income. This was primarily due to higher prepayment income on fixed maturity securities, partially offset by higher losses on low-income-housing tax credits.
Lower other revenues were driven by valuation losses on synthetic collateralized debt obligations of $4 million in 2013 compared to gains of $15 million in 2012, partially offset by higher service fee revenue.
The Company recognized an increase in non-operating realized investment gains of $774 million, pre-tax, on interest rate swaps utilized as economic hedges designed to protect statutory capital attributable to increases in key interest rates during 2013. This increase was partially offset by a decline in net realized investment gains related to living benefit embedded derivatives, net of economic hedging, of $396 million, pre-tax, attributable to modest current year favorability as changes in hedges and liabilities were tightly matched, as well as a less favorable effect from living benefit reserve assumptions updates in 2013.
Lower amortization of DAC was primarily due to lower net realized investment gains on living benefit embedded derivatives, net of economic hedging during 2013.
See Note 6 of the audited consolidated financial statements included in the F pages of this report, for additional information on net realized investment gains.
Liquidity and Capital Resources
Liquidity and capital resources demonstrate the overall financial strength of the Company and its ability to generate cash flows from its operations and borrow funds at competitive rates to meet operating and growth needs.

The Company's capital structure consists of long-term debt and shareholder's equity. The following table summarizes the Company's capital structure as of the dates indicated:
(in millions)	December 31, 2014	December 31, 2013	December 31, 2012
Long-term debt	$ 709	$ 707	$1,038
Shareholder's equity, excluding accumulated other comprehensive income	$6,352	$6,242	$5,132
Accumulated other comprehensive income	1,044	582	1,252
Total shareholder's equity	$7,396	$6,824	$6,384
Total capital	$8,105	$7,531	$7,422
A primary liquidity concern with respect to annuity and life insurance products is the risk of early policyholder withdrawal. The Company attempts to mitigate this risk by offering variable products where the investment risk is transferred to the policyholder, charging surrender fees at the time of withdrawal for certain products, applying a market value adjustment to withdrawals for certain products in the Company's general account and monitoring and matching anticipated cash inflows and outflows.
For individual annuity products, surrender charges generally are calculated as a percentage of deposits and are assessed at declining rates during the first seven years after a deposit is made.
For group annuity products, surrender charge amounts and periods can vary significantly depending on the terms of each contract and the compensation structure for the producer. Generally, surrender charge percentages for group products are less than individual products because the Company incurs lower expenses at contract origination for group products. In addition, the majority of general account group annuity reserves are subject to a market value adjustment at withdrawal.
Life insurance policies are less susceptible to withdrawal than annuity products because policyholders generally must undergo a new underwriting process and may incur a surrender fee in order to obtain a new insurance policy.
The short-term and long-term liquidity requirements of the Company are monitored regularly to match cash inflows with cash requirements. The Company reviews its short-term and long-term projected sources and uses of funds and the asset/liability, investment and cash flow assumptions underlying these projections. The Company periodically makes adjustments to its investment policies to reflect changes in short-term and long-term cash needs and changing business and economic conditions.
Given the Company's historical cash flows from operating and investing activities and current financial results, the Company believes that cash flows from operating activities over the next year will provide sufficient liquidity for the operations of the Company and sufficient funds for interest payments.
Debt
See Notes 11 and 12 to the audited consolidated financial statements included in the F pages of this report for details regarding the Company's usage of short-term and long-term debt, respectively.
Guarantees
See Note 6 to the audited consolidated financial statements included in the F pages of this report for a description of the potential impact on liquidity of the Company's Low-Income-Housing Tax Credit Funds.

Contractual Obligations and Commitments
The following table summarizes the Company's contractual obligations and commitments as of December 31, 2014 expected to be paid in the periods presented. Payment amounts reflect the Company's estimate of undiscounted cash flows related to these obligations and commitments. Balance sheet amounts were determined in accordance with GAAP and may differ from the summation of undiscounted cash flows. The most significant difference relates to future policy benefits for life and health insurance, which include discounting.
	Payments due by period					Amount per balance sheet
(in millions)	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Debt [1]:
Short-term	$ 661	$ -	$ -	$ -	$ 661	$ 660
Long-term	54	107	107	1,379	1,647	709
Subtotal	$ 715	$ 107	$ 107	$ 1,379	$ 2,308	$ 1,369
Purchase and lending commitments:
Fixed maturity securities	178	-	-	-	178	-
Mortgage loans	289	-	-	-	289	-
Limited partnerships[2]	123	-	-	-	123	-
Subtotal	$ 590	$ -	$ -	$ -	$ 590	$ -
Future policy benefits and claims[3,4,5,6]:
Fixed annuities and fixed option of variable annuities	1,346	2,631	2,214	4,418	10,609	9,090
Life insurance	910	1,663	1,692	23,187	27,452	10,793
Single premium immediate annuities	444	824	706	3,715	5,689	3,530
Group pension deferred fixed annuities	1,556	2,812	2,562	8,742	15,672	14,905
Funding agreements and accident & health insurance[7]	679	100	1,422	1,286	3,487	2,412
Subtotal	$4,935	$8,030	$8,596	$41,348	$62,909	$40,730
Cash collateral[8,9]
Cash collateral on securities lending	261	-	-	-	261	261
Cash collateral on derivative transactions	535	-	-	-	535	535
Subtotal	$ 796	$ -	$ -	$ -	$ 796	$ 796
Total	$7,036	$8,137	$8,703	$42,727	$66,603	$42,895
[1]	No contractual provisions exist that could create, increase or accelerate those obligations presented. The amount presented includes contractual principal payments and interest based on rates in effect at December 31, 2014.
[2]	Limited partnerships are primarily related to investments in low-income-housing tax credit partnerships. Call dates for the obligations presented are either date or event specific. For date specific obligations, the Company is required to fund a specified amount on a stated date provided there are no defaults under the agreement. For event specific obligations, the Company is required to fund a specified amount of its capital commitment when properties in a fund become fully stabilized. For event specific obligations, the call date of these commitments may extend beyond one year but has been reflected in payments due in less than one year due to the call features. The Company's capital typically is called within one to four years, depending on the timing of events.
[3]	A significant portion of policy contract benefits and claims to be paid do not have stated contractual maturity dates and may not result in any ultimate payment obligation. Amounts reported represent estimated undiscounted cash flows out of the Company's general account related to death, surrender, annuity and other benefit payments under policy contracts in force at December 31, 2014. Separate account payments are not reflected due to the matched nature of these obligations and because the contract owners bear the investment risk of such deposits. Estimated payment amounts were developed based on the Company's historical experience and related contractual provisions. Significant assumptions incorporated in the reported amounts include future policy lapse rates (including the impact of customer decisions to make future premium payments to keep the related policies in force); coverage levels remaining unchanged from those provided under contracts in force at December 31, 2014; future interest crediting rates; and estimated timing of payments. Actual amounts will vary, potentially by a significant amount, from the amounts indicated due to deviations between assumptions and actual results and the addition of new business in future periods.
[4]	Contractual provisions exist which could adjust the amount and/or timing of those obligations reported. Key assumptions related to payments due by period include customer lapse and withdrawal rates (including timing of death), exchanges to and from the fixed and separate accounts of the variable annuities, claim experience with respect to guarantees, and future interest crediting levels. Assumptions for future interest crediting levels were made based on processes consistent with the Company's past practices, which are at the discretion of the Company, subject to guaranteed minimum crediting rates in many cases and/or subject to contractually obligated increases for specified time periods. Many of the contracts with potentially accelerated payments are subject to surrender charges, which are generally calculated as a percentage of deposits made and are assessed at declining rates during the first seven years after a deposit is made. Amounts disclosed include an estimate of those accelerated payments, net of applicable surrender charges. See Note 2 to the audited consolidated financial statements included in the F pages of this report for a description of the Company's method for establishing life and annuity reserves in accordance with GAAP.
[5]	Certain assumptions have been made about mortality experience and retirement patterns in the amounts reported. Actual deaths and retirements may differ significantly from those projected, which could cause the timing of the obligations reported to vary significantly. In addition, contractual surrender provisions exist on an immaterial portion of these contracts that could accelerate those obligations presented. Amounts disclosed do not include an estimate of those accelerated payments. Most of the contracts with potentially accelerated payments are subject to surrender charges, which are generally calculated as a percentage of the commuted value of the remaining term certain benefit payments and are assessed at declining rates during the first seven policy years.
[6]	Contractual provisions exist that could increase those obligations presented. The process for determining future interest crediting rates as described in Note 5 above was used to develop the estimates of payments due by period.
[7]	Health reserves are immaterial and are reflected in the less than one year column.
[8]	Since the timing of the return is uncertain, these obligations have been reflected in payments due in less than one year.
[9]	The table above excludes certain derivative liabilities. For more information on these instruments see Characteristics of Interest Rate Sensitive Financial Instruments. Embedded derivatives on guaranteed benefit annuity programs are included in future policy benefits and claims in the table above.
Investments
General
The Company's assets are divided between separate account and general account assets. As of December 31, 2014, $88.1 billion (61%) of the Company's total assets were held in separate accounts compared to $84.1 billion (63%) as of December 31, 2013 and $55.4 billion (39%) were held in the Company's general account compared to $49.4 billion (37%) as of December 31, 2013, including $45.4 billion of general account investments compared to $40.8 billion as of December 31, 2013.
Separate account assets primarily consist of investments made with deposits from the Company's variable annuity and variable life insurance business. Most separate account assets are invested in various mutual funds. After deducting fees or expense charges, the investment performance in the Company's separate account assets is passed through to the Company's customers.
The following table summarizes the Company's consolidated general account investments by asset category, as of the dates indicated:
	December 31, 2014		December 31, 2013
(in millions)	Carrying value	% of total	Carrying value	% of total
Fixed maturity securities, available-for-sale	$35,418	78%	$32,249	79%
Mortgage loans, net of allowance	7,270	16%	6,341	16%
Policy loans	992	2%	987	2%
Short-term investments	935	2%	411	1%
Other investments	822	2%	767	2%
Total	$45,437	100%	$40,755	100%
See Note 6 to the audited consolidated financial statements included in the F pages of this report for further information regarding the Company's investments.
Available-for-Sale Securities
Refer to Note 6 to the audited consolidated financial statements included in the F pages of this report for information regarding the nature of the Company's portfolio of available-for-sale securities and the methodology and inputs used in evaluating whether the securities are other-than-temporarily impaired.
Collateral Exposure
The Company's portfolio of residential mortgage-backed securities is comprised of investments securitized by the cash flows of mortgage loans with four primary collateral characteristics: government agency, prime, Alt-A and sub-prime. In general, recent market activity has negatively impacted the valuation of securities containing Alt-A and sub-prime collateral.

The Company considers Alt-A collateral to be mortgages whose underwriting standards do not qualify the mortgage for prime financing terms. Typical underwriting characteristics that cause a mortgage to fall into the Alt-A classification may include, but are not limited to, inadequate loan documentation of a borrower's financial information, debt-to-income ratios above normal lending limits, loan-to-value ("LTV") ratios above normal lending limits that do not have primary mortgage insurance, a borrower who is a temporary resident, and loans securing non-conforming types of real estate. Alt-A mortgages are generally issued to borrowers having higher Fair Isaac Credit Organization ("FICO") scores, and the lender typically charges a slightly higher interest rate for such mortgages.
The Company considers sub-prime collateral to be mortgages that are first or second-lien mortgage loans issued to borrowers that cannot qualify for prime or Alt-A financing terms, as demonstrated by recent delinquent rent or housing payments or substandard FICO scores. The Company considers prime collateral to be mortgages whose underwriting standards qualify the mortgage for regular conforming or jumbo loan programs. In addition, government agency collateral is considered to be mortgages securitized by government agencies both implicitly and explicitly backed by the full faith and credit of the U.S. Government.
The following table summarizes the distribution by collateral classification of the Company's general account residential mortgage-backed securities as of December 31, 2014:
(in millions)	Amortized cost	Fair value	% of fair value total
Government agency	$2,167	$2,295	60%
Prime	397	409	11%
Alt-A	714	716	19%
Sub-prime	410	413	10%
Other residential mortgage collateral	6	6	-
Total	$3,694	$3,839	100%
The following table summarizes the distribution by rating (based on the Company's standard rating) and origination year, respectively, of the Company's general account residential mortgage-backed securities as of December 31, 2014:
	Alt-A			Sub-prime
(in millions)	Amortized cost	Fair value	% of fair value total	Amortized cost	Fair value	% of fair value total
AAA	$ -	$ -	-	$ 7	$ 7	2%
AA	8	8	1%	20	22	5%
A	5	5	1%	33	33	8%
BBB	13	14	2%	42	42	10%
BB and below	688	689	96%	308	309	75%
Total	$714	$716	100%	$410	$413	100%
Pre-2005	$119	$122	17%	$228	$222	54%
2005	342	343	48%	98	101	24%
2006	153	155	22%	70	76	18%
2007	100	96	13%	5	3	1%
2008-2014	-	-	-	9	11	3%
Total	$714	$716	100%	$410	$413	100%

The following table summarizes the distribution by collateral classification of the Company's general account residential mortgage-backed securities as of December 31, 2013:
(in millions)	Amortized cost	Fair value	% of fair value total
Government agency	$2,104	$2,199	55%
Prime	520	529	13%
Alt-A	858	844	21%
Sub-prime	437	431	11%
Total	$3,919	$4,003	100%
The following table summarizes the distribution by rating (based on the Company's standard rating) and origination year, respectively, of the Company's general account residential mortgage-backed securities as of December 31, 2013:
	Alt-A			Sub-prime
(in millions)	Amortized cost	Fair value	% of fair value total	Amortized cost	Fair value	% of fair value total
AAA	$ -	$ -	-	$ 18	$ 18	4%
AA	11	11	1%	28	29	7%
A	8	9	1%	45	45	10%
BBB	35	35	4%	36	35	8%
BB and below	804	789	94%	310	304	71%
Total	$858	$844	100%	$437	$431	100%
Pre-2005	$169	$174	21%	$241	$229	53%
2005	403	395	47%	95	96	22%
2006	168	165	19%	74	78	18%
2007	118	110	13%	7	7	2%
2008-2013	-	-	-	20	21	5%
Total	$858	$844	100%	$437	$431	100%
The following table summarizes the Company's general account commercial mortgage-backed securities and other asset-backed securities collateral by rating (based on the Company's standard rating), as of the dates indicated:
	Amortized cost				Fair value
(in millions)	AAA	AA	A and below	Total	AAA	AA	A and below	Total
December 31, 2014:
Commercial mortgage-backed securities	$ 811	$235	$385	$1,431	$ 847	$244	$411	$1,502
Other asset-backed securities	839	268	303	1,410	835	261	269	1,365
Total	$1,650	$503	$688	$2,841	$1,682	$505	$680	$2,867
December 31, 2013:
Commercial mortgage-backed securities	$ 789	$206	$444	$1,439	$ 807	$217	$480	$1,504
Other asset-backed securities	324	199	367	890	323	198	318	839
Total	$1,113	$405	$811	$2,329	$1,130	$415	$798	$2,343
Mortgage Loans, Net of Allowance
As of December 31, 2014, general account mortgage loans were $7.3 billion (16%) of the carrying value of consolidated general account investments compared to $6.3 billion (16%) as of December 31, 2013. Commercial mortgage loans represent 100% of the total mortgage loan portfolio as of December 31, 2014 and 2013. Commitments to fund mortgage loans of $289 million were outstanding as of December 31, 2014 compared to $68 million as of December 31, 2013.

The table below summarizes the carrying values of mortgage loans by regional exposure and property type, as of the dates indicated:
(in millions)	Office	Industrial	Retail	Apartment	Hotel	Other	Total
December 31, 2014
Mortgage loans:
New England	$ 42	$ 10	$ 39	$ 13	$ -	$ 28	$ 132
Middle Atlantic	170	151	363	168	-	3	855
East North Central	178	105	440	347	23	17	1,110
West North Central	8	66	74	134	-	-	282
South Atlantic	129	266	687	579	30	48	1,739
East South Central	27	19	139	127	-	-	312
West South Central	51	143	266	300	-	-	760
Mountain	112	111	110	271	-	-	604
Pacific	323	329	463	345	34	8	1,502
Total amortized cost	$1,040	$1,200	$2,581	$2,284	$ 87	$104	$7,296
Total valuation allowance	$ (3)	$ (7)	$ (6)	$ (9)	$ -	$ (1)	$ (26)
Total mortgage loans, net of allowance							$7,270
December 31, 2013
Mortgage loans:
New England	$ 56	$ 10	$ 26	$ 14	$ 16	$ 28	$ 150
Middle Atlantic	140	162	345	154	-	5	806
East North Central	165	127	441	271	35	15	1,054
West North Central	9	73	43	120	-	-	245
South Atlantic	148	236	635	353	5	49	1,426
East South Central	22	20	134	149	9	-	334
West South Central	13	91	200	330	-	-	634
Mountain	36	99	114	220	-	-	469
Pacific	316	271	360	259	43	9	1,258
Total amortized cost	$ 905	$1,089	$2,298	$1,870	$108	$106	$6,376
Total valuation allowance	$ (6)	$ (10)	$ (9)	$ (7)	$ (1)	$ (2)	$ (35)
Total mortgage loans, net of allowance							$6,341
As of December 31, 2014, the Company's largest exposure to any single borrower, region and property type was 1%, 24% and 35%, respectively, of the Company's general account mortgage loan portfolio compared to 2%, 22% and 36%, respectively, as of December 31, 2013.
As of December 31, 2014 and 2013, the Company's mortgage loans classified as delinquent, foreclosed and restructured were immaterial as a percentage of the total mortgage loan portfolio.
See Note 6 to the audited consolidated financial statements included in the F pages of this report for further details regarding the Company's investments in mortgage loans.
Credit Quality Information
Given the current market environment, the Company considers mortgage loans that are backed by office, industrial, and hotel collateral to be higher-risk property types. Hotels have room rates that are short-term in length and can be adjusted quickly, which has generally led to higher levels of defaults and loss-severity. For the industrial and office property types (particularly flex office), downsizing and consolidation of space has resulted in lower occupancies; which, along with high tenant improvement and leasing commission costs for re-tenanting space, have put pressure on cash-flows resulting in lower debt service coverage ("DSC") and higher LTV ratios.
With regard to the other remaining property types (apartment, retail and other), the Company also considers mortgage loans to be high-risk if their collateral characteristics include, but are not limited to: LTV ratios greater than 90%, low DSC ratios, increases in vacancies or concessions, falling rental rates, and other loan specific characteristics that could indicate additional risk.

The following table provides relevant asset quality information on these high-risk categories of mortgage loans, as of the dates indicated:
(in millions)	Office	Industrial	Hotel	Other high-risk	Total Portfolio	% of total
December 31, 2014
Total valuation allowance	$ 3	$ 6	$ -	$ 3	$ 26	46%
Refinanced loans[1]	$105	$286	$ 8	$ -	$938	43%
Modified loans[2]	$ -	$ 18	$ 5	$12	$ 50	70%
December 31, 2013
Total valuation allowance	$ 6	$ 10	$ 1	$ 4	$ 35	60%
Refinanced loans[1]	$130	$301	$ 8	$ -	$949	46%
Modified loans[2]	$ 14	$ 22	$43	$13	$107	86%
[1]	Includes all loans refinanced at any time during the term of the loan.
[2]	Includes all loans modified at any time during the term of the loan.
As noted above, an individual mortgage loan's LTV ratio is an additional indicator of risk and the calculation of this ratio utilizes certain assumptions and estimates made by the Company. The LTV ratio is calculated as a ratio of the amortized cost of the subject loans to the fair value of the underlying real estate collateral. The collateral value component is determined based on the Company's view of normalized property operating income for the real estate divided by the prevailing market capitalization rates. In determining the normalized property operating income, the Company relies upon the most recent property operating statement information, and makes certain assumptions of future property rental income, property expenses, and expectations for vacancies, among other items.
The Company's practice is to obtain updated property operating statements at least on an annual basis. The Company performs an annual internal valuation of each property, based on these property operating statements. The Company's practice is to obtain external appraisals during the initial underwriting of the loan.
The following table represents the amortized cost (excluding valuation allowances) and average LTV ratio of mortgage loans considered high-risk by property region, as of the dates indicated:
	Office		Industrial		Hotel		Other high–risk
(in millions)	Amortized cost	Average LTV	Amortized cost	Average LTV	Amortized cost	Average LTV	Amortized cost	Average LTV
December 31, 2014
New England	$ 42	61%	$ 10	50%	$ -	-	$ -	-
Middle Atlantic	170	63%	151	52%	-	-	-	-
East North Central	178	59%	105	54%	23	54%	-	-
West North Central	8	66%	66	62%	-	-	17	92%
South Atlantic	129	49%	266	61%	30	58%	12	110%
East South Central	27	66%	19	70%	-	-	-	-
West South Central	51	69%	143	54%	-	-	-	-
Mountain	112	64%	111	65%	-	-	-	-
Pacific	323	55%	329	55%	34	64%	-	-
Total	$1,040	61%	$1,200	58%	$ 87	59%	$29	101%
December 31, 2013
New England	$ 56	57%	$ 10	51%	$ 16	75%	$ -	-
Middle Atlantic	140	65%	162	61%	-	-	-	-
East North Central	165	61%	127	56%	35	69%	-	-
West North Central	9	63%	73	69%	-	-	-	-
South Atlantic	148	48%	236	59%	5	72%	22	102%
East South Central	22	66%	20	69%	9	50%	25	92%
West South Central	13	60%	91	58%	-	-	-	-
Mountain	36	70%	99	67%	-	-	6	91%
Pacific	316	59%	271	56%	43	66%	-	-
Total	$ 905	59%	$1,089	60%	$108	67%	$53	96%

For additional information on the Company's valuation allowance on mortgage loans, as well as non-accrual and delinquent status loans, see Note 2 and Note 6 to the audited consolidated financial statements included in the F pages of this report.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Market Risk Sensitive Financial Instruments
The Company is subject to potential fluctuations in earnings and the fair value of certain of its assets and liabilities, as well as variations in expected cash flows due to changes in interest rates and equity markets. The following discussion focuses on specific interest rate, foreign currency and equity market risks to which the Company is exposed and describes strategies used to manage these risks. This discussion is limited to financial instruments subject to market risks and is not intended to be a complete discussion of all of the risks to which the Company is exposed.
Interest Rate Risk
Fluctuations in interest rates can impact the Company's earnings, cash flows and the fair value of its assets and liabilities. In a declining interest rate environment, the Company may be required to reinvest the proceeds from maturing and prepaying investments at rates lower than the overall portfolio yield, which could reduce future interest spread income. In addition, minimum guaranteed crediting rates on certain life and annuity contracts could prevent the Company from lowering its interest crediting rates to levels commensurate with prevailing market interest rates, resulting in a reduction to the Company's interest spread income.
The following table presents account values by range of minimum guaranteed crediting rates and the current weighted average crediting rates for certain of the Company's products, as of the dates indicated:
	Individual Products and Solutions-Annuity[1]		Individual Products and Solutions-Life and NBSG[2]		Retirement Plans[3]
(in millions)	Account value	Weighted average crediting rate	Account value	Weighted average crediting rate	Account value	Weighted average crediting rate
December 31, 2014
Minimum guaranteed crediting rate of
3.51% or greater	$ 130	4.28%	$ 731	4.00%	$ 320	4.12%
Minimum guaranteed crediting rate of
3.01% to 3.50%	$ 498	3.51%	$ -	n/a	$11,605	3.48%
Minimum guaranteed crediting rate of
2.01% to 3.00%	$2,971	2.99%	$4,212	3.38%	$ 1,670	3.11%
Minimum guaranteed crediting rate of
0.01% to 2.00%	$3,492	1.64%	$ 176	3.66%	$ 744	1.79%
No minimum guaranteed crediting rate[4]	$1,457	2.16%	$ 292	7.21%	$ 478	2.01%
December 31, 2013
Minimum guaranteed crediting rate of
3.51% or greater	$ 138	4.28%	$ 747	4.00%	$ 2,076	4.04%
Minimum guaranteed crediting rate of
3.01% to 3.50%	$ 515	3.51%	$ -	n/a	$10,460	3.55%
Minimum guaranteed crediting rate of
2.01% to 3.00%	$3,086	3.01%	$3,823	3.45%	$ 770	2.63%
Minimum guaranteed crediting rate of
0.01% to 2.00%	$3,799	1.82%	$ 83	3.83%	$ 519	1.54%
No minimum guaranteed crediting rate[4]	$1,071	2.96%	$ 129	10.49%	$ 472	2.08%
[1]	Includes individual fixed annuity products and the fixed investment options selected within the variable annuity products.
[2]	Includes universal life products and the fixed investment options selected within the variable life products.
[3]	Includes group fixed annuity products.
[4]	Includes products with a stated minimum guaranteed crediting rate of 0%.
The Company attempts to mitigate this risk by managing the maturity and interest-rate sensitivities of assets to be consistent with those of liabilities. In recent years, management has taken actions to address low interest rate environments and the resulting impact on interest spread margins, including reducing commissions on fixed annuity sales, launching new products with new guaranteed rates, discontinuing the sale of its annual reset fixed annuities and invoking contractual provisions that limit the amount of variable annuity deposits allocated to the guaranteed fixed option. In addition, the Company adheres to a strict discipline of setting interest crediting rates on new business at levels believed to be adequate to provide returns consistent with management expectations.
A rising interest rate environment could also result in a reduction of interest spread income or an increase in policyholder surrenders. Existing general account investments supporting annuity liabilities had a weighted average maturity of approximately nine years as of December 31, 2014. Therefore, a change in portfolio yield will lag changes in market interest rates. This lag increases if the rate of prepayments of securities slows. To the extent the Company sets renewal rates based on current market rates, this will result in reduced interest spreads. Alternatively, if the Company sets renewal crediting rates while attempting to maintain a desired spread from the portfolio yield, the rates offered by the Company may be less than new money rates offered by competitors. This difference could result in an increase in surrender activity by policyholders. If unable to fund surrenders with cash flow from operations, the Company might need to sell assets, which likely would have declined in value due to the increase in interest rates. The Company mitigates this risk by offering products that assess surrender charges and/or market value adjustments at the time of surrender, and by managing the maturity and interest-rate sensitivities of assets to approximate those of liabilities.
The Company offers a variety of variable annuity programs with guaranteed minimum balance or guaranteed withdrawal benefits, and options are utilized to economically hedge a portion of these products. See Equity Market Risk for further explanation.
Asset/Liability Management Strategies to Manage Interest Rate Risk
The Company employs an asset/liability management approach tailored to the specific requirements of each of its products. Each line of business has an investment policy based on its specific characteristics. The policy establishes asset maturity and duration, quality and other relevant guidelines.
An underlying pool or pools of investments support each general account line of business. These pools consist of whole assets purchased specifically for the underlying line of business. In general, assets placed in any given portfolio remain there until they mature (or are called), but active management of specific securities and sectors may result in portfolio turnover or transfers among the various portfolios.
Investment strategies are executed by dedicated investment professionals based on the investment policies established for the various pools. To assist them in this regard, they receive periodic projections of investment needs from each line's management team. Line of business management teams, investment portfolio managers and finance professionals periodically evaluate how well assets purchased and the underlying portfolio match the underlying liabilities for each line. In addition, sophisticated Asset/Liability Management models are employed to project the assets and liabilities over a wide range of interest rate scenarios to evaluate the efficacy of the strategy for a line of business.
Using this information, in conjunction with each line's investment strategy, actual asset purchases or commitments are made. In addition, plans for future asset purchases are formulated when appropriate. This process is repeated frequently so that invested assets for each line match its investment needs as closely as possible. The primary objectives are to ensure that each line's liabilities are invested in accordance with its investment strategy and that over or under investment is minimized.
As part of this process, the investment portfolio managers provide each line's management team with forecasts of anticipated rates that the line's future investments are expected to produce. This information, in combination with yields attributable to the line's current investments and its investment "rollovers," gives the line management team data to use in computing and declaring interest crediting rates for their lines of business.
There are two approaches to developing investment policies:
•	For liabilities where cash flows are not interest sensitive and the credited rate is fixed (e.g., immediate annuities), the Company attempts to manage risk with a combination cash matching/duration matching strategy. Duration is a measure of the sensitivity of price to changes in interest rates. For a rate movement of 100 basis points, the fair value of liabilities with a duration of 5 years would change by approximately 5%. For this type of liability, the Company generally targets an asset/liability duration mismatch of -0.25 to +0.50 years. In addition, the Company attempts to minimize asset and liability cash flow mismatches, especially over the first five years. However, the desired degree of cash matching is balanced against the cost of cash matching.

•	For liabilities where the Company has the right to modify the credited rate and policyholders also have options, the Company's risk management process includes modeling both the assets and liabilities over multiple stochastic scenarios. The Company considers a range of potential policyholder behavior as well as the specific liability crediting strategy. This analysis, combined with appropriate risk tolerances, drives the Company's investment policy.
Use of Derivatives to Manage Interest Rate Risk
See Note 7 to the audited consolidated financial statements included in the F pages of this report for a discussion of the Company's use of derivatives to manage interest rate risk.
Characteristics of Interest Rate Sensitive Financial Instruments
The tables below provide information about the Company's financial instruments as of December 31, 2014 that are sensitive to changes in interest rates. Insurance contracts that subject the Company to significant mortality risk, including life insurance contracts and life-contingent immediate annuities are not included in the table.
	Estimated year of maturities/repayments
(in millions)	2015	2016	2017	2018	2019	There- after	Total	2014 Fair Value	2013 Fair Value
Assets
Fixed maturity securities:
Corporate bonds:
Principal	$ 891	$1,050	$1,389	$2,001	$2,700	$16,218	$24,249	$25,900	$23,379
Weighted average interest rate	4.37%	4.68%	4.28%	4.96%	5.25%	4.71%	4.75%
Mortgage and other asset-backed securities:
Principal	$ 4	$ -	$ 21	$ 32	$ 27	$ 6,451	$ 6,535	$ 6,706	$ 6,346
Weighted average interest rate	9.45%	-	5.28%	6.05%	5.28%	4.08%	4.10%
Other fixed maturity securities:
Principal	$ 127	$ 78	$ 15	$ 82	$ 114	$ 1,998	$ 2,414	$ 2,812	$ 2,524
Weighted average interest rate	5.55%	6.15%	7.62%	5.43%	6.58%	5.58%	5.65%
Mortgage loans:
Principal	$ 456	$ 504	$ 440	$ 265	$ 357	$ 5,274	$ 7,296	$ 7,616	$ 6,481
Weighted average interest rate	5.44%	5.84%	5.36%	4.71%	4.13%	4.55%	4.73%
Liabilities
Individual deferred fixed annuities:
Principal	$ 870	$ 767	$1,243	$ 756	$ 476	$ 1,838	$ 5,950	$ 5,804	$ 5,964
Weighted average crediting rate	2.51%	2.54%	2.61%	2.65%	2.59%	2.66%
Group pension deferred fixed annuities:
Principal	$1,514	$1,329	$1,408	$1,267	$ 910	$ 8,263	$14,691	$13,372	$12,849
Weighted average crediting rate	3.20%	3.16%	2.96%	2.71%	2.54%	2.36%
Funding agreements:
Principal	$ 12	$ 31	$ 67	$ 98	$ 800	$ 760	$ 1,768	$ 1,765	$ 890
Weighted average crediting rate	1.42%	1.46%	1.46%	1.61%	1.70%	2.40%
Immediate annuities:
Principal	$ 182	$ 140	$ 104	$ 76	$ 55	$ 147	$ 704	$ 801	$ 733
Weighted average crediting rate	5.20%	5.22%	5.26%	5.30%	5.35%	5.39%
Short-term debt:
Principal	$ 660	$ -	$ -	$ -	$ -	$ -	$ 660	$ 660	$ 278
Weighted average interest rate	1.02%	-	-	-	-	-	1.02%
Long-term debt:
Principal	$ -	$ -	$ -	$ -	$ -	$ 700	$ 700	$ 1,069	$ 1,004
Weighted average interest rate	-	-	-	-	-	7.67%	7.67%

	Estimated year of maturities/repayments
(in millions, except settlement prices)	2015	2016	2017	2018	2019	There- after	Total	2014 Fair Value	2013 Fair Value
Deriviative Financial Instruments
Interest rate swaps:
Pay fixed/receive variable:
Notional value	$1,263	$1,706	$ 878	$1,201	$1,234	$25,220	$31,502	$(2,457)	$ 878
Weighted average pay rate	1.32%	1.69%	1.02%	1.91%	2.13%	3.15%	2.85%
Weighted average receive rate[1]	0.32%	0.28%	0.47%	0.29%	0.25%	0.30%	0.30%
Pay variable/receive fixed:
Notional value	$1,985	$2,046	$ 120	$1,291	$ 485	$28,282	$34,209	$ 2,457	($1,198)
Weighted average pay rate[1]	0.31%	0.26%	0.31%	0.27%	0.27%	0.30%	0.29%
Weighted average receive rate	1.39%	1.22%	3.59%	2.16%	2.58%	3.09%	2.84%
Pay fixed/receive fixed:
Notional value	$ -	$ 48	$ -	$ -	$ -	$ 382	$ 430	$ 11	$ (18)
Weighted average pay rate	-	4.73%	-		-	4.07%	4.14%
Weighted average receive rate	-	6.16%	-	-	-	4.72%	4.88%
Credit default swaps purchased:
Notional value	$ -	$ -	$ -	$ 2	$ -	$ -	$ 2	$ -	$ -
Total return swaps[2]:
Notional value	$2,732	$ 76	$ -	$ -	$ -	$ -	$ 2,808	$ (41)	$ (46)
Embedded derivatives:
Notional value	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ (264)	$1,005
Option contracts:
Long positions:
Contract amount/notional value	$4,091	$1,176	$ 546	$ 14	$ 163	$ -	$ 5,990	$ 411	$ 343
Weighted average settlement price	$ 1	$1,577	$1,631	$1,588	$1,351	$ -	$ 500
[1]	Variable rates are generally based on 1, 3 or 6-month U.S. LIBOR and reflect the effective rate as of December 31, 2014.
[2]	Total return swaps are based on the Europe, Australasia and Far East Index from Morgan Stanley Capital International (EAFE Index).
Additional information about the characteristics of the financial instruments and assumptions underlying the data presented in the table on the preceding page are as follows:
Mortgage-backed securities and other asset-backed securities: The year of maturity is determined based on the terms of the securities and the current estimated rate of prepayment of the underlying pools of mortgages or assets. The Company limits its exposure to prepayments by purchasing less volatile types of mortgage-backed securities and asset-backed securities investments.
Corporate bonds and other fixed maturity securities and mortgage loans: The maturity year is that of the security or loan.
Individual deferred fixed annuities: The maturity year is based on the expected date of policyholder withdrawal, taking into account actual experience, current interest rates and contract terms. Individual deferred fixed annuities are certain individual annuity contracts, which are also subject to surrender charges calculated as a percentage of the deposits made and assessed at declining rates during the first seven years after a deposit is made. Individual deferred fixed annuities of $0.8 billion of participating group annuity contracts in 2014 and 2013 were in contracts where the crediting rate is guaranteed for a set term. Individual deferred fixed annuity general account liabilities totaling $4.9 billion and $4.7 billion as of December 31, 2014 and 2013, respectively, were in contracts where the crediting rate is reset periodically with portions resetting in each calendar quarter, and $610 million that reset annually in 2014 compared to $627 million in 2013. Individual fixed annuity policy reserves of $1.9 billion in 2014 and $2.1 billion in 2013 were in contracts that adjust the crediting rate every five years. Individual deferred fixed annuity policy reserves of $358 million in 2014 were in contracts that adjust the crediting rate every three years compared to $406 million in 2013. The average crediting rate is calculated as the difference between the projected yield of the assets backing the liabilities and a targeted interest spread. However, for certain individual deferred annuities the crediting rate is also adjusted to partially reflect current new money rates.
Group pension deferred fixed annuities: The maturity year is based on the expected date of policyholder withdrawal, taking into account actual experience, current interest rates and contract terms. Included were group annuity contracts representing $14.9 billion and $14.3 billion of general account liabilities as of December 31, 2014 and 2013, respectively, which are generally subject to market value adjustment upon surrender and which also may be subject to surrender charges. Of the total group deferred fixed annuity liabilities, $13.4 billion ($12.8 billion in 2013) were in contracts where the crediting rate is reset quarterly, $864 million ($761 million in 2013) were in contracts that adjust the crediting rate on an annual basis with portions resetting in each calendar quarter, and $664 million ($710 million in 2013) were in contracts where the crediting rate is reset annually on January 1.
Funding agreements: Funding agreements were issued in conjunction with the MTN program where the crediting rate either was fixed for the term of the contract or were variable based on an underlying index. The MTN program concluded in the fourth quarter of 2012 and as of December 31, 2014, the Company had no outstanding MTNs. Beginning in 2012, funding agreements have been issued to the FHLB. Such funding agreements (commonly referred to as advances) have interest and principal repayment terms which cannot be altered by the FHLB for the term of such advances. The maturity year is based upon the principal repayment schedule of these advances.
Immediate annuities: Non-life contingent contracts in payout status where the Company has guaranteed periodic payments, typically monthly, are included. The maturity year is based on the term of the contract.
Short-term debt and long-term debt: The maturity year is the stated maturity date of the obligation.
Derivative financial instruments: The maturity year is based on the terms of the related contract. Interest rate swaps include cross-currency interest rate swaps, which are used to reduce the Company's existing asset and liability foreign currency exposure. Cross-currency interest rate swaps in place against each foreign currency obligation hedge the Company against adverse currency movements with respect to both period interest payments and principal repayment. Underlying details by currency therefore have been omitted. Variable swap rates and settlement prices reflect rates and prices in effect as of December 31, 2014.
Foreign Currency Risk
As part of its regular investing activities, the Company may purchase foreign currency denominated investments. These investments and the associated income expose the Company to volatility associated with movements in foreign exchange rates. In an effort to mitigate this risk, the Company uses cross-currency swaps. As foreign exchange rates change, the increase or decrease in the cash flows of the derivative instrument generally offsets the changes in the functional-currency equivalent cash flows of the hedged item.
Credit Risk
The Company enters into credit derivative contracts, primarily credit default swaps, under which the Company buys and sells credit default protection on specific corporate creditors. These derivatives allow the Company to manage or modify its credit risk profile in general or its credit exposure to specific creditors.
Equity Market Risk
Asset fees calculated as a percentage of separate account assets are a significant source of revenue to the Company. As of December 31, 2014 and 2013, approximately 84% and 81%, respectively, of separate account assets were invested in equity mutual funds. Gains and losses in the equity markets result in corresponding increases and decreases in the Company's separate account assets and asset fee revenue. In addition, a decrease in separate account assets may decrease the Company's expectations of future profit margins due to a decrease in asset fee revenue and/or an increase in guaranteed contract claims, which also may require the Company to accelerate amortization of DAC.
The Company's long-term assumptions for net separate account investment performance consist of assumed gross returns of 10.5% for equity funds and 5.0% for fixed funds. This analysis assumes no other factors change and that an unlocking of DAC assumptions would not be required. However, as it does each quarter, the Company would evaluate its DAC balance and underlying assumptions to determine the need for unlocking. The Company can provide no assurance that the experience of flat equity market returns would not result in changes to other factors affecting profitability, including the possibility of unlocking of DAC assumptions.
Many of the Company's individual variable annuity contracts offer GMDB features. A GMDB generally provides a benefit if the annuitant dies and the contract value is less than a specified amount, which may be based on premiums paid less amounts withdrawn or contract value on a specified anniversary date. A decline in the stock market causing the contract value to fall below this specified amount, which varies from contract to contract based on the date the contract was entered into as well as the GMDB feature elected, will increase the net amount at risk, which is the GMDB in excess of the contract value. This could result in additional GMDB claims.

To mitigate this risk, the Company implemented a GMDB economic hedging program for certain new and existing business. Prior to implementation of the GMDB hedging program in 2000, the Company managed this risk primarily by entering into reinsurance arrangements. The GMDB economic hedging program is designed to offset changes in the economic value of the designated GMDB. Currently the program shorts equity index futures, which provides an offset to changes in the value of the designated obligation. The futures are not designated as hedges and, therefore, hedge accounting is not applied. The Company's economic hedges and the GMDB policyholder liability are not perfectly offset. Therefore, the hedging activity is likely to lead to earnings volatility that would not exist if the GMDB policyholder liability was also on an economic basis. As of December 31, 2014 and 2013, the Company's net amount at risk was $313 million and $250 million, respectively. As of December 31, 2014 and 2013, the Company's reserve for GMDB claims was $76 million and $55 million, respectively.
The Company issues variable annuity contracts through its separate accounts, for which investment income and gains and losses on investments accrue directly to, and investment risk is borne by, the contractholder. The Company also provides various forms of guarantees to benefit the related contractholders. The Company provides five primary guarantee types of variable annuity contracts: (1) GMDB; (2) GMAB; (3) GLWB; (4) a hybrid guarantee with GMAB and GLWB; and (5) GMIB. See Note 4 to the audited consolidated financial statements included in the F pages of this report for further information regarding these guarantees.
Equity market and interest rate risk management: These variable annuity products and related obligations expose the Company to various market risks, predominately interest rate and equity risk. Adverse changes in the equity markets or interest rate movements expose the Company to significant volatility. To mitigate these risks and hedge the guaranteed benefit obligations, the Company enters into a variety of derivatives including interest rate swaps, equity index futures, options and total return swaps.
Inflation
The rate of inflation did not have a material effect on the revenues or operating results of the Company during 2014, 2013 or 2012.
DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Directors of the Registrant
Name	Age	Date Service Began
John L. Carter	52	February 2013
Timothy G. Frommeyer	50	January 2009
Eric S. Henderson	52	March 2012
Stephen S. Rasmussen	62	January 2009
Mark R. Thresher	58	January 2009
Kirt A. Walker	51	December 2009
For biographical information on Messrs. Carter, Frommeyer, Henderson, Rasmussen, Thresher, and Walker, please see the information provided below in "Executive Officers of the Registrant."
Executive Officers of the Registrant
Name	Age	Position with NLIC
Stephen S. Rasmussen	62	NMIC Chief Executive Officer[1]
Kirt A. Walker	51	President and Chief Operating Officer
Patricia R. Hatler	60	Executive Vice President–Chief Legal and Governance Officer
Matthew Jauchius	45	Executive Vice President – Chief Marketing Officer
Michael C. Keller	55	Executive Vice President–Chief Information Officer
Gale V. King	58	Executive Vice President–Chief Human Resources Officer
Mark R. Thresher	58	Executive Vice President
John L. Carter	52	Senior Vice President–Nationwide Retirement Plans
Timothy G. Frommeyer	50	Senior Vice President–Chief Financial Officer
David L. Giertz	51	Senior Vice President-Nationwide Financial Distribution and Sales
Peter A. Golato	61	Senior Vice President–Nationwide Financial Network
Harry H. Hallowell	54	Senior Vice President–Chief Investment Officer
Eric S. Henderson	52	Senior Vice President–Individual Products & Solutions

Name	Age	Position with NLIC
Steven C. Power	57	Senior Vice President–Nationwide Financial
Michael S. Spangler	48	Senior Vice President–Investment Management Group
[1]	NMIC is our ultimate parent company; however, Mr. Rasmussen does not serve as NLIC's chief executive officer.
Business experience for each of the individuals listed in the previous table is set forth below:
Stephen S. Rasmussen has been the Nationwide enterprise chief executive officer since February 2009. He previously served as the President and Chief Operating Officer of NMIC and Executive Vice President of NLIC from September 2003 to February 2009. He has served as a director of NLIC since January 2009.
Kirt A. Walker has been President and Chief Operating Officer and a director of NLIC since December 2009. Previously, Mr. Walker was President and Chief Operating Officer–Nationwide Insurance of NMIC since March 2009. Prior to that time, he served as President, Nationwide Insurance Exclusive Operations of NMIC from November 2008 to March 2009; President, Nationwide Insurance Eastern Operations of NMIC from March 2006 to October 2008; and President, Allied Insurance of NMIC from September 2003 to February 2006. Mr. Walker has been with Nationwide since 1986.
Patricia R. Hatler has been Executive Vice President–Chief Legal and Governance Officer of NLIC since December 2004. Previously, Ms. Hatler served as Executive Vice President and General Counsel from October 2004 to December 2004.
Matthew Jauchius has been Executive Vice President–Chief Marketing Officer since August 2012. Prior to that time, he was Senior Vice President–Chief Marketing and Strategy Officer from December 2010 to August 2012 and Senior Vice President-Chief Strategy Officer, OCEO Administration from April 2009 to December 2010 and served as Vice President–
PCIO Strategy for NMIC from April 2007 to April 2009, and Vice President–Strategic Planning for NMIC from June 2006 to April 2007. Prior to that time, Mr. Jauchius was Associate Principal with McKinsey & Company from September 1998 to June 2006.
Michael C. Keller has been Executive Vice President–Chief Information Officer of NLIC since August 2001. Mr. Keller has been Executive Vice President–Chief Information Officer of several other Nationwide companies since June 2001.
Gale V. King has been Executive Vice President–Chief Human Resources Officer of NLIC since May 2009. Previously, she was Senior Vice President–Property and Casualty Human Resources of NMIC from October 2003 to February 2009. Ms. King has been with Nationwide since 1983.
Mark R. Thresher has been Executive Vice President–Finance of NLIC since December 2009 and has served as a director of NLIC since January 2009. Prior to that time, he was President and Chief Operating Officer of NLIC from May 2004 to December 2009.
John L. Carter has been Senior Vice President–Nationwide Retirement Plans of NLIC since April 2013 and President and Chief Operating Officer of Nationwide Retirement Solutions, Inc. since July 2013. He has served as a director of NLIC since February 2013. Prior to that time, Mr. Carter served as Senior Vice President of other Nationwide companies from November 2005 to April 2013.
Timothy G. Frommeyer has been Senior Vice President–Chief Financial Officer of NLIC and several other Nationwide companies since November 2005, and has served as a director of NLIC since January of 2009.
David L. Giertz has been Senior Vice President-NF Distribution and Sales of NLIC since 4/3/2013. Previously, Mr. Giertz served as Vice President-Sales, FI/WH from 2009 to 2013, and Vice President-NF Sales (Bank Channel) from 2004 to 2009. Mr. Giertz also serves as Director, President and Senior Vice President for several other Nationwide companies.
Peter A. Golato has been Senior Vice President–Nationwide Financial Network of NLIC and several other Nationwide companies since September 2011. He served as a director of NLIC from January 2009 to March 2012. Prior to that time, he served as Senior Vice President–Individual Protection Business Head of NLIC and several other Nationwide companies from May 2004 to September 2011.
Harry H. Hallowell has been Senior Vice President–Chief Investment Officer of NLIC since January 2010. Previously, Mr. Hallowell served as Senior Vice President and Treasurer of NLIC and several other Nationwide companies from January 2006 through December 2009.
Eric S. Henderson has been Senior Vice President–Individual Products & Solutions of NLIC and several other companies within Nationwide since September 2011. He has served as a director of NLIC since March 2012. Previously, Mr. Henderson served as Senior Vice President–Individual Investments Business Head from August 2007 to September 2011 and as Vice President and Chief Financial Officer–Individual Investments from August 2004 to August 2007.

Steven C. Power has been Senior Vice President–Nationwide Financial since January 2010. Previously, Mr. Power was President and CEO of NatCity Investments, Inc., a wholly owned subsidiary of National City Corporation, from July 2004 to April 2009.
Michael S. Spangler has been Senior Vice President–Investment Management Group since May 2008. Previously, Mr. Spangler was Managing Director at Morgan Stanley from May 2004 to June 2008.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
Our mission is to create value for customers and businesses (our "stakeholders") by protecting what is important to them, helping them build a secure financial future, and providing the best personalized customer experience through competitively priced, high quality products. We motivate our executives to achieve these goals, in part, by delivering direct rewards, including base salary, short-term and long-term incentives and other benefits and perquisites. Consistent with our pay for performance philosophy, we focus our compensation programs substantially upon sustained financial performance as well as overall customer satisfaction. Compensation levels will increase or decrease to the extent we meet our pre-established performance expectations. The discussion below is intended to show how:
•	our financial planning process leads to financial objectives;
•	we translate financial and individual objectives into incentive opportunities;
•	we consider individual performance and use other non-financial factors to create flexibility in our compensation programs; and
•	we think about both the level and form of these rewards, which we believe helps us to attract and retain the executive talent that is necessary to create stakeholder value.
Compensation Process and Roles
NMIC Human Resources Committee
Our board relies on the human resources committee of the NMIC board of directors for compensation decisions. The NMIC human resources committee's primary purpose is to discharge the responsibilities of the NMIC board of directors as to the compensation of our executive officers and the executive officers of our parent company, subsidiaries and affiliates. Other duties of the NMIC human resources committee include carrying out the board of directors' oversight responsibilities by reviewing our human resources, compensation and benefit practices.
The operation of the NMIC human resources committee is outlined in a charter that has been adopted by the NMIC board of directors. The charter provides that the committee's duties include, among other things:
•	establishment of an overall compensation philosophy;
•	oversight and review of human resources programs for directors, executive officers and associates;
•	responsibility for approval of salaries, incentive compensation plans and awards under such plans for certain executive officers, including those named in the "Summary Compensation Table for 2014," whom we refer to as the "named executive officers;" and
•	oversight of people and culture risk position and risk management practices, including risk policy, strategy, tolerance and control. Key areas of risk oversight focus include key person risk and succession planning, employment practices, workplace safety, organizational culture and compensation design.
The NMIC human resources committee met seven times during 2014.
Compensation Consultants
The NMIC human resources committee has the sole authority to retain and terminate any consultant assisting in the evaluation of compensation, and has the power to retain independent counsel, auditors or others to assist in the conduct of any investigation into matters within the NMIC human resources committee's scope of responsibilities. The NMIC human resources committee has retained Pearl Meyer & Partners, or "PM&P," to be its compensation consultant. PM&P consultants attend NMIC human resources committee meetings to provide information and perspective on competitive compensation practices and to raise issues management and/or the NMIC human resources committee should address. With committee concurrence, management, at times, directed PM&P to perform additional services in support of committee agendas, which included data, analysis and any supporting background material needed for the discussions.

PM&P also recommended pay program and compensation changes. Upon request of the NMIC human resources committee, members of management also attended these meetings in order to provide information and answer questions regarding our strategic objectives, financial performance and legal and regulatory issues that impact the committee's functions. When the NMIC human resources committee met in executive session, certain members of management and PM&P attended as needed.
Role of Executives in Establishing the Compensation of our Named Executive Officers
The NMIC human resources committee has the primary authority to establish the compensation, including compensation targets, payments and individual performance contributions, for our named executive officers and administers all of our executive compensation arrangements and policies. Messrs. Rasmussen and Walker assist the NMIC human resources committee by providing recommendations regarding the compensation of our named executive officers other than themselves and Mr. Frommeyer. In addition, Mr. Rasmussen assists the NMIC human resources committee by providing recommendations regarding the compensation of Mr. Walker and Mark R. Thresher, the NMIC Chief Financial Officer, assists the committee by providing recommendations regarding the compensation of Mr. Frommeyer.
The NMIC human resources committee and the entire NMIC board of directors exercise their discretion to modify or accept these recommendations.
Mr. Rasmussen routinely attends a portion of the meetings of the NMIC human resources committee. However, the NMIC human resources committee often meets in executive session without him or other members of management when discussing compensation matters and on other occasions as determined by the NMIC human resources committee.
Compensation Objectives and Philosophy
The NMIC human resources committee believes the compensation programs for executive officers should support our business strategies and operate within a market competitive framework. In addition, the NMIC human resources committee determines compensation based on our overall financial results, as well as individual and group contributions that help build value for stakeholders. Our compensation programs are designed to drive desired behaviors in our executive officers using a mix of compensation elements to satisfy the personal and financial needs of our current and future workforce given existing and forecasted business conditions and cost constraints. Our board of directors is committed to this compensation philosophy. The objectives of our compensation programs are to:
•	align the interests of executives with those of stakeholders;
•	maintain a strong link between pay and performance;
•	ensure an appropriate percentage of executive compensation is contingent upon both our performance and each executive officer's individual performance; and
•	attract, retain and motivate top-caliber executive officers with compensation that is competitive in level and form.
The following table illustrates our primary compensation components and the intended purpose, including links to our objectives:
Compensation element	Description	Purpose
Base Salary	Cash compensation that is a fixed component of total compensation.	• attract and retain top-caliber executive talent
• recognize executive officers' skills, competencies, experience and job responsibilities
• reward individual performance against pre-established objectives

Short-term Incentive	Cash payments awarded after the completion of a one-year performance period.	• reward executives for achieving objective annual performance goals • recognize performance on individual objectives relative to the performance of other executive officers

Compensation element	Description	Purpose
Long-term Incentive	Cash awards based on performance over multiple years and subject to forfeiture.	• reward executives for sustained long-term performance
• retain and motivate executives to ensure business stability and success
• recognize the achievement of performance objectives that drive long-term success and financial stability and create value for our customers
• create a link between Nationwide Financial Services, Inc., or "NFS," our direct parent company, and NMIC to better facilitate a shared business model

Executive Benefits and Perquisites	Includes pension plans, deferred compensation plans and personal perquisites.	• attract and retain top-caliber executive talent • provide income after retirement and enable saving of income for retirement
Organizational Structure with Respect to Compensation Decisions
Our named executive officers provide services to other Nationwide companies in addition to NLIC. Decisions regarding the total compensation levels of our named executive officers are made by the NMIC human resources committee based on their roles within NFS and NMIC, as applicable. The NMIC human resources committee does not consider the roles of named executive officers with respect to NLIC in determining total compensation. Instead, we paid an allocable portion of total compensation for our named executive officers, which was determined pursuant to a cost-sharing agreement among several Nationwide companies. The remainder of their compensation was allocated to and paid by other Nationwide companies according to the terms of the cost-sharing agreement.
Amounts we disclose in this prospectus reflect only compensation allocated to and paid by NLIC; however, performance is measured at the NFS and/or NMIC level, which includes NLIC performance, when determining compensation for our named executive officers. As a result, metrics and results discussed herein will refer to NFS or NMIC metrics and results as applicable. The methods we use for the allocation of compensation paid to our named executive officers varies by officer and the type of compensation and is discussed in more detail in "2014 Compensation Programs Design and Implementation."
Benchmarking and Compensation Target-Setting Process
The NMIC human resources committee uses competitive market data as an important tool to aid in making decisions on compensation. The NMIC human resources committee compared our compensation practices to those of companies that compete with NMIC for customers, capital and/or executive officers, and are similar to NMIC or NFS in size, scope, and/or business focus. Our market data sources included:
•	companies in three comparator groups that the NMIC human resources committee identified in order to provide a holistic view of the competitive market, consisting of:
❍	twenty-three companies in the insurance and broader financial services industry ("Industry Comparator Group");
❍	a general industry comparator group consisting of forty-three public companies above and below NMIC's Fortune 500 ranking (#100) based on NMIC's statutory revenue; and
❍	a general industry comparator group consisting of forty-nine public companies above and below NMIC's Fortune 500 ranking (#130) based on NMIC's GAAP revenue;
•	companies that participate in commercially available financial services industry and general industry compensation surveys.
The insurance companies in the Industry Comparator Group are:
•	Met Life, Inc.
•	Prudential Financial, Inc.
•	Hartford Financial Services
•	Lincoln National Corp.
•	Allstate Corp
•	Principal Financial Group, Inc.
•	Travelers Cos, Inc.
•	Genworth Financial, Inc.
•	AFLAC, Inc.
•	CNA Financial Corp
•	Unum Group
•	Chubb Corp

•	Progressive Corp-Ohio
The banks in the Industry Comparator Group are:
•	PNC Financial Services Group, Inc.
•	Sun Trust Banks, Inc.
•	State Street Corp
•	BB&T Corp
•	American Express Co.
•	Fifth Third Bancorp
•	KeyCorp
•	Northern Trust Corp
•	Comerica, Inc.
•	Huntington Bancshares, Inc.
The surveys used to determine the financial services industry competitive market data are:
•	Diversified Insurance Study of Executive Compensation, Towers Watson, 2013
•	Global Financial Services Studies Executive Database, Towers Watson, 2013
•	US Property and Casualty Insurance Compensation Survey Report, Mercer HR Consulting, 2013
•	General Industry compensation surveys from Towers Watson, Mercer and Watson Wyatt, 2013
The surveys cover companies comparable in size to NMIC and we did not rely on any one company or any single survey source. We used market data specific to the financial services industry for the named executive officers because the NMIC human resources committee believed it was appropriate to compare our positions to others in our market for talent that require similar skills, knowledge and experience. We used general industry data for positions requiring broad skills, such as the NMIC Chief Executive Officer and our President and Chief Operating Officer, to supplement the industry-specific view. Of the sources available to us, including proxy statements of other companies and commercially available surveys, we used sources we believe have the best matches for our positions. We generally target pay at the market median because we believe such targets are necessary to compete for talent; however, when necessary to attract or retain exceptional talent or a unique skill set, we may target total compensation or an individual element of compensation above the median. Annually, we engage in a talent planning process to:
•	anticipate talent demands and identify implications;
•	identify critical roles;
•	conduct talent assessments; and
•	identify successors for critical roles.
The data gathered during this process helps us identify what we refer to as "benchmark plus" executives or roles, for which we will manage total compensation up to the 75th percentile of the market data, primarily by increasing the short-term and long-term incentive targets as a percent of salary. These positions may be those that lead a new business initiative or lead a significant business or enterprise initiative that directly impacts core strategic initiatives identified in the overall Nationwide business strategy. We might also manage compensation above the market median if justified by the size of a business segment compared to the competitive market, as is the case for Mr. Carter with respect to his role overseeing our retirement plans business segment.
Actual pay is expected to vary based on actual results compared to goals. Executive officers can earn top-quartile pay for results exceeding the business plan and expectations with respect to individual performance objectives, and they can earn bottom-quartile pay for results not meeting acceptable performance standards.
The following table identifies the target compensation levels, a comparison of our target total compensation to the respective market target compensation level, and the rationale for providing total compensation at those levels.
Name	Targeted market positioning	Current positioning of incumbent executive	Rationale
Kirt A. Walker, President and Chief Operating Officer	Market median	Near median	This is a competitive level of compensation relative to the market data.
Timothy G. Frommeyer, Senior Vice President—Chief Financial Officer	Market median	Near median	This is a competitive level of compensation relative to the market data.

Stephen S. Rasmussen, NMIC Chief Executive Officer	Market median	Near median	This is a competitive level of compensation relative to the market data.

Name	Targeted market positioning	Current positioning of incumbent executive	Rationale
John L. Carter, President and Chief Operating Officer, Nationwide Retirement Plans	Up to the 75th percentile	Near the 75th percentile	This is a competitive level of compensation relative to the market data based on the size of our retirement plans business in the industry compared to our peers in the market surveys. Nationwide Retirement Plans is one of the largest retirement plans providers.
Eric S. Henderson, Senior Vice President—Individual Products and Solutions	Market Median	Between the 25th percentile and median	Mr. Henderson assumed an expanded role near the end of 2011 and we continue to manage compensation levels to a more competitive market position over time.
The NMIC human resources committee determined the total compensation levels for the named executive officers, which are benchmarked to the competitive external market, as well as the individual elements that are distributed among base salary and short-term and long-term incentives. Annually, we review and may adjust targets for company and individual performance in order to recognize competitive market compensation and performance in determining the final compensation we deliver to executive officers. We have different review procedures depending on the level and role of the executive officer. For top-tier executive officers, including Messrs. Rasmussen and Walker, PM&P prepared an analysis of competitive market data that the NMIC human resources committee used in making compensation decisions. This provided an impartial frame of reference for these executive officers. For all other named executive officers, our internal compensation department analyzed the competitive market data and provided the information to senior management and the NMIC human resources committee for review and use in decision making. The following is an overview of these review procedures:
Kirt A. Walker
PM&P prepared a market analysis for Mr. Walker, our President and Chief Operating Officer, which included a summary of the 25th, median and 75th percentile market data and covered the following compensation elements: base salary, target short-term incentive opportunity and target total cash compensation, and target long-term incentive opportunity and target total direct compensation. The analysis took into account the size and complexity of his job, as measured by assets managed, compared to the market data. Other factors PM&P evaluated when determining individual competitiveness included:
•	the degree to which the market data consist of sources of executive talent for NMIC;
•	the comparability of Mr. Walker's job responsibilities to benchmark job responsibilities;
•	Mr. Walker's experience, tenure and performance; and
•	the responsibilities of Mr. Walker's position, internal equity and strategic importance to NMIC.
PM&P also presented an aggregate analysis of the competitiveness of all of Mr. Rasmussen's direct reports, of which Mr. Walker is one, with respect to the market median, and the NMIC human resources committee considered this analysis in addition to Mr. Rasmussen's recommendation in approving Mr. Walker's base salary and 2014 target incentive levels.
Timothy G. Frommeyer, John L. Carter and Eric S. Henderson
The NMIC human resources committee considered a number of inputs with regard to Messrs. Frommeyer, Carter and Henderson, including:
•	their current compensation levels and relative market competitive pay levels;
•	the identification of Mr. Carter as occupying a benchmark plus role as well as summaries of his accomplishments and Messrs. Frommeyer's and Henderson's accomplishments in 2013;
•	recommendations from Mr. Walker, for Messrs. Carter and Henderson, and from NMIC's Chief Financial Officer for Mr. Frommeyer, in considering 2014 base salary adjustments and incentive target levels; and
•	approval of Mr. Carter's sales incentive plan for 2014.

Stephen S. Rasmussen
For Mr. Rasmussen, the NMIC Chief Executive Officer, PM&P summarized the 25th, median and 75th percentile market data for the position and explained any adjustments necessary to attain appropriately competitive compensation for each key element. For 2014, the NMIC human resources committee's final decision on pay targets was subject to the NMIC board of directors' assessment of Mr. Rasmussen's 2013 performance. PM&P provided recommendations for Mr. Rasmussen's 2014 compensation program and met with the NMIC human resources committee, which determined a recommendation for Mr. Rasmussen's compensation targets. The NMIC human resources committee's recommendation was reviewed and approved by the full NMIC board of directors.
Pay Mix
We compensate executive officers through a mix of base salary, short-term incentives, long-term incentives, benefit plans, perquisites and deferred compensation plans. The plans and the target opportunities for base salary and short-term and long-term incentives are reviewed annually by the NMIC human resources committee to ensure total compensation and the mix of pay elements are competitive and changes reflect both the competitive market data and company needs. This ensures we continue to retain talent in key areas and provides a framework for recruiting new talent.
We determine an appropriate mix of pay elements by using the market data trends as a guideline. However, in practice, we may adjust individual components above or below the mix represented in the market data while maintaining the recommended target total compensation range. Some of the reasons we may deviate from the mix of elements represented in market data include:
•	recruiting needs based on compensation received by a candidate in previous positions;
•	year-to-year variation in the market data, indicating the market data may be volatile;
•	differences between the specific responsibilities of our executives' positions and the positions represented in the market data; and
•	a desire to change the alignment of our incentives between short-term and long-term goals for particular positions.
For 2014, the above analysis resulted in the following allocated target compensation levels for the named executive officers:
Name [1]	Base salary (percentage of target total compensation)[1]	Target short-term incentive as a percent of base salary (percentage of target total compensation)	Target long- term incentive (percentage of target total compensation)	Target total compensation[2]	Percentage of target total compensation attributed to target incentives
Kirt A. Walker	$451,639	80%	$500,175	$1,245,917	68%
	(32%)	(25%)	(43%)
Timothy G. Frommeyer	$227,432	65%	$ 62,199	$ 327,401	63%
	(37%)	(24%)	(39%)
Stephen S. Rasmussen	$171,050	165%	$995,000	$1,454,998	88%
	(12%)	(20%)	(68%)
John L. Carter	$163,484	105%	$300,105	$ 785,702	67%
	(33%)	(35%)	(32%)
Eric S. Henderson	$319,388	70%	$227,480	$ 721,929	62%
	(38%)	(27%)	(35%)

[1]	Dollar amounts shown represent the amounts allocated to us under the cost-sharing agreement. Percentages are calculated based on the total compensation elements, including unallocated amounts that are not shown in the table.
[2]	Target total compensation equals base salary plus target short-term incentives plus target long-term incentives
The elements summarized in the table above illustrate the following points relative to our executive compensation philosophy:
•	Consistent with market practices, a relatively small percentage of the target total compensation is provided as base salary, as the NMIC human resources committee believes compensation should be delivered to our named executive officers based on performance.
•	A substantial percentage of the target total compensation is comprised of variable incentives, delivered through a mix of short-term incentive programs, which are more focused on short-term financial results, and long-term incentive programs, which are focused on achievements over multiple years and most closely align with building sustained value for our stakeholders. The NMIC Chief Executive Officer's pay mix is more heavily weighted toward long-term incentives, consistent with his role.
The table below identifies the percentage change in base salary, total target cash (which includes base salary and target short-term incentives), long-term incentive targets and target total direct compensation for the named executive officers in 2014 as compared to 2013. The table also sets forth the reasons for the changes. Actual base salary and incentive payments paid by us will also be influenced by changes in the allocation percentages, as discussed below in "2014 Compensation Programs Design and Implementation."
Name	Base salary change %[1]	Total target annual cash change %	Long-term incentive target change %	Target total direct compensation change %	Rationale
Kirt A. Walker	5.0%	5.0%	7.1%	5.9%	Mr. Walker's performance was outstanding compared to his 2013 pre-established objectives. Adjustments to base salary and long-term incentive targets positioned his target total direct compensation near the median of the market data for his position.
Timothy G. Frommeyer	4.3%	4.3%	0.0%	2.6%	Mr. Frommeyer's performance was outstanding compared to his 2013 pre-established objectives with respect to his leadership in organizing his team around the operating plan and managing significant product and underwriting challenges. His team's engagement increased significantly via his focus on talent management and development, and his contributions to keeping NFS on track from all financial and risk management aspects and directing an innovative effort to create a structure that resulted in significant capital relief for NFS contributed to the NFS business success. Mr. Frommeyer is viewed as critical talent and a successor candidate.
Stephen S. Rasmussen	0.0%	0.0%	2.5%	1.7%	Mr. Rasmussen's pay increase was a market adjustment to intended positioning. The increase was delivered entirely in a long-term incentive target increase, enhancing the pay for performance relationship.
John L. Carter	2.2%	4.8%	5.9%	5.1%	Mr. Carter's performance was outstanding compared to his 2013 pre-established objectives with respect to exceeding his sales goal, improving associate engagement, improving lapse rates and accomplishing several important conversions.
Eric S. Henderson	8.7%	8.7%	10.1%	9.2%	Mr. Henderson's performance was outstanding compared to his 2013 pre-established objectives with respect to significantly exceeding plan in several product lines and improving associate engagement.
[1]	Percentages are calculated based on the total compensation elements, including amounts that are not allocated to us.
2014 Compensation Programs Design and Implementation
We discuss the following items in this section:
•	what we intend to accomplish with our compensation programs;
•	how we determine the amount for each element of compensation; and
•	the impact of performance on compensation.
The principal components of 2014 compensation for our named executive officers are base salary and short-term and long-term incentives. Each component of compensation serves a different purpose, as discussed in "Compensation Objectives and Philosophy."

Base Salary
Our overall pay philosophy is to establish base salaries that are generally at the median of the companies represented in the market data. We typically base a departure from the median on factors such as incumbent experience and industry or functional expertise, scope of job responsibilities as compared to similar positions in the market, special retention needs and executive performance. In determining adjustments to the named executive officers' salaries for 2014, the NMIC human resources committee evaluated the following:
•	salaries for comparable positions in the marketplace, taking scope of responsibility into account;
•	NMIC and NFS's recent financial performance, both overall and with respect to key financial indicators;
•	the annual performance evaluation of each executive officer compared to previously established objectives;
•	internal pay equity; and
•	management recommendations.
Mr. Rasmussen's base salary was allocated to NFS using NFS's operating revenue as a percentage of NMIC's total operating revenue. We allocated 100% of the base salary for all other named executive officers to NFS since these named executive officers primarily support this business unit. Salary was further allocated to us (as compared to other NMIC entities) as follows:
•	Allocation of base salaries for Messrs. Frommeyer and Rasmussen reflect a blend of factors used to allocate ongoing NFS operating expenses, using forecasted revenue and headcount projections as applicable. The revenue and headcount ratios are applied against specific operating expenses for allocation to legal entity, statutory and managed products and expense group.
•	Base salary for Mr. Walker was allocated using policy in-force counts from various NFS business segments.
•	Base salary allocation for for Mr. Carter was determined by operational support of retirement plans business unit segments based on time spent managing and directing activities for each segment.
•	Base salary for Mr. Henderson was allocated using policy in-force counts from the Nationwide Financial Individual Products and Solutions business segment.
Base salary rates for the named executive officers increased by a weighted average of 3.0% in 2014. The NMIC human resources committee established unallocated base salary rates consistent with the philosophy, objectives and factors described above. The overall salary increase percentage reflects the impact of competitive market data and individual and company performance and enables us to maintain competitive salaries. Actual base salaries paid by us, which are reported in "Summary Compensation Table for 2014," also reflect changes in the allocation percentages from 2013 to 2014, for our named executive officers.
Short-term Incentive: Performance Incentive Plan and Sales Incentive Plan
In 2014, we used short-term incentive plans to provide a portion of at-risk pay to our named executive officers, which promoted our pay-for-performance philosophy. These plans provide participants with direct financial rewards in the form of short-term incentives the participants earn subject to the achievement of key financial and strategic objectives. Plan metrics vary based on each executive officer's role and are discussed in more detail below. The short-term incentive design fulfills the following objectives:
•	emphasizes a one-company culture while recognizing the need to maintain some business unit focus;
•	focuses on the Nationwide customer experience; and
•	aligns incentive plans between associates and management.
In 2014, the NMIC human resources committee set specific company performance measures; goals for threshold, plan and outstanding results; and weightings for each performance measure under each short-term incentive plan in which the named executive officers participate. The NMIC human resources committee approved a target short-term incentive award opportunity as a percentage of base salary for each participant and approved all payments made under these plans. We base our target incentive award opportunities on our executive officers' responsibilities, their value to us and the competitive market data for similar positions. The use of these market data is discussed in "Compensation Objectives and Philosophy."
We allocated short-term incentives for Messrs. Frommeyer and Rasmussen to NFS based on NFS's operating revenue as a percentage of NMIC's total operating revenue. We allocated 100% of the short-term incentives for the other named executive officers to NFS. Short-term incentives for our named executives were further allocated to us (as compared to other NMIC entities) to reflect a blend of factors used to allocate ongoing NFS operating expenses, using forecasted revenue and headcount projections as applicable. The revenue and headcount ratios are applied against specific operating expenses for allocation to legal entity, statutory and managed products, and expense group.
Performance Incentive Plan (PIP)
We make annual payments to certain executive officers under the Performance Incentive Plan, or "PIP." In 2014, all of our named executive officers participated in the PIP. Mr. Carter also participated in the Sales Incentive Plan, or "SIP," for reasons discussed below. Under the PIP, the participant is assigned a target incentive amount representing a percentage of the participant's year-end base salary. The actual amount participants receive under the PIP will be a percentage of the target incentive depending on the achievement of specific business and individual performance objectives.
Our performance measures under the PIP are based on a broad series of key financial, business and strategic goals, as well as individual performance objectives. The specific measures vary by executive officer depending on individual positions and roles. We determine the short-term incentive performance metrics and weights after an analysis of NFS's financial and strategic goals and those of Nationwide, such as growth, profitability, capital efficiency and strategic objectives. When determining performance levels for the PIP payout scale, the NMIC human resources committee considered the probability of attaining performance levels, historical performance and payouts, industry and competitor outlooks, run rate trends and plan, and business mix and performance volatility. The maximum award is 200% of the target amount before individual adjustments.
The NMIC human resources committee authorizes the NMIC Chief Executive Officer to use his discretion to adjust calculated incentive payments, other than his own, by up to plus or minus 25%, if the calculated performance score does not reflect actual accomplishments. Factors the NMIC Chief Executive Officer may consider include, but are not limited to:
•	changes in industry and competitive conditions that occur after target setting;
•	execution and achievement of key performance indicators that have a longer-term financial impact;
•	performance on key performance indicators, such as customer experience, associate engagement and agency ratings, that may not be reflected in the financial results; and
•	achievement of financial results consistent with Nationwide's values.
Proposed adjustments greater than plus or minus 25% require the NMIC human resources committee's approval. For 2014, the NMIC Chief Executive Officer did not exercise any discretion to adjust performance scores that ultimately determined the incentive pool.
The NMIC human resources committee may also adjust the actual performance results for one-time or unusual financial items that have impacted actual performance but which management believes should not be included to penalize or receive credit for incentive purposes. Examples may include, but are not limited to:
•	Gains and losses from the acquisition or divestiture of businesses and/or operations and related deferred costs;
•	Non-recurring, unanticipated tax adjustments; and
•	Errors and/or omissions during target calculations.
We define the financial goals used in the tables below as follows:
•	We define Consolidated Net Operating Income, or "CNOI," as a non-GAAP financial measure which highlights NMIC's results from continuing operations. CNOI excludes the impact of realized gains and losses on sales of investments and hedging instruments, certain hedged items, other than temporary impairments, discontinued operations and extraordinary items, net of tax.
•	We define Scottsdale net operating income as a non-GAAP financial measure which highlights Scottsdale's results from continuing operations.
•	We define the Enterprise expense metric as a blend of the Property and Casualty adjusted statutory expense ratio, comprised of the loss adjustment expense ratio plus the underwriting expense ratio net of incentives and contingent suits, with the NFS adjusted general operating expenses, comprised of general operating expenses net of incentives and contingent suits.
•	We determine direct written premium, or "DWP," growth by measuring the increase or decrease in the current performance year-ending business unit direct written premium over the prior performance year-ending business unit direct written premium as a percentage.
•	We define the non-weather loss ratio as net calendar year incurred losses from non-weather peril, excluding contingent suits, divided by earned insurance premiums in the current year.

•	We calculate NFS Return on Capital by dividing NFS net operating income for the year, excluding interest income on excess capital and adding back debt expense, by the total NFS GAAP equity plus long-term debt at the beginning of the year, excluding excess capital.
•	We define NFS Sales as new and renewal production premiums and deposits, previously referred to as "sales," that are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP, including sales as it relates to non-insurance companies. Management believes that the presentation of new and renewal production premiums and deposits enhances the understanding of the Company's business and helps depict longer-term trends that may not be apparent in the results of operations due to differences between the timing of sales and revenue recognition.

Life insurance premiums determined on a GAAP basis are significantly different than statutory premiums and deposits. On a GAAP basis, premiums for traditional life insurance products are generally recognized as revenue when due. For certain annuities with life contingencies, any excess of gross premium over the net premium is deferred and recognized with the amount of expected future benefits. In addition, many life insurance and annuity products involve an initial deposit or a series of deposits from customers. These deposits are accounted for as such on a GAAP basis and therefore are not reflected in the GAAP income statement. On a statutory basis, life insurance premiums are recognized as revenue over the premium paying period of the related policies. Annuity considerations are recognized as revenue when received. Health insurance premiums are earned ratably over the terms of the related insurance and reinsurance contracts or policies.
As calculated and analyzed by management, statutory premiums and deposits on individual and group annuities and life insurance products calculated in accordance with accounting practices prescribed or permitted by regulatory authorities and deposits on administration-only group retirement plans and the advisory services program are adjusted as described below to arrive at new and renewal production premiums and deposits.
We report new and renewal production premiums and deposits as net of internal replacements, which we believe provides a more meaningful disclosure of production in a given period. In addition, our definition of new and renewal production premiums and deposits excludes asset transfers associated with large case BOLI and large case retirement plan acquisitions; FHLB funding agreements; and deposits into Nationwide employee and agent benefit plans. Although these products contribute to asset and earnings growth, their production flows potentially can mask trends in the underlying business and thus do not provide meaningful comparisons and analyses.
For 2014, the NMIC human resources committee approved the following objectives and weights under the PIP for Messrs. Walker, Frommeyer, Rasmussen and Henderson. The target amounts for the PIP vary by each executive officer. The final incentive payments were adjusted with approval of the NMIC human resources committee as described in "Determination of the Final Short-term Incentive Payments."

2014 PIP Metrics and Performance for Messrs. Walker, Frommeyer, Rasmussen and Henderson
	Weights (%)
Metric ($ in millions)	Messrs. Walker and Henderson	Mr. Frommeyer	Mr. Rasmussen	2014 established business goals	2014 incentive performance results[3]
Enterprise Consolidated Net Operating Income[1]	45.00	45.00	40.95	$ 1,388.0	$ 1,201.4
Customer Enthusiasm Index[2]	20.00	20.00	18.20	8.59	8.59
Enterprise Expense Metric (P&C statutory expense ratio)	3.50	3.50	3.19	41.67%	40.88%
Enterprise Expense Metric (NFS adjusted general operating expenses)	1.50	1.50	1.37	$ 952.5	$ 964.8
NI DWP Growth		3.75	3.41	2.54%	3.07%
Change in number of NI relationships per household		2.50	2.28	0.0	141,713
NI Non-weather Loss ratio		1.25	1.14	50.57%	51.20%
Allied DWP Growth		1.52	1.39	5.60%	5.12%
Allied Non-weather Loss Ratio		1.52	1.39	47.72%	50.85%
Titan Non-weather Loss Ratio		0.28	0.25	59.85%	61.25%
Titan DWP Growth		0.28	0.25	0.30%	-3.14%
Agribusiness Non-weather Loss Ratio		0.42	0.38	46.44%	52.33%
Agribusiness DWP Growth		0.42	0.38	9.11%	11.42%
Harleysville Non-weather Loss Ratio		0.42	0.38	47.60%	52.96%
Harleysville DWP Growth		0.42	0.38	6.72%	10.38%
Scottsdale Net Operating Income		1.49	1.36	$ 186.5	$ 92.5
Scottsdale DWP Growth		0.74	0.68	14.66%	9.55%
NFS Return on Capital	15.00	7.50	6.83	10.26%	12.53%
NFS Sales	15.00	7.50	6.83	$20,995.4	$20,778.6
Strategic Nonfinancial Objectives			9.00	Discussed below in "Determination of the Final Short-term Incentive Payments"	175% of target amount
[1]	For 2014, performance on CNOI of $350.0 must be achieved in order for payment to be earned on the enterprise expense, customer enthusiasm and business unit metrics.
[2]	Mean customer satisfaction on a scale of one to ten as determined by an external consultant.
[3]	These amounts are unaudited.
Sales Incentive Plan (SIP)
Mr. Carter also participated in the SIP in 2014. The majority of his total incentive target consists of the same metrics under which we measure other members of NFS's management team under the PIP. These metrics represented 80% of Mr. Carter's total target incentive. In addition to these metrics, 20% of his total incentive target focuses on sales results for the Retirement Plans business segment. Mr. Carter participated in the SIP in addition to the PIP because the SIP includes an emphasis on results that he directly influences. These metrics are consistent with prevalent practices for similar roles in the financial services industry, and also maintains alignment with NFS's overall financial goals. For 2014, the maximum award opportunity under the plan was 200% of the target amount. The NMIC Chief Executive Officer had the discretion to adjust scores for individual sales metrics by plus or minus 25%, subject to approval by the NMIC human resources committee of the final SIP payment. This discretion was not exercised in 2014. When determining the performance levels for the payout under the SIP, the planning process included consideration of the current plan year to new plan year rates of sales growth. We used a different incentive scale for private and public retirement plan sales to reflect key differences between them, such as:
•	the competitive environment of each market segment;
•	the outlook for sales growth in each market segment;
•	the level of maturity of each market segment;
•	historical rates of sales growth; and

•	our expectation as to the difficulty of achieving the planned rates of sales growth in each market segment.
The following table sets forth the short-term incentive performance metrics and weights for the PIP and SIP for Mr. Carter.
2014 PIP and SIP Metrics and Performance for Mr. Carter

Performance Criteria ($ in millions)	Weights (%)	2014 established goals	2014 incentive performance results[3]
Retirement Plans Group (SIP):
Private Sector 1st year	6.00	$ 1,667.0	$ 1,339.5
Private Sector Recurring	4.00	$ 3,858.0	$ 3,896.8
Public Sector 1st year	5.00	$ 1,136.6	$ 1,255.4
Public Sector Recurring	5.00	$ 3,230.9	$ 3,109.4

NFS and Enterprise Metrics (PIP)
Enterprise Consolidated Net Operating Income[1]	36.00	$ 1,388.0	$ 1,201.4
Customer Enthusiasm Index (Mean Satisfaction with Company)[2]	16.00	8.59	8.59
Enterprise Expense Metric (P&C statutory expense ratio)	2.80	41.67%	40.88%
Enterprise Expense Metric (NFS adjusted general operating expenses)	1.20	$ 952.5	$ 964.8
NFS Return on Capital	12.00	10.26%	12.53%
NFS Sales	12.00	$20,995.4	$20,778.6
[1]	For 2014, performance on CNOI of $350.0 must be achieved in order for payment to be earned on the enterprise expense, customer enthusiasm, NFS return on capital, and NFS sales metrics.
[2]	Mean customer satisfaction on a scale of one to ten as determined by an external consultant.
[3]	These amounts are unaudited.
Determination of the Final Short-term Incentive Payments
To determine the 2014 short-term incentive compensation payments for our named executive officers, the NMIC human resources committee assessed each executive officer's performance under the PIP or SIP, as applicable, considering the metrics in the tables above, in addition to the executive officer's overall performance, our overall financial performance and management's assessment of performance on individual objectives. Additionally, in assessing final performance for the PIP, the NMIC human resources committee reviewed actual performance relative to established goals and considered the following items: earnings quality, the level of catastrophic losses, industry results, achievement of strategic performance metrics, and business conditions and capital stewardship.
Consistent with prior years' treatment, the NMIC human resources committee exercised its discretion to exclude the impact of asbestos and environmental reserve strengthening for the determination of CNOI for incentive purposes.
The actual amounts Messrs. Walker and Rasmussen receive under the PIP, and the amount Mr. Carter receives for the sales metrics under the SIP, will be a percentage of the target incentive depending solely on the achievement of the approved metrics and management's assessment of individual performance measures. For Messrs. Frommeyer, Carter and Henderson, incentive payments are made from a pool calculated by adding the total of all participants' incentive target amounts within an organizational unit. For Mr. Carter, 80% of his target amount, the prorated amount attributed to his NFS and enterprise metrics, contributed to this pool. The pool is multiplied by the overall weighted performance score for the year and further adjusted, if applicable, at the discretion of the NMIC Chief Executive Officer and/or the NMIC human resources committee. This establishes the maximum amount we will pay to the participants in each pool, whether shared among participants or paid to a single individual. Senior management then reviews each of the participants within this pool to evaluate personal performance and individual contributions relative to the other participants in the pool. To the extent management discretion is used to reduce or eliminate the award of a participant in the pool, the amount of incentive not awarded to that participant is included in the total amount available in the pool to be distributed to the other participants. For 2014, the NMIC Chief Executive Officer did not exercise his discretion to adjust payments under the PIP.
For Mr. Rasmussen, 9% of his weighted objectives consisted of non-financial objectives, which were reviewed and discussed by the NMIC human resources committee and approved by the NMIC board. These non-financial objectives focused on the following three categories:

•	Delivering results through highly engaged associates, with regard to creating an engaging work experience by improving leadership effectiveness, ensuring a diverse pipeline for senior leadership talent, and ensuring qualified successors are identified for key management roles;
•	Enabling execution of Nationwide's strategy with accountability, with regard to execution of strategic business line initiatives, leveraging innovation as a competitive advantage, and making progress on executing critical business transformation programs; and
•	The accountability and transparency of Nationwide's governance, with regard to continuing board engagement with senior line and functional leaders, adhering to and reinforcing Nationwide's code of conduct, maintaining effective relationships with sponsor and community organizations, and maintaining quality communications with associates and key stakeholders.
Each independent director on the NMIC board of directors completed a formal evaluation and gave Mr. Rasmussen a rating on a five-point scale for each objective and an overall rating using the same scale. PM&P summarized the results and met with the chair of the NMIC human resources committee to review the evaluation. PM&P then met with the full NMIC human resources committee to discuss the ratings and assist the committee to arrive at an overall score to be recommended to and approved by the NMIC board of directors.
The resulting cash payouts for our named executive officers, which are shown in column (g) of the "Summary Compensation Table for 2014," are as follows:
Name	Comparison of short-term incentive payment to target	Summary of rationale
Kirt A. Walker	106% of target	Performance compared to the PIP objectives
Timothy G. Frommeyer	100% of target	Performance compared to the PIP objectives
Stephen S. Rasmussen	107% of target	Performance compared to the PIP objectives
John L. Carter	106% of target	Performance compared to the PIP objectives
	82% of target	Performance compared to the SIP objectives
Eric S. Henderson	106% of target	Performance compared to the PIP objectives
Long-Term Incentives
In 2014, the NMIC human resources committee administered the Nationwide Long-Term Performance Plan, or "LTPP," to award long-term incentives to the named executive officers. Long-term incentive compensation constitutes a significant portion of an executive officer's total compensation package, consistent with our philosophy of emphasizing pay that is conditional or contingent on our performance. The LTPP is intended to accomplish the following objectives:
•	reward sustained long-term value creation with appropriate consideration of risk capacity, tolerance and limits;
•	deliver market-competitive target compensation consistent with organizational performance; and
•	retain and motivate executives to ensure business stability and success.
We established long-term incentive targets in 2014 based on a review of relevant market data and/or comparisons to other business segment leaders, as we described in "Benchmarking and Compensation Target-Setting Process." The goals used in the LTPP are as follows:
•	Operating revenue growth, which is determined by comparing current performance year-ending operating revenue, net of interest credited, to prior performance year-ending operating revenue, net of interest credited. Operating revenue is a non-GAAP financial measure. Operating revenue excludes realized gains and losses on sales of investments and hedging instruments, discontinued operations and extraordinary items.
•	Capital strength, which is determined by combining our internal economic capital calculation (50%) and Standard & Poor's capital calculation (50%).
Performance on each metric is compared to a matrix where the x-axis is capital strength and the y-axis is operating revenue growth. A 1.0 score is awarded when operating revenue growth, net of interest credited, equals plan and capital strength equals a AA+ rating. The score is determined at the intersection of the operating revenue growth and capital strength performance on the matrix at the end of each year in the performance period based on the matrix approved for that year. The final score at the end of the three-year period will be the average of the three annual scores. Potential payments range from zero to two and one-half times the target amount. For 2014, the Human Resources Committee approved the following objectives and weights under the LTPP. The target amounts for the LTPP vary by executive officer.

2014 LTPP Metrics and Performance
Metric	Weight	2014 established business goals	2014 incentive performance results
Operating Revenue Growth (net of interest credited)	50%	4.5%	6.4%
Internal Economic Capital	25%	AA+	AAA
S&P Capital	25%	AA+	AA+
At its meeting on February 10, 2015, the NMIC human resources committee approved a final score of 1.55, which will be used for the first year of the 2014-2016 performance period, the second year of the 2013-2015 performance period, and the third year of the 2012-2014 performance period. The final average score for the 2012-2014 performance period was 1.77, which was multiplied by the target amounts for all of our named executive officers.
The 2014 grants under the LTPP for all of our named executive officers are reported in "Grants of Plan-Based Awards."
We allocated long-term incentives for Messrs. Frommeyer and Rasmussen to NFS based on NFS's operating revenue as a percentage of NMIC's total operating revenue. We allocated 100% of the long-term incentives for the other named executive officers to NFS. Long-term incentives for our named executives were further allocated to us (as compared to other NMIC entities) to reflect a blend of factors used to allocate ongoing NFS operating expenses, using forecasted revenue and headcount projections as applicable. The revenue and headcount ratios are applied against specific operating expenses for allocation to legal entity, statutory and managed products, and expense group.
Clawback Policy
If we are required to prepare a material financial accounting restatement or to materially adjust the results of a metric used for funding incentive compensation plans, we may recover from any current or former person we determine to be an elected officer any amount in excess of what should have been paid, up to and including:
•	The amount of any short-term incentive award under the PIP, SIP or LTPP to the extent the restatement impacts the amount awarded;
•	The total amount of awards granted to the extent the restatement impacts the amounts that would have been granted, with such awards valued in good faith in the discretion of the NMIC board of directors, and;
•	Any other amount determined by the NMIC board of directors, in its sole discretion, to have been improperly awarded.
Recovery may, at the NMIC board of directors' discretion, be in the form of an adjustment to future incentive awards, as applicable.
Personal Benefits and Perquisites
We provide to our executive officers certain perquisites and other personal benefits, including health and welfare benefits, which are the same for all associates, and pension and savings plans, deferred compensation plans and personal perquisites, all of which we believe are consistent with market competitive practices. For more information about these personal benefits and perquisites, see columns (h) and (i) of the "Summary Compensation Table for 2014."
Termination Benefits and Payments
It is NMIC's practice to provide severance agreements to the NMIC Chief Executive Officer and a limited number of senior executive officers, including most of the NMIC Chief Executive Officer's direct reports. Of our named executive officers, we have entered into severance agreements with Messrs. Rasmussen, Walker and Carter. We believe these agreements are a standard industry practice for these positions and are necessary to attract and retain executive officers at this level. The agreements provide certain protections to the executive officer with regard to compensation and benefits. In exchange for those protections, the executive officer agrees to keep our information confidential, and agrees not to solicit our employees or customers and not to compete with Nationwide for a specified period of time following termination. We provide additional information with respect to post-termination benefits provided under these severance agreements in "Potential Payments Upon Termination or Change of Control."
Certain termination-of-employment events may trigger post-termination payments and benefits in the event that a severance agreement does not apply to the payments and benefits. Those events include retirement, severance, termination for cause, death, disability and voluntary termination. The details of the benefits and payments made upon termination are also described in "Potential Payments Upon Termination or Change of Control."

Impact of Regulatory Requirements on Compensation
There were no regulatory requirements that influenced our compensation arrangements.
Conclusion
As discussed in "Compensation Objectives and Philosophy," we design our compensation programs to be competitive, to attract and retain top talent and to drive our performance, with the ultimate goal of increasing stakeholder and customer value. To attain these objectives, we compare ourselves to other companies that are similar to us in setting target pay opportunities and financial business goals. In 2014, the objectives for incentive purposes were established to reward value-creating performance and we awarded a substantial percentage of total compensation opportunity to our named executive officers in the form of pay-at-risk, which increases or decreases according to the level of our performance. Our business results produced payments under our short-term and long-term incentive plans for our named executive officers, rewarding our executive officers with reasonable pay relative to our 2014 performance, consistent with our pay-for-performance philosophy.
Compensation Committee Interlocks and Insider Participation
Our board of directors does not have a compensation committee. All named executive officers' compensation decisions were approved by the NMIC Board of Directors or human resources committee. None of our executive officers served on the board of directors or compensation committee of another entity for which any member of the NMIC board of directors or compensation committee served as an executive officer.
Summary Compensation Table for 2014
The information set forth in the "Summary Compensation Table for 2014" and other related compensation tables reflect the allocation of compensation-related costs to us with respect to our named executive officers.
Name and principal position (a)	Year (b)	Salary (c)	Bonus (d)	Non-equity incentive plan compensation (g)	Change in pension value and non- qualified deferred compensation earnings[2] (h)	All other compensation (i)	Total (j)
Kirt A. Walker, President & Chief Operating Officer	2014	$446,676	$ –	$1,019,997 [1]	$515,422	$30,736 [3]	$2,012,831
	2013	$416,580	$ –	$1,027,108	$100,306	$25,968	$1,747,283
	2012	$410,656	$ –	$1,063,275	$ 80,995	$21,412	$1,576,338
Timothy G. Frommeyer, Senior Vice President– Chief Financial Officer	2014	$225,275	$ –	$ 147,863[1]	$562,763	$14,924 [4]	$ 950,825
	2013	$225,617	$ –	$ 154,175	$ –	$13,678	$ 393,470
	2012	$243,476	$904	$ 150,818	$117,016	$11,817	$ 524,031
Stephen S. Rasmussen, NMIC Chief Executive Officer	2014	$171,050	$ –	$1,914,818 [1]	$565,786	$28,316 [5]	$2,679,970
	2013	$180,510	$ –	$1,932,088	$277,627	$27,686	$2,417,911
	2012	$186,308	$ –	$1,888,241	$135,458	$27,445	$2,237,452
John L. Carter, President, Nationwide Retirement Plans	2014	$162,664	$ –	$ 764,501[1]	$236,280	$13,373 [6]	$1,176,818
	2013	$138,302	$ –	$ 612,275	$ –	$20,520	$ 771,097
	2012	$204,421	$ –	$ 846,731	$ 81,656	$15,029	$1,147,837
Eric S. Henderson, Senior Vice President–Individual Products and Solutions	2014	$313,491	$ –	$ 551,139[1]	$822,191	$62,814 [7]	$1,749,635
	2013	$290,512	$ –	$ 548,148	$ –	$15,828	$ 854,488
	2012	$308,953	$ –	$ 549,058	$267,105	$16,176	$1,141,292
[1]	Represents the amount determined under the PIP for Messrs. Walker, Frommeyer, Rasmussen and Henderson, and under the PIP and SIP for Mr. Carter, that was paid in 2015 for the 2014 performance year; and the amount earned in 2014 under the LTPP, and allocated to us pursuant to the cost-sharing agreement, as follows: Mr. Walker—$311,749 (PIP) and $708,248 (LTPP); Mr. Frommeyer—$37,770 (PIP) and $110,093 (LTPP); Mr. Rasmussen—$ 308,649 (PIP) and $1,606,169 (LTPP); Mr. Carter—$325,978 (PIP and SIP) and $438,523 (LTPP); and Mr. Henderson—$185,565 (PIP) and $365,574 (LTPP).
[2]	Represents the change in pension value for all named executive officers. There were no above-market earnings on deferred compensation.
[3]	Includes tax gross-ups totaling $1,217 for amenities received at company events and the contribution we made on behalf of Mr. Walker in the amount of $23,128 under the Nationwide Supplemental Defined Contribution Plan. Aggregate value of perquisites and personal benefits is less than $10,000.

[4]	Includes a tax gross-up in the amount of $1,607 for the company-paid cost of an executive physical. Aggregate value of perquisites and personal benefits is less than $10,000.
[5]	Includes the value of amenities received at company events, and tax gross-ups totaling $279 for such amenities, the actual incremental cost of Mr. Rasmussen's personal use of the company plane, the cost of Mr. Rasmussen's personal use of the company's suite, the contribution we made on behalf of Mr. Rasmussen in the amount of $16,798 under the Nationwide Supplemental Defined Contribution Plan and the company-paid portion for parking expenses and automotive service in the executive parking garage.
[6]	Includes a tax gross-up of $61 for amenities received at a company event and a tax gross-up in the amount of $917 for the company-paid cost of an executive physical. Aggregate value of perquisites and personal benefits is less than $10,000.
[7]	Includes the value of amenities received at a corporate event in the amount of $25,669, tax gross-ups totaling $12,844 for such amenities, the company-paid cost of an executive physical and a tax gross-up in the amount of $1,193 for the physical, the contribution we made on behalf of Mr. Henderson in the amount of $12,397 under the Nationwide Supplemental Defined Contribution Plan and the company-paid portion for parking expenses and automotive service in the executive parking garage.
Grants of Plan-Based Awards in 2014
		Estimated future payouts under non-equity incentive plan awards[1]
Name (a)	Grant date (b)	Threshold (c)	Target (d)	Maximum (e)
Kirt A. Walker	2/11/2014 [2,3]	$147,051	$294,103	$ 735,257
	2/11/2014 [4]	$ 0	$500,175	$1,250,438
Timothy G. Frommeyer	2/11/2014 [2,3,5]	$ 18,885	$ 37,770	n/a
	2/11/2014 [4]	$ 0	$ 62,199	$ 155,499
Stephen S. Rasmussen	2/11/2014 [2,3]	$144,474	$288,948	$ 722,370
	2/11/2014 [4]	$ 0	$995,000	$2,487,500
John L. Carter	2/11/2014 [2,3]	$161,056	$322,113	$ 644,225
	2/11/2014 [4]	$ 0	$300,105	$ 750,263
Eric S. Henderson	2/11/2014 [2,3,5]	$ 87,531	$175,061	n/a
	2/11/2014 [4]	$ 0	$227,480	$ 568,699
[1]	Values are the amounts allocated to us pursuant to the cost-sharing agreement.
[2]	We calculated thresholds for certain metrics other than CNOI separately after a $350.0 million performance level was achieved on CNOI. Actual payment may be less than the amount shown.
[3]	Represents a PIP, or for Mr. Carter, a PIP and SIP, award.
[4]	Represents an LTPP award using operating revenue growth and capital strength as metrics.
[5]	Maximum award amount is 200% of the sum of the awards for participants in the same pool.
Short-term Incentive Compensation
On February 11, 2014, we granted short-term incentive award opportunities to our named executive officers. The amounts of these earned 2014 short-term award opportunities are reflected in the "Summary Compensation Table for 2014" in column (g).
The NMIC human resources committee uses short-term incentive plans and assesses individual overall performance, company financial performance and other goals, and distributes awards from the incentive pool pursuant to the PIP, or in the case of Mr. Carter, the SIP.
The NMIC Chief Executive Officer may adjust payments under the PIP or SIP by up to plus or minus 25% subject to approval of the final payment by the NMIC human resources committee. Additionally, the NMIC human resources committee may adjust the actual performance results for one-time or unusual financial items that have impacted actual performance but which management believes they should not include to penalize or receive credit for incentive purposes.
In 2014, goals under the PIP were met at 100% to 107% of the target amount. The goals under the SIP were met at 82% of the target amount. We discuss this in more detail in "2014 Compensation Programs Design and Implementation."
Long-term Incentive Compensation
On February 11, 2014, we granted long-term incentive target opportunities to all of our named executive officers.

The NMIC human resources committee granted target opportunities based on operating revenue growth and capital strength, to be measured at the end of a three-year period. Performance on each metric is compared to a matrix where the x-axis is capital strength and the y-axis is operating revenue growth. A final score is determined at the end of each year in the performance period based on the matrix approved for that year, and the final score at the end of the three-year period will be the average of the three annual scores. At their meeting on February 10, 2015, the NMIC human resources committee approved a score for the last year of the 2012-2014 performance period of 1.55.
Pension Benefits for 2014
Name (a)	Plan name (b)	Number of years credited service (c)	Present value of accumulated benefit[1] (d)	Payments during last fiscal year (e)
Stephen S. Rasmussen	Nationwide Retirement Plan	16.0	$ 55,629	$–
	Nationwide Supplemental Retirement Plan	16.0	$1,087,580	$–
Kirt A. Walker	Nationwide Retirement Plan	16.0	$ 153,840	$–
	Nationwide Supplemental Retirement Plan	16.0	$ 683,237	$–
Timothy G. Frommeyer	Nationwide Retirement Plan	27.3	$ 705,518	$–
	Nationwide Supplemental Retirement Plan	27.3	$ 970,236	$–
John L. Carter	Nationwide Retirement Plan	8.2	$ 84,924	$–
	Nationwide Supplemental Retirement Plan	8.2	$ 545,971	$–
Eric S. Henderson	Nationwide Retirement Plan	27.8	$ 968,406	$–
	Nationwide Supplemental Retirement Plan	27.8	$1,214,652	$–
[1]	These amounts are unaudited.
The "Pension Benefits for 2014" table reports the years of credited service and the present value of accrued benefits under the Nationwide Retirement Plan, or "NRP," and the Nationwide Supplemental Retirement Plan, or "SRP," as of December 31, 2014. We discuss these plans in more detail below. The reported values are the present value of accrued benefits with benefit commencement occurring at normal retirement age, which is age sixty-five, payable as a life annuity. Optional payment forms are available with reduced payments. A full single lump sum payment option is not available.
Credited Service
The credited service reported in the "Pension Benefits for 2014" table represents complete years of credited service under the NRP and SRP; however, the NRP and the SRP provide for crediting of service in different ways. The NRP provides one month of credited service for each month a participant works, beginning with the participant's hire date. The SRP credits service based on the date an individual first becomes a participant. For details regarding how the SRP credits service, see the "Supplemental Defined Benefit Plan" section below. We provide no additional credited service under the NRP and the SRP to the named executive officers.
Present Value of Accumulated Benefits
The reported present values of accumulated benefits, which are payable as a life annuity, are based upon the benefit earned from service and compensation as of December 31, 2014. The present values assume the participant survives to, and commences his or her benefit at, the earliest age at which unreduced benefits are payable, which is age sixty-five.
We base the present value determinations on the measurement date, discount rate, and postretirement mortality in accordance with FASB ASC 715, Compensation-Retirement Benefits. For the December 31, 2014, and 2013 valuations, the discount rates used under this guidance were 4.05% and 4.95%, respectively. There is no mortality discount prior to age sixty-five in the values reported above. We also used the Pension Protection Act Mortality Table.
Pension plan compensation includes base salary and certain management incentives. We allocate benefit values based on the compensation reported in the "Summary Compensation Table for 2014," and reflect the arrangement under the cost sharing agreement. For Messrs. Rasmussen, Frommeyer, Carter, Henderson, and Walker, the pension benefit values reflect the cost allocated to us.

Qualified and Supplemental Pension Plans
Nationwide Retirement Plan
Nationwide maintains a qualified defined benefit plan called the Nationwide Retirement Plan, or the "NRP." In general, the named executive officers and other participants in the NRP will receive an annual retirement benefit under the NRP equal to the greater of the benefit calculated under the final average pay formula, if applicable, or the account balance formula. We describe these formulae below. Any participant, including a named executive officer, who we hired on or after January 1, 2002, will receive an annual retirement benefit under the NRP based solely on the account balance formula. Participants become fully vested in the NRP after the completion of three years of service. The accrued benefit is payable as a life annuity. Optional payment forms are available, however, with reduced payments. A full, single lump sum payment option is not available.
The NRP allows a participant the option of receiving his or her benefit at any age, provided that he or she is vested when he or she leaves Nationwide. If a participant terminates his or her employment with Nationwide before age sixty-five, and decides to receive benefits before age sixty-five, the participant will receive an actuarially reduced monthly benefit amount to reflect the longer payout period due to early distribution. Prior to January 1, 2010, benefits for vested participants who we hired before January 1, 2002, and who terminated employment after age fifty-five, were eligible for a subsidized early retirement benefit. The subsidized early retirement benefit is reduced 1% per year from age sixty-five to age sixty-two and 5% per year from age sixty-two to age fifty-five.
Effective January 1, 2010, the NRP was amended to eliminate the subsidized early retirement benefit for those employees who were hired before January 1, 2002. If the age requirements are met for these individuals, the NRP benefit upon termination of employment will be the greatest of the four following calculations: (i) the Final Average Pay (FAP) formula without the subsidized early retirement factor; (ii) the account balance formula at the time of termination of employment; (iii) the FAP formula benefit as of December 31, 2009, with the subsidized early retirement factor; or (iv) the account balance formula as of December 31, 2009.
Mr. Rasmussen is eligible for the subsidized early retirement benefits. Although we hired Messrs. Frommeyer, Henderson, and Walker before January 1, 2002, they have not met the age requirement to be eligible for subsidized early retirement benefits. As a result, they are only eligible for actuarially reduced benefits upon termination. We hired Mr. Carter after January 1, 2002, and he is eligible only for an actuarially reduced benefit upon termination.
The NRP provides a pre-retirement death benefit payable to a participant's spouse. The NRP also provides for the funding of retiree medical benefits under Section 401(h) of the Internal Revenue Code.
The Final Average Pay Formula (FAP)
We compute the FAP formula benefit as follows:
•	1.25% of the participant's final average compensation, as defined below, multiplied by the number of years of service, up to a maximum of thirty-five years subject to the limitations set forth in the Internal Revenue Code; plus
•	0.50% of the participant's final average compensation in excess of Social Security covered compensation, as defined below, multiplied by the number of years of service, up to a maximum of thirty-five years and subject to the limitations set forth in the Internal Revenue Code.
For services rendered prior to January 1, 1996, final average compensation is equal to the average of the highest three consecutive covered compensation amounts of the participant in the participant's last ten years of service. For services rendered on January 1, 1996, or later, final average compensation is equal to the average of the highest five consecutive covered compensation amounts of the participant in the participant's last ten years of service. The NRP defines covered compensation to mean all wages reported on a Form W-2 Wage and Tax Statement from any Nationwide company, plus compensation deferred under Sections 125, 132(f)(4) and 401(k) of the Internal Revenue Code and excluding:
•	severance pay and other amounts following the later of: (i) the pay period that includes the participant's date of termination, or (ii) the pay period in which the participant's date of termination is posted to Nationwide's payroll system;
•	a lump-sum payment for vacation days made upon termination of employment or pursuant to an election by the participant;
•	imputed income, executive officer perquisites and benefits paid under any long-term performance or equity plan;
•	income imputed to any participant as a result of the provisions of health or other benefits to members of the participant's household;

•	any payment made to a participant to offset the tax cost of other amounts Nationwide paid that are included in the participant's income for federal tax purposes;
•	any payment of deferred compensation made prior to the participant's severance date;
•	expense reimbursement or expense allowances including reimbursement for relocation expenses;
•	retention payments made on or after January 1, 2002;
•	all gross-up payments, including the related compensation payment, made on or after January 1, 2002; and
•	compensation earned following the date on which a participant's employment status changes from eligible to ineligible and during the period he or she is ineligible.
Covered compensation is subject to Internal Revenue Code limits and, for purposes of determining final average compensation, is calculated on a calendar-year basis.
Social Security covered compensation means the average of the Social Security wage bases in effect during the thirty-five-year period ending with the last day of the year that the participant attains Social Security retirement age. The portion of a participant's benefit attributable to years of service with certain Nationwide companies credited prior to 1996 is also subject to post-retirement increases following the commencement of benefits or the participant's attainment of age sixty-five, whichever is later.
Account Balance Formula
For employees hired (or rehired) before January 1, 2002, benefits are the greater of the final average pay formula determination or the account balance formula, described below. We use the account balance formula to determine the retirement benefit under the NRP for all employees hired or rehired on or after January 1, 2002. The notional account under the account balance formula is comprised of the following components:
•	Opening Balance Amount: We determined the accrued benefit under the FAP formula as of December 31, 2001, and converted this accrued benefit into a lump sum that reflected the current value of that benefit; plus
•	Pay Credits: We add amounts to the account every pay period based on the participant's years of service and compensation. The pay credits range from 3% of pay if the participant has up to thirty-five months of service, plus 3% of pay over the Social Security wage base for the year in question, to 7% of pay for those with over twenty-two years of service, plus 4% of pay over the Social Security wage base for the year in question; plus
•	Interest Credits: We add interest amounts to the account on a biweekly basis based on the thirty-year United States Treasury bill rate in effect from the second month preceding the current quarter. The minimum interest rate is 3.25%.
Effective January 1, 2010, participants eligible for the FAP formula are not eligible to receive pay credits under the account balance formula after December 31, 2009; however, such participants do continue to receive interest credits on their account balance benefit.
Supplemental Defined Benefit Plan
NMIC maintains the Nationwide Supplemental Retirement Plan, or "SRP," an unfunded, nonqualified supplemental defined benefit plan. The SRP provides supplemental retirement benefits to individuals who are in an executive-level position and who are receiving compensation in excess of the limits set by Section 401(a)(17) of the Internal Revenue Code. An individual's participation in the SRP begins the first day of January of the calendar year following the date they meet the eligibility requirements. Participants receive the following benefits under the SRP:
•	1.25% of the participant's final average compensation, as defined in the "Qualified Pension Plans" section above, multiplied by the number of years of service, up to a maximum of forty years; plus
•	0.75% of the participant's final average compensation in excess of Social Security-covered compensation, as defined in "Qualified Pension Plans" above, multiplied by the number of years of service, up to a maximum of forty years; less
•	benefits the executive accrued under the NRP.
For purposes of the SRP, the definition of "covered compensation" is the same as described above in the "Final Average Pay Formula" section, without the Internal Revenue Code limits and including, at the time of deferral, any compensation that would be deferred pursuant to an individual compensation agreement with any Nationwide company.
To the extent permitted under the rules governing nondiscrimination for the NRP, all or a portion of the benefit under the SRP for participants who were fully vested on December 31, 2008, was transferred to the NRP. As a result, for most fully vested participants, a greater portion of their retirement benefit will be provided under the NRP.

In addition, the SRP provides all participants with a minimum benefit equal to the accrued benefit under the SRP as of December 31, 2007. For participants who first became eligible on or after January 1, 1999, and before January 1, 2007, benefits vest over a period of five years. Benefits vest for participants who first become eligible on or after January 1, 2007, over a period of 49 months. The vested percentage is based on the lesser of the participant's vested percentage in the NRP or the vested percentage pursuant to a specified vesting percentage schedule under the SRP.
For all individuals who are new participants on or after January 1, 2009, the SRP credits service by providing twelve months of credited service on the date they become a participant and credits twelve months of service for each subsequent calendar year only if the individual meets the eligibility requirements as of the last day of the calendar year. For individuals who were participants in the SRP before January 1, 2009, the SRP provides one month of credited service for each month the participant performs service, beginning on the participant's date of hire through December 31, 2007. After December 31, 2007, these participants received credits for twelve months of service for a calendar year only if the individual meets the SRP eligibility requirements as of the last day of the calendar year.
Effective January 1, 2010, the SRP no longer provides a subsidized early retirement benefit for participants whose benefit calculation includes months of credited service accrued or credited on or after January 1, 2010. For an affected participant, the SRP determines his or her benefit by providing the greatest of three benefit calculations:
•	his or her SRP benefit as of December 31, 2007, with the subsidized early retirement factors;
•	his or her total benefit as of December 31, 2009 minus the benefits accrued under the NRP at date of termination, with the subsidized early retirement factors; or
•	his or her SRP benefit without subsidized early retirement factors at the date of termination.
Nationwide Savings Plan
The Nationwide Savings Plan, or the "NSP," is a qualified profit-sharing plan that includes a qualified cash or deferred arrangement and covers eligible employees of participating Nationwide companies. Under the NSP, our named executive officers and other eligible participants may elect to contribute between 1% and 80% of their compensation to accounts established on their behalf. Participant contributions are in the form of voluntary, pre-tax salary deductions or after-tax "Roth 401(k)" salary deductions. Participants who reach the age of fifty during the plan year may also make "catch up" contributions for that year of up to $5,500 for 2014. Participating Nationwide companies make matching employer contributions for the benefit of their participating employees, at a rate of 50% of the first 6% of compensation deferred or contributed to the NSP by each employee. The NSP holds all amounts that the participants contribute in a separate account for each participant and invests the amounts in the available investment options chosen by the participant.
For purposes of the NSP, covered compensation includes all wages reported on a Form W-2 Wage and Tax Statement from any Nationwide company, plus compensation deferred under Sections 125, 132(f)(4) and 401(k) of the Internal Revenue Code and excludes:
•	severance pay and other amounts following the later of (i) the pay period that includes the participant's date of termination, and (ii) the pay period in which the participant's date of termination is posted to Nationwide's payroll system;
•	company car value or subsidy or reimbursement for loss of a company car;
•	a lump-sum payment for vacation days made upon termination of employment or pursuant to an election by the participant;
•	imputed income, executive officer perquisites and benefits paid under any long-term performance or equity plan;
•	income imputed to any participant as a result of the provision of health or other benefits to members of the participant's household;
•	any payment made to a participant to offset the tax cost of other amounts Nationwide paid that are included in the participant's income for federal tax purposes;
•	any payment of deferred compensation made prior to the participant's severance date or on account of a participant's severance date; and
•	expense reimbursement or expense allowances including reimbursement for relocation expenses.
Covered compensation is subject to Internal Revenue Code limits and is calculated on a calendar-year basis.
A participant is eligible to receive the value of his or her vested account balance upon termination of his or her employment. However, he or she may withdraw all or a part of the amounts credited to his or her account prior to termination, such as upon attainment of age fifty-nine and one-half years old. A participant is immediately vested in all amounts credited to his or her account as a result of salary deferrals or after-tax contributions and earnings or losses on those deferrals or contributions, as applicable. Vesting in employer matching contributions and earnings or losses on those contributions occurs on a pro rata basis over a period of five years.
The NSP offers an automatic enrollment and automatic increase feature, which applies to participants contributing less than 12% of their compensation.
Nationwide Supplemental Defined Contribution Plan
The Nationwide Supplemental Defined Contribution Plan, or "NSDC Plan," is an unfunded, nonqualified defined contribution supplemental benefit plan. The NSDC Plan provides benefits equal to employer matching contributions that would have been made for the participants under the Nationwide Savings Plan, or "NSP," but for the Internal Revenue Code's limitation on compensation that can be considered for deferrals to the NSP. Only executives of certain Nationwide companies whose annual compensation is in excess of the limit set forth in the Internal Revenue Code are eligible to participate in the NSDC Plan. The benefits under the plan vest after five years of participation.
For purposes of the NSDC Plan, "covered compensation" refers to covered compensation as defined in "Nationwide Savings Plan" above, without the Internal Revenue Code limits and including, at the time of deferral, any compensation that would be deferred pursuant to an individual compensation agreement with any Nationwide company. We credit individual accounts under the NSDC Plan with deferral amounts and earnings or losses based on the net investment return on the participant's choice of investment measures offered under the plan. No guaranteed or above-market earnings are available under this plan. Participants may change their investment options on a daily basis.
Payouts under the NSDC Plan are made as follows:
•	credits made for plan years prior to 1996, and earnings on those amounts, are paid in January of the year following the year the participant's employment terminates;
•	unless otherwise elected in accordance with the terms of the plan, credits made to the plan for plan years after 1995, and earnings on those amounts, are paid in 10 installments for participants who qualify for a benefit from the NRP and whose account balance exceeds $25,000, and in a single lump sum payment for all other participants.
Nonqualified Deferred Compensation for 2014
Name (a)	Executive contributions in last fiscal year[1] (b)	Registrant contributions in last fiscal year[2] (c)	Aggregate earnings in last fiscal year[3] (d)	Aggregate withdrawals/ distributions[4] (e)	Aggregate balance at last fiscal year end[5] (f)
Kirt A. Walker	$109,352	$17,762	$114,958	$110,886	$1,444,473
Timothy G Frommeyer	–	$ 6,647	$ 2,688	–	$ 78,126
Stephen S. Rasmussen	–	$14,513	$ 38,504	–	$ 201,321
John L. Carter	$ 6,690	$ 7,115	$ 6,397	–	$ 187,216
Eric S. Henderson	–	$ 8,632	$ 1,853	–	$ 53,849
[1]	Amount represents voluntary deferrals to the Nationwide Individual Deferred Compensation Plan.
[2]	Amount represents company contributions to the Nationwide Supplemental Defined Contribution Plan.
[3]	Amount represents investment gain from applicable nonqualified deferred compensation plans attributable to all prior year deferrals in the plans. Investment gains or losses are attributable to the notional investment selections the executive officer makes. Executive officers may choose from approximately eighty investment options for the Nationwide Individual Deferred Compensation Plan and the Nationwide Supplemental Defined Contribution Plan, and from sixteen investment options for the Nationwide Economic Value Incentive Plan. The Nationwide Economic Value Incentive Plan is a terminated plan that provided for involuntarily deferred compensation we may still pay to an executive officer based on his or her distribution election.
[4]	Amount represents distributions from the Nationwide Individual Deferred Compensation Plan.
[5]	Represents balances in the following plans: the Nationwide Individual Deferred Compensation Plan, the Nationwide Supplemental Defined Contribution Plan and the Nationwide Economic Value Incentive Plan.
Nonqualified Deferred Compensation Plans
Executive deferred compensation benefits are a key component of our total rewards philosophy. We provide competitive levels of deferred compensation benefits to attract and provide for long-term retention of key talent and reward long-term service. These benefits allow executives to prepare for retirement and make up for regulatory limits on qualified plans.

Nationwide Individual Deferred Compensation Plan
Under the "Nationwide Individual Deferred Compensation Plan," or "IDC Plan," eligible executives of participating Nationwide companies may elect to defer payment of compensation otherwise payable to them. Eligible executive officers may enter into deferral agreements in which they may annually elect to defer up to 80% of their salary and short-term incentive compensation they earn during the following year or performance cycle. Participants may also defer up to 80% of the long-term incentive compensation they earn during the following performance cycle. Deferral elections are effective prospectively. Amounts an executive officer defers under the IDC Plan are generally payable in cash in annual installments beginning in January of the calendar year immediately following the calendar year in which the executive officer terminates his or her employment, including due to the death of the participant. However, an executive officer may elect to receive payments after the expiration of the deferral period the executive officer elects, from one to ten years from the year in which the deferral of compensation applies. If the entire account balance is less than $25,000 at the time a payment is due, the entire account balance will be distributed, regardless of the distribution election on file. We credit individual accounts under the IDC Plan with deferral amounts and earnings or losses based on the net investment return on the participant's choice of investment measures offered under the IDC Plan. No guaranteed or above-market earnings are available under this plan. The plan previously restricted participants' changes in investment options to once every five business days. However, effective October 1, 2014, the plan permits participants to make investment changes on a daily basis. Each participant is always fully vested in his or her accrued amount.
The IDC Plan permits a participant or beneficiary to take an unscheduled withdrawal from his or her account provided that such elective withdrawal applies only to amounts earned and vested, including earnings, on or before December 31, 2004, and any such withdrawal is subject to a 10% early withdrawal penalty.
Potential Payments Upon Termination or Change of Control
We have entered into agreements and maintain plans that require us to provide compensation to our named executive officers upon an involuntary termination of employment or a voluntary termination for good reason following a substantial reorganization. The following narrative describes the payments and benefits our named executive officers could receive under these agreements and plans. The tables that follow reflect our estimate of the payments and benefits, to the extent allocable to us under the cost-sharing agreement, we would provide to each of our named executive officers under various termination scenarios or for good reason following a substantial reorganization. The amounts shown in the tables assume that terminations of employment and, as applicable, the change of control, occurred on December 31, 2014.
Payments and benefits that are generally available to all salaried employees, and that do not discriminate in favor of the executive officers, such as disability benefits, are not disclosed. Generally, the amounts shown are estimates and actual payments and benefits could be more or less than the amounts shown.
Payments Made Upon Standard Termination
General Termination Payments
Regardless of the manner in which an executive officer's employment terminates, he or she is entitled to receive the following amounts, which are earned during employment:
•	vested amounts contributed, plus related earnings under, the Nationwide Savings Plan, the Nationwide Individual Deferred Compensation Plan, and the Nationwide Supplemental Defined Contribution Plan;
•	amounts accrued and vested under the Nationwide Retirement Plan and the Nationwide Supplemental Retirement Plan; and
•	unused paid time off, up to specified limits and subject to certain limitations as specified within our paid time off plan.
Short-Term Incentive Awards
The effect of a termination of employment on certain executive officers' short-term incentives is controlled by the terms of either the PIP or the SIP, as applicable. Under these plans, unless otherwise provided by the NMIC human resources committee in connection with specified terminations of employment, we make a payment of a short-term incentive only if, and to the extent, the executive officer has attained the performance goals with respect to the related performance period, and only if we employ the executive officer through the end of the performance period. In addition, an executive officer must be employed through the date the short-term award is made. However, in the event an executive officer's employment terminates during the performance period, or prior to the date awards are paid, due to death or disability, the executive officer or the executive officer's estate will receive a portion or all of the incentive as the NMIC human resources committee determines. In the event an executive officer's employment terminates during the performance period (or for

PIP, prior to the date PIP payments are made) due to retirement or termination of the executive officer's employment without cause, the executive officer will remain eligible to receive a portion of the incentive based on the amount of time the executive officer was employed on the date the PIP payment is made and the executive officer's attainment of the performance goals for the performance period.
Nationwide Long-Term Performance Plan
The LTPP plan design measures performance over a three-year period. The design requires both revenue growth and capital strength in order for participants to receive payments, which will range from zero to two and one-half times the target amount. If a voluntary termination of employment or termination for cause occurs prior to the last day of the performance period, an executive officer's outstanding target award opportunities will be forfeited. If a termination is due to death, disability or retirement the target award opportunity will be prorated based on the number of days worked in the performance period. Because the termination payment tables that follow assume that the named executive officers worked through all three years of the 2012-2014 performance period, through the first and second years of the 2013-2015 performance period, and through the first year of the 2014-2016 performance period, the amounts shown in the tables relating to the awards under the LTPP reflect prorated opportunities for termination without cause or for good reason following a substantial reorganization or for termination due to death, disability or retirement, which would be paid after December 31, 2015 or 2016 (as applicable), based on actual performance. Organizational performance was estimated at target performance for purposes of these tables.
For a description of the retirement, death and disability provisions in the LTPP, see "Payments Made Upon Retirement" and "Payments Made Upon Death or Disability" below.
Severance Payments and Benefits
Those named executive officers who do not have a severance agreement participate in the Nationwide Severance Pay Plan. The plan is generally available to all of our salaried employees and provides for certain payments if an employee, including an executive officer, involuntarily leaves the company due to job elimination. The longer an executive officer works for us, the more the executive officer may be eligible to receive as severance pay benefits when the executive officer's employment ends. In order to receive payment under the Nationwide Severance Pay Plan, if eligible, the executive officer must sign a severance and release agreement. We generally calculate severance pay as one week for each year of service, not to exceed twenty-five weeks, with a minimum of two weeks. Years of service used to calculate the severance payment includes all types of service with us, including service with affiliates and subsidiaries, calculated through the last date of employment.
Certain severance agreement guidelines are applicable to our executive officers. The guidelines provide for severance benefits that may be available to executive officers in addition to the Nationwide Severance Pay Plan, assuming the executives signs the appropriate release. The guidelines allow management to offer the following when negotiating severance agreements with executive officers:
•	a lump-sum cash payment equal to six to twelve months, depending on the circumstances of departure, of the annual base salary in effect on the date of termination;
•	paid leave of absence of twenty-one days for executive officers over the age of forty to permit the executive officer time to seek legal advice regarding the terms of the severance agreement;
•	short-term incentive payments earned under the PIP, prorated to the date of termination;
•	up to one year of executive placement services, or a lump-sum payment of $6,800 in lieu of such services;
•	payout of the current year earned but unused paid time off; and
•	transfer of ownership of certain computer equipment, less any Nationwide-licensed software or operating system, to the executive officer.
Executive Severance Agreements
NMIC has entered into executive severance agreements with Messrs. Rasmussen, Carter, and Walker. The initial term of the agreement for Messrs. Rasmussen and Walker ended December 31, 2011, with automatic one-year renewals commencing on January 1, 2012, unless NMIC or the executive officer gives notice of nonrenewal. The initial term of the agreement for Mr. Carter ended on December 31, 2013, with automatic one-year renewals commencing on January 1, 2014, unless NMIC or the executive officer gives notice of nonrenewal.

The agreements provide that NMIC will pay salary, incentive compensation, and benefits as determined by NMIC's board of directors, or a committee thereof. The agreements also contain provisions related to certain payments and benefits NMIC would pay upon specified termination events, a portion of would be allocated to NLIC. The details of those provisions are set forth below in "Potential Payments Upon Termination or Change of Control."
The following description of Messrs. Rasmussen's, Carter's, and Walker's agreements and the amounts presented in the tables that follow are based on the terms of the agreements as they existed on December 31, 2014, and assume a termination of employment, and such triggering events as are contemplated by the executive severance agreements, occurred on December 31, 2014.
The executive severance agreements in effect as of December 31, 2014, for Messrs. Rasmussen, Walker, and Carter are substantially similar to each other. Each agreement contains material non-competition, non-solicitation and confidentiality provisions, which condition Nationwide's promises to pay severance on the executive officer's compliance with such provisions. The agreements also condition receipt of severance upon the execution of a binding release of NMIC and other related parties.
Under the executive severance agreements in effect as of December 31, 2014, upon a termination by NMIC without cause or upon a resignation for good reason after a substantial reorganization of NMIC, the following payments and benefits would be provided:
•	a lump-sum cash payment equal to one or two times, as applicable, the annual base salary in effect immediately before the termination, payable within 30 days following the executive's termination;
•	a lump-sum cash payment equal to one or two times, as applicable, the short-term incentive compensation that would have been earned pursuant to the PIP during the fiscal year in which the executive officer's termination date occurs payable based on actual performance over the full year, payable when annual bonuses are paid to our other executives;
•	a lump-sum cash payment equal to the cost, including a gross-up payment to cover income and FICA taxes on the payment, to the executive officer of continuing the medical and dental coverage under COBRA, or under the retiree medical provisions of NMIC's medical plan, if applicable, for the executive officer, his spouse and dependents, for a specified period of time following the executive's termination date;
•	supplemental benefits equal to the benefits the executive officer would have been entitled to receive on the termination date under certain retirement and deferred compensation plans, had the executive officer been fully vested in those plans on the termination date, less any benefits the executive officer actually receives under those plans, paid at the time the executive's benefits are otherwise paid under the applicable plans;
•	in the event that the executive officer's termination date occurs within three years of the date on which the executive officer would have been first eligible to retire under the Nationwide Retirement Plan, a supplemental benefit equal to the benefits the executive officer would have received under the Nationwide Retirement Plan, the Nationwide Supplemental Retirement Plan and the Nationwide Excess Benefit Plan, had the executive officer earned service and age credit for the period ending on the earlier of three years after the executive officer's termination date or the earliest date the executive officer would have been eligible to retire under the Nationwide Retirement Plan and had the executive officer been fully vested under those plans, less any benefits the executive officer actually receives under those plans, paid at the time the executive's benefits are otherwise paid under the applicable plans;
•	a lump-sum cash payment equal to the matching contributions that NMIC would have made for the executive officer under the Nationwide Savings Plan and the Nationwide Supplemental Defined Contribution Plan during the severance period defined in the agreement, as if the executive officer's contributions had continued in the same amount and at the same rate in effect immediately prior to the executive officer's termination date, payable within 30 days following the executive's termination date;
•	service and age credits for the purpose of eligibility under NMIC's retiree medical plan, as if the executive officer had continued employment through the executive severance agreement's specified severance period;
•	the right to retain certain computer and office equipment and furniture used at the executive officer's home; and
•	amounts earned, accrued or owed but not paid and benefits owed under employee benefit plans and programs.
Whether a "substantial reorganization" has occurred will be determined by the board of directors of NMIC.
If the board of directors has determined that a substantial reorganization has occurred, it may establish a period of time during which the executive may terminate his employment if an event constituting "good reason" occurs. Under the severance agreements, the executive will have "good reason" to terminate his employment during the period established by the board of directors if any of the following events occur and remain uncured for 30 days after the executive's notice to NMIC of the event:

•	a material diminution in the executive's authority, duties or responsibilities, as reasonably determined by the board of directors of NMIC;
•	a material change in the geographic location at which the executive must perform services;
•	a material diminution in the executive's base salary, other than due to a change in base salary for all senior executives in NMIC; or
•	any action or inaction of NMIC that constitutes a material breach by NMIC of the severance agreement.
Under the severance agreements, "cause" means any of the following:
•	the executive has been convicted of a felony;
•	the executive neglects, refuses or fails to perform his material duties to NMIC, which failure has continued for a period of at least 30 days after notice from NMIC;
•	the executive engages in misconduct in the performance of his duties;
•	the executive engages in public conduct that is harmful to the reputation of NMIC;
•	the executive breaches his non-competition, non-disclosure or non-solicitation covenants; or
•	the executive breaches NMIC's written code of business conduct and ethics.
Payments Made Upon Retirement
If an executive officer were to retire on December 31, 2014, the executive officer would receive the full three-year 2012-2014 LTPP award relating to operating revenue growth/capital strength, an amount equal to two-thirds of the total target incentive opportunity for the 2013-2015 performance period and one-third of the total target incentive opportunity for the 2014-2016 performance period multiplied by the respective performance scores paid in the year following the end of the performance periods. For purposes of operating revenue growth/capital strength awards, retirement means a termination of employment on or after the date on which the executive officer has attained:
•	Normal Retirement Age;
•	age fifty-five and completed 120 months of vesting service; or
•	age sixty-two and completed sixty months of vesting service, as determined under the NRP.
The PIP and the SIP provide that if an executive officer retires, the executive officer will receive his or her short-term incentive compensation earned during the fiscal year in which termination occurs. The short-term compensation payment is prorated to reflect services performed through the date of employment termination and is based on actual performance for the year.
Payments Made Upon Death or Disability
If an executive officer dies or becomes disabled, in addition to any applicable benefits listed in "Payments Made Upon Standard Termination," the executive officer will receive benefits under our disability plan or his named beneficiary will receive payments under NMIC's life insurance plan, as appropriate. In addition, under the PIP and the SIP, the executive officer will receive his or her short-term incentive compensation earned during the fiscal year in which the termination occurs. The short-term compensation payment is prorated to reflect services performed through the date of employment termination and is based on the actual performance for the year.
Payments Made Upon a Change of Control or Termination Upon or Following a Change of Control
The PIP, the SIP, and the LTPP do not provide for special treatment of awards upon a change in control. However, a resignation for good cause following a substantial reorganization entitles the executive to certain payments described above and shown in the tables below.
The following tables reflect our estimates of the allocated payments and benefits our named executive officers would have received in lump sum if a termination of employment had occurred on December 31, 2014.
Kirt A. Walker
Benefits and payments upon termination	Voluntary termination	Termination without cause or for good reason following a substantial reorganization	For cause termination	Death, disability, or retirement
Short-term incentives:

Benefits and payments upon termination	Voluntary termination	Termination without cause or for good reason following a substantial reorganization	For cause termination	Death, disability, or retirement
Annual incentives[1]	$ –	$ –	$–	$ 311,749
Long-term incentives:
LTPP 12-14 award[2]	$708,248	$ 708,248	$–	$ 708,248
LTPP 13-15 award[3]	$ –	$ 420,168	$–	$ 420,168
LTPP 14-16 award[3]	$ –	$ 196,716	$–	$ 196,716
Life insurance proceeds	$ –	$ –	$–	$2,457,900
Cash severance[4]	$ –	$1,629,476	$–	$ –
Total compensation	$708,248	$2,954,608	$–	$4,094,781
[1]	Reflects the amount Mr. Walker would receive with respect to the 2014 short-term incentive payment under the PIP upon a termination of employment, except for cause, on December 31, 2014. Mr. Walker would not be eligible to receive a PIP award payment upon a voluntary termination on December 31, 2014. The PIP requires that plan participants be employed on the date PIP awards are paid. The "Termination without cause or for good reason following a substantial reorganization" column does not include the 2014 short-term incentive opportunity as the severance agreement provides that the short-term incentive payment under the agreement is in lieu of the payments that would be made under the PIP. The amounts were not reduced to their present value.
[2]	Reflects the amount Mr. Walker would receive with respect to the 2012-2014 awards under the LTPP upon a termination of employment, except for cause, on December 31, 2014.
[3]	Reflects the amount Mr. Walker would receive with respect to the 2013-2015 and 2014-2016 awards under the LTPP upon termination without cause or due to substantial reorganization, or for death, disability or retirement (not eligible), on December 31, 2014. Mr. Walker would not have qualified for retirement under the LTPP and would forfeit the target award opportunity granted in the year of termination unless termination is due to death or disability or if the termination is without cause or due to substantial reorganization. Accordingly, the amounts shown assume a two-thirds distribution of the total 2013-2015 award, which would have been paid in 2016, and a one-third distribution of the total 2014-2016 award, which would have been paid in 2017, using a performance score that was estimated as of December 31, 2014. The amounts were not reduced to their present value.
[4]	Includes lump-sum cash amounts equal to the sum of two times base salary; two times the 2014 matching amounts in the Nationwide Savings Plan and Nationwide Supplemental Defined Contribution Plan; two times the 2014 short-term incentive bonus; two times the annual COBRA rate, grossed up for FICA and income taxes, in effect at the time of termination for Mr. Walker and his family. The amounts were not reduced to their present value.
Timothy G. Frommeyer
Benefits and payments upon termination	Voluntary termination	Termination without cause	For cause termination	Death, disability, or retirement
Short-term incentives:
Annual incentives[1]	$ –	$ 37,770	$–	$ 37,770
Long-term incentives:
LTPP 12-14 award[2]	$110,093	$110,093	$–	$ 110,093
LTPP 13-15 award[3]	$ –	$ 55,982	$–	$ 55,982
LTPP 14-16 award[3]	$ –	$ 24,463	$–	$ 24,463
Life insurance proceeds	$ –	$ –	$–	$1,137,621
Cash severance[4]	$ –	$231,707	$–	$ –
Total compensation	$110,093	$350,033	$–	$1,365,929
[1]	Reflects the amount Mr. Frommeyer would receive with respect to the 2014 short-term incentive payment under the PIP upon a termination of employment, except for cause, on December 31, 2014. Mr. Frommeyer would not be eligible to receive a PIP award payment upon a voluntary termination on December 31, 2014. The PIP requires that plan participants be employed on the date PIP awards are paid.
[2]	Reflects the amount Mr. Frommeyer would receive with respect to the 2012-2014 awards under the LTPP upon a termination of employment, except for cause, on December 31, 2014.
[3]	Reflects the amount Mr. Frommeyer would receive with respect to the 2013-2015 and 2014-2016 awards under the LTPP upon termination without cause or due to substantial reorganization, or for death, disability or retirement (not eligible), on December 31, 2014. Mr. Frommeyer would not have qualified for retirement under the LTPP and would forfeit the target award opportunity granted in the year of termination unless termination is due to death or disability or if the termination is without cause or due to substantial reorganization. Accordingly, the amounts shown assume a two-thirds distribution of the total 2013-2015 award, which would have been paid in 2016, and a one-third distribution of the total 2014-2016 award, which would have been paid in 2017, using a performance score that was estimated as of December 31, 2014. The amounts were not reduced to their present value.
[4]	Includes an estimate of the amount we would pay under the severance plan guidelines for executives described above. For purposes of this table, we assumed a payment based on twelve months of base salary and $6,800, in lieu of outplacement services.

Stephen S. Rasmussen
Benefits and payments upon termination	Voluntary termination	Termination without cause or for good reason following a substantial reorganization	For cause termination	Death, disability, or retirement
Short-term incentives:
Annual incentive[1]	$ 308,649	$ –	$–	$ 308,649
Long-term incentives:
LTPP 12-14 award[2]	$1,606,169	$1,606,169	$–	$1,606,169
LTPP 13-15 award[3]	$ 874,052	$ 874,052	$–	$ 874,052
LTPP 14-16 award[3]	$ 391,328	$ 391,328	$–	$ 391,328
Life insurance proceeds	$ –	$ –	$–	$ 460,500
Cash severance[4]	$ –	$1,022,769	$–	$ –
Total compensation	$3,180,198	$3,894,318	$–	$3,640,698
[1]	Reflects the amount Mr. Rasmussen would receive with respect to the 2014 short-term incentive payment under the PIP upon a termination of employment, except for cause, on December 31, 2014. The PIP requires that plan participants be employed on the date PIP awards are paid. However, since Mr. Rasmussen would have qualified for retirement on December 31, 2014, he would receive the PIP payment. The "Termination without cause or for good reason following a substantial reorganization" column does not include the 2014 short-term incentive opportunity, as the severance agreement provides that the short-term incentive payment under the agreement is in lieu of the payment that would be made under the PIP. The amounts were not reduced to their present value.
[2]	Reflects the amount Mr. Rasmussen would receive with respect to the 2012-2014 awards under the LTPP upon a termination of employment, except for cause, on December 31, 2014.
[3]	Reflects the amount Mr. Rasmussen would receive with respect to the 2013-2015 and 2014-2016 awards under the LTPP upon termination on December 31, 2014. Mr. Rasmussen would have qualified for retirement under the LTPP. Accordingly, the amounts shown assume a two-thirds distribution of the total 2013-2015 award, which would be paid in 2016, and a one-third distribution of the total 2014-2016 award, which would be paid in 2017, using a performance score that was estimated as of December 31, 2014, which would have been paid in 2015. The amounts were not reduced to their present value.
[4]	Includes lump-sum cash amounts equal to the sum of two times base salary; three times the 2014 matching amounts in the Nationwide Savings Plan and Nationwide Supplemental Defined Contribution Plan; two times the 2014 short-term incentive bonus; three times the annual COBRA rate, grossed up for FICA and income taxes, in effect at the time of termination for Mr. Rasmussen and his family. The amounts were not reduced to their present value.
John L. Carter
Benefits and payments upon termination	Voluntary termination	Termination without cause or for good reason following a substantial reorganization	For cause termination	Death, disability, or retirement
Short-term incentives:
Sales Incentive[1]	$ –	$ –	$–	$ 325,978
Long-term incentives:
LTPP 12-14 award[2]	$438,523	$ 438,523	$–	$ 438,523
LTPP 13-15 award[3]	$ –	$ 255,102	$–	$ 255,102
LTPP 14-16 award[3]	$ –	$ 118,029	$–	$ 118,029
Life insurance proceeds	$ –	$ –	$–	$1,069,200
Cash severance[4]	$ –	$ 505,591	$–	$ –
Total compensation	$438,523	$1,317,245	$–	$2,206,832
[1]	Reflects the amount Mr. Carter would receive with respect to the 2014 short-term incentive payment under the SIP upon a termination of employment, except for cause, on December 31, 2014. Mr. Carter would not be eligible to receive a SIP award payment upon a voluntary termination on December 31, 2014. We require that SIP participants be employed on the date SIP awards are paid. The "Termination without cause or for good reason following a substantial reorganization" column does not include the 2014 short-term incentive opportunity, as the severance agreement provides that the short-term incentive payment under the agreement is in lieu of the payment that would be made under the SIP. The amounts were not reduced to their present value.
[2]	Reflects the amount Mr. Carter would receive with respect to the 2012-2015 awards under the LTPP upon a termination of employment, except for cause, on December 31, 2014.
[3]	Reflects the amount Mr. Carter would receive with respect to the 2013-2015 and 2014-2016 awards under the LTPP upon termination without cause or due to substantial reorganization, or for death, disability or retirement (not eligible), on December 31, 2014. Mr. Carter would not have qualified for retirement under the LTPP and would forfeit the target award opportunity granted in the year of termination unless termination is due to death or disability or if the termination is without cause. Accordingly, the amounts shown assume a two-thirds distribution of the total 2013-2015 award, which would have been paid in 2016, and a one-third distribution of the total 2014-2016 award, which would have been paid in 2017, using a performance score that was estimated as of December 31, 2014. The amounts were not reduced to their present value.
[4]	Includes lump-sum cash amounts equal to the sum of one times base salary; one times the 2014 matching amounts in the Nationwide Savings Plan and Nationwide Supplemental Defined Contribution Plan; one times the 2014 short-term incentive bonus; one times the annual COBRA rate, grossed up for FICA and income taxes, in effect at the time of termination for Mr. Carter and his family. The amounts were not reduced to their present value.
Eric S. Henderson
Benefits and payments upon termination	Voluntary termination	Termination without cause	For cause termination	Death, disability, or retirement
Short-term incentives:
Annual incentive[1]	$ –	$ 185,565	$–	$ 185,565
Long-term incentives:
LTPP 12-14 award[2]	$365,574	$ 365,574	$–	$ 365,574
LTPP 13-15 award[3]	$ –	$ 185,894	$–	$ 185,894
LTPP 14-16 award[3]	$ –	$ 89,466	$–	$ 89,466
Life insurance proceeds	$ –	$ –	$–	$1,696,356
Cash severance[4]	$ –	$ 325,199	$–	$ –
Total compensation	$365,574	$1,151,698	$–	$2,522,855
[1]	Reflects the amount Mr. Henderson would receive with respect to the 2014 short-term incentive payment under the PIP upon a termination of employment, except for cause, on December 31, 2014. Mr. Henderson would not be eligible to receive a PIP award payment upon a voluntary termination on December 31, 2014. The PIP requires that plan participants be employed on the date PIP awards are paid.
[2]	Reflects the amount Mr. Henderson would receive with respect to the 2012-2014 awards under the LTPP upon a termination of employment, except for cause, on December 31, 2014.
[3]	Reflects the amount Mr. Henderson would receive with respect to the 2013-2015 and 2014-2016 operating revenue growth/capital strength awards under the LTPP upon termination without cause or due to substantial reorganization, or for death, disability or retirement (not eligible), on December 31, 2014. Mr. Henderson would not have qualified for retirement under the LTPP and would forfeit the target award opportunity granted in the year of termination unless termination is due to death or disability or if the termination is without cause. Accordingly, the amounts shown assume a two-thirds distribution of the total 2013-2015 award, which would have been paid in 2016, and a one-third distribution of the total 2014-2016 award, which would have been paid in 2017, using a performance score that was estimated as of December 31, 2014.
[4]	Includes an estimate of the amount we would pay under the severance plan guidelines for executives described above. For purposes of this table, we assumed a payment based on twelve months of base salary and $6,800, in lieu of outplacement services.
Director Compensation for 2014
We do not separately compensate members of our board of directors who are also our employees or employees of our affiliates, for their service on our board of directors. As Nationwide employees, our directors receive no additional compensation for service on our board of directors.
Compensation Policies and Practices as they Relate to Risk Management
We believe that our compensation programs do not provide incentives for excessive risk taking and do not lead to risks that are reasonably likely to have a material adverse effect on the company.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following table sets forth certain information regarding beneficial ownership as of March 1, 2013, of the holders of our common stock. Our directors and executive officers do not beneficially own any of our common stock.

Common Stock
The following table sets forth the number of issued and outstanding shares of our common stock owned by each person or entity known by us to be the beneficial owner of more than five percent of such common stock.
Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Nationwide Financial Services, Inc. 1 Nationwide Plaza Columbus, Ohio 43215	3,814,779 shares	100%
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
License to Use Nationwide Name and Service Marks
We have a license to use the "Nationwide" trade name and certain other service marks solely for the purpose of identifying and advertising our long-term savings and retirement business and related activities.
Nationwide Mutual Agents
NMIC allows us to distribute our variable annuity, fixed annuity and individual universal, variable and traditional life insurance products through NMIC agents.
See Note 15 to the audited consolidated financial statements included in the F pages of this report for a discussion of related party transactions.
Policies and Procedures for Review and Approval of Related Person Transactions
We have a written conflict of interests policy that is administered by the Office of Ethics. All executive officers and directors are subject to the policy, which is designed to cover related persons transactions with executive officers, directors and their immediate family members. The policy prohibits:
•	using position at Nationwide or affiliation with any Nationwide company for personal gain or advantage;
•	any interest or association that interferes with independent exercise of judgment in the best interest of Nationwide; and
•	directly or indirectly having any position with or substantial interest in any business or property or engaging in any employment or other activity, which takes time and attention away from performance of Nationwide job duties.
We require our executive officers and directors to annually complete a conflict of interests certificate. This certificate requires the executive officers and directors to represent that they have read the conflict of interests policy and disclose any conflicts of interests. It also requires the completion of an outside business activities questionnaire. Each reported possible conflict of interest is reviewed by the Office of Ethics and addressed by appropriate action. The Office of Ethics submits an annual summary report covering each reported conflict of interest an executive officer or director reports and the disposition of each matter to the board of directors.

KPMG LLP
Suite 500 191 West Nationwide Blvd. Columbus, OH 43215-2568

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

Nationwide Life Insurance Company:

We have audited the accompanying consolidated balance sheets of Nationwide Life Insurance Company and subsidiaries (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2014. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedules as listed in the accompanying table of contents. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Life Insurance Company and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Columbus, Ohio

February 25, 2015

KPMG LLP is a Delaware limited liability partnership, the U.S.

member firm of KPMG International Cooperative (“KPMG

International”), a Swiss entity.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Statements of Operations

	Year ended December 31,
(in millions)	2014	2013	2012
Revenues
Policy charges	$2,065	$1,849	$1,670
Premiums	831	724	635
Net investment income	1,900	1,849	1,825
Net realized investment (losses) gains, including other-than-temporary impairment losses	(1,078)	678	319
Other revenues	11	17	7

Total revenues	$3,729	$5,117	$4,456

Benefits and expenses
Interest credited to policyholder account values	$1,096	$1,067	$1,038
Benefits and claims	1,502	1,354	1,227
Amortization of deferred policy acquisition costs	207	374	575
Other expenses, net of deferrals	1,055	981	917

Total benefits and expenses	$3,860	$3,776	$3,757

(Loss) income before federal income taxes and noncontrolling interests	$(131)	$1,341	$699
Federal income tax (benefit) expense	(147)	313	99

Net income	$16	$1,028	$600
Less: Loss attributable to noncontrolling interest, net of tax	(94)	(82)	(61)

Net income attributable to Nationwide Life Insurance Company	$110	$1,110	$661

See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Statements of Comprehensive Income

	Year ended December 31,
(in millions)	2014	2013	2012
Net income	$16	$1,028	$600

Other comprehensive income (loss), net of tax
Changes in:
Net unrealized gains (losses) on available-for-sale securities	$435	$(663)	$571
Other	27	(7)	(5)

Total other comprehensive income (loss), net of tax	$462	$(670)	$566

Total comprehensive income	$478	$358	$1,166
Less: Comprehensive loss attributable to noncontrolling interests, net of tax	(94)	(82)	(61)

Total comprehensive income attributable to Nationwide Life Insurance Company	$572	$440	$1,227

See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Balance Sheets

	December 31,
(in millions, except for share and per share amounts)	2014	2013
Assets
Investments:
Fixed maturity securities, available-for-sale	$35,418	$32,249
Mortgage loans, net of allowance	7,270	6,341
Policy loans	992	987
Short-term investments	935	411
Other investments	822	767

Total investments	$45,437	$40,755
Cash and cash equivalents	77	61
Accrued investment income	670	603
Deferred policy acquisition costs	4,063	3,778
Goodwill	200	200
Other assets	5,001	3,979
Separate account assets	88,076	84,069

Total assets	$143,524	$133,445

Liabilities and equity
Liabilities
Future policy benefits and claims	$40,730	$36,765
Short-term debt	660	278
Long-term debt	709	707
Other liabilities	5,313	4,122
Separate account liabilities	88,076	84,069

Total liabilities	$135,488	$125,941

Shareholder’s equity
Common stock ($1 par value; authorized - 5,000,000 shares, issued and outstanding - 3,814,779 shares)	$4	$4
Additional paid-in capital	1,718	1,718
Retained earnings	4,630	4,520
Accumulated other comprehensive income	1,044	582

Total shareholder’s equity	$7,396	$6,824
Noncontrolling interests	640	680

Total equity	$8,036	$7,504

Total liabilities and equity	$143,524	$133,445

See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Statements of Equity

(in millions)	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income	Total shareholder’s equity	Non- controlling interest	Total equity
Balance as of December 31, 2011	$4	$1,718	$2,789	$686	$5,197	$345	$5,542
Cash dividend paid	—	—	(40)	—	(40)	—	(40)
Comprehensive income (loss):
Net income (loss)	—	—	661	—	661	(61)	600
Other comprehensive income	—	—	—	566	566	—	566

Total comprehensive income (loss)	$—	$—	$661	$566	$1,227	$(61)	$1,166
Change in noncontrolling interest	—	—	—	—	—	63	63

Balance as of December 31, 2012	$4	$1,718	$3,410	$1,252	$6,384	$347	$6,731

Comprehensive income (loss):
Net income (loss)	—	—	1,110	—	1,110	(82)	1,028
Other comprehensive loss	—	—	—	(670)	(670)	—	(670)

Total comprehensive income (loss)	$—	$—	$1,110	$(670)	$440	$(82)	$358
Change in noncontrolling interest	—	—	—	—	—	415	415

Balance as of December 31, 2013	$4	$1,718	$4,520	$582	$6,824	$680	$7,504

Comprehensive income (loss):
Net income (loss)	—	—	110	—	110	(94)	16
Other comprehensive income	—	—	—	462	462	—	462

Total comprehensive income (loss)	$—	$—	$110	$462	$572	$(94)	$478
Change in noncontrolling interest	—	—	—	—	—	54	54

Balance as of December 31, 2014	$4	$1,718	$4,630	$1,044	$7,396	$640	$8,036

See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Statements of Cash Flows

	Year ended December 31,
(in millions)	2014	2013	2012
Cash flows from operating activities
Net income	$16	$1,028	$600
Adjustments to net income:
Net realized investment losses (gains), including other-than-temporary impairment losses	1,078	(678)	(319)
Interest credited to policyholder account values	1,096	1,067	1,038
Capitalization of deferred policy acquisition costs	(685)	(604)	(470)
Amortization of deferred policy acquisition costs	207	374	575
Amortization and depreciation	128	77	80
Deferred tax (benefit) expense	(152)	346	243
Changes in:
Policy liabilities	(421)	(475)	(548)
Derivatives, net	(181)	(483)	(490)
Other, net	(59)	88	(84)

Net cash provided by operating activities	$1,027	$740	$625

Cash flows from investing activities
Proceeds from maturities of available-for-sale securities	$2,798	$3,689	$2,909
Proceeds from sales of available-for-sale securities	647	1,091	796
Purchases of available-for-sale securities	(5,640)	(6,842)	(5,167)
Proceeds from repayments and sales of mortgage loans	920	1,091	1,048
Issuances and purchases of mortgage loans	(1,837)	(1,593)	(1,114)
Net (increase) decrease in short-term investments	(524)	654	98
Collateral received (paid), net	399	(637)	(208)
Other, net	(94)	42	(12)

Net cash used in investing activities	$(3,331)	$(2,505)	$(1,650)

Cash flows from financing activities
Net change in short-term debt	$382	$(22)	$(477)
Proceeds from issuance of long-term debt	—	2	13
Cash dividend paid to Nationwide Financial Services, Inc.	—	—	(40)
Repayments of long-term debt	—	(299)	—
Investment and universal life insurance product deposits	6,037	6,139	5,566
Investment and universal life insurance product withdrawals	(4,095)	(4,034)	(4,063)
Other, net	(4)	(22)	39

Net cash provided by financing activities	$2,320	$1,764	$1,038

Net increase (decrease) in cash and cash equivalents	$16	$(1)	$13
Cash and cash equivalents at beginning of year	61	62	49

Cash and cash equivalents at end of year	$77	$61	$62

See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

(1)	Nature of Operations

Nationwide Life Insurance Company (“NLIC,” or collectively with its subsidiaries, “the Company”) was incorporated in 1929 and is an Ohio domiciled stock life insurance company. The Company is a member of the Nationwide group of companies (“Nationwide”), which is comprised of Nationwide Mutual Insurance Company (“NMIC”) and all of its subsidiaries and affiliates.

All of the outstanding shares of NLIC’s common stock are owned by Nationwide Financial Services, Inc. (“NFS”), a holding company formed by Nationwide Corporation (“Nationwide Corp.”), a majority-owned subsidiary of NMIC.

The Company is a leading provider of long-term savings and retirement products in the United States of America (“U.S.”). The Company develops and sells a diverse range of products and services including individual annuities, private and public sector group retirement plans, investment products sold to institutions, life insurance and advisory services.

The Company sells its products through a diverse distribution network. Unaffiliated entities that sell the Company’s products to their own customer bases include independent broker-dealers, financial institutions, wirehouse and regional firms, pension plan administrators and life insurance specialists. Representatives of affiliates who market products directly to a customer base include Nationwide Retirement Solutions, Inc. (“NRS”) and Nationwide Financial Network (“NFN”) producers, which includes the agency distribution force of the Company’s ultimate parent company, NMIC.

Wholly-owned subsidiaries of NLIC as of December 31, 2014 include Nationwide Life and Annuity Insurance Company (“NLAIC”), Nationwide Investment Services Corporation (“NISC”) and Nationwide Investment Advisor (“NIA”). NLAIC primarily offers universal life insurance, variable universal life insurance, term life insurance, corporate-owned life insurance (“COLI”) and individual annuity contracts on a non-participating basis. NISC is a registered broker-dealer. NIA is a registered investment advisor.

As of December 31, 2014 and 2013, the Company did not have a significant concentration of financial instruments in a single investee, industry or geographic region of the U.S. Also, the Company did not have a concentration of business transactions with a particular customer, lender, distribution source, market or geographic region of the U.S. in which the Company is overly vulnerable to a single event which could cause a severe impact on the Company’s financial position.

(2)	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of NLIC and companies in which NLIC directly or indirectly has a controlling financial interest. The consolidated financial statements include majority-owned subsidiaries and consolidated variable interest entities (“VIEs”). All significant intercompany accounts and transactions have been eliminated.

Entities in which NLIC does not have a controlling interest, but the Company has significant influence over the operating and financing decisions, and also certain other investments, are reported using the equity method.

Use of Estimates

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The preparation of the consolidated financial statements in accordance with GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates include the balance and amortization of deferred policy acquisition costs (“DAC”), legal and regulatory reserves, certain investment and derivative valuations, future policy benefits and claims including the valuation of embedded derivatives resulting from living benefit guarantees on variable annuity contracts, goodwill, provision for income taxes and valuation of deferred tax assets. Actual results could differ significantly from those estimates.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

Revenues and Benefits

Investment and universal life insurance products. Investment products are long-duration contracts that do not subject the Company to significant risk arising from mortality (the incidence of death) or morbidity (the incidence of disability resulting from disease or physical impairment). These include variable and fixed deferred annuity contracts in the accumulation phase with both individuals and groups, as well as certain annuities without life contingencies. Universal life insurance products include long-duration insurance contracts that do not have fixed or guaranteed terms. These include universal life insurance, variable universal life insurance, COLI, bank-owned life insurance (“BOLI”) and other interest-sensitive life insurance policies. Revenues for investment products and universal life insurance products consist of net investment income, surrender charges and other policy charges earned and assessed against policy account balances during the period. Policy charges are assessed on a daily or monthly basis and are recognized as revenue when assessed and earned. Assessments for services provided in future periods are recorded as unearned revenue and recognized as revenue over the periods benefited. Surrender charges are recognized as revenue upon surrender of a contract in accordance with contractual terms. Policy benefits and claims that are charged to expense include interest credited to policyholder accounts and benefits and claims incurred in the period in excess of related policyholder accounts.

Traditional life insurance products. Traditional life insurance products include those products with fixed and guaranteed terms, primarily consisting of whole life insurance, term life insurance and certain annuities with life contingencies. Premiums for traditional life insurance products are generally recognized as revenue when due. For certain annuities with life contingencies, any excess of gross premium over the net premium is deferred and recognized with the amount of expected future benefits. Benefits and expenses are associated with earned premiums so that profits are recognized over the life of the contract. This association is accomplished through the provision for future policy benefits and the deferral and amortization of policy acquisition costs.

Future Policy Benefits and Claims

Investment and universal life insurance products. The Company calculates its liability for future policy benefits and claims for investment products in the accumulation phase and for universal life insurance policies at the policy accrued account balance, which represents participants’ net deposits adjusted for investment performance, interest credited and applicable contract charges.

The Company offers certain universal life insurance and variable universal life insurance with no-lapse guarantees and variable annuity products with guaranteed minimum death benefits (“GMDB”) and/or guaranteed minimum income benefits (“GMIB”). Liabilities for these guarantees are calculated by multiplying the current benefit ratio by the cumulative assessments recorded from contract inception through the balance sheet date less the cumulative guaranteed benefit payments plus interest. The Company annually evaluates its experience and assumptions and adjusts the benefit ratio as appropriate. If experience or assumption changes result in a new benefit ratio, the reserves are adjusted to reflect the changes with a related charge or credit to other benefits and claims in the period of evaluation. Determination of the expected benefit payments and assessments are based on a range of scenarios and assumptions, including those related to market rates of return and volatility, contract surrenders and mortality experience. The accounting for these guarantees impacts estimated gross profits used to calculate the balance and amortization of DAC and other expenses. Refer to Note 4 for further discussion of these guarantees.

Guarantees to variable annuity contractholders can include a return of no less than the total deposits made on the contract less any customer withdrawals, total deposits made on the contract less any customer withdrawals plus a minimum return, or the highest contract value on a specified anniversary date minus any customer withdrawals following the contract anniversary. In addition, these guarantees can include benefits payable in the event of death, upon annuitization, upon periodic withdrawal or at specified dates during the accumulation period. Refer to Note 4 for further discussion of these guarantees.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The Company’s guaranteed minimum accumulation benefit (“GMAB”) and guaranteed living withdrawal benefit (“GLWB”) living benefit guarantees represent embedded derivatives in variable annuity contracts that are required to be separated from, and valued apart from, the host variable annuity contracts. The embedded derivatives are held at fair value and include the present value of attributed fees. Subsequent changes in the fair value of the embedded derivatives are recognized in earnings as a component of net realized investment gains and losses. The fair value of the embedded derivatives is calculated based on a combination of capital market and actuarial assumptions. Projections of cash flows inherent in the valuation of the embedded derivatives incorporate numerous assumptions including, but not limited to, mortality, lapse rates, index volatility, benefit utilization and discounting. Benefit utilization includes wait period (the number of years the policyholder is assumed to wait prior to beginning withdrawals once eligible) and efficiency of benefit utilization (the percent of the maximum permitted withdrawal that a policyholder takes). Discounting includes liquidity and non-performance risk (the risk that the liability will not be fulfilled) and affects the value at which the liability is transferred. The assumptions used to calculate the fair value of embedded derivatives are reviewed as part of an annual comprehensive study of assumptions. Quarterly, consideration is given as to whether adjustments to these assumptions are necessary.

The Company’s equity indexed products (life and annuity) have the policyholders’ interest credits based on market performance with caps and floors. The interest credits represent embedded derivatives within the insurance contract and therefore are required to be separated from, and valued apart from, the host contracts. The embedded derivatives are held at fair value. Subsequent changes in the fair value of the embedded derivatives are recognized in earnings as a component of interest credited. The fair value of the embedded derivatives is calculated based on a combination of capital market and actuarial assumptions. Projections of cash flows inherent in the valuation of the embedded derivative incorporate numerous assumptions including, but not limited to, mortality, lapse rates and index volatility. The assumptions used to calculate the fair value of embedded derivatives are reviewed as part of an annual comprehensive study of assumptions. Quarterly, consideration is given as to whether adjustments to these assumptions are necessary.

Traditional life insurance products. The process of calculating reserve amounts for traditional life insurance products involves the use of a number of assumptions, including those related to persistency, mortality, morbidity, interest rates (the rates expected to be paid or received on financial instruments) and certain other expenses.

The liability for future policy benefits and claims for traditional life insurance policies was determined using the net level premium method, with weighted average interest rates of 6.6% and estimates of mortality, morbidity, investment yields and persistency that were used or being experienced at the time the policies were issued, with a provision for adverse deviation.

The liability for future policy benefits for certain annuities with life contingencies was calculated using the present value of future benefits and certain expenses, discounted using weighted average interest rates of 4.8% with a provision for adverse deviation.

The Company issues fixed and floating rate funding agreements to the Federal Home Loan Bank of Cincinnati (“FHLB”). The liability for such funding agreements is recorded in future policy benefits and claims at amortized cost. The amount of collateralized funding agreements outstanding with the FHLB as of December 31, 2014 and 2013 was $1.8 billion and $913 million, respectively. In connection with an FHLB requirement for funding agreements, the Company held $35 million and $18 million of FHLB stock as of December 31, 2014 and 2013, respectively.

Reinsurance ceded

The Company cedes insurance to other companies in order to limit potential losses and to diversify its exposures. Such agreements do not relieve the original insurer from its primary obligation to the policyholder in the event the reinsurer is unable to meet the obligations it has assumed. Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded are reported in the consolidated balance sheets on a gross basis, separately from the related future policy benefits and claims of the Company.

Deferred Policy Acquisition Costs

The Company has deferred certain acquisition costs that are directly related to the successful acquisition of new and renewal insurance and investment contracts. The methods and assumptions used to amortize and assess recoverability of the DAC balance depend on the type of product.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

Investment and universal life insurance products. For certain investment and universal life insurance products, DAC is amortized with interest over the lives of the policies in relation to the present value of estimated gross profits, which is determined primarily from projected interest margins, policy charges and net realized investment gains and losses, less policy benefits and other expenses. The DAC asset related to investment and universal life insurance products is adjusted to reflect the impact of unrealized gains and losses on available-for-sale securities, with the corresponding adjustment recorded in accumulated other comprehensive income (“AOCI”). This adjustment to DAC represents the change in amortization that would have been required as a charge or credit to operations had such unrealized amounts been realized. DAC for investment and universal life insurance products is subject to recoverability testing in the year of policy issuance, and DAC for universal life insurance products is also subject to loss recognition testing at the end of each reporting period.

The Company regularly evaluates and adjusts the DAC balance when actual gross profits in a given reporting period vary from management’s initial estimates. Additionally, the assumptions used in the estimation of gross profits are based on the Company’s current best estimates of future events and are reviewed as part of an annual process. During the annual process, the Company performs a comprehensive study of assumptions, including mortality and persistency studies, maintenance expense studies and an evaluation of projected general and separate account investment returns. The most significant assumptions that are involved in the estimation of future gross profits include future net separate account investment performance, surrender/lapse rates, interest margins, renewal premiums and mortality. The Company refers to this process as “unlocking.” Quarterly, consideration is given as to whether adjustments to these assumptions are necessary. The Company uses a reversion to the mean process to determine the assumption for the future net separate account investment performance. This process assumes different performance levels over the next three years, such that the separate account mean return, measured from the anchor date to the end of the life of the product, equals the long-term assumption. The Company’s long-term assumptions for net separate account investment performance consist of assumed gross returns of 10.5% for equity funds and 5.0% for fixed funds.

Changes in assumptions and the emergence of actual gross profits can have a significant impact on the amount of DAC reported for investment and universal life insurance products and their related amortization patterns. Additionally, the amortization of DAC can be affected by the change in the valuation of the Company’s variable annuity guarantees. See Future Policy Benefits and Claims for further discussion of the valuation of the Company’s variable annuity guarantees. In the event actual experience differs from assumptions or future assumptions are revised, the Company will record an increase or decrease in DAC amortization expense, which could be significant.

Traditional life insurance. DAC is amortized with interest over the premium-paying period of the related policies in proportion to premium revenue recognized. These assumptions are consistent with those used in the calculation of liabilities for future policy benefits at issuance. DAC is evaluated for recoverability at the time of policy issuance, and loss recognition testing is conducted each reporting period.

Refer to Note 5 for discussion regarding assumption changes impacting DAC amortization and related balances.

Investments

Available-for-sale securities. Available-for-sale securities are reported at fair value, with unrealized holding gains and losses reported as a separate component of other comprehensive income, net of adjustments for DAC and other expenses, future policy benefits and claims, policyholder dividend obligations and deferred federal income taxes. Realized gains and losses on sales of available-for-sale securities are recognized in income based on the specific identification method. Interest and dividend income is recognized when earned.

As of December 31, 2014 and 2013, 99% of fixed maturity securities were priced using external source data. Independent pricing services are most often utilized (87% and 86% as of December 31, 2014 and 2013, respectively) to determine the fair value of securities for which market quotations are available. For these securities, the Company obtains the pricing services’ methodologies, inputs and assumptions and classifies the investments accordingly in the fair value hierarchy.

A corporate pricing matrix is used in valuing certain corporate debt securities. The corporate pricing matrix is developed using private spreads for corporate securities with varying weighted average lives and credit quality ratings. The weighted average life and credit quality rating of a particular fixed maturity security to be priced using the corporate pricing matrix are important inputs into the model and are used to determine a corresponding spread that is added to the appropriate U.S. Treasury yield to create an estimated market yield for that security. The estimated market yield and other relevant factors are then used to estimate the fair value of the particular security.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

Non-binding broker quotes are also utilized to determine the fair value of certain corporate debt, mortgage-backed and other asset-backed securities when quotes are not available from independent pricing services, corporate pricing matrix or internal pricing models. These securities are classified with the lowest priority in the fair value hierarchy as only one broker quote is ordinarily obtained, the investment is not traded on an exchange, the pricing is not available to other entities and/or the transaction volume in the same or similar investments has decreased. Inputs used in the development of prices are not provided to the Company by the brokers, as the brokers often do not provide the necessary transparency into their quotes and methodologies. At least annually, the Company performs reviews and tests to ensure that quotes are a reasonable estimate of the investments’ fair value. Price movements of broker quotes are subject to validation and require approval from the Company’s management. Management uses its knowledge of the investment and current market conditions to determine if the price is indicative of the investment’s fair value.

When the collectability of contractual interest payments on fixed maturity securities is considered doubtful, such securities are placed in non-accrual status and any accrued interest is excluded from investment income. These securities are not restored to accrual status until the Company determines that payment of future principal and interest is probable.

For investments in certain residential and commercial mortgage-backed securities, the Company recognizes income and amortizes discounts and premiums using the effective-yield method, based on prepayment assumptions and the estimated economic life of the securities. When actual prepayments differ significantly from estimated prepayments, the effective-yield is recalculated to reflect actual payments to date and anticipated future payments. Any resulting adjustment is included in net investment income in the period the estimates are revised. All other investment income is recorded using the effective-yield method without anticipating the impact of prepayments.

The Company periodically reviews its available-for-sale securities to determine if any decline in fair value to below amortized cost is other-than-temporary. Factors considered in determining whether a decline is other-than-temporary include the length of time a security has been in an unrealized loss position, the severity of the unrealized loss, reasons for the decline in value and expectations for the amount and timing of a recovery in fair value.

In assessing corporate debt securities for other-than-temporary impairment, the Company evaluates the ability of the issuer to meet its debt obligations, the value of the company or specific collateral securing the debt, the Company’s intent to sell the security and whether it is more likely than not the Company will be required to sell the security before the recovery of its amortized cost basis. The Company evaluates U.S. government and agencies, as well as obligations of states, political subdivisions and foreign governments for other-than-temporary impairment by examining similar characteristics.

When evaluating whether residential mortgage-backed securities, commercial mortgage-backed securities and other asset-backed securities are other-than-temporarily impaired, the Company examines characteristics of the underlying collateral, such as delinquency and default rates, the quality of the underlying borrower, the type of collateral in the pool, the vintage year of the collateral, subordination levels within the structure of the collateral pool, the quality of any credit guarantors, the Company’s intent to sell the security and whether it is more likely than not it will be required to sell the security before the recovery of its amortized cost basis.

The Company evaluates its intent to sell on an individual security basis. Other-than-temporary impairment losses on securities when the Company does not intend to sell the security and it is not more likely than not it will be required to sell the security prior to recovery of the security’s amortized cost basis are bifurcated, with the credit portion of the impairment loss being recognized in earnings and the non-credit loss portion of the impairment and any subsequent changes in the fair value of those debt securities being recognized in other comprehensive income, net of applicable taxes and other offsets. To estimate the credit portion of an impairment loss recognized in earnings, the Company considers the present value of the cash flows. To the extent that the present value of cash flows generated by a debt security is less than the amortized cost, an other-than-temporary impairment is recognized through earnings.

It is possible that further declines in fair values of such investments, or changes in assumptions or estimates of anticipated recoveries and/or cash flows, may cause further other-than-temporary impairments in the near term, which could be significant.

Mortgage loans, net of allowance. The Company holds commercial mortgage loans that are collateralized by properties throughout the U.S. These mortgage loans are further segregated into the following classes based on the unique risk profiles of the underlying property types: office, industrial, retail, apartment and other. Mortgage loans held-for-investment are held at amortized cost less a valuation allowance.

As part of the underwriting process, specific guidelines are followed to ensure the initial quality of a new mortgage loan. Third-party appraisals are generally obtained to support loaned amounts, as the loans are usually collateral dependent.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The collectability and value of a mortgage loan are based on the ability of the borrower to repay and/or the value of the underlying collateral. Many of the Company’s commercial mortgage loans are structured with balloon payment maturities, exposing the Company to risks associated with the borrowers’ ability to make the balloon payment or refinance the property.

The Company actively monitors the credit quality of its mortgage loans to support the development of the valuation allowance. This monitoring process includes quantitative analyses, which facilitate the identification of deteriorating loans, and qualitative analyses, which consider other factors relevant to the borrowers’ ability to repay. Surveillance procedures identify loans with deteriorating credit fundamentals and these loans are evaluated based on the severity of their deterioration and management’s judgment as to the likelihood of loss.

Mortgage loans require a loan-specific reserve when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When management determines that a loan requires a loan-specific reserve, a provision for loss is established equal to the difference between the carrying value and either the fair value of the collateral less costs to sell or the present value of expected future cash flows discounted at the loan’s market interest rate. Loan-specific reserve charges are recorded in net realized investment gains and losses. In the event a loan-specific reserve charge is reversed, the recovery is also recorded in net realized investment gains and losses.

In addition to the loan-specific reserves, the Company maintains a non-specific reserve based primarily on loan surveillance categories and property type classes, which reflects management’s best estimate of probable credit losses inherent in the portfolio of loans without specific reserves as of the balance sheet date. Management’s periodic evaluation of the adequacy of the non-specific reserve is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect a borrower’s ability to repay, the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. Non-specific reserve changes are recorded in net realized investment gains and losses.

Interest income on performing mortgage loans is recognized over the life of the loan using the effective-yield method. Loans in default or in the process of foreclosure are placed on non-accrual status. Interest received on non-accrual status mortgage loans is included in net investment income in the period received. Loans are considered delinquent when contractual payments are 90 days past due.

Policy loans. Policy loans, which are collateralized by the related insurance policy, are held at the outstanding principal balance and do not exceed the net cash surrender value of the policy. As such, no valuation allowance for policy loans is required.

Short-term investments. Short-term investments consist primarily of highly liquid mutual funds and government agency discount notes with maturities of twelve months or less at acquisition. The Company and various affiliates maintain agreements with Nationwide Cash Management Company (“NCMC”), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC for the benefit of the Company are included in short-term investments on the consolidated balance sheets. The Company carries short-term investments at fair value.

Other investments. Other investments consist primarily of equity method investments in private equity, hedge funds and partnerships, as well as COLI, trading securities, equity securities and capital stock with the FHLB.

Securities lending. The Company has entered into securities lending agreements with a custodial bank whereby eligible securities are loaned to third parties, primarily major brokerage firms. These transactions are used to generate additional income on the securities portfolio. The Company is entitled to receive from the borrower any payments of interest and dividends received on loaned securities during the loan term. The agreements require a minimum of 102% of the fair value of loaned securities to be held as collateral. Cash collateral is invested by the custodial bank in investment-grade securities, which are included in the total investments of the Company. Periodically, the Company may receive non-cash collateral, which would be recorded off-balance sheet. The Company recognizes loaned securities in either available-for-sale or other investments. A securities lending payable is recorded in other liabilities for the amount of cash collateral received. Net income received from securities lending activities is included in net investment income. As of December 31, 2014 and 2013, the fair value of loaned securities was $254 million and $116 million, respectively.

Variable interest entities. In the normal course of business, the Company has relationships with VIEs. If the Company determines that it has a variable interest and is the primary beneficiary, it consolidates the VIE. The Company is the primary beneficiary if the Company has the power to direct the activities of the VIE that most significantly impact the economic performance of the entity and the obligation to absorb losses or receive benefits from the entity that could be potentially significant to the VIE. This determination is based on a review of the entity’s contract and other deal related information, such as the entity’s equity investment at risk, decision-making abilities, obligations to absorb economic risks and right to receive economic rewards of the entity.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The majority of the VIEs consolidated by the Company are due to guarantees provided to limited partners related to the amount of tax credits that will be generated by Low-Income-Housing Tax Credit Funds (“Tax Credit Funds”). The results of operations and financial position of each VIE for which the Company is the primary beneficiary, as well as the corresponding noncontrolling interests, are recorded in the consolidated financial statements. Ownership interests held by unrelated third parties in the consolidated VIEs are presented as noncontrolling interests in the equity section of the consolidated financial statements. Losses attributable to noncontrolling interests are excluded from the net income attributable to NLIC on the consolidated statements of operations.

The Company invests in fixed maturity securities that could qualify as VIEs, including corporate securities, mortgage-backed securities and asset-backed securities. The Company is not the primary beneficiary of these securities as the Company does not have the power to direct the activities that most significantly impact the entities’ performance. The Company’s maximum exposure to loss is limited to the carrying values of these securities. There are no liquidity arrangements, guarantees or other commitments by third parties that affect the fair value of the Company’s interest in these assets. Refer to Note 6 for additional disclosures related to these investments.

The Company is not required and does not intend to provide financial or other support outside of contractual requirements to any VIE.

Derivative Instruments

The Company uses derivative instruments to manage exposures and mitigate risks primarily associated with interest rates, equity markets and foreign currency. These derivative instruments primarily include interest rate swaps, futures contracts and options. Certain features embedded in the Company’s indexed products and certain variable annuity contracts require derivative accounting. Refer to the prior discussion of Future Policy Benefits and Claims for a description of the valuation applicable to these products. All derivative instruments are held at fair value and are reflected as assets or liabilities in the consolidated balance sheets.

The fair value of derivative instruments is determined using various valuation techniques relying predominantly on observable market inputs. These inputs include interest rate swap curves, credit spreads, interest rates, counterparty credit risk, equity volatility and equity index levels. In cases where observable inputs are not available, the Company will utilize non-binding broker quotes to determine fair value, and these instruments are classified accordingly in the fair value hierarchy. Price movements of these broker quotes are subject to validation and require approval from the Company’s management. Management uses models to internally value the instruments for comparison to the values received through broker quotes.

For derivatives that are not designated for hedge accounting, the gain or loss on the derivative is primarily recognized in net realized investment gains and losses.

For derivative instruments that are designated and qualify for fair value hedge accounting, the gain or loss on the derivative instrument, as well as the hedged item to the extent of the risk being hedged, are recognized in net realized investment gains and losses.

For derivative instruments that are designated and qualify for cash flow hedge accounting, the effective portion of the gain or loss on the derivative instrument is reported as a component of AOCI and reclassified into earnings in the same period or periods that the hedged transaction impacts earnings. The ineffective portion of the derivative’s change in value, if any, along with any of the derivative’s change in value that is excluded from the assessment of hedge effectiveness, are recorded in net realized investment gains and losses.

The Company’s derivative transaction counterparties are generally financial institutions. To reduce the credit risk associated with open contracts, the Company enters into master netting agreements, which permit the closeout and netting of transactions with the same counterparty upon the occurrence of certain events. In addition, the Company attempts to reduce credit risk by obtaining collateral from counterparties. The determination of the need for and the levels of collateral vary based on an assessment of the credit risk of the counterparty. The Company accepts collateral in the form of cash and marketable securities.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s view of market assumptions in the absence of observable market information. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. In determining fair value, the Company uses various methods, including market and income approaches.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The Company categorizes its financial instruments into a three-level hierarchy based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument in its entirety.

The Company categorizes assets and liabilities held at fair value in the consolidated balance sheets as follows:

Level 1. Unadjusted quoted prices accessible in active markets for identical assets or liabilities at the measurement date and mutual funds where the value per share (unit) is determined and published daily and is the basis for current transactions.

Level 2. Unadjusted quoted prices for similar assets or liabilities in active markets or inputs (other than quoted prices) that are observable or that are derived principally from or corroborated by observable market data through correlation or other means. Primary inputs to this valuation technique may include comparative trades, bid/asks, interest rate movements, U.S. Treasury rates, London Interbank Offered Rate (“LIBOR”), prime rates, cash flows, maturity dates, call ability, estimated prepayments, and/or underlying collateral values.

Level 3. Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Inputs reflect management’s best estimate about the assumptions market participants would use at the measurement date in pricing the asset or liability. Consideration is given to the risk inherent in both the method of valuation and the valuation inputs.

The Company reviews its fair value hierarchy classifications for assets and liabilities quarterly. Changes in the observability of significant valuation inputs identified during these reviews may trigger reclassifications. Reclassifications are reported as transfers at the beginning of the period in which the change occurs.

Fair Value Option

The Company assesses the fair value option election for newly acquired assets or liabilities on a prospective basis. There are no material assets or liabilities for which the Company has elected the fair value option.

Federal Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, net operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income or loss in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded to reduce a deferred tax asset to the amount expected to be realized. Interest expense and any associated penalties which relate to tax years still subject to review by the Internal Revenue Service (“IRS”) are recorded as income tax expense.

The Company provides for federal income taxes based on amounts the Company believes it ultimately will owe. Inherent in the provision for federal income taxes are estimates regarding the deductibility of certain items and the realization of certain tax credits. In the event the ultimate deductibility of certain items or the realization of certain tax credits differs from estimates, the Company may be required to change the provision for federal income taxes recorded in the consolidated financial statements, which could be significant.

Tax reserves are reviewed regularly and are adjusted as events occur that the Company believes impact its liability for additional taxes, such as the lapsing of applicable statutes of limitations, conclusion of tax audits or substantial agreement with taxing authorities on the deductibility/nondeductibility of uncertain items, additional exposure based on current calculations, identification of new issues, release of administrative guidance or rendering of a court decision affecting a particular tax issue.

NLIC files a separate consolidated federal income tax return with its subsidiaries and is eligible to join the NMIC consolidated tax return group in 2015.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with original maturities of less than three months.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

Goodwill

In connection with business acquisitions, the Company recognizes goodwill as the excess of the purchase price over the fair value of net assets acquired as goodwill. Goodwill is not amortized, but is evaluated for impairment at the reporting unit level annually. Goodwill of a reporting unit is tested for impairment on an interim basis, in addition to the annual evaluation, if an event occurs or circumstances change which would more likely than not reduce the fair value of a reporting unit below its carrying amount. If a reporting unit’s fair value is less than its carrying value, the Company will calculate implied goodwill. An impairment would be recognized on a reporting unit for the amount that the carrying value of its goodwill exceeds the implied value of its goodwill.

The process of evaluating goodwill for impairment requires several judgments and assumptions to be made to determine the fair value of the reporting units, including the method used to determine fair value, discount rates, expected levels of cash flows, revenues and earnings, and the selection of comparable companies used to develop market-based assumptions. The Company performed its 2014 annual impairment test and determined that no impairment was required.

Closed Block

In connection with the sponsored demutualization of Provident Mutual Life Insurance Company (“Provident”) prior to its acquisition by the Company, Provident established a closed block for the benefit of certain classes of individual participating policies that had a dividend scale payable in 2001. Assets were allocated to the closed block in an amount that produces cash flows which, together with anticipated revenues from closed block business, is reasonably expected to be sufficient to provide for (1) payment of policy benefits, specified expenses and taxes, and (2) the continuation of dividends throughout the life of the Provident policies included in the closed block based upon the dividend scales payable for 2001, if the experience underlying such dividend scales continues.

Assets allocated to the closed block benefit only the holders of the policies included in the closed block and will not revert to the benefit of the Company. No reallocation, transfer, borrowing or lending of assets can be made between the closed block and other portions of the Company’s general account, any of its separate accounts, or any affiliate of the Company without the approval of the Pennsylvania Insurance Department and Ohio Department of Insurance (“ODI”). The closed block will remain in effect as long as any policy in the closed block is in force.

If, over time, the aggregate performance of the closed block assets and policies is better than was assumed in funding the closed block, dividends to policyholders will increase. If, over time, the aggregate performance of the closed block assets and policies is less favorable than was assumed in the funding, dividends to policyholders could be reduced. If the closed block has insufficient funds to make guaranteed policy benefit payments, such payments will be made from the Company’s assets outside of the closed block, which are general account assets.

The assets and liabilities allocated to the closed block are recorded in the Company’s consolidated financial statements on the same basis as other similar assets and liabilities. The carrying amount of closed block liabilities in excess of the carrying amount of closed block assets at the date Provident was acquired by the Company represents the maximum future earnings from the assets and liabilities designated to the closed block that can be recognized in income, for the benefit of stockholders, over the period the policies in the closed block remain in force.

If actual cumulative earnings exceed expected cumulative earnings, the expected earnings are recognized in income. This is because the excess actual cumulative earnings over expected cumulative earnings, which represents undistributed accumulated earnings attributable to policyholders, is recorded as a policyholder dividend obligation. Therefore, the excess will be paid to closed block policyholders as an additional policyholder dividend expense in the future unless it is otherwise offset by future performance of the closed block that is less favorable than originally expected. If actual cumulative performance is less favorable than expected, actual earnings will be recognized in income.

The principal cash flow items that affect the amount of closed block assets and liabilities are premiums, net investment income, purchases and sales of investments, policyholder benefits, policyholder dividends, premium taxes and income taxes. The principal income and expense items excluded from the closed block are management and maintenance expenses, commissions and net investment income and realized gains and losses on investments held outside of the closed block that support the closed block business, all of which enter into the determination of total gross margins of closed block policies. See Note 10 for further disclosure.

Separate Accounts

Separate account assets and liabilities represent contractholders’ funds that have been legally segregated into accounts with specific investment objectives. In the separate account, investment income and gains and losses on investments accrue directly to, and investment risk is borne by, the contractholder. Separate account assets are primarily comprised of public, privately registered and non-registered mutual funds. Separate account assets are recorded at fair value based on the methodology that would be applicable to the underlying assets. The value of separate account liabilities is set to equal the fair value for separate account assets.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

Participating Business

Participating business, which refers to policies that participate in profits through policyholder dividends, represented approximately 4% of the Company’s life insurance in force in 2014 and 2013 and 5% in 2012 and 37% of the number of life insurance policies in force in 2014 (38% in 2013 and 40% in 2012). The provision for policyholder dividends was based on the respective year’s dividend scales and has been included in future policy benefits and claims in the consolidated balance sheets.

Subsequent Events

The Company evaluated subsequent events through February 25, 2015, the date the consolidated financial statements were issued.

(3)	Recently Issued Accounting Standards

Adopted Accounting Standards

On January 1, 2014, the Company adopted ASU 2013-04, which amends existing guidance in ASC 405, Liabilities. The ASU provides guidance for the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date. The adoption of this guidance had no impact on the Company’s consolidated financial statements.

On January 1, 2014, the Company adopted ASU 2013-08, which amends existing guidance in ASC 946, Financial Services – Investment Companies. The amended guidance modifies the definition of investment companies and requires new disclosures around the status and operations of investment companies. In addition, the guidance requires an investment company to measure its noncontrolling interests in another investment company at fair value rather than the equity method of accounting. The adoption of this guidance had no impact on the Company’s consolidated financial statements.

On January 1, 2014, the Company adopted ASU 2013-11, which amends existing guidance in ASC 740, Income Taxes. The amended guidance provides clarification on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. The adoption of this guidance had no impact on the Company’s consolidated financial statements.

Pending Accounting Standards

In January 2014, the FASB issued ASU 2014-01, which amends existing guidance in ASC 323, Equity Method and Joint Ventures. The amended guidance permits reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. The Company will adopt the ASU for interim and annual reporting periods beginning January 1, 2015. The Company is currently in the process of determining the impact of adoption.

In January 2014, the FASB issued ASU 2014-04, which amends existing guidance in ASC 310, Receivables and ASC 360, Property, Plant and Equipment. The amended guidance provides clarification on the accounting for situations in which a creditor obtains collateral assets in satisfaction of all or part of a receivable. The Company will adopt the ASU for interim and annual periods beginning January 1, 2015. The Company is currently in the process of determining the impact of adoption.

In May 2014, the FASB issued ASU 2014-09, which amends existing guidance in ASC 606, Revenue from Contracts with Customers and ASC 340, Other Assets and Deferred Costs – Contracts with Customers. The amended guidance develops a single standard to recognize revenue when the identified performance obligation is satisfied. The Company will adopt the ASU for interim and annual periods beginning January 1, 2017. The Company is currently in the process of determining the impact of adoption.

In June 2014, the FASB issued ASU 2014-11, which amends existing guidance in ASC 860, Transfers and Servicing. The amended guidance amends certain criteria when evaluating effective control in certain repurchase agreement transactions and eliminates specific guidance on repurchase financing and requires that these transactions be treated in the same manner as repurchase transactions. Additionally, the amended guidance requires additional disclosures for repurchase agreements. The Company will adopt the ASU for interim and annual periods beginning January 1, 2015. The Company is currently in the process of determining the impact of adoption.

In August 2014, the FASB issued ASU 2014-14, which amends ASC 310, Receivables. The amended guidance requires creditors to classify certain foreclosed government guaranteed mortgage loans as a receivable from the guarantor that is measured at the amount expected to be recovered under the guarantee, without treating the guarantee as a separate unit of account. The Company will adopt the ASU for interim and annual periods beginning January 1, 2015. The Company is currently in the process of determining the impact of adoption.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

In November 2014, the FASB issued ASU 2014-17, which amends ASC 805, Business Combinations. The amended guidance gives an acquired entity the option to apply pushdown accounting in its stand-alone financial statements. The Company will adopt the ASU for interim and annual periods beginning January 1, 2015. The Company is currently in the process of determining the impact of adoption.

(4)	Certain Long-Duration Contracts

Variable Annuity Contracts

Contractholder assets are invested in general and separate account investment options as directed by the contractholder. The Company issues variable annuity contracts through its separate accounts. The Company also provides various forms of guarantees to benefit the related contractholders. The Company provides five primary guarantee types: (1) GMDB; (2) GLWB; (3) GMAB; (4) a hybrid guarantee with GMAB and GLWB; and (5) GMIB.

The GMDB, offered on every variable annuity contract, provides a specified minimum return upon death. Many of these death benefits are spousal, whereby a death benefit will be paid upon death of the first spouse. The survivor has the option to terminate the contract or continue it by having the death benefit paid into the contract and having a second death benefit paid upon the survivor’s death.

The GLWB, offered in the Company’s Lifetime Income products, are living benefits that provide for enhanced retirement income security without the liquidity loss associated with annuitization. The withdrawal rates vary based on the age when withdrawals begin and are applied to a benefit base to determine the guaranteed lifetime income amount available to a contractholder. The benefit base is equal to the variable annuity premium at contract issuance and may increase as a result of a feature driven by account performance and policy duration.

The GMAB, which was offered in the Company’s Capital Preservation Plus product, is a living benefit that provides the contractholder with a guaranteed return of deposits, adjusted proportionately for withdrawals, after a specified time period (5, 7 or 10 years) selected by the contractholder at the issuance of the variable annuity contract. In some cases, the contractholder also has the option, after a specified time period, to drop the guarantee and continue the variable annuity contract without the GMAB. In general, the GMAB requires a minimum allocation to guaranteed term options or adherence to limitations required by an approved asset allocation strategy.

The GMIB, which was offered with several variable annuity contracts, is a living benefit that provides the contractholder with a guaranteed annuitization stream of income.

The following table summarizes information regarding variable annuity contracts with guarantees invested in general and separate accounts, as of the dates indicated (a contract may contain multiple guarantees):

	December 31, 2014				December 31, 2013
(in millions)	General account value	Separate account value	Net amount at risk[1]	Average age[2]	General account value	Separate account value	Net amount at risk[1]	Average age[2]
Contracts with GMDB:
Return of net deposits	$872	$23,079	$21	65	$916	$19,927	$13	64
Minimum return or anniversary contract value	1,918	33,662	292	69	2,031	33,520	237	69

Total contracts with GMDB	$2,790	$56,741	$313	68	$2,947	$53,447	$250	67

GLWB Minimum return or anniversary contract value	$135	$31,031	$195	66	$178	$28,071	$74	64
GMAB Return of net deposits[3]	$43	$1,552	$—	67	$92	$2,383	$—	64
GMIB Minimum return or anniversary contract value	$45	$451	$1	66	$49	$510	$—	64

1	Net amount at risk is calculated on a policy-level basis and equals the respective guaranteed benefit less the account value (or zero if the account value exceeds the guaranteed benefit).
2	Represents the weighted average attained age of contractholders.
3	Contracts with the hybrid accumulation/withdrawal benefits are included with the accumulation benefits contracts.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The following table summarizes the reserve balances for guarantees on variable annuity contracts, as of the dates indicated:

	December 31,
(in millions)	2014	2013
GMDB	$76	$55
GLWB[1]	$174	$(1,075)
GMAB[1,2]	$3	$(19)
GMIB	$1	$2

1	The changes in reserve balances for withdrawal benefits and accumulation benefits were primarily driven by declines in key interest rates, partially offset by rising equity markets during 2014. Refer to Note 7 for discussion of the related derivative programs.
2	Contracts with the hybrid accumulation/withdrawal benefits are included with the accumulation benefits contracts.

Paid claims for GMDBs were $11 million and $22 million for the years ended December 31, 2014 and 2013, respectively.

Paid claims for GLWBs, GMABs and GMIBs were immaterial for the years ended December 31, 2014 and 2013.

The following table summarizes the account balances of deferred variable annuity contracts with guarantees invested in separate accounts, as of the dates indicated:

	December 31,
(in millions)	2014	2013
Mutual funds:
Bond	$5,280	$5,685
Domestic equity	47,316	43,505
International equity	2,969	3,179

Total mutual funds	$55,565	$52,369
Money market funds	1,176	1,078

Total[1]	$56,741	$53,447

1	Excludes $31.3 billion and $30.6 billion as of December 31, 2014 and 2013, respectively, of separate account assets not related to deferred variable annuity contracts with guarantees, primarily attributable to retirement plan, variable universal life and COLI products.

The Company did not transfer any assets from the general account to the separate account to cover guarantees for any of its variable annuity contracts during the years ended December 31, 2014 and 2013.

Universal and Variable Universal Life Insurance Contracts

The Company offers certain universal life and variable universal life insurance products with no-lapse guarantees. These no-lapse guarantees provide that a policy will not lapse so long as the policyholder makes minimum premium payments. The reserve balances on these guarantees were $401 million and $325 million as of December 31, 2014 and 2013, respectively. Paid claims on contracts maintained in force by these guarantees were immaterial for the years ended December 31, 2014 and 2013.

The following table summarizes information regarding universal and variable universal life insurance contracts with no-lapse guarantees invested in general and separate accounts, as of the dates indicated:

(in millions)	General account value	Separate account value	Adjusted insurance in force[1]	Average age[2]
December 31, 2014	$1,954	$2,191	$41,484	51
December 31, 2013[3]	$1,522	$2,235	$36,956	51

1	The adjusted insurance in force is calculated on a policy-level basis and equals the respective guaranteed death benefit less the account value.
2	Represents the weighted average attained age of contractholders.
3	Amounts above are based on all policies with no-lapse guarantees. Previously, only those policies with a no-lapse guarantee carrying a reserve were included in the disclosure.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

(5)	Deferred Policy Acquisition Costs

The following table summarizes changes in the DAC balance, as of the dates indicated:

	December 31,
(in millions)	2014	2013	2012
Balance at beginning of year	$3,778	$3,249	$3,487
Capitalization of DAC	685	604	470
Amortization of DAC, excluding unlocks	(397)	(373)	(525)
Amortization of DAC related to unlocks	190	(1)	(50)
Adjustments to DAC related to unrealized gains and losses on available- for-sale securities	(193)	299	(133)

Balance at end of year	$4,063	$3,778	$3,249

During 2014, the Company recognized a decrease in DAC amortization of $190 million as a result of the annual comprehensive review of model assumptions and enhancements. The updated assumptions were primarily related to the actual performance of the block of business since the prior year review and the expectations for lapses, partially offset by an update to the Company’s long-term assumptions for separate account investment performance.

During 2013, the net change in DAC amortization as a result of the annual comprehensive review of model assumptions was immaterial.

During 2012, the Company incurred additional DAC amortization of $50 million as a result of the annual comprehensive review of model assumptions, as well as a deviation from equity market performance as compared to assumed net separate account returns. The updated assumptions were primarily related to actual gross profits and the in force block of business deviating from expectations, renewal premiums, general account margins and lapses.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

(6)	Investments

Available-for-Sale Securities

The following table summarizes the amortized cost, unrealized gains and losses and fair value of available-for-sale securities, as of the dates indicated:

(in millions)	Amortized cost	Unrealized gains	Unrealized losses	Fair value
December 31, 2014
Fixed maturity securities:
U.S. government and agencies	$448	$79	$—	$527
Obligations of states, political subdivisions and foreign governments	1,966	320	1	2,285
Corporate public securities	19,851	1,519	120	21,250
Corporate private securities	4,398	286	34	4,650
Residential mortgage-backed securities	3,694	190	45	3,839
Commercial mortgage-backed securities	1,431	74	3	1,502
Other asset-backed securities	1,410	27	72	1,365

Total fixed maturity securities	$33,198	$2,495	$275	$35,418
Equity securities	6	15	—	21

Total available-for-sale securities	$33,204	$2,510	$275	$35,439

December 31, 2013
Fixed maturity securities:
U.S. government and agencies	$484	$79	$2	$561
Obligations of states, political subdivisions and foreign governments	1,892	111	40	1,963
Corporate public securities	18,004	1,076	295	18,785
Corporate private securities	4,374	258	38	4,594
Residential mortgage-backed securities	3,919	163	79	4,003
Commercial mortgage-backed securities	1,439	86	21	1,504
Other asset-backed securities	890	26	77	839

Total fixed maturity securities	$31,002	$1,799	$552	$32,249
Equity securities	6	18	—	24

Total available-for-sale securities	$31,008	$1,817	$552	$32,273

The fair value of the Company’s investments may fluctuate significantly in response to changes in interest rates, investment quality ratings and credit spreads. The Company has the ability and intent to hold equity securities until recovery. The Company does not have the intent to sell, nor is it more likely than not it will be required to sell, debt securities in an unrealized loss position.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The following table summarizes the amortized cost and fair value of fixed maturity securities, by contractual maturity, as of December 31, 2014. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without early redemption penalties.

(in millions)	Amortized cost	Fair value
Fixed maturity securities:
Due in one year or less	$1,018	$1,037
Due after one year through five years	9,196	9,898
Due after five years through ten years	8,267	8,617
Due after ten years	8,182	9,160

Subtotal	$26,663	$28,712
Residential mortgage-backed securities	3,694	3,839
Commercial mortgage-backed securities	1,431	1,502
Other asset-backed securities	1,410	1,365

Total fixed maturity securities	$33,198	$35,418

The following table summarizes components of net unrealized gains and losses, as of the dates indicated:

	December 31,
(in millions)	2014	2013
Net unrealized gains on available-for-sale securities, before adjustments, taxes and fair value hedging	$2,235	$1,265

Net unrealized gains on available-for-sale securities, before adjustments and taxes[1]	$2,235	$1,265
Adjustment to DAC and other expense	(372)	(176)
Adjustment to future policy benefits and claims	(159)	(89)
Adjustment to policyholder dividend obligation	(120)	(85)
Deferred federal income tax expense	(548)	(314)

Net unrealized gains on available-for-sale securities	$1,036	$601

1	Includes net unrealized losses of $9 million and $40 million as of December 31, 2014 and 2013, respectively, related to the non-credit portion of other-than-temporarily impaired securities.

The following table summarizes the change in net unrealized gains and losses reported in accumulated other comprehensive income, for the years ended:

	December 31,
(in millions)	2014	2013
Balance at beginning of year	$601	$1,264
Unrealized gains and losses arising during the year:
Net unrealized gains (losses) on available-for-sale securities before adjustments	939	(1,657)
Non-credit impairments and subsequent changes in fair value of impaired debt securities	31	8
Net adjustment to DAC and other expense	(196)	306
Net adjustment to future policy benefits and claims	(70)	206
Net adjustment to policyholder dividend obligations	(35)	92
Related federal income tax (expense) benefit	(234)	366

Unrealized gains (losses) on available-for-sale securities	$435	$(679)
Reclassification adjustment for net losses realized on available-for-sale securities, net of tax benefit ($0 and $8 as of December 31, 2014 and 2013, respectively)	—	(16)

Net unrealized gains (losses) on available-for-sale securities	$435	$(663)

Balance at end of year	$1,036	$601

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The following table summarizes, by asset class, available-for-sale securities, in an unrealized loss position based on the amount of time each type of security has been in an unrealized loss position, as well as the related fair value, as of the dates indicated:

	Less than or equal to one year		More than one year		Total
(in millions)	Fair value	Unrealized losses	Fair value	Unrealized losses	Unrealized losses[1]
December 31, 2014
Fixed maturity securities:
Corporate public securities	$1,642	$63	$1,578	$57	$120
Residential mortgage-backed securities	268	2	487	43	45
Other asset-backed securities	662	5	493	67	72
Other	589	27	457	11	38

Total[2]	$3,161	$97	$3,015	$178	$275

December 31, 2013
Fixed maturity securities:
Corporate public securities	$4,889	$256	$442	$39	$295
Residential mortgage-backed securities	725	16	604	63	79
Other asset-backed securities	507	6	144	71	77
Other	1,838	85	222	16	101

Total[2]	$7,959	$363	$1,412	$189	$552

1	As of December 31, 2014 and 2013, there were $66 million and $82 million, respectively, of unrealized losses related to available-for-sale securities with a fair value to amortized cost ratio of less than 80%.
2	Represents 541 and 816 available-for-sale securities in an unrealized loss position as of December 31, 2014 and 2013, respectively.

Residential mortgage-backed securities are assessed for impairment using default estimates based on loan level data, where available. Where loan level data is not available, a proxy based on collateral characteristics is used. The impairment assessment considers loss severity as a function of multiple factors, including unpaid balance, interest rate, mortgage insurance ratios, assessed property value at origination, change in property value, loan-to-value (“LTV”) ratio at origination and prepayment speeds. Cash flows generated by the collateral are then utilized, along with consideration for the instrument’s position in the overall structure, to determine cash flows associated with the security.

Certain other asset-backed securities are assessed for impairment using expected cash flows based on various inputs, including default estimates based on the underlying corporate securities, historical and forecasted loss severities or other market inputs when recovery estimates are not feasible. When the collateral is regional bank and insurance company trust preferred securities, default estimates used to estimate cash flows are based on U.S. Bank Rating service data and broker research.

The Company believes the unrealized losses on these available-for-sale securities represent temporary fluctuations in economic factors that are not indicative of other-than-temporary impairment.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

Mortgage Loans, Net of Allowance

The following table summarizes the amortized cost of mortgage loans by method of evaluation for credit loss, and the related valuation allowances by type of credit loss, as of the dates indicated:

	December 31,
(in millions)	2014	2013
Amortized cost:
Loans with non-specific reserves	$7,279	$6,350
Loans with specific reserves	17	26

Total amortized cost	$7,296	$6,376
Valuation allowance:
Non-specific reserves	$21	$29
Specific reserves	5	6

Total valuation allowance	$26	$35

Mortgage loans, net of allowance	$7,270	$6,341

The following table summarizes activity in the valuation allowance for mortgage loans, for the years ended:

	December 31,
(in millions)	2014	2013	2012
Balance at beginning of year	$35	$44	$60
Current period provision[1]	(8)	(4)	2
Recoveries[2]	(1)	(5)	(15)
Charge offs and other	—	—	(3)

Balance at end of year	$26	$35	$44

1	Includes specific reserve provisions and all changes in non-specific reserves.
2	Includes recoveries on sales and increases in the valuation of loans with specific reserves.

As of December 31, 2014 and 2013, the carrying values of commercial mortgage loans specifically reserved were $12 million and $20 million, respectively, which is net of $5 million and $6 million, respectively, in specific reserves.

Interest income recognized on impaired commercial mortgage loans was $1 million and $3 million for the years ended December 31, 2014 and 2013, respectively. The average recorded investment was $16 million and $30 million for the years ended December 31, 2014 and 2013, respectively.

As of December 31, 2014 and 2013, the Company’s mortgage loans classified as delinquent and/or in non-accrual status were immaterial in relation to the total mortgage loan portfolio. The Company had no mortgage loans 90 days or more past due and still accruing interest.

Management evaluates the credit quality of individual mortgage loans and the portfolio as a whole through a number of loan quality measurements, including, but not limited to, LTV and debt service coverage (“DSC”) ratios. The LTV ratio is calculated as a ratio of the amortized cost of a loan to the estimated value of the underlying collateral. DSC is the amount of cash flow generated by the underlying collateral of the mortgage loan available to meet periodic interest and principal payments of the loan. This process identifies mortgage loans representing the lowest risk profile and lowest potential for loss and those representing the highest risk profile and highest potential for loss. These factors are updated and evaluated at least annually.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The following table summarizes the LTV ratio and DSC ratios of the mortgage loan portfolio, as of the dates indicated:

	LTV ratio				DSC ratio
(in millions)	Less than 80%	80% - less than 90%	90% or greater	Total	Greater than 1.10	1.00- 1.10	Less than 1.00	Total
December 31, 2014
Apartment	$2,156	$111	$17	$2,284	$2,252	$26	$6	$2,284
Industrial	1,131	34	35	1,200	1,048	89	63	1,200
Office	1,004	16	20	1,040	990	4	46	1,040
Retail	2,506	64	11	2,581	2,421	128	32	2,581
Other	191	—	—	191	191	—	—	191

Total[1]	$6,988	$225	$83	$7,296	$6,902	$247	$147	$7,296

December 31, 2013
Apartment	$1,788	$52	$30	$1,870	$1,857	$6	$7	$1,870
Industrial	951	52	86	1,089	893	122	74	1,089
Office	837	30	38	905	800	43	62	905
Retail	2,236	41	21	2,298	2,214	61	23	2,298
Other	213	—	1	214	214	—	—	214

Total[2]	$6,025	$175	$176	$6,376	$5,978	$232	$166	$6,376

1	As of December 31, 2014, the weighted average DSC ratios for the respective LTV ratio ranges above were 1.97, 1.27 and 0.90, with a total weighted average DSC ratio of 1.93. As of December 31, 2014, the weighted average LTV ratios for the respective DSC ratio ranges above were 60%, 59% and 90%, with a total weighted average LTV ratio of 60%.
2	As of December 31, 2013, the weighted average DSC ratios for the respective LTV ratio ranges above were 1.77, 1.22 and 1.00, with a total weighted average DSC ratio of 1.74. As of December 31, 2013, the weighted average LTV ratios for the respective DSC ratio ranges above were 60%, 61% and 91%, with a total weighted average LTV ratio of 61%.

While these loan quality measurements contribute to management’s assessment of relative credit risk in the mortgage loan portfolio for the dates indicated, based on underwriting criteria and ongoing assessment of the properties’ performance, management believes the amounts, net of valuation allowance, are collectible.

Available-For-Sale Securities on Deposit, Held in Trust and Pledged as Collateral

Available-for-sale securities with a carrying value of $8 million were on deposit with various regulatory agencies as required by law as of December 31, 2014 and 2013. Additionally, available-for-sale securities with a carrying value of $683 million and $849 million were pledged as collateral to secure recoveries under reinsurance contracts and other funding agreements as of December 31, 2014 and 2013, respectively. These securities are primarily included in fixed maturity securities in the consolidated balance sheets.

Tax Credit Funds

The Company has sold $1.3 billion and $1.2 billion in Tax Credit Funds to unrelated third parties as of December 31, 2014 and 2013, respectively. The Company has guaranteed after-tax benefits to the third party investors through periods ending in 2029. The Company held immaterial reserves on these transactions as of December 31, 2014 and 2013. These guarantees are in effect for periods of approximately 15 years each. The Tax Credit Funds provide a stream of tax benefits to the investors that will generate a yield and return of capital. If the tax benefits are not sufficient to provide these cumulative after-tax yields, the Company must fund any shortfall. The maximum amount of undiscounted future payments that the Company could be required to pay the investors under the terms of the guarantees is $744 million, but the Company does not anticipate making any material payments related to the guarantees. The Company’s risks are mitigated in the following ways: (1) the Company has the right to buyout the equity related to the guarantee under certain circumstances, (2) the Company may replace underperforming properties to mitigate exposure to guarantee payments and (3) the Company oversees the asset management of the deals.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

Consolidated VIEs

The Company has relationships with VIEs where the Company is the primary beneficiary. These consolidated VIEs are primarily made up of Tax Credit Funds with guarantees to limited partners. Net assets (controlling and noncontrolling interests) of all consolidated VIEs totaled $640 million and $680 million as of December 31, 2014 and 2013, respectively, and are included within the balance sheet primarily as other investments of $580 million, other assets of $109 million and other liabilities of $75 million as of December 31, 2014, other investments of $554 million, other assets of $182 million and other liabilities of $82 million as of December 31, 2013. The Company’s general credit is not exposed to the creditors or beneficial interest holders of these consolidated VIEs.

Unconsolidated VIEs

In addition to the consolidated VIEs, the Company holds investments in VIEs where the Company is not the primary beneficiary, which are primarily investments in Tax Credit Funds without guarantees to limited partners. The carrying value of these investments was $113 million and $104 million as of December 31, 2014 and 2013, respectively. In addition, the Company has made commitments for further investments in these VIEs of $17 million and $29 million as of December 31, 2014 and 2013, respectively.

Net Investment Income

The following table summarizes net investment income, by investment type, for the years ended:

	December 31,
(in millions)	2014	2013	2012
Fixed maturity securities, available-for-sale	$1,575	$1,565	$1,506
Mortgage loans	362	348	366
Policy loans	51	52	53
Other	(29)	(57)	(45)

Gross investment income	$1,959	$1,908	$1,880
Investment expenses	59	59	55

Net investment income	$1,900	$1,849	$1,825

Net Realized Investment Gains and Losses, Including Other-Than-Temporary Impairments

The following table summarizes net realized investment gains and losses, including other-than-temporary impairments, by source, for the years ended:

	December 31,
(in millions)	2014	2013	2012
Net realized derivative (losses) gains	$(1,087)	$705	$314
Realized gains on sales	31	32	48
Realized losses on sales	(19)	(54)	(23)
Other	2	—	12

Net realized investment (losses) gains before other-than-temporary impairments on fixed maturity securities	$(1,073)	$683	$351
Other-than-temporary impairments on fixed maturity securities[1]	(5)	(5)	(32)

Net realized investment (losses) gains, including other-than-temporary impairments	$(1,078)	$678	$319

1	Other-than-temporary impairments on fixed maturity securities are net $1 million, $6 million and $36 million of non-credit losses included in other comprehensive income for the years ended December 31, 2014, 2013 and 2012, respectively.

Proceeds from the sale of available-for-sale securities were $0.6 billion, $1.1 billion and $0.8 billion during the years ended December 31, 2014, 2013 and 2012, respectively. Gross gains of $17 million, $31 million and $47 million and gross losses of $10 million, $50 million and $20 million were realized on sales of available-for-sale securities during the years ended December 31, 2014, 2013 and 2012, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The following table summarizes the cumulative credit losses, for the years ended:

(in millions)	December 31,
	2014	2013	2012
Cumulative credit losses at beginning of year[1]	$(272)	$(289)	$(328)
New credit losses	(2)	(3)	(18)
Incremental credit losses	(4)	(3)	(10)
Losses related to securities included in the beginning balance sold or paid down during the period	24	23	67

Cumulative credit losses at end of year[1]	$(254)	$(272)	$(289)

1	Cumulative credit losses are defined as amounts related to the Company’s credit portion of the other-than-temporary impairment losses on debt securities that the Company does not intend to sell and that it is not more likely than not the Company will be required to sell prior to recovery of the amortized cost basis.

(7)	Derivative Instruments

The Company is exposed to certain risks related to its ongoing business operations which are managed using derivative instruments.

Interest rate risk management. The Company uses interest rate contracts, primarily interest rate swaps, to reduce or alter interest rate exposure arising from mismatches between assets and liabilities. In the case of interest rate swaps, the Company enters into a contractual agreement with a counterparty to exchange, at specified intervals, the difference between fixed and variable rates of interest, calculated on a reference notional amount.

Interest rate swaps are used by the Company in association with fixed and variable rate investments to achieve cash flow streams that support certain financial obligations of the Company and to produce desired investment returns. As such, interest rate swaps are generally used to convert fixed rate cash flow streams to variable rate cash flow streams or vice versa. The Company also enters into interest rate swap transactions, which are structured to provide an offset against the negative impact of higher interest rates on the Company’s capital position.

Equity market and interest rate risk management. The Company has a variety of variable annuity products with guaranteed benefit features. These products and related obligations expose the Company to various market risks, primarily equity and interest rate risks. Adverse changes in the equity markets or interest rate movements expose the Company to significant volatility. To mitigate these risks and hedge the guaranteed benefit obligations, the Company enters into a variety of derivatives including interest rate swaps, equity index futures, options and total return swaps.

Other risk management. As part of its regular investing activities, the Company may purchase foreign currency denominated investments. These investments and the associated income expose the Company to volatility associated with movements in foreign exchange rates. As foreign exchange rates change, the increase or decrease in the cash flows of the derivative instrument generally offsets the changes in the functional-currency equivalent cash flows of the hedged item. To mitigate this risk, the Company uses cross-currency swaps and futures, which are primarily included in other derivative contracts in the following tables.

Credit risk associated with derivatives transactions. The Company periodically evaluates the risks within the derivative portfolios due to credit exposure When evaluating this risk, the Company considers several factors which include, but are not limited to, the counterparty credit risk associated with derivative receivables, the Company’s own credit as it relates to derivative payables, the collateral thresholds associated with each counterparty and changes in relevant market data in order to gain insight into the probability of default by the counterparty. In addition, the impact the Company’s exposure to credit risk could have on the effectiveness of the Company’s hedging relationships is considered. As of December 31, 2014 and 2013, the impact of the exposure to credit risk on the fair value measurement of derivatives and the effectiveness of the Company’s hedging relationships was immaterial.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The following table summarizes the fair value and related notional amounts of derivative instruments, as of the dates indicated:

	Derivative assets		Derivative liabilities
(in millions)	Fair value	Notional	Fair value	Notional
December 31, 2014
Derivatives designated and qualifying as hedging instruments	$29	$381	$9	$176
Derivatives not designated as hedging instruments:
Interest rate contracts	$2,602	$32,829	$2,611	$32,756
Equity contracts	411	5,990	—	—
Total return swaps	—	—	41	2,808
Other derivative contracts	—	—	3	2

Total derivative instruments[1]	$3,042	$39,200	$2,664	$35,742
Accrued interest on derivative assets and liabilities	243		244

Total derivative positions	$3,285		$2,908

December 31, 2013
Derivatives designated and qualifying as hedging instruments	$1	$6	$26	$345
Derivatives not designated as hedging instruments:
Interest rate contracts	$1,787	$26,156	$2,100	$29,715
Equity contracts	343	6,556	—	—
Total return swaps	6	1,101	52	1,183
Other derivative contracts	—	—	5	2

Total derivative instruments[1]	$2,137	$33,819	$2,183	$31,245
Accrued interest on derivative assets and liabilities	196		227

Total derivative positions	$2,333		$2,410

1	Derivative assets and liabilities are included in other assets and other liabilities, respectively, in the consolidated balance sheets.

Of the $3.3 billion and $2.3 billion of fair value of total derivative assets at December 31, 2014 and 2013, $2.6 billion and $1.7 billion, respectively, are subject to master netting agreements. The Company received $535 million and $382 million of cash collateral and held $64 million and $29 million, respectively, of securities as off-balance sheet collateral, resulting in an immaterial uncollateralized position as of December 31, 2014 and 2013. Of the $2.9 billion and $2.4 billion of fair value of total derivative liabilities at December 31, 2014 and 2013, $2.6 billion and $1.7 billion, respectively, are subject to master netting agreements. The Company posted $330 million and $435 million of cash collateral and pledged securities with a fair value of $174 million and $173 million, respectively, resulting in an immaterial uncollateralized position as of December 31, 2014 and 2013.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The following table summarizes gains and losses for derivative instruments recognized in net realized investment gains and losses in the consolidated statements of operations, for the years ended:

	December 31,
(in millions)	2014	2013	2012
Derivatives designated and qualifying as hedging instruments	$—	$(1)	$(1)
Derivatives not designated as hedging instruments:
Interest rate contracts	$142	$(209)	$(125)
Equity contracts	(79)	(776)	(665)
Total return swaps	(195)	(321)	(343)
Other derivative contracts	4	(9)	(1)
Net interest settlements	20	14	53

Total derivative losses[1]	$(108)	$(1,302)	$(1,082)

Change in embedded derivatives on guaranteed benefit annuity programs[2]	(1,271)	1,751	1,185
Other revenue on guaranteed benefit annuity programs	292	256	211

Change in embedded derivative liabilities and related fees	$(979)	$2,007	$1,396

Net realized derivative (losses) gains	$(1,087)	$705	$314

1	Included in total derivative losses are economic hedging gains (losses) of $941 million, $(1.8) billion and $(827) million related to the guaranteed benefit annuity programs for the years ended December 31, 2014, 2013 and 2012, respectively. Also included are economic hedging (losses) gains of $(1.0) billion, $645 million and $(129) million, respectively, related to the program that protects against the negative impact of higher interest rates on the Company’s statutory surplus position.
2	For the individual variable annuity business, the annual comprehensive review of model assumptions included a favorable impact for the years ended December 31, 2014 and 2013, primarily due to model enhancements and updated assumptions for discounting and benefit utilization, partially offset by mortality and lapse rates.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

(8)	Fair Value Measurements

The following table summarizes assets and liabilities held at fair value on a recurring basis as of December 31, 2014:

(in millions)	Level 1	Level 2	Level 3	Total
Assets
Investments:
Fixed maturity securities, available-for-sale:
U.S. government and agencies	$523	$1	$3	$527
Obligations of states, political subdivisions and foreign governments	66	2,219	—	2,285
Corporate public securities	—	21,158	92	21,250
Corporate private securities	—	3,659	991	4,650
Residential mortgage-backed securities	1,034	2,796	9	3,839
Commercial mortgage-backed securities	—	1,499	3	1,502
Other asset-backed securities	—	1,196	169	1,365

Total fixed maturity securities, available-for-sale, at fair value	$1,623	$32,528	$1,267	$35,418
Other investments at fair value[1]	42	899	36	977

Investments at fair value	$1,665	$33,427	$1,303	$36,395

Derivative instruments - assets	—	2,631	411	3,042
Separate account assets	84,583	1,387	2,106	88,076

Assets at fair value	$86,248	$37,445	$3,820	$127,513

Liabilities
Future policy benefits and claims:
Embedded derivatives on living benefits	$—	$—	$(177)	$(177)
Embedded derivatives on indexed products	—	—	(84)	(84)

Total future policy benefits and claims	$—	$—	$(261)	$(261)
Derivative instruments - liabilities	—	(2,661)	(3)	(2,664)

Liabilities at fair value	$—	$(2,661)	$(264)	$(2,925)

1	Other investments at fair value includes $21 million of trading securities as of December 31, 2014.

The following table presents the rollforward of Level 3 assets and liabilities held at fair value on a recurring basis during the year ended December 31, 2014:

(in millions)	Fixed maturity securities[2]	Other investments	Derivative assets[3]	Separate account assets	Total assets at fair value	Liabilities at fair value[3]
Balance as of December 31, 2013	$1,088	$45	$343	$2,083	$3,559	$1,005
Net gains (losses)
In operations[1]	(5)	6	40	23	64	(1,269)
In other comprehensive income	21	1	—	—	22	—
Purchases	121	—	46	—	167	—
Sales	(241)	(16)	(18)	—	(275)	—
Transfers into Level 3	400	—	—	—	400	—
Transfers out of Level 3	(117)	—	—	—	(117)	—

Balance as of December 31, 2014	$1,267	$36	$411	$2,106	$3,820	$(264)

1	Net gains and losses included in operations are reported in net realized investment gains and losses and interest credited to policyholder accounts. The net unrealized gains on separate account assets are attributable to contractholders and therefore are not included in the Company’s earnings. The change in unrealized (losses) gains included in operations on assets and liabilities still held at the end of the year was $(1.3) billion for future policy benefits and claims, $154 million for derivative assets, and $6 million for other investments at fair value.
2	Non-binding broker quotes were utilized to determine a fair value of $1.1 billion of total fixed maturity securities as of December 31, 2014.
3	Non-binding broker quotes were utilized to determine a fair value of all Level 3 derivative assets and liabilities.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

Transfers into and out of Level 3 during the year ended December 31, 2014 are primarily due to certain corporate private securities, which changed pricing sources between broker quotes and independent pricing services. There were no material transfers between Levels 1 and 2 during the year ended December 31, 2014.

As discussed in Note 2, the valuation of embedded derivatives in living benefit guarantees and equity indexed products incorporates many inputs. Significant unobservable inputs for living benefit guarantees include discounting, index volatility, mortality, lapse rates, wait period and benefit utilization, while significant unobservable inputs for equity indexed products include mortality, lapse rates and index volatility. For both products, the Company derives these inputs, which vary widely by product, attained age, policy duration, benefits in the money (living benefit guarantees only) and the existence of surrender charges, from current experience and industry data. The fair value for these benefits is calculated using the mean of discounted cash flows across numerous random scenarios, an approach that is commonly used by the insurance industry for this type of valuation. This process considers a broader range of assumptions than what would be found in a deterministic approach.

Living Benefit Guarantees

The following table summarizes significant unobservable inputs used for fair value measurements for living benefits liabilities classified as Level 3 as of December 31, 2014:

Unobservable Inputs	Range
Mortality	0.1% - 8%²
Lapse	0% - 35%
Wait period	0 yrs - 30 yrs³
Efficiency of benefit utilization[1]	65% -100%
Discount rate	See footnote 4
Index volatility	15% - 25%

1	The unobservable input is not applicable to GMABs.
2	Represents the mortality for the majority of business with living benefits, with policyholders ranging from 45 to 85.
3	A portion of the contractholders could never use the benefit, which would extend the range to an indeterminate period.
4	Incorporates the liquidity and non-performance risk adjustment. The liquidity spread takes into consideration market observables for spreads in illiquid assets. The non-performance risk adjustment reflects an additional spread over LIBOR determined by market observables for similarly rated public bonds.

The following changes in any of the significant unobservable inputs presented in the table above may result in a change in the fair value measurements of the living benefits liability:

Higher mortality rates tend to decrease the value of the liability and lower mortality rates tend to increase the value of the liability.

Higher lapse rates tend to decrease the value of the liability and lower lapse rates tend to increase the value of the liability. Factors that impact the predicted lapse rate can include: age, policy duration, policy size, benefit in-the-moneyness, tax status (i.e. qualified or non-qualified), interest rate levels and applicable surrender charges. All else being equal, policies that are in-the-money will have lower lapse rates than policies that are out-of-the-money, and policies that have a surrender charge present will have lower lapse rates than policies without a surrender charge.

The assumed wait period and the efficiency of utilization determine the timing and amount of living benefits withdrawals. These assumptions vary by the product type, age of the policyholder and policy duration. Many products have a bonus feature which enhances the guarantee on every policy anniversary for the first ten years so long as withdrawals have not commenced. All else being equal, policies commencing withdrawals at a time around the year ten bonus will have higher liability values than policies commencing withdrawals 20 years after issue or policies commencing withdrawals only one year after issue. In addition, policies that are assumed to withdraw the maximum permitted amount will have a higher liability value than a policy that is assumed to withdraw less than the maximum allowed amount.

A higher discount rate tends to decrease the value of the liability and a lower discount rate tends to increase the value of the liability.

Higher index volatility tends to increase the value of the liability and lower index volatility tends to decrease the value of the liability.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

Equity Indexed Products

The following table summarizes significant unobservable inputs used for fair value measurements for indexed universal life equity indexed products classified as Level 3 as of December 31, 2014:

Unobservable Inputs	Range
Mortality	0% - 4%¹
Lapse	0% - 10%
Index volatility	15% - 25%

1	Represents the mortality for the majority of business, with policyholders ranging from 0 to 75.

The following changes in any of the significant unobservable inputs presented in the table above may result in a change in the fair value measurements of the equity indexed products:

Higher mortality rates tend to decrease the value of the liability and lower mortality rates tend to increase the value of the liability.

Higher lapse rates tend to decrease the value of the liability and lower lapse rates tend to increase the value of the liability. Factors that impact the predicted lapse rate can include: age, policy duration, policy size, and applicable surrender charges. All else being equal, policies with a surrender charge present will have lower lapse rates than policies without a surrender charge.

Higher index volatility tends to increase the value of the liability and lower index volatility tends to decrease the value of the liability.

Separate Accounts

The Company’s separate account assets include an investment in a mutual fund with a non-readily determinable fair value. Net asset value has been used to estimate the fair value of this investment as a practical expedient. The investments are included in Level 3 as they may not be redeemed until the guarantee period expires in 2016. The investment strategy of this fund is to build a portfolio where the assets shall be sufficient to achieve a target portfolio value by the end of the guarantee period. The net asset value of this fund reported in separate account assets was $1.7 billion as of December 31, 2014 and 2013.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The following table summarizes assets and liabilities held at fair value on a recurring basis as of December 31, 2013:

(in millions)	Level 1	Level 2	Level 3	Total
Assets
Investments:
Fixed maturity securities, available-for-sale:
U.S. government and agencies	$557	$1	$3	$561
Obligations of states, political subdivisions and foreign governments	63	1,900	—	1,963
Corporate public securities	1	18,705	79	18,785
Corporate private securities	—	3,791	803	4,594
Residential mortgage-backed securities	791	3,203	9	4,003
Commercial mortgage-backed securities	—	1,504	—	1,504
Other asset-backed securities	—	645	194	839

Total fixed maturity securities, available-for-sale, at fair value	$1,412	$29,749	$1,088	$32,249
Other investments at fair value[1]	64	357	45	466

Investments at fair value	$1,476	$30,106	$1,133	$32,715

Derivative instruments - assets	—	1,794	343	2,137
Separate account assets	80,647	1,339	2,083	84,069

Assets at fair value	$82,123	$33,239	$3,559	$118,921

Liabilities
Future policy benefits and claims:
Embedded derivatives on living benefits	$—	$—	$1,094	$1,094
Embedded derivatives on indexed products	—	—	(84)	(84)

Total future policy benefits and claims	$—	$—	$1,010	$1,010
Derivative instruments - liabilities	—	(2,178)	(5)	(2,183)

Liabilities at fair value	$—	$(2,178)	$1,005	$(1,173)

1	Other investments at fair value includes $31 million of trading securities as of December 31, 2013.

The following table presents the rollforward of Level 3 assets and liabilities held at fair value on a recurring basis during the year ended December 31, 2013:

(in millions)	Fixed maturity securities[2]	Other investments	Derivative assets[3]	Separate account assets	Total assets at fair value	Liabilities at fair value[3]
Balance as of December 31, 2012	$1,197	$62	$822	$2,025	$4,106	$(753)
Net gains (losses)
In operations[1]	(1)	(6)	(447)	58	(396)	1,758
In other comprehensive income	1	6	—	—	7	—
Purchases	115	5	129	—	249	—
Sales	(232)	(22)	(161)	—	(415)	—
Transfers into Level 3	142	—	—	—	142	—
Transfers out of Level 3	(134)	—	—	—	(134)	—

Balance as of December 31, 2013	$1,088	$45	$343	$2,083	$3,559	$1,005

1	Net gains and losses included in operations are reported in net realized investment gains and losses and interest credited to policyholder accounts. The net unrealized gains on separate account assets are attributable to contractholders and therefore are not included in the Company’s earnings. The change in unrealized gains (losses) included in operations on assets and liabilities still held as of the end of the year was $1.8 billion for future policy benefits and claims, $(297) million for derivative assets and $(6) million for other investments at fair value.
2	Non-binding broker quotes were utilized to determine a fair value of $924 million of total fixed maturity securities as of December 31, 2013.
3	Non-binding broker quotes were utilized to determine a fair value of all Level 3 derivative assets and liabilities.

Transfers into and out of Level 3 during the year ended December 31, 2013 are primarily due to certain corporate private securities and other asset-backed securities, which changed pricing sources between broker quotes and independent pricing services. There were no transfers between Levels 1 and 2 during the year ended December 31, 2013.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

Financial Instruments Not Carried at Fair Value

The following table summarizes the carrying value and fair value of the Company’s financial instruments not carried at fair value as of the dates indicated. The valuation techniques used to estimate these fair values are described below.

	December 31, 2014				December 31, 2013
(in millions)	Carrying value	Fair value	Level 2	Level 3	Carrying value	Fair value	Level 2	Level 3
Assets
Investments:
Mortgage loans, net of allowance	$7,270	$7,616	$—	$7,616	$6,341	$6,481	$—	$6,481
Policy loans	$992	$992	$—	$992	$987	$987	$—	$987
Other investments	$60	$60	$—	$60	$43	$43	$—	$43

Liabilities
Investment contracts	$23,470	$21,742	$—	$21,742	$21,874	$20,436	$—	$20,436
Short-term debt	$660	$660	$—	$660	$278	$278	$—	$278
Long-term debt	$709	$1,069	$1,060	$9	$707	$1,004	$997	$7

Mortgage loans, net of allowance. The fair values of mortgage loans are estimated using discounted cash flow analyses based on interest rates currently being offered for similar loans to borrowers with similar credit ratings.

Policy loans. The carrying amount reported in the consolidated balance sheets approximates fair value.

Other investments. Other investments not held at fair value consist of FHLB stock. The carrying amount reported in the consolidated balance sheets approximates fair value.

Investment contracts. For investment contracts without defined maturities, fair value is the amount payable on demand, net of surrender charges. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used in this analysis are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued. The fair value of adjustable rate contracts approximates their carrying value.

Short-term debt. The carrying amount reported in the consolidated balance sheets approximates fair value.

Long-term debt. The fair values for long-term debt are based on estimated market prices using observable inputs from similar debt instruments.

(9)	Goodwill

The following table summarizes changes in the carrying value of goodwill by segment for the years indicated:

(in millions)	Retirement Plans	Individual Products & Solutions - Life and NBSG	Total
Balance as of December 31, 2012[1]	$25	$175	$200
Adjustments	—	—	—

Balance as of December 31, 2013[1]	$25	$175	$200
Adjustments	—	—	—

Balance as of December 31, 2014[1]	$25	$175	$200

1	The goodwill balances have not been previously impaired.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

(10)	Closed Block

The amounts shown in the following tables for assets, liabilities, revenues and expenses of the closed block are those that enter into the determination of amounts that are to be paid to policyholders.

The following table summarizes financial information for the closed block, as of the dates indicated:

	December 31,
(in millions)	2014	2013
Liabilities:
Future policyholder benefits	$1,669	$1,703
Policyholder funds and accumulated dividends	139	141
Policyholder dividends payable	22	23
Policyholder dividend obligation	152	113
Other policy obligations and liabilities	33	29

Total liabilities	$2,015	$2,009

Assets:
Fixed maturity securities, available-for-sale	$1,336	$1,320
Mortgage loans, net of allowance	272	257
Policy loans	149	157
Other assets	86	93

Total assets	$1,843	$1,827

Excess of reported liabilities over assets	172	182

Portion of above representing other comprehensive income:
Increase (decrease) in unrealized gain on fixed maturity securities, available-for-sale	$35	$(92)
Adjustment to policyholder dividend obligation	(35)	92

Total	$—	$—

Maximum future earnings to be recognized from assets and liabilities	$172	$182

Other comprehensive income:
Fixed maturity securities, available-for-sale:
Fair value	$1,336	$1,320
Amortized cost	1,216	1,235
Shadow policyholder dividend obligation	(120)	(85)

Net unrealized appreciation	$—	$—

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The following table summarizes closed block operations for the years ended:

	December 31,
(in millions)	2014	2013	2012
Revenues:
Premiums	$61	$66	$73
Net investment income	93	94	98
Realized investment gains	1	—	1
Realized losses credited to policyholder benefit obligation	(5)	(4)	(5)

Total revenues	$150	$156	$167

Benefits and expenses:
Policy and contract benefits	$124	$123	$134
Change in future policyholder benefits and interest credited to policyholder accounts	(34)	(29)	(27)
Policyholder dividends	43	44	50
Change in policyholder dividend obligation	(1)	3	(8)
Other expenses	2	(2)	1

Total benefits and expenses	$134	$139	$150

Total revenues, net of benefits and expenses, before federal income tax expense	$16	$17	$17
Federal income tax expense	6	6	6

Revenues, net of benefits and expenses and federal income tax expense	$10	$11	$11

Maximum future earnings from assets and liabilities:
Beginning of period	$182	$193	$204
Change during period	(10)	(11)	(11)

End of period	$172	$182	$193

Cumulative closed block earnings from inception through December 31, 2014, 2013 and 2012 were higher than expected as determined in the actuarial calculation. Therefore, policyholder dividend obligations (excluding the adjustment for unrealized gains on available-for-sale securities) were $32 million, $28 million and $21 million as of December 31, 2014, 2013 and 2012, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

(11)	Short-Term Debt

The Company classifies debt as short-term if the maturity date at inception is less than one year.

The following table summarizes the carrying value of short-term debt and weighted average annual interest rates, as of the dates indicated:

	December 31,
(in millions)	2014	2013
$600 million commercial paper program (0.20% and 0.24%, respectively)	$264	$278
$400 million revolving variable rate line of credit (1.57% and 0.00%, respectively)	396	—

Total short-term debt	$660	$278

In November 2014, the Company entered into a $400 million unsecured revolving promissory note and line of credit agreement with its parent company, NFS. Outstanding principal balances of the line of credit bear interest at the rate of six-month London Interbank Offered Rate (“LIBOR”) plus 1.25%. Interest is due and payable as of the last day of each interest period, as defined in the agreement, while there are outstanding principal balances. Under the terms of the agreement, the Company may borrow, repay and re-borrow advances under the line of credit at any time prior to the termination of the note, which, among other conditions, is November 2015, subject to automatic renewal for additional one year periods unless either party terminates the agreement. In February 2015, the Company repaid $200 million of the outstanding balance.

In March 2014, the Company renewed an agreement to extend its ability to borrow with the FHLB. This extension, which expires on March 27, 2015, allows the Company access to borrow up to $250 million, which would be collateralized by pledged securities. The Company had $8.5 billion and $4.3 billion in eligible collateral and no amounts outstanding under the agreement as of December 31, 2014 and 2013, respectively. Additionally, as part of the agreement, NLIC purchased $25 million in capital stock with the FHLB.

NMIC, NFS, and NLIC have a $600 million revolving variable rate credit facility that matures on May 6, 2015. NLIC had no amounts outstanding under the facility as of December 31, 2014 and 2013.

The Company has entered into an agreement with its custodial bank to borrow against the cash collateral that is posted in connection with its securities lending program. The maximum amount available under the agreement is $350 million. The borrowing rate on this program is equal to one-month U.S. LIBOR. The Company had no amounts outstanding under this agreement as of December 31, 2014 and 2013.

The terms of each debt instrument contain various restrictive covenants, including, but not limited to, minimum statutory surplus and minimum net worth requirements, and maximum debt to statutory surplus leverage ratio requirements, as defined in the agreements. The Company was in compliance with all covenants as of December 31, 2014 and 2013.

The amount of interest paid on short-term debt was immaterial in 2014, 2013 and 2012.

(12)	Long-Term Debt

The following table summarizes the carrying value of long-term debt, as of the dates indicated:

	December 31,
(in millions)	2014	2013
8.15% surplus note, due June 26, 2032, payable to NFS	$300	$300
7.50% surplus note, due December 17, 2031, payable to NFS	300	300
6.75% surplus note, due December 23, 2033, payable to NFS	100	100
Other	9	7

Total long-term debt	$709	$707

On December 31, 2010, Olentangy Reinsurance, LLC (“Olentangy”), a special purpose financial captive insurance company subsidiary of NLAIC domiciled in the State of Vermont, issued a variable funding surplus note due on December 31, 2040 to Nationwide Corporation, a majority-owned subsidiary of NMIC. In June 2013, the Company paid the outstanding balance of the surplus note. The Company made interest payments on the surplus note totaling $5 million during 2013 prior to the repayment of the outstanding balance. Payments of interest and principal under the notes require the prior approval of the State of Vermont.

The Company made interest payments to NFS on surplus notes totaling $54 million for the years ended December 31, 2014, 2013 and 2012. Payments of interest and principal under the notes require the prior approval of the ODI.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

(13)	Federal Income Taxes

The following table summarizes the components of federal income tax (benefit) expense for the years ended:

	December 31,
(in millions)	2014	2013	2012
Current tax expense (benefit)	$5	$(33)	$(144)
Deferred tax (benefit) expense	(152)	346	243

Total tax (benefit) expense	$(147)	$313	$99

The following table summarizes how the total federal income tax (benefit) expense differs from the amount computed by applying the U.S. federal income tax rate to net (loss) income for the years ended:

	December 31,
	2014		2013		2012
(in millions)	Amount	%	Amount	%	Amount	%
Rate reconciliation:
Computed (expected tax (benefit) expense)	$(46)	35%	$469	35%	$245	35%
Dividends received deduction	(87)	66%	(112)	(8)%	(75)	(11)%
Tax credits	(53)	41%	(82)	(6)%	(85)	(12)%
Other, net	39	(30)%	38	2%	14	2%

Total	$(147)	112%	$313	23%	$99	14%

The Company’s current federal income tax liability was $18 million and $13 million as of December 31, 2014 and 2013, respectively.

The Company made immaterial payments for the year ended December 31, 2014 and received refunds of $107 million and $95 million for the years ended 2013 and 2012, respectively.

During 2014 and 2013, the Company recorded a tax expense (benefit) of $16 million and $(13) million, respectively. These changes in estimates were primarily driven by differences in the Company’s separate account dividends received deduction (“DRD”) between the previous year’s estimate and the amount reported on the previous year’s tax return. No material changes in estimated income tax expense were recorded in 2012.

As of December 31, 2014, the Company had gross federal net operating loss carryforwards of $332 million, which expire in 2028. In addition, the Company had $147 million in low-income-housing credit carryforwards, which expire between 2024 and 2034, and $155 million in alternative minimum tax credit carryforwards, which have an unlimited carryforward. In addition, the Company had $53 million in foreign tax credit carryforwards which expire between 2019 and 2024. The Company expects to fully utilize all carryforwards.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The following table summarizes the tax effects of temporary differences that gave rise to significant components of the net deferred tax liability included in other liabilities in the consolidated balance sheets, as of the dates indicated:

	December 31,
(in millions)	2014	2013
Deferred tax assets
Future policy benefits and claims	$1,274	$1,244
Tax credit carryforwards	355	352
Other	840	845

Gross deferred tax assets	$2,469	$2,441
Valuation allowance	(17)	(17)

Net deferred tax assets	$2,452	$2,424

Deferred tax liabilities
Deferred policy acquisition costs	$(1,113)	$(1,048)
Available-for-sale securities	(1,201)	(821)
Derivatives, including embedded derivatives	(267)	(600)
Other	(269)	(255)

Gross deferred tax liabilities	$(2,850)	$(2,724)

Net deferred tax liability	$(398)	$(300)

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion of the total gross deferred tax assets will not be realized. Valuation allowances are established when necessary to reduce the deferred tax assets to amounts expected to be realized. Based on the Company’s analysis, it is more likely than not that the results of future operations and the implementation of tax planning strategies will generate sufficient taxable income to enable the Company to realize the deferred tax assets for which the Company has not established valuation allowances.

The following table is a rollforward of the beginning and ending uncertain tax positions, including permanent and temporary differences, but excluding interest and penalties:

(in millions)	2014	2013	2012
Balance at beginning of period	$36	$36	$76
Additions for current year tax positions	3	2	(2)
Additions for prior years tax positions	—	—	25
Reductions for prior years tax positions	(1)	(2)	(63)

Balance at end of period	$38	$36	$36

The Company believes it is reasonably possible that the 2006 to 2010 IRS audit for the NLIC’s consolidated tax returns will be effectively settled within the next 12 months and as a result the liability for unrecognized tax benefits could decrease $15 million.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company is no longer subject to U.S. federal, state or local income tax examinations by tax authorities through the 2005 tax year. In 2013, the IRS commenced an examination of the Company’s U.S. income tax returns for the years 2009 through 2010. Any adjustments that may result from IRS examination of tax returns are not expected to have a material effect on the results of operations, cash flows or financial position of the Company.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

(14)	Statutory Financial Information

Statutory Results

The Company’s life insurance subsidiaries prepare their statutory financial statements in conformity with the statutory accounting practices prescribed and permitted by insurance regulatory authorities, subject to any deviations prescribed or permitted by the applicable state departments of insurance. Olentangy was granted a permitted practice from the State of Vermont that changed NLAIC’s valuation of this subsidiary by $66 million as of December 31, 2014 and 2013, which also allowed NLIC to admit additional deferred tax assets of $10 million as of December 31, 2014 and 2013. Statutory accounting practices focus on insurer solvency and differ materially from GAAP primarily due to charging policy acquisition and other costs to expense as incurred, establishing future policy benefits and claims reserves based on different actuarial assumptions, excluding certain assets from statutory admitted assets and valuing investments and establishing deferred taxes on a different basis.

The following table summarizes the statutory net income (loss) and statutory capital and surplus for the Company’s primary life insurance subsidiaries for the years ended:

	December 31,
(in millions)	2014	2013	2012
Statutory net income (loss)
NLIC	$341	$262	$764
NLAIC	$(122)	$(103)	$(54)

Statutory capital and surplus
NLIC	$4,408	$3,550	$3,837
NLAIC	$691	$534	$311

Dividend Restrictions

The payment of dividends by NLIC is subject to restrictions set forth in the insurance laws and regulations of the State of Ohio, its domiciliary state. The State of Ohio insurance laws require Ohio-domiciled life insurance companies to seek prior regulatory approval to pay a dividend or distribute cash or other property if the fair market value thereof, together with that of other dividends or distributions made in the preceding twelve months, exceeds the greater of (1) 10% of statutory-basis policyholders’ surplus as of the prior December 31 or (2) the statutory-basis net income of the insurer for the prior year. During the years ended December 31, 2014 and 2013, NLIC did not pay any dividends to NFS. During the year ended December 31, 2012, NLIC paid a cash dividend of $40 million to NFS. As of January 1, 2015, NLIC has the ability to pay dividends to NFS totaling $441 million without obtaining prior approval.

The State of Ohio insurance laws also require insurers to seek prior regulatory approval for any dividend paid from other than earned surplus. Earned capital and surplus is defined under the State of Ohio insurance laws as the amount equal to the Company’s unassigned funds as set forth in its most recent statutory financial statements, including net unrealized capital gains and losses or revaluation of assets. Additionally, following any dividend, an insurer’s policyholder capital and surplus must be reasonable in relation to the insurer’s outstanding liabilities and adequate for its financial needs. The payment of dividends by the Company may also be subject to restrictions set forth in the insurance laws of the State of New York that limit the amount of statutory profits on the Company’s participating policies (measured before dividends to policyholders) available for the benefit of the Company and its stockholders.

The Company currently does not expect such regulatory requirements to impair the ability to pay operating expenses and dividends in the future.

Regulatory Risk-Based Capital

The National Association of Insurance Commissioners’ (“NAIC”) Risk-Based Capital (“RBC”) model law requires every insurer to calculate its total adjusted capital and RBC requirement to ensure insurer solvency. Regulatory guidelines provide for an insurance commissioner to intervene if the insurer experiences financial difficulty, as evidenced by a company’s total adjusted capital falling below established relationships to required RBC. The model includes components for asset risk, liability risk, interest rate exposure and other factors. The State of Ohio, where NLIC and NLAIC are domiciled, imposes minimum RBC requirements that are developed by the NAIC. The formulas in the model for determining the amount of RBC specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of total adjusted capital to authorized control level RBC, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, all of which require specified corrective action. NLIC, NLAIC and Olentangy each exceeded the minimum RBC requirements for all periods presented.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

(15)	Related Party Transactions

The Company has entered into significant, recurring transactions and agreements with NMIC, other affiliates and subsidiaries as a part of its ongoing operations. These include annuity and life insurance contracts, employee benefit plans, office space cost sharing arrangements, and agreements related to reinsurance, cost sharing, administrative services, marketing, intercompany loans, intercompany repurchases, cash management services and software licensing. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, the number of full-time employees, commission expense and other methods agreed to by the participating companies.

In addition, Nationwide Services Company, LLC (“NSC”), a subsidiary of NMIC, provides data processing, systems development, hardware and software support, telephone, mail and other services to the Company, based on specified rates for units of service consumed. For the years ended December 31, 2014, 2013 and 2012, the Company made payments to NMIC and NSC totaling $275 million, $277 million and $283 million, respectively.

The Company has issued group annuity and life insurance contracts and performs administrative services for various employee benefit plans sponsored by NMIC or its affiliates. Total account values of these contracts were $3.3 billion as of December 31, 2014 and 2013. Total revenues from these contracts were $131 million, $137 million and $140 million for the years ended December 31, 2014, 2013 and 2012, respectively, and include policy charges, net investment income from investments backing the contracts and administrative fees. Total interest credited to the account balances was $109 million for the years ended December 31, 2014 and 2013, and $113 million for the year ended December 31, 2012. The terms of these contracts are materially consistent with what the Company offers to unaffiliated parties.

The Company has a cost sharing arrangement with NMIC to occupy office space. The Company made payments to NMIC of $16 million for the years ended December 31, 2014 and 2013, and $15 million for the year ended December 31, 2012. In addition, an affiliate of NMIC has a cost sharing arrangement with the Company to occupy office space.

NLIC has a reinsurance agreement with NMIC whereby all of NLIC’s accident and health business not ceded to unaffiliated reinsurers is ceded to NMIC on a modified coinsurance basis. Either party may terminate the agreement on January 1 of any year with prior notice. Under a modified coinsurance agreement, the ceding company retains invested assets, and investment earnings are paid to the reinsurer. Under the terms of NLIC’s agreements, the investment risk associated with changes in interest rates is borne by the reinsurer. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. The Company believes that the terms of the modified coinsurance agreements are consistent in all material respects with what the Company could have obtained with unaffiliated parties. Revenues ceded to NMIC for the years ended December 31, 2014, 2013 and 2012 were $208 million, $179 million and $161 million, respectively, while benefits, claims and expenses ceded during these years were $217 million, $178 million and $167 million, respectively.

Funds of Nationwide Funds Group (“NFG”), an affiliate, are offered to the Company’s customers as investment options in certain of the Company’s products. As of December 31, 2014 and 2013, customer allocations to NFG funds totaled $58.1 billion and $53.2 billion, respectively. For the years ended December 31, 2014, 2013 and 2012, NFG paid the Company $185 million, $163 million and $144 million, respectively, for the distribution and servicing of these funds.

Amounts on deposit with NCMC for the benefit of the Company were $636 million and $228 million as of December 31, 2014 and 2013, respectively.

Refer to Note 12 for discussion of variable funding surplus note between Olentangy Reinsurance, LLC and Nationwide Corporation.

Nationwide Bank has a line of credit agreement with NLIC that allows the Bank access to borrow up to $50 million from NLIC. The borrowing rate on the line of credit is equal to the daily Prime Rate. The Bank had no amounts outstanding under this agreement as of December 31, 2014 and 2013.

Certain annuity products are sold through affiliated companies, which are also subsidiaries of NFS. Total commissions and fees paid to these affiliates were $57 million for the year ended December 31, 2014, and $54 million for the years ended December 31, 2013 and 2012.

The Company provides financing to Nationwide Realty Investors, LTD, a subsidiary of NMIC. As of December 31, 2014 and 2013, the Company had notes receivable outstanding of $142 million and $146 million, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

(16)	Contingencies

Legal and Regulatory Matters

The Company is subject to legal and regulatory proceedings in the ordinary course of its business. The Company’s legal and regulatory matters include proceedings specific to the Company and other proceedings generally applicable to business practices in the industries in which the Company operates. These matters are subject to many uncertainties, and given their complexity and scope, their outcomes cannot be predicted. Regulatory proceedings could also affect the outcome of one or more of the Company’s litigation matters. Furthermore, it is often not possible to determine the ultimate outcomes of the pending regulatory investigations and legal proceedings or to provide reasonable ranges of potential losses with any degree of certainty. Some matters, including certain of those referred to below, are in very preliminary stages, and the Company does not have sufficient information to make an assessment of the plaintiffs’ claims for liability or damages. In some of the cases seeking to be certified as class actions, the court has not yet decided whether a class will be certified or (in the event of certification) the size of the class and class period. In many of the cases, the plaintiffs are seeking undefined amounts of damages or other relief, including punitive damages and equitable remedies, which are difficult to quantify and cannot be defined based on the information currently available. The Company believes, however, that based on currently known information, the ultimate outcome of all pending legal and regulatory matters is not likely to have a material adverse effect on the Company’s consolidated financial position. Nonetheless, given the large or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that such outcomes could materially affect the Company’s consolidated financial position or results of operations in a particular quarter or annual period.

The various businesses conducted by the Company are subject to oversight by numerous federal and state regulatory entities, including but not limited to the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Department of Labor, the IRS and state insurance authorities. Such regulatory entities may, in the normal course, be engaged in general or targeted inquiries, examinations and investigations of the Company and/or its affiliates. The financial services industry has been the subject of increasing scrutiny in connection with a broad spectrum of regulatory issues; with respect to all such scrutiny directed at the Company and/or its affiliates, the Company is cooperating with regulators. The Company will cooperate with NMIC insofar as any inquiry, examination or investigation encompasses NMIC’s operations.

On August 15, 2001, NFS and NLIC were named in a lawsuit filed in the United States District Court for the District of Connecticut entitled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. On November 18, 2009, the plaintiffs filed a sixth amended complaint amending the list of named plaintiffs and claiming to represent a class of qualified retirement plan trustees under the Employee Retirement Income Security Act of 1974 (“ERISA”) that purchased variable annuities from NLIC. The plaintiffs allege that they invested ERISA plan assets in their variable annuity contracts and that NLIC and NFS breached ERISA fiduciary duties by allegedly accepting service payments from certain mutual funds. The complaint seeks damages in an amount equivalent to some or all of the payments allegedly received by NFS and NLIC, other unspecified relief for restitution, declaratory and injunctive relief and attorneys’ fees. On November 6, 2009, the Court granted the plaintiffs’ motion for class certification. On October 21, 2010, the District Court dismissed NFS from the lawsuit. On February 6, 2012, the Second Circuit Court of Appeals vacated the November 6, 2009 order granting class certification and remanded the case back to the District Court for further consideration. On September 6, 2013, the District Court granted the plaintiffs’ motion for class certification. On December 11, 2014, the plaintiffs filed a seventh amended complaint adding another sub class of defendants that held trust platform products. On December 11, 2014, the plaintiffs filed a motion for preliminary approval of settlement. On January 5, 2015, the Court signed the Order Preliminarily Approving Settlement and Approving Form and Manner of Notice. A Fairness Hearing has been set for March 31, 2015. NLIC has made adequate provision for all probable and reasonably estimable losses associated with this settlement.

Lehman Brothers Holdings, Inc. (Debtors) and Giddens, James v NLIC and NMIC, et al. In 2012, the Plaintiff, Debtor in Possession Lehman Brothers Special Financing, Inc., filed a class action in the United States Bankruptcy Court for the Southern District of New York seeking the recovery of certain assets from approximately 200 defendants, including NLIC and NMIC (the “Distributed Action”). The claims against NLIC and NMIC arise from the bankruptcy filings in 2008 of the Plaintiff and its parent company, Lehman Brothers Holding, Inc., which triggered the early termination of two collateralized debt obligation transactions, resulting in payments to NLIC and NMIC. The Plaintiff seeks to have certain sums returned to the bankruptcy estate in addition to prejudgment interest and costs. In 2013, Plaintiff sent correspondence to all defendants inviting settlement discussions and served NMIC and NLIC with a “SPV Derivatives ADR Notice,” formally starting the Alternative Dispute Resolution process. NMIC and NLIC responded, taking part in the ADR process, including a mediation. On July 17, 2014, the parties reached a settlement of this matter. On December 8, 2014, the settlement agreements were finalized and executed. Nationwide has issued the settlement payment, was dismissed from the case with prejudice on December 31, 2014, and this matter will shortly be closed.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

Indemnifications

In the normal course of business, the Company provides standard indemnifications to contractual counterparties. The types of indemnifications typically provided include breaches of representations and warranties, taxes and certain other liabilities, such as third party lawsuits. The indemnification clauses are often standard contractual terms and are entered into in the normal course of business based on an assessment that the risk of loss would be remote. The terms of the indemnifications vary in duration and nature. In many cases, the maximum obligation is not explicitly stated, and the contingencies triggering the obligation to indemnify have not occurred and are not expected to occur. Consequently, the amount of the obligation under such indemnifications is not determinable. Historically, the Company has not made any material payments pursuant to these obligations.

Tax Matters

The Company’s federal income tax returns are routinely audited by the IRS. The Company has established tax reserves as described in Note 2. The Company believes its tax reserves reasonably provide for potential assessments that may result from IRS examinations and other tax-related matters for all open tax years.

(17)	Reinsurance

The following table summarizes the effects of reinsurance on life, accident and health insurance in force and premiums for the years ended:

	December 31,
(in millions)	2014	2013	2012
Premiums
Direct	$1,178	$1,015	$890
Assumed from other companies	—	—	—
Ceded to other companies	(347)	(291)	(255)

Net	$831	$724	$635

Life, accident and health insurance in force
Direct	$241,936	$228,095	$216,002
Assumed from other companies	5	6	5
Ceded to other companies	(59,588)	(58,310)	(59,895)

Net	$182,353	$169,791	$156,112

Amounts recoverable under reinsurance contracts totaled $704 million, $675 million and $684 million as of December 31, 2014, 2013 and 2012, respectively, and are included in other assets in the consolidated balance sheets.

(18)	Segment Information

Management views the Company’s business primarily based on its underlying products and uses this basis to define its four reportable segments: Individual Products and Solutions-Annuity (formerly named Individual Investments), Retirement Plans, Individual Products and Solutions-Life and NBSG (formerly named Individual Protection) and Corporate and Other.

The primary segment profitability measure that management uses is a non-GAAP financial measure called pre-tax operating earnings (loss), which is calculated by adjusting income before federal income taxes to exclude: (1) net realized investment gains and losses, except for operating items (trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to hedges on GMDB contracts); (2) the adjustment to amortization of DAC and other related expenses related to net realized investment gains and losses; and (3) net losses attributable to noncontrolling interest.

Due to a change in the manner in which we view our reportable segments, certain prior period amounts have been restated.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

Individual Products and Solutions-Annuity

The Individual Products & Solutions - Annuity segment consists of individual annuity products marketed under the Nationwide DestinationSM and other Nationwide-specific or private label brands. Deferred annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life. In addition, deferred variable annuity contracts provide the customer with access to a wide range of investment options and asset protection features, while deferred fixed annuity contracts generate a return for the customer at a specified interest rate fixed for prescribed periods. Immediate annuities differ from deferred annuities in that the initial premium is exchanged for a stream of income for a certain period and/or for the owner’s lifetime without future access to the original investment. The majority of assets and recent sales for the Individual Products & Solutions - Annuity segment consist of deferred variable annuities.

Retirement Plans

The Retirement Plans segment is comprised of the private and public sector retirement plans businesses. The private sector business primarily includes Internal Revenue Code (“IRC”) Section 401 qualified plans funded through fixed and variable group annuity contracts issued through NLIC. The public sector business primarily includes IRC Section 457 (b) and Section 401(a) governmental plans, both in the form of full-service arrangements that provide plan administration along with fixed and variable group annuities, as well as administration-only business. Across the public and private sector business Nationwide Investment Advisors managed account services are also available. The Retirement Plans segment also includes stable value wrap products and solutions.

Individual Products and Solutions-Life and NBSG

The Individual Products & Solutions - Life and NBSG segment consists of life insurance products, including individual variable universal life, COLI and BOLI products, traditional life insurance products, fixed universal life insurance products and indexed universal life insurance products. Life insurance products provide a death benefit and, for certain products, allow the customer to build cash value on a tax-advantaged basis.

Corporate and Other

The Corporate and Other segment includes non-operating realized gains and losses and related amortization, including mark-to-market adjustments on embedded derivatives, net of economic hedges, related to products with living benefits included in the Individual Products & Solutions - Annuity segment, other-than-temporary impairment losses, and other revenues and expenses not allocated to other segments. Additionally, this segment includes the funding agreements with the FHLB, as well as the medium-term note (“MTN”) program that concluded in the fourth quarter of 2012.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

The following tables summarize the Company’s business segment operating results for the years ended:

(in millions)	Individual Products and Solutions- Annuity	Retirement Plans	Individual Products and Solutions- Life and NBSG	Corporate and Other	Total
December 31, 2014
Revenues:
Policy charges	$1,175	$107	$783	$—	$2,065
Premiums	518	—	284	29	831
Net investment income	546	750	565	39	1,900
Non-operating net realized investment losses, including other-than-temporary impairment losses[1]	—	—	—	(1,051)	(1,051)
Other revenues[2]	(38)	—	12	10	(16)

Total revenues	$2,201	$857	$1,644	$(973)	$3,729
Benefits and expenses:
Interest credited to policyholder accounts	$370	$482	$231	$13	$1,096
Benefits and claims	828	—	644	30	1,502
Amortization of DAC	120	(28)	122	(7)	207
Other expenses, net of deferrals	300	153	348	254	1,055

Total benefits and expenses	$1,618	$607	$1,345	$290	$3,860

Income before federal income taxes and noncontrolling interests	$583	$250	$299	$(1,263)	$(131)

Less: non-operating net realized investment losses, including other-than-temporary impairment losses[1]	—	—	—	1,051
Less: adjustment to amortization of DAC and other related expenses related to net realized investment gains and losses	—	—	—	(11)
Less: net loss attributable to noncontrolling interest	—	—	—	94

Pre-tax operating earnings (loss)	$583	$250	$299	$(129)

Assets as of year end	$72,429	$30,744	$29,322	$11,029	$143,524

1	Excluding operating items (trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to hedges on GMDB contracts).
2	Includes operating items discussed above.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

(in millions)	Individual Products and Solutions- Annuity	Retirement Plans	Individual Products and Solutions- Life and NBSG	Corporate and Other	Total
December 31, 2013
Revenues:
Policy charges	$1,021	$101	$727	$—	$1,849
Premiums	416	—	282	26	724
Net investment income	546	743	544	16	1,849
Non-operating net realized investment gains, including other-than-temporary impairment losses[1]	—	—	—	783	783
Other revenues[2]	(109)	—	6	15	(88)

Total revenues	$1,874	$844	$1,559	$840	$5,117
Benefits and expenses:
Interest credited to policyholder accounts	$377	$473	$213	$4	$1,067
Benefits and claims	694	—	636	24	1,354
Amortization of DAC	185	(2)	125	66	374
Other expenses, net of deferrals	295	151	347	188	981

Total benefits and expenses	$1,551	$622	$1,321	$282	$3,776

Income before federal income taxes and noncontrolling interests	$323	$222	$238	$558	$1,341
Less: non-operating net realized investment gains, including other-than-temporary impairment losses[1]	—	—	—	(783)
Less: adjustment to amortization of DAC and other related expenses related to net realized investment gains and losses	—	—	—	70
Less: net loss attributable to noncontrolling interest	—	—	—	82

Pre-tax operating earnings (loss)	$323	$222	$238	$(73)

Assets as of year end	$68,805	$29,904	$27,183	$7,553	$133,445

1	Excluding operating items (trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to hedges on GMDB contracts).
2	Includes operating items discussed above.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2014, 2013 and 2012 Consolidated Financial Statements

(in millions)	Individual Products and Solutions- Annuity	Retirement Plans	Individual Products and Solutions- Life and NBSG	Corporate and Other	Total
December 31, 2012
Revenues:
Policy charges	$899	$94	$677	$—	$1,670
Premiums	334	—	274	27	635
Net investment income	551	736	534	4	1,825
Non-operating net realized investment gains, including of other-than-temporary impairment losses[1]	—	—	—	427	427
Other revenues[2]	(124)	—	—	23	(101)

Total revenues	$1,660	$830	$1,485	$481	$4,456
Benefits and expenses:
Interest credited to policyholder accounts	$375	$457	$199	$7	$1,038
Benefits and claims	613	—	588	26	1,227
Amortization of DAC	185	14	150	226	575
Other expenses, net of deferrals	266	164	307	180	917

Total benefits and expenses	$1,439	$635	$1,244	$439	$3,757

Income before federal income taxes and noncontrolling interests	$221	$195	$241	$42	$699
Less: non-operating net realized investment gains, including other-than-temporary impairment losses[1]	—	—	—	(427)
Less: adjustment to amortization of DAC and other related expenses related to net realized investment gains and losses	—	—	—	243
Less: net loss attributable to noncontrolling interest	—	—	—	61

Pre-tax operating earnings (loss)	$221	$195	$241	$(81)

Assets as of year end	$58,707	$27,842	$25,301	$8,320	$120,170

1	Excluding operating items (trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to hedges on GMDB contracts).
2	Includes operating items discussed above.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule I        Consolidated Summary of Investments – Other Than Investments in Related Parties

As of December 31, 2014 (in millions)

Column A	Column B	Column C	Column D
Type of investment	Cost	Fair value	Amount at which shown in the consolidated balance sheet
Fixed maturity securities, available-for-sale:
Bonds:
U.S. government and agencies	$448	$527	$527
Obligations of states, political subdivisions and foreign governments	1,966	2,285	2,285
Public utilities	2,969	3,228	3,228
All other corporate, mortgage-backed and asset-backed securities	27,815	29,378	29,378

Total fixed maturity securities, available-for-sale	$33,198	$35,418	$35,418
Equity securities, available-for-sale:
Common stocks:
Industrial, miscellaneous and all other	$6	$16	$16
Nonredeemable preferred stocks	—	5	5

Total equity securities, available-for-sale	$6	$21	$21
Trading assets	20	21	21
Mortgage loans, net of allowance	7,296		7,270	[1]
Policy loans	992		992
Other investments	780		780
Short-term investments	935		935

Total investments	$43,227		$45,437

1	Difference from Column B primarily is attributable to valuation allowances due to impairments on mortgage loans (see Note 6 to the audited consolidated financial statements).

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule III        Supplementary Insurance Information

As of December 31, 2014, 2013 and 2012 and for each of the years then ended (in millions)

Column A	Column B	Column C	Column D	Column E	Column F
Year: Segment	Deferred policy acquisition costs	Future policy benefits, losses, claims and loss expenses	Unearned premiums[1]	Other policy claims and benefits payable[1]	Premium revenue
2014
IPS - Annuity	$2,495	$12,619			$518
Retirement Plans	216	14,905			—
IPS - Life and NBSG	1,717	10,763			284
Corporate and Other	(365)	2,443			29

Total	$4,063	$40,730			$831

2013
IPS - Annuity	$2,214	$10,985			$416
Retirement Plans	179	14,313			—
IPS - Life and NBSG	1,557	10,068			282
Corporate and Other	(172)	1,399			26

Total	$3,778	$36,765			$724

2012
IPS - Annuity	$2,110	$12,214			$334
Retirement Plans	168	13,628			—
IPS - Life and NBSG	1,442	9,564			301
Corporate and Other	(471)	748			—

Total	$3,249	$36,154			$635

Column A	Column G	Column H	Column I	Column J	Column K
Year: Segment	Net investment income[2]	Benefits, claims, losses and settlement expenses	Amortization of deferred policy acquisition costs	Other operating expenses[2]	Premiums written
2014
IPS - Annuity	$546	$1,198	$120	$300
Retirement Plans	750	482	(28)	153
IPS - Life and NBSG	565	875	122	348
Corporate and Other	39	43	(7)	254

Total	$1,900	$2,598	$207	$1,055

2013
IPS - Annuity	$546	$1,071	$185	$295
Retirement Plans	743	473	(2)	151
IPS - Life and NBSG	544	849	125	347
Corporate and Other	16	28	66	188

Total	$1,849	$2,421	$374	$981

2012
IPS - Annuity	$551	$988	$185	$266
Retirement Plans	736	457	14	164
IPS - Life and NBSG	536	787	150	307
Corporate and Other	2	33	226	180

Total	$1,825	$2,265	$575	$917

1	Unearned premiums and other policy claims and benefits payable are included in Column C amounts.
2	Allocations of net investment income and certain operating expenses are based on numerous assumptions and estimates, and reported segment operating results would change if different methods were applied.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule IV        Reinsurance

As of December 31, 2014, 2013 and 2012 and for each of the years then ended (in millions)

Column A	Column B	Column C	Column D	Column E	Column F
	Gross amount	Ceded to other companies	Assumed from other companies	Net amount	Percentage of amount assumed to net
2014
Life, accident and health insurance in force	$241,936	$(59,588)	$5	$182,353	—
Premiums:
Life insurance[1]	$888	$(57)	$—	$831	—
Accident and health insurance	290	(290)	—	—	—

Total	$1,178	$(347)	$—	$831	—

2013
Life, accident and health insurance in force	$228,095	$(58,310)	$6	$169,791	—
Premiums:
Life insurance[1]	$783	$(59)	$—	$724	—
Accident and health insurance	232	(232)	—	—	—

Total	$1,015	$(291)	$—	$724	—

2012
Life, accident and health insurance in force	$216,002	$(59,895)	$5	$156,112	—
Premiums:
Life insurance[1]	$701	$(66)	$—	$635	—
Accident and health insurance	189	(189)	—	—	—

Total	$890	$(255)	$—	$635	—

1	Primarily represents premiums from traditional life insurance and life-contingent immediate annuities and excludes deposits on investment and universal life insurance products.

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule V        Valuation and Qualifying Accounts

Years ended December 31, 2014, 2013 and 2012 (in millions)

Column A	Column B	Column C		Column D	Column E
Description	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts	Deductions[1]	Balance at end of period
2014
Valuation allowances - mortgage loans	$35	$(8)	$—	$1	$26

2013
Valuation allowances - mortgage loans	$44	$(4)	$—	$5	$35

2012
Valuation allowances - mortgage loans	$60	$1	$—	$17	$44

1	Amounts generally represent payoffs, sales and recoveries.

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.